EXHIBIT 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

December 15, 2011

among

TUBE CITY IMS CORPORATION,

and the Subsidiaries of Tube City IMS Corporation

from time to time party hereto,

as Borrowers,

METAL SERVICES HOLDCO, LLC,

as a U.S. Loan Guarantor,

The Lenders Party Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH,

as Canadian Administrative Agent,

J.P. MORGAN EUROPE LIMITED,

as European Administrative Agent and

as European Collateral Agent,

WELLS FARGO CAPITAL FINANCE, LLC,

as Syndication Agent,

BANK OF AMERICA, N.A.,

as Documentation Agent

J.P. MORGAN SECURITIES LLC,

WELLS FARGO CAPITAL FINANCE, LLC

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Joint Lead Arrangers and Joint Bookrunners

-ii-

-iii-

-iv-

SCHEDULES:
Revolving Commitment Schedule
Schedule I	—	Borrowers and U.S. Loan Guarantors Signatory
Schedule 1.01(a)	—	Mandatory Cost Formula
Schedule 3.06	—	Disclosed Matters (Litigation)
Schedule 3.07	—	Disclosed Matters (Environmental)
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.05	—	Asset Sales
Schedule 6.09	—	Transaction with Affiliates
Schedule 6.10	—	Existing Restrictions
Schedule 8.01	—	European Collateral Agent Security Trust Provisions

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Discount Note
Exhibit C	—	Form of Borrowing Base Certificate
Exhibit D	—	Form of Compliance Certificate
Exhibit E-1	—	Form of Guarantor Joinder Agreement
Exhibit E-2	—	Form of Borrower Joinder Agreement
Exhibit F	—	Form of U.S. Tax Compliance Certificate
Exhibit G	—	Form of Borrowing Request
Exhibit H	—	Form of Solvency Certificate
Exhibit I	—	Subordination Terms

-v-

CREDIT AGREEMENT dated as of December 14, 2011 (as it may be amended or modified from time to time, this “Agreement”), among TUBE CITY IMS CORPORATION, a Delaware corporation, each other U.S. Borrower from time to time party hereto, METAL SERVICES HOLDCO, LLC, as a U.S. Loan Guarantor, each other Loan Guarantor from time to time party hereto, each Canadian Borrower from time to time party hereto, each French Borrower from time to time party hereto, each U.K. Borrower from time to time party hereto, the Lenders party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Canadian Administrative Agent, and J.P. MORGAN EUROPE LIMITED, as European Administrative Agent and European Collateral Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Acceptance Fee” has the meaning assigned to such term in Section 2.21(m).

“Account” has the meaning assigned to such term in the U.S. Security Agreement or such other Security Agreement as the context may require.

“Account Debtor” means any Person obligated on an Account.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) with respect to any Borrowing denominated in Dollars, (i) the LIBO Rate for such Interest Period multiplied (if applicable) by (ii) the Statutory Reserve Rate or (b) with respect to any Borrowing under the U.K. Facility or French Facility, (i) the LIBO Rate for such Interest Period plus (ii) the Mandatory Cost.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder, and its successors and assigns in such capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means, individually and collectively as the context may require, the Administrative Agent, Canadian Administrative Agent, European Administrative Agent, European Collateral Agent, the Joint Lead Arrangers, the Joint Bookrunners, the Syndication Agent and the Documentation Agent.

“Aggregate Borrowing Base” means (i) the U.S. Borrowing Base plus (ii) the lesser of (x) the aggregate Canadian Commitment and (y) the Canadian Borrowing Base plus (iii) the lesser of (x) the aggregate French Commitment and (y) the French Borrowing Bases of each French Borrower plus (iv) the lesser of (x) the aggregate U.K. Commitment and (y) the U.K. Borrowing Base.

“Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Lenders.

“Agreement” has the meaning assigned to such term in the preamble.

“AK Steel” means AK Steel Corp., a Delaware corporation, and each of its Affiliates.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Adjusted LIBO Rate for deposits in Dollars for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the one-month rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Alternate Rate” means, for any day and for any currency, the sum of (a) a rate per annum selected by the Administrative Agent, in its reasonable discretion based on market conditions in consultation with the Borrower Representative (or the applicable Borrower), reflecting the cost to the Lenders of obtaining funds, plus (b) the Applicable Rate for Eurodollar Loans, plus (c) the Mandatory Cost (without duplication). When used in reference to any Loan or Borrowing, “Alternate Rate” refers to whether such Loan, or the Loans comprising such Borrowing are bearing interest at a rate determined by reference to the Alternate Rate.

“AML Legislation” has the meaning assigned to such term in Section 9.19.

“Applicable Administrative Agent” means (i) with respect to matters relating to the Canadian Facility, Canadian Loans and Canadian Letters of Credit, the Canadian Administrative Agent, (ii) with respect to matters relating to the U.K. Facility, U.K. Loans, U.K. Letters of Credit, the French Facility, French Loans and French Letters of Credit, the European Administrative Agent, (iii) with respect to matters relating to Collateral of the U.K. Loan Parties and French Loan Parties, the European Collateral Agent and (iv) with respect to all other matters, the Administrative Agent.

“Applicable Commitment Fee Rate” means a rate per annum equal to (i) if the average daily amount by which the Revolving Commitment exceeded the Revolving Exposure of all Lenders for the Company’s most recently ended fiscal quarter (or in the case of the fiscal quarter ending December 31, 2011, the period from the Effective Date until the end of such fiscal quarter) was greater than $100,000,000 during the period in respect of which the payment is being made, 0.375%, and (ii) otherwise, 0.250%, in each case; provided that until the first Business Day following the fiscal quarter ended December 31, 2011, the Applicable Commitment Fee Rate shall be 0.375% per annum.

“Applicable Guaranteed Obligations” means (i) with respect to the U.S. Loan Guarantors, the U.S. Guaranteed Obligations and (ii) with respect to the International Loan Guarantors, the International Guaranteed Obligations.

“Applicable Percentage” means, for any Revolving Lender:

(a) with respect to payments, computations and other matters relating to the U.S. Commitment or U.S. Revolving Loans, U.S. LC Exposure or U.S. Swingline Loans, a percentage equal to a fraction, the numerator of which is (i) the U.S. Commitment of such Revolving Lender and the denominator of which is (ii) the aggregate U.S. Commitment of all the U.S. Revolving Lenders (or, if the aggregate U.S. Commitment has terminated or expired, the Applicable Percentage shall be determined based upon such Revolving Lender’s share of the aggregate U.S. Revolving Exposure);

(b) with respect to payments, computations and other matters relating to the Canadian Commitment or Canadian Revolving Loans, Canadian LC Exposure or Canadian Swingline Loans, a percentage equal to a fraction, the numerator of which is (i) the Canadian Commitment of such Revolving Lender and the denominator of which is (ii) the aggregate Canadian Commitment of all the Canadian Revolving Lenders (or, if the aggregate Canadian Commitment has terminated or expired, the Applicable Percentage shall be determined based upon such Revolving Lender’s share of the aggregate Canadian Revolving Exposure);

(c) with respect to payments, computations and other matters relating to the French Commitment or French Revolving Loans, French LC Exposure or French Swingline Loans, a percentage equal to a fraction, the numerator of which is (i) the French Commitment of such Revolving Lender and the denominator of which is (ii) the aggregate French Commitment of all the French Revolving Lenders (or, if the aggregate French Commitment has terminated or expired, the Applicable Percentage shall be determined based upon such Revolving Lender’s share of the aggregate French Revolving Exposure);

(d) with respect to payments, computations and other matters relating to the U.K. Commitment or U.K. Revolving Loans, U.K. LC Exposure or U.K. Swingline Loans, a percentage equal to a fraction, the numerator of which is (i) the U.K. Commitment of such Revolving Lender and the denominator of which is (ii) the aggregate U.K. Commitment of all the U.K. Revolving Lenders (or, if the aggregate U.K. Commitment has terminated or expired, the Applicable Percentage shall be determined based upon such Revolving Lender’s share of the aggregate U.K. Revolving Exposure); and

(e) with respect to payments, computations and other matters relating to the Revolving Commitment generally, a percentage equal to a fraction, the numerator of which is (i) the aggregate Revolving Commitment of such Revolving Lender and the denominator of which is (ii) the aggregate Revolving Commitment of all the Revolving Lenders (or, if the aggregate Revolving Commitment has terminated or expired, the Applicable Percentage shall be determined based upon such Revolving Lender’s share of the aggregate Revolving Exposure);

provided that when a Defaulting Lender shall exist or any French Revolving Lender ceases to be a French Qualifying Lender, any such Defaulting Lender’s Revolving Commitment or French Revolving Lender’s French Commitment, as applicable, shall be disregarded in any of such calculations to the extent that disregarding the applicable Revolving Commitments would not cause the Credit Exposure of any Lender under any Facility to exceed the amount of such Lender’s Revolving Commitment under such Facility.

“Applicable Rate” means, for any day, with respect to any ABR Loan, Canadian Prime Rate Loan, Eurodollar Loan, BA Drawing, Protective Advance or Swingline Loan, as the case may be, the applicable rate per annum set forth below based upon the daily average Availability during the most recently completed fiscal quarter of the Company (the “Average Availability”):

Category	Average Availability	ABR Loans and Canadian Prime Rate Loans	Eurodollar Loans, BA Drawings and Overnight LIBO Loans
1	<$50,000,000	1.25%	2.25%
2	≥ $50,000,000 but <$100,000,000	1.00%	2.00%
3	≥ $100,000,000 but <$200,000,000	0.75%	1.75%
4	>$200,000,000	0.50%	1.50%

For purposes of the foregoing, the Applicable Rate shall be determined as of the end of each fiscal quarter of the Company based upon the Borrowing Base Certificate that is delivered from time to time pursuant to Section 5.01(g), with any changes to the Applicable Rate resulting from changes in the Average Availability to be effective on the first day after such fiscal quarter end; provided that (i) until the end of the first full fiscal quarter ending after the Effective Date, Category 4 shall apply and (ii) the Average Availability shall be deemed to be in Category 1 (A) at any time that any Event of Default has occurred and is continuing (other than an Event of Default arising from the failure to deliver any Borrowing Base Certificate) or (B) if the Company fails to deliver any Borrowing Base Certificate that is required to be delivered pursuant to Section 5.01(g), until such Borrowing Base Certificate is so delivered; provided further that if any Borrowing Base Certificate is at any time restated or otherwise revised or if the information set forth in any Borrowing Base Certificate otherwise proves to be false or incorrect such that the Applicable Rate would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any such applicable periods and shall be due and payable on demand.

“Applicable Secured Obligations” means (i) with respect to any cash collateral or Collateral of any Canadian Loan Party, French Loan Party or U.K. Loan Party, the International Secured Obligations and (ii) with respect to any cash collateral or Collateral of any U.S. Loan Party, the Secured Obligations.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Approved Email Notice” has the meaning assigned to such term in Section 2.03.

“Applicable Withholding Agent” has the meaning assigned to such term in Section 2.17.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent, and which shall specify, in the case of any assignment to a French Revolving Lender or European Issuing Bank that may issue French Letters of Credit, whether the assignee is incorporated, domiciled, established or acting through an office in a Non-Cooperative Jurisdiction.

“Availability” means, at any time, an amount equal to (a) the Line Cap minus (b) the aggregate Revolving Exposure of all the Lenders.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination in full of the Revolving Commitment.

“Average Availability” has the meaning set forth in the definition of “Applicable Rate.”

“BA Drawing” means B/As accepted and purchased, and any BA Equivalent Loan made in lieu of such acceptance and purchase, on the same date and as to which a single Contract Period is in effect.

“BA Equivalent Loan” has the meaning assigned to such term in Section 2.21(j).

“Bankers’ Acceptance” and “B/A” means a bill of exchange, including a depository bill issued in accordance with the Depository Bills and Notes Act (Canada), denominated in Canadian Dollars, drawn by a Canadian Borrower and accepted by a Canadian Revolving Lender (the foregoing to include a Discount Note except where the context otherwise requires).

“Banking Services” means each and any of the following bank services provided at any time to any Loan Party or any Subsidiary of a Loan Party by any Qualified Counterparty: (a) credit cards and e-payables for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts (including related liabilities arising from treasury, depositary and cash management services) and interstate depository network services) and (d) foreign exchange and currency management services.

“Banking Services Obligations” means any and all obligations of the Loan Parties and their Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Reserves” means all Reserves which the Administrative Agent from time to time establishes, in its Permitted Discretion, for Banking Services then provided or outstanding; provided that any such Reserves shall be net of any cash securing the Banking Services.

“Bankruptcy Code” means title 11 of the United States Code, as amended.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Bonds” has the meaning assigned to such term in Section 8.01.

“Borrower” or “Borrowers” means, individually and collectively as the context may require, the U.S. Borrowers, the Canadian Borrowers, the French Borrowers and the U.K. Borrowers.

“Borrower Joinder Agreement” means a Borrower Joinder Agreement set forth as Exhibit E-2 hereto or such other form as is reasonably satisfactory to the Administrative Agent.

“Borrower Representative” means the Company, in its capacity as contractual representative of the Borrowers pursuant to Article XI.

“Borrowing” means (a) Revolving Loans of the same Facility, Type and currency, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect and, in the case of BA Drawings, as to which a single Contract Period is in effect, (b) a Swingline Loan and (c) a Protective Advance.

“Borrowing Base” means, individually and collectively as the context may require, the U.S. Borrowing Base, the Canadian Borrowing Base, any French Borrowing Base and the U.K. Borrowing Base.

“Borrowing Base Cash Collateral Account” means, individually and collectively as the context may require, the U.S. Borrowing Base Cash Collateral Account, Canadian Borrowing Base Cash Collateral Account, U.K. Borrowing Base Cash Collateral Account or a French Borrowing Base Cash Collateral Account.

“Borrowing Base Cash Component” means, for any Borrowing Base, the amount obtained in accordance with the following schedule based on the amount of cash Collateral held in the Borrowing Base Cash Collateral Account(s) included in such Borrowing Base:

(a) for demand deposits and money market accounts, 100% of such amounts on deposit in such Borrowing Base Cash Collateral Account(s);

(b) for time deposits and certificates of deposit issued by the Administrative Agent (or one of its affiliates), 100% of such time deposits and certificates of deposit in such Borrowing Base Cash Collateral Account(s);

(c) for time deposits and certificates of deposit issued by any Person other than the Administrative Agent (or one of its affiliates), 95% of such time deposits and certificates of deposit in such Borrowing Base Cash Collateral Account(s);

(d) for any domestic money market fund sponsored by a registered broker dealer or mutual fund distributor, 95% of such domestic money market fund in such Borrowing Base Cash Collateral Account(s); and

(e) for any other amounts on deposit in such Borrowing Base Cash Collateral Account(s), 0%;

provided that (i) for amounts described above denominated in Australian Dollars, Sterling, Canadian Dollars, Danish Krone, Euros, Hong Kong Dollars, Japanese Yen, New Zealand Dollars, Norwegian Kroner, Singapore Dollars, Swedish Krone and Swiss Francs, only 90% of the Dollar Amount calculated in accordance with the above shall be included in the Borrowing Base Cash Component and (ii) any amount described above denominated in any currency other than Dollars and the currencies described in subclause (i) of this proviso shall be excluded from the Borrowing Base Cash Component.

“Borrowing Base Certificate” means a certificate, signed and certified by as accurate and complete by a Financial Officer of the Company, in substantially the form of Exhibit C or another form which is acceptable to the Administrative Agent in its Permitted Discretion.

“Borrowing Base Collateral” means all Collateral consisting of (i) initially, the “Revolving Facility First Lien Collateral” (as defined in the Intercreditor Agreement) of the U.S. Loan Parties and the Canadian Loan Parties and (ii) following compliance with the applicable conditions set forth in Section 4.03 by the U.S. Loan Parties, U.K. Loan Parties, Canadian Loan Parties and/or French Loan Parties, respectively, in order to include eligible collateral consisting of Accounts, Inventory, Borrowing Base Cash Collateral Accounts, Equipment or Eligible Real Estate, as the case may be, of such Loan Parties in the applicable Borrowing Base, the Accounts Inventory, Borrowing Base Cash Collateral Accounts, Equipment or Eligible Real Estate, respectively of the applicable Loan Parties (provided that in the case of Equipment and Eligible Real Estate of any applicable Loan Party, upon compliance with the applicable requirements set forth in Section 4.03(e), such assets shall cease to be Borrowing Base Collateral).

“Borrowing Request” means a request by the Borrower Representative for a Borrowing of Revolving Loans in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that (a) when used in connection with any Eurodollar Loan, any U.K. Swingline Loan or French Swingline Loan, any Letter of Credit (other than U.S. Letters of Credit) or any U.S. Letter of Credit denominated in an LC Alternative Currency, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market; (b) in the case of any Letter of Credit, any Swingline Loan, or any Eurodollar Loan, in each case denominated in Euros, the term “Business Day” shall also exclude any day which is not a TARGET Day as determined by the Administrative Agent; (c) when used in connection with any Canadian Loan or any Canadian Letter of Credit, the term “Business Day” shall also exclude any day in which commercial banks in Toronto, Canada are authorized or required by law to remain closed; and (d) when used in connection with any Loan or Letter of Credit denominated in Sterling, the term “Business Day” shall also exclude any day on which commercial banks in London, England are authorized or required by law to remain closed.

“Canada” means the country of Canada and any province or territory thereof.

“Canadian Administrative Agent” means JPMorgan Chase Bank, N.A., Toronto Branch, in its capacity as administrative agent for the Canadian Revolving Lenders hereunder, and its successors and assigns in such capacity.

“Canadian Borrowers” means, individually and collectively as the context may require, Tube City IMS Canada Limited, a corporation formed under the Federal laws of Canada, and any other wholly-owned Restricted Subsidiary of the Company organized under the laws of Canada, or Province or Territory thereof, designated by the Company as a “Canadian Borrower” in accordance with Section 2.25.

“Canadian Borrowing Base” means, at any time (without duplication),

(a) following the Discharge of Existing Term Loan Obligations and compliance by the Company with the applicable requirements set forth in Section 4.03, the product of (A) 100% multiplied by (B) Borrowing Base Cash Component in the Canadian Borrowing Base Cash Collateral Account,

plus

(b) the product of (A) 85% multiplied by (B) the Eligible Accounts of the Canadian Loan Parties at such time,

plus

(c) the product of (A) the Unbilled Advance Rate multiplied by (B) the Eligible Unbilled Accounts of the Canadian Loan Parties at such time,

plus

(d) the lesser of (i) the product of (A) 80% multiplied by (B) the net book value of Eligible Inventory of the Canadian Loan Parties at such time and (ii) the product of (A) 90% multiplied by (B) the Net Orderly Liquidation Value of Eligible Inventory of the Canadian Loan Parties at such time, plus

(e) subject to Section 1.06, following the Discharge of Existing Term Loan Obligations and compliance by the Company with the applicable requirements set forth in Section 4.03, the product of (A) 85% multiplied by (B) the Net Orderly Liquidation Value of Eligible Equipment of the Canadian Loan Parties at such time, located in Canada plus the lesser of (i) the product of (A) 80% multiplied by (B) the Estimated CapEx Amount in respect of Eligible Capital Expenditures of the Canadian Loan Parties and (ii) with respect to any Eligible Capital Expenditures with respect to which a desktop appraisal has been conducted pursuant to the proviso to the definition of “Estimated CapEx Amount,” the product of (A) 85% multiplied by (B) the Net Orderly Liquidation Value of such Eligible Capital Expenditures of the Canadian Loan Parties with respect to Equipment of the Canadian Loan Parties minus the product of (A) 100% multiplied by (B) the amortization expense attributable to the amortization of such Eligible Equipment (assuming a seven (7) year useful life of such Eligible Equipment), as determined by the most recent field examination report and appraisal received by the Administrative Agent;

minus

(f) without duplication, Reserves established by the Administrative Agent in its Permitted Discretion.

Any changes after the Effective Date in how the Borrowers value their Inventory in accordance with their historical practices prior to the Effective Date shall be subject to the approval of the Administrative Agent in its Permitted Discretion.

“Canadian Borrowing Base Cash Collateral Account” means one or more deposit accounts of the Canadian Loan Parties, as designated from time to time by written notice from the Borrower Representative to the Administrative Agent, held with financial institutions and subject to control agreements in form and substance reasonably satisfactory to the Administrative Agent.

“Canadian Collection Deposit Account” has the meaning assigned to such term in the Canadian Security Agreement.

“Canadian Commitment” means, with respect to each Canadian Revolving Lender, the commitment, if any, of such Canadian Revolving Lender to make Canadian Revolving Loans and to acquire participations in Canadian Letters of Credit and Canadian Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Canadian Revolving Lender’s Canadian Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Canadian Revolving Lender pursuant to Section 9.04. The initial amount of each Canadian Revolving Lender’s Canadian Commitment is set forth on the Revolving Commitment Schedule, or in the Assignment and Assumption pursuant to which such Canadian Revolving Lender shall have assumed its Canadian Commitment, as applicable. The aggregate initial amount of the Canadian Commitments is $20,000,000.

“Canadian Dollars” and “Cdn.$” means dollars in the lawful currency of Canada.

“Canadian Facility” means, collectively, the Canadian Commitment and the extensions of credit made thereunder.

“Canadian Funding Office” means the office of JPMorgan Chase Bank, N.A., Toronto Branch specified in Section 9.01 or such other office as may be specified from time to time by the Administrative Agent or the Canadian Administrative Agent by written notice to the Borrower Representative and the Canadian Revolving Lenders.

“Canadian Guarantee” means, individually and collectively as the context may require, any guarantee that is entered into, on or after the Effective Date, by any Canadian Loan Party pursuant to the terms of this Agreement or any other Loan Document, including Section 5.12, as each of the foregoing may be amended, restated or otherwise modified from time to time.

“Canadian Issuing Banks” means, individually and collectively as the context may require, in the case of each Canadian Letter of Credit, JPMorgan Chase Bank, N.A., Toronto Branch and any other Lender proposed by the Borrower Representative that has agreed to act as a Canadian Issuing Bank and is reasonably acceptable to the Administrative Agent, each in its capacity as an issuer of Canadian Letters of Credit hereunder, and its successors and assigns in such capacity as provided in Section 2.06(j). Each Canadian Issuing Bank may, in its sole discretion, arrange for one or more Canadian Letters of Credit to be issued by Affiliates of such Canadian Issuing Bank, in which case the term “Canadian Issuing Bank” shall include any such Affiliate with respect to Canadian Letters of Credit issued by such Affiliate.

“Canadian LC Collateral Account” has the meaning assigned to such term in Section 2.06(k).

“Canadian LC Exposure” means, at any time, the sum of the Commercial LC Exposure and the Standby LC Exposure, in each case, in respect of Canadian Letters of Credit. The Canadian LC Exposure of any Canadian Revolving Lender at any time shall be its Applicable Percentage of the total Canadian LC Exposure at such time.

“Canadian Letter of Credit” means any Letter of Credit or similar instrument (including a bank guarantee) acceptable to the applicable Canadian Issuing Bank issued under the Canadian Facility.

“Canadian Loan Parties” means, individually and collectively as the context may require, each Canadian Borrower and any of its Subsidiaries organized under the laws of Canada, or province or territory thereof, that has executed a Guarantor Joinder Agreement and Canadian Guarantee.

“Canadian Loans” means, individually and collectively as the context may require, the Canadian Revolving Loans, the Canadian Swingline Loans and the Canadian Protective Advances.

“Canadian Pension Plans” means each pension plan required to be registered under Canadian federal or provincial law that is maintained or contributed to by a Canadian Loan Party for its employees or former employees, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively.

“Canadian Prime Rate” means on any day, the greater of (a) the annual rate of interest announced from time to time by the Canadian Administrative Agent as being its reference rate then in effect for determining interest rates on Canadian Dollar-denominated commercial loans made by it in Canada and (b) the CDOR Rate for a one-month term in effect from time to time plus 1.00% per annum.

“Canadian Prime Rate Loan” means a Loan denominated in Canadian Dollars the rate of interest applicable to which is based upon the Canadian Prime Rate.

“Canadian Protective Advance” has the meaning assigned to such term in Section 2.04(a).

“Canadian Revolving Exposure” means, with respect to any Canadian Revolving Lender at any time, the sum of (a) the outstanding principal amount of Canadian Revolving Loans of such Canadian Revolving Lender at such time, plus (b)an amount equal to such Canadian Revolving Lender’s Applicable Percentage of the aggregate principal amount of the Canadian Swingline Loans at such time, plus (c)an amount equal to such Canadian Revolving Lender’s Applicable Percentage of the Canadian LC Exposure at such time.

“Canadian Revolving Lenders” means the Persons listed on the Revolving Commitment Schedule (or an Affiliate or branch of any such Person that is acting on behalf of such Person, in which case the term “Canadian Revolving Lenders” shall include any such Affiliate or branch with respect to the Canadian Revolving Loans made by such Affiliate or branch) as having a Canadian Commitment and any other Person that shall acquire a Canadian Commitment, other than any such Person that ceases to be a Canadian Revolving Lender pursuant to an Assignment and Assumption. Each Lender that has a Canadian Commitment (or any Affiliate or branch of any such Lender that is acting on behalf of such Lender) shall be a financial institution that is listed on Schedule I, II, or III of the Bank Act (Canada), has received an approval to have a financial establishment in Canada pursuant to Section 522.21 of the Bank Act (Canada), as amended, or is not a foreign bank for purposes of the Bank Act (Canada), and if such financial institution is not resident in Canada and is not deemed to be resident in Canada for purposes of the ITA, that financial institution deals at arm’s-length with each Canadian Borrower for purposes of the ITA.

“Canadian Revolving Loan” means a Revolving Loan made by the Canadian Revolving Lenders to any Canadian Borrower or U.S. Borrower.

“Canadian Security Agreement” means any Canadian Pledge and Security Agreement, General Security Agreement or any Deed of Movable and Immovable Hypothec, between the Canadian Loan Parties and the Administrative Agent, and, as the context requires, any other pledge or security agreement entered into, after the Effective Date by any other Canadian Loan Party (as required by this Agreement or any other Loan Document), or any other Person, as the same may be amended, restated or otherwise modified from time to time.

“Canadian Swingline Lender” means JPMorgan Chase Bank, N.A., Toronto Branch, in its capacity as lender of Canadian Swingline Loans hereunder, and its successors and assigns in such capacity.

“Canadian Swingline Loan” has the meaning assigned to such term in Section 2.05(b).

“Capital Expenditures” means, for any period, the aggregate of the additions to property, plant and equipment and other capital expenditures of the Company and its Restricted Subsidiaries that are, or are required to be, set forth as such in a consolidated statement of cash flows of the Company and its Restricted Subsidiaries on a consolidated basis in conformity with GAAP for such period; provided that, to the extent otherwise required to be included as Capital Expenditures in such consolidated statement of cash flows, the term “Capital Expenditures” shall not include:

(i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance or warranty proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced,

(ii) the purchase price of Equipment that is purchased simultaneously with the trade-in of existing Equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such Equipment for the Equipment being traded in at such time,

(iii) the purchase of plant, property or Equipment to the extent financed with the proceeds of asset sales outside the ordinary course of business that are not applied to prepay Indebtedness,

(iv) expenditures that constitute rental expenses of the Company and its Restricted Subsidiaries during such period under operating leases for real or personal property (including in connection with sale and leaseback transactions permitted under Section 6.06),

(v) expenditures that are accounted for as capital expenditures by the Company or any Restricted Subsidiary and that actually are paid for by a Person other than the Company or any Restricted Subsidiary and for which neither the Company nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period),

(vi) the book value of any asset owned by the Company or any Restricted Subsidiary prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period, provided that (x) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period in which such expenditure actually is made and (y) such book value shall have been included in Capital Expenditures when such asset was originally acquired,

(vii) expenditures that constitute acquisitions of Persons or business units permitted hereunder, or

(viii) expenditures made with the proceeds (other than any Cure Amount) of substantially contemporaneous sales or issuances of Equity Interests of Holdings or MS Holdco to any of the Permitted Holders, or contributions of cash to Holdings or MS Holdco, in each case to the extent the net cash proceeds thereof, or such cash, is contributed to the Company and used by the Company to finance such expenditures.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CDOR Rate” means on any day, with respect to a particular term as specified herein, the annual rate of discount or interest which is the arithmetic average of the discount rates for such term applicable to Canadian Dollar bankers’ acceptances identified as such on the Reuters Screen CDOR Page at approximately 10:00 a.m. on such day, or if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Canadian Administrative Agent after 10:00 a.m. to reflect any error in any posted rate or in the posted average annual rate) plus 0.10%. If such rate does not appear on the Reuters Screen CDOR Page as provided in preceding sentence, Agent may elect (i) the CDOR Rate on any day shall be calculated as the arithmetic average of the annual discount rates for such term applicable to Canadian Dollar bankers’ acceptances of, and as quoted by, the Schedule I Reference Banks, as of 10:00 a.m. on that day, or if that day is not a Business Day, then on the immediately preceding Business Day, or (ii) then the Canadian deposit offered rate component of such rate on that day shall be calculated as the cost of funds quoted by the Canadian Administrative Agent to raise Canadian Dollars for the applicable Interest Period as of 10:00 a.m. Toronto local time on such day for commercial loans or other extensions of credit to businesses of comparable credit risk; or if such day is not a Business Day, then as quoted by the Canadian Administrative Agent on the immediately preceding Business Day.

“CFC Holdco” has the meaning assigned to such term in Section 5.12(a).

A “Change in Control” shall be deemed to have occurred if (a) any “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders, shall “beneficially own” (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings and the percentage of the aggregate ordinary voting power represented by such Equity Interests beneficially owned by such person or group exceeds the percentage of the aggregate ordinary voting power represented by Equity Interests of Holdings then beneficially owned, directly or indirectly, by the Permitted Holders, unless (i) the Permitted Holders have, at such time, the right or the ability, directly or indirectly, by voting power, contract or otherwise to elect or designate for election at least a majority of the Board of Directors of Holdings or (ii) during any period of twelve (12) consecutive months, a majority of the seats (other than vacant seats) on the Board of Directors of Holdings shall be occupied by persons who were (x) members of the Board of Directors of Holdings on the Effective Date or nominated by the Board of Directors of Holdings or by one or more Permitted Holders or Persons nominated by one or more Permitted Holders or (y) appointed by directors so nominated, (b) Holdings shall cease to beneficially own, directly or indirectly, 100% of the issued and outstanding Equity Interests of the Company or (c) the Company shall cease to beneficially own, directly or indirectly, 100% of the issued and outstanding Equity Interests of each Borrower (other than the Company and other than, to the extent such Borrower has no outstanding Loans and all Revolving Commitments in favor of such Borrower have been terminated, any Canadian Borrower, French Borrower or U.K. Borrower).

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case relating to Basel III, shall in the case of each of the foregoing clauses (i) and (ii), be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

“Change in Tax Law” shall mean the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law (including the Code), treaty, regulation or rule (or in the official interpretation of any law, treaty, regulation or rule by any Governmental Authority (including a court)) relating to United States income taxation.

“Chase” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“CNTA” means, on any date, the total assets of the Company and its Restricted Subsidiaries, on a consolidated basis, as set forth on the most recent balance sheet delivered pursuant to Section 5.01(a) or (b) minus any amounts included therein attributable to goodwill or other intangible assets.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all personal, movable or real property owned, leased or operated by a Person covered by the Collateral Documents and any and all other personal, movable or real property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest, hypothec or Lien granted by any Loan Party in favor of the Administrative Agent, European Administrative Agent or European CollateralAgent to secure any of the Secured Obligations.

“Collateral Access Agreement” has the meaning assigned to such term in any Security Agreement.

“Collateral Documents” means, individually and collectively as the context may require, each Security Agreement, the Intercreditor Agreement, each Mortgage, each Collateral Access Agreement, each Intellectual Property Security Agreement, each Deposit Account Control Agreement, each Lock Box Agreement, each Mortgage, and each additional security agreement, pledge agreement or other document or instrument of a Loan Party that is entered into pursuant to Section 4.03 or 5.12 and each other instrument or document granting or perfecting a Lien upon any Collateral as security for payment of the Applicable Secured Obligations.

“Collection Deposit Account” has the meaning assigned to such term in any Security Agreement.

“Commercial LC Exposure” means, at any time, the Dollar Amount of the sum of (a) the aggregate undrawn amount of all outstanding Commercial Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements relating to Commercial Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time.

“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with all or a portion of the purchase price of any materials, goods or services by a Borrower or a Restricted Subsidiary of a Borrower in the ordinary course of business.

“Company” means Tube City IMS Corporation, a Delaware corporation.

“Compliance Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit D or another form which is mutually acceptable to the Administrative Agent and the Borrower Representative.

“Contract Period” means the term selected by a Canadian Borrower applicable to Bankers’ Acceptances in accordance with Section 2.21(b).

“Contribution Notice” means a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the United Kingdom Pensions Act 2004.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Exposure at such time, plus (b)an amount equal to its Applicable Percentage, if any, of the aggregate Dollar Amount of each of the U.S. Protective Advances, Canadian Protective Advances, French Protective Advances and U.K. Protective Advances outstanding at such time.

“Cure Amount” has the meaning set forth in Article VII.

“Cure Period” has the meaning set forth in Article VII.

“Cure Right” has the meaning set forth in Article VII.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans within three Business Days of the date required to be funded by it hereunder, (b) notified any Borrower, the Administrative Agent, any Applicable Administrative Agent, any Issuing Bank, any Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans; provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent, (d) otherwise failed to pay over to any Applicable Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become subject to a Bankruptcy Event. Notwithstanding the foregoing, in no event shall a French Revolving Lender be deemed a Defaulting Lender as a result of its inability to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans, as required to be funded by it, as a result of a Change in Law or circumstances, following the Effective Date, that causes it no longer be a French Qualifying Lender.

“Deposit Account” means a “Deposit Account” as defined in any applicable Security Agreement.

“Deposit Account Control Agreement” means, individually and collectively, each “Deposit Account Control Agreement” referred to in any Security Agreement and any similar agreements (and, in the case of an International Loan Party, documentation or requirements) necessary to perfect the security interest of the Administrative Agent or European Collateral Agent or effect control over the relevant deposit accounts referred to in such Security Agreement.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by a Borrower or any of its Restricted Subsidiaries in connection with an asset sale pursuant to Section 6.05(c) or (g) that is designated as Designated Non-Cash Consideration pursuant to an officers’ certificate setting forth the basis of such valuation (which amount will be reduced by the amount of any cash received upon conversion of any such non-cash consideration to cash following the consummation of the applicable asset sale).

“Discharge of Existing Term Loan Obligations” means the “Term Loan First Lien Collateral Transition Date” as defined in the Intercreditor Agreement.

“Discharge of U.K. Secured Obligations” means (i) the repayment of all monies outstanding pursuant to the U.K. Secured Obligations and (ii) the release of all obligations, including all security interests, granted in respect of the U.K. Secured Obligations.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06 and Schedule 3.07.

“Discount Note” means a non-interest bearing promissory note denominated in Canadian Dollars, substantially in the form of Exhibit B, issued by a Canadian Borrower to a Non BA Lender to evidence a BA Equivalent Loan.

“Discount Proceeds” means for any Bankers’ Acceptance issued hereunder, an amount calculated on the applicable date of Borrowing or conversion or continuation by multiplying (a) the face amount of the Bankers’ Acceptance by (b) the quotient obtained by dividing (i) one by (ii) the sum of one plus the product of (A) the Discount Rate applicable to the Bankers’ Acceptance and (B) a fraction, the numerator of which is the applicable Contract Period and the denominator of which is 365, with the quotient being rounded up or down to the fifth decimal place and .00005 being rounded up.

“Discount Rate” means with respect to an issue of Bankers’ Acceptances with the same maturity date, (a) for a Revolving Lender which is a Schedule I Lender, the CDOR Rate for the appropriate term, and (b) for a Revolving Lender which is not a Schedule I Lender, the arithmetic average (rounded upwards to the nearest multiple of 0.01%) of the actual discount rates (expressed as annual rates) for B/As for such term accepted by three Schedule I banks (that are acceptable to the Canadian Administrative Agent) in accordance with their normal practices at or about 10:00 a.m. (Local Time) on the date of issuance but not to exceed the actual rate of discount applicable to B/As established pursuant to clause (a) for the same B/A issue plus 0.1% per annum.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change in control or asset sale so long as any right of the holders thereof upon the occurrence of a change in control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are then accrued and payable and the termination of the Revolving Commitments), in each case, prior to the date that is ninety-one (91) days after the Maturity Date, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part (except as a result of a change in control or asset sale so long as any right of the holders thereof upon the occurrence of a change in control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are then accrued and payable and the termination of the Revolving Commitments), in each case, prior to the date that is ninety-one (91) days after the Maturity Date, (c) requires the payment of any cash dividend or any other scheduled cash payment constituting a return of capital, in each case, prior to the date that is ninety-one (91) days after the Maturity Date, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date; provided that if such Equity Interest is issued to any plan for the benefit of employees of Holdings or its subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Equity Interest solely because it may be required to be repurchased by Holdings or its subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Document” has the meaning assigned to such term in the U.S. Security Agreement.

“Documentation Agent” means Bank of America, N.A., as documentation agent hereunder, and each of its successors and assigns in such capacity.

“Dollar Amount” means (a) with regard to any Obligation or calculation denominated in Dollars, the amount thereof, and (b) with regard to any Obligation or calculation denominated in Euros, Sterling, Canadian Dollars or an LC Alternative Currency, the amount of Dollars which is equivalent to the sum of (i) the amount so expressed in Euros, Sterling, Canadian Dollars or such LC Alternative Currency at the Spot Rate on the relevant date of determination; plus (ii) any amounts owed by the Borrowers pursuant to Section 2.06(f).

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means each Subsidiary of the Company that is organized under the laws of the United States, any State of the United States or the District of Columbia.

“Dominion Period” means any period (a) during which any Event of Default has occurred and is continuing or (b) that constitutes a Level 1 Minimum Availability Period.

“Draft” means (a) a blank bill of exchange, within the meaning of the Bills of Exchange Act (Canada), drawn by a Canadian Borrower on an Canadian Revolving Lender, denominated in Canadian Dollars and bearing such distinguishing letters and numbers as such Canadian Revolving Lender may determine, but which at such time, except as otherwise provided herein, has not been completed or accepted by such Canadian Revolving Lender, or (b) a depository bill within the meaning of the Depository Bills and Notes Act (Canada); provided, however, that the Canadian Administrative Agent may require such Canadian Revolving Lender to use a general form of Bankers’ Acceptance satisfactory to the applicable Canadian Borrower and such Canadian Revolving Lender, each acting reasonably, provided by the Canadian Administrative Agent for such purpose in place of each Canadian Revolving Lender’s own form.

“EBITDA” means, for any period, Net Income for such period plus

(a) without duplication and, except in the case of clauses (a)(i) and (xvi) below, to the extent such amounts were deducted (and not added back) in arriving at such Net Income, the sum of the following amounts attributable to the Company or the Restricted Subsidiaries for such period:

(i) in connection with any acquisition, divestiture, restructuring, cost savings initiatives and other similar initiatives occurring after the Effective Date: (A) cost savings, operating expense reductions and synergies permitted to be reflected in pro forma financial information under Rule 11-02 of Regulation S-X under the Securities Act of 1933, as amended, for such period and (B) cost savings, operating expense reductions and cost saving synergies of the Company and its Restricted Subsidiaries resulting from, or expected to result from, actions taken, committed to be taken or planned to be taken within the next twelve months following the date of such acquisition, divestiture, restructuring or the date such cost saving initiative or other similar initiative is adopted (and that are set forth in reasonable detail in a certificate of a Financial Officer delivered to the Administrative Agent) that (1) are factually supported and determined in good faith by the Company to be probable as a result of such actions, and (2) do not exceed the actual cost savings expected in good faith to be realized by the Company and its Restricted Subsidiaries as a result of such actions; provided that the aggregate amount of cost savings, operating expense reductions and cost savings synergies added back under this clause (i)(B) for any Test Period shall not exceed 10% of EBITDA for such Test Period (prior to giving effect to any increase pursuant to this clause (i)(B)),

(ii) expenses related to the accounting treatment of earn-outs on acquisitions,

(iii) extraordinary, unusual or non-recurring cash charges (including restructuring charges), expenses or losses, not to exceed for any Test Period (x) an amount equal to 12.5% of EBITDA for such Test Period (prior to giving effect to such adjustments in this clause (iii) for such period), and (y) when aggregated with any increase in EBITDA for such Test Period pursuant to clause (i)(B) above, an amount equal to 15% of EBITDA for such Test Period (prior to giving effect to such adjustments in clause (i)(B) above or this clause (iii) for such period),

(iv) Transaction Expenses incurred for any such period,

(v) deferred compensation and bonuses, deferred purchase price or earn-out obligations payable in connection with any acquisition or Investment effected after the Effective Date (with regard to accounting treatment),

(vi) Management Fees and other expenses permitted under Section 6.09(d) for such period,

(vii) Interest Expense for such period,

(viii) income tax expense for such period,

(ix) all amounts attributable to depreciation and amortization expense for such period,

(x) any other non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Net Income in a prior period and any non-cash charge that relates to the write-down or write-off of Inventory),

(xi) fees and expenses in connection with any Investment, offering of Equity Interests or issuance, prepayment, amendment or refinancing of Indebtedness permitted hereunder (in each case, whether or not consummated) for such period,

(xii) losses on dispositions outside the ordinary course of business,

(xiii) any net loss resulting in such period from Swap Agreements and the application of Statement of Financial Accounting Standards No. 133,

(xiv) any net loss resulting in such period from currency translation losses related to currency remeasurements of Indebtedness,

(xv) costs and expenses incurred in connection with the establishment and initial implementation of policies and procedures for complying with the Sarbanes-Oxley Act of 2002; provided, that the aggregate amount of such costs and expenses shall not exceed $2,000,000 for all periods, and

(xvi) solely for the purposes of determining compliance with Section 6.12, the Cure Amount, minus

(b) without duplication and to the extent included in Net Income, (i) any cash payments made during such period in respect of non-cash charges described in clause (a)(x) taken in a prior period, (ii) any extraordinary or unusual gains and any non-cash items of income for such period and (iii) gains on dispositions outside the ordinary course of business, all calculated for the Company and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied as provided in Section 4.01 or waived in accordance with Section 9.02.

“Eligible Accounts” means, at any time, the Accounts of a Loan Party, provided, however, that Eligible Accounts shall not include any Account:

(a) which is not subject to a first priority perfected security interest in favor of the Applicable Administrative Agent to secure the Applicable Secured Obligations;

(b) which is subject to any Lien other than a Permitted Lien;

(c) (i) which is unpaid more than 90 days after the date of the original invoice therefor or more than 60 days after the original due date therefor or (ii) which has been written off the books of the Loan Parties or otherwise designated as uncollectible;

(d) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible under this Agreement pursuant to clause (c) above;

(e) which (i) is owing by an Account Debtor other than USSC, AK Steel or as contemplated by subclause (iv) below to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Loan Parties exceeds 20% of the aggregate Eligible Accounts of all Loan Parties, (ii) is owing by USSC to the extent the aggregate amount of Accounts owing from USSC to the Loan Parties exceeds 40% of the aggregate Eligible Accounts of all Loan Parties, (iii) is owing from AK Steel to the extent the aggregate amount of Accounts owing from AK Steel to the Loan Parties exceeds 25% of the aggregate Eligible Accounts of all Loan Parties and (iv) is owing by one Account Debtor (other than USSC or AK Steel) to the Loan Parties to the extent the aggregate amount of Accounts owing from such Account Debtor to the Loan Parties exceeds 25% of the aggregate Eligible Accounts of all Loan Parties; provided that the identity of such Account Debtor shall be acceptable to the Administrative Agent in its Permitted Discretion;

(f) with respect to which any representation, or warranty contained in any Loan Document has been breached or is not true in all material respects;

(g) which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Administrative Agent which has been sent to the Account Debtor (it being agreed that the Borrowers’ current practice with respect to electronic purchase orders and confirmations is satisfactory to the Administrative Agent), (iii) represents a progress billing, (iv) is contingent upon such Loan Party’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis, or (vi) relates to payments of interest;

(h) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by such Loan Party or to the extent such Account was invoiced more than once;

(i) with respect to which any check or other accepted instrument of payment has been returned uncollected for any reason;

(j) which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, interim receiver, creditor’s representative, custodian, trustee, monitor, administrator, sequestrator or liquidator of its assets or, in the case of any Account Debtor of any U.K. Loan Party or French Loan Party, any equivalent of the foregoing in the applicable jurisdiction, (ii) had possession of all or a material part of its property taken by any receiver, interim receiver, creditor’s representative, custodian, trustee, monitor, administrator, sequestrator or liquidator or, in the case of any

Account Debtor of any U.K. Loan Party or French Loan Party, any equivalent of the foregoing in the applicable jurisdiction, (iii) filed, or had filed against it, any request, proposal or petition for ad hoc proceeding, liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any Insolvency Laws, (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business, in each case only to the extent such condition is continuing;

(k) which is owed by any Account Debtor which has sold all or substantially all of its assets;

(l) which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. or Canada or, solely with respect to any U.K. Loan Party or French Loan Party, any Eligible European Jurisdiction, or (ii) is not organized under applicable law of the U.S., any state of the U.S., Canada or any province of Canada or, solely with respect to any U.K. Loan Party or French Loan Party, any Eligible European Jurisdiction unless, in each case, such Account is backed by a letter of credit acceptable to the Administrative Agent which is in the possession of, is directly drawable by the Administrative Agent and, with respect to which the Administrative Agent has “control” as defined in Section 9-107 of the Uniform Commercial Code;

(m) which is owed in any currency other than (i) in the case of a U.S. Loan Party or Canadian Loan Party, Dollars or Canadian Dollars and (iii) in the case of any U.K. Loan Party or French Loan Party, Dollars, Euros or Sterling;

(n) which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the Federal government of the U.S. or Canada unless such Account is backed by a Letter of Credit acceptable to the Administrative Agent in its Permitted Discretion and, if requested by the Administrative Agent, which is in the possession of, and is directly drawable by, the Administrative Agent, (ii) the Federal government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the first priority Lien of the Applicable Administrative Agent in such Account have been complied with to the Administrative Agent’s satisfaction or (iii) the Federal government of Canada unless the Financial Administration Act (Canada), as amended, has been complied with to the Administrative Agent’s satisfaction in its Permitted Discretion;

(o) which is owed by any Affiliate, employee, officer, director or agent of any Loan Party; provided that this provision shall not exclude other portfolio companies of the Sponsor;

(p) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which such Loan Party is indebted, but only to the extent of such indebtedness or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof; provided, that no Account that otherwise constitutes an Eligible Account shall be rendered ineligible by virtue of this clause (p) to the extent, but only to the extent, that the Account Debtor’s right of setoff is limited by an agreement that is satisfactory to the Administrative Agent in its Permitted Discretion;

(q) which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute; provided, that no Account that otherwise constitutes an Eligible Account shall be rendered ineligible by virtue of this clause (q) to the extent, but only to the extent, that the Account Debtor’s right of setoff is limited by an agreement that is satisfactory to the Administrative Agent in its Permitted Discretion;

(r) which is evidenced by any promissory note, bill of exchange (including lettre de change or billet à ordre) chattel paper, or instrument;

(s) which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit such Loan Party to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Loan Party has filed such report or has qualified to do business in such jurisdiction;

(t) with respect to which such Loan Party has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and such Loan Party created a new receivable for the unpaid portion of such Account; provided, that only the amount of the reduction of any such Account shall be deemed ineligible by virtue of this clause (t);

(u) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state, provincial, territorial or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(v) which, in respect of any U.K. Loan Party or French Loan Party, is subject to any limitation on assignment (whether arising by operation of law, by agreement or otherwise) which would, under the local governing law of the contract, have the effect of restricting the assignment for or by way of security or the creation of security, in each case unless the Administrative Agent has determined that such limitation is not enforceable;

(w) which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates any party other than such Loan Party as payee or remittance party;

(x) as to which the contract or agreement underlying such Account is governed by (or, if no governing law is expressed therein, is deemed to be governed by) the laws of any jurisdiction other than (i) the United States, any state thereof or the District of Columbia, Canada or any province or other political subdivision of Canada or (iii) solely in the case of any U.K. Loan Party or French Loan Party, any Eligible European Jurisdiction;

(y) which the Administrative Agent determines may not be paid by reason of the Account Debtor’s inability to pay or which the Administrative Agent otherwise determines is unacceptable in its Permitted Discretion;

(z) with respect to any French Loan Party, has not been assigned (whether by way of security or otherwise) in accordance with and pursuant to a legal, valid, binding and enforceable French Security Agreement; or;

(aa) which is governed by French law and which has been billed and is not required to be paid in full within 60 days after the original billing date, or later than 45 days from the end of the calendar month in which the relevant Account was originated, or from the end of the calendar month in which falls the date that is 45 days from the original billing date.

In the event that an Account which was previously an Eligible Account ceases to be an Eligible Account hereunder, the Borrower Representative shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate. In determining the amount of an Eligible Account, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Loan Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by such Loan Party to reduce the amount of such Account.

“Eligible Capital Expenditure” means purchases of Equipment by any applicable Loan Party that would constitute Eligible Equipment except for the proviso to such definition.

“Eligible Equipment” means the Equipment owned by a Loan Party meeting each of the following requirements:

(a) such Loan Party has good title to such Equipment and such Equipment is not subject to any retention of title or similar provision;

(b) such Loan Party has the right to subject such Equipment to a Lien in favor of the Applicable Administrative Agent to secure the Applicable Secured Obligations; such Equipment is subject to a first priority perfected Lien in favor of the Applicable Administrative Agent to secure the Applicable Secured Obligations governed by the laws of the jurisdiction in which such Equipment is located and is free and clear of all other Liens of any nature whatsoever except for Permitted Liens; provided that if any Equipment is subject to a purchase option, such purchase option has been disclosed to the Administrative Agent and is reasonably acceptable to the Administrative Agent (in which case, notwithstanding anything in the definition of any Borrowing Base to the contrary, the maximum amount that will be included in any Borrowing Base with respect to such item of Equipment shall be 95% of the purchase option price);

(c) the full purchase price for such Equipment has been paid by such Loan Party;

(d) such Equipment is located on premises (i) owned by such Loan Party, which premises are free and clear of all Liens (other than Permitted Liens which do not have priority over any Lien in favor of the Applicable Administrative Agent to secure the Applicable Secured Obligations unless the holder of any such Lien ranking prior to the Lien of the Applicable Administrative Agent has delivered to the Applicable Administrative Agent a Collateral Access Agreement or other instrument in form satisfactory to the Administrative Agent providing for the Administrative Agent’s rights to gain access to such Equipment) or (ii) leased by such Loan Party where (x) the lessor has delivered to the Applicable Administrative Agent a Collateral Access Agreement in form and substance reasonably satisfactory to the Administrative Agent or (y) a Reserve for rent, charges, and other amounts due or to become due with respect to such facility has been established by the Administrative Agent in its Permitted Discretion or (iii) owned by any customer of such Loan Party to the extent either (x) such customer has delivered to the Administrative Agent a Collateral Access Agreement in form reasonably satisfactory to the Administrative Agent or (y) a Reserve has been established by the Administrative Agent in its Permitted Discretion;

(e) such Equipment is in good working order and condition (ordinary wear and tear excepted) and is used or held for use by such Loan Party in the ordinary course of business of such Loan Party;

(f) except as contemplated by the proviso to clause (b) above, such Equipment is not subject to any agreement which restricts the ability of such Borrower to use, sell, transport or dispose of such Equipment or which restricts the Applicable Administrative Agent’s ability to take possession of, sell or otherwise dispose of such Equipment;

(g) such Equipment does not constitute Fixtures unless (i) such fixtures are located on Eligible Real Estate that is subject to a first priority perfected Lien in favor of the Applicable Administrative Agent and is free and clear of all other Liens of any nature whatsoever (except for Permitted Encumbrances which do not have priority over the Lien in favor of the Applicable Administrative Agent to secure the Applicable Secured Obligations and Subordinated Liens), or (ii) it is subject to a Collateral Access Agreement or other waiver document acceptable to the Administrative Agent in its Permitted Discretion executed by the lessor, mortgagee or other party who has a leasehold, ownership or other interest in the Fixture or the property it is affixed to, pursuant to which such lessor, mortgagee, etc. agrees that, inter alia, it has no interest in such Equipment and that such Equipment shall be deemed to be personal property and not Fixtures, regardless of the manner or mode of the attachment of any such Equipment to the applicable leased premises, in each case, upon terms and conditions satisfactory to the Administrative Agent, including, inter alia, confirmation that the Administrative Agent has a first priority security and/or mortgage interest in such Equipment;

(h) all covenants, representations and warranties contained in any Loan Document with respect to such Equipment have been complied with and are true and correct in all material respects, respectively; and

(i) which the Administrative Agent has not otherwise determined is ineligible in its Permitted Discretion;

provided that no Equipment shall be considered for inclusion as Eligible Equipment until (i) a collateral review of such Equipment shall have been performed by the Administrative Agent or its representatives (the fees and expenses associated with such review to be paid by the relevant Loan Party in accordance with the terms of this Agreement) and (ii) the Administrative Agent shall have received a third party appraisal (other than a desktop appraisal referred to in the definition of Estimated CapEx Amount) of such Equipment in form and substance, and prepared by an independent appraisal firm, reasonably satisfactory to the Administrative Agent (the fees and expenses associated with such appraisal to be paid by the relevant Loan Party in accordance with the terms of this Agreement).

“Eligible European Jurisdiction” means England and Wales and France.

“Eligible Inventory” means, at any time, the Inventory of a Loan Party, provided, that Eligible Inventory shall not include any Inventory:

(a) which is not subject to a first priority perfected Lien in favor of the Applicable Administrative Agent to secure the Applicable Secured Obligations governed by the laws of the jurisdiction in which such Inventory is located (other than (i) Landlord Liens as to which a Reserve has been established and (ii) Liens of the type described in clause (h) of the definition of “Permitted Encumbrances”);

(b) which is subject to any Lien other than a Permitted Lien;

(c) which is, in the Administrative Agent’s Permitted Discretion, determined to be unmerchantable, defective or unfit for sale;

(d) with respect to which any covenant, representation, or warranty contained in this Agreement or any Security Agreement has been breached or is not true in any material respect;

(e) in which any Person other than any Loan Party shall have any direct or indirect ownership, interest or title to such Inventory;

(f) which constitutes work-in-process or supplies, spare parts or other similar items dedicated for internal use by the Loan Parties, bill-and-hold goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;

(g) which (i) is not located in (A) the U.S., (B) Canada (only with respect to Inventory (x) owned by a Canadian Loan Party or (y) owned by a U.S. Loan Party, which Inventory is located in any Province of Canada and is subject to a perfected first priority security interest, under the laws of Canada, in favor of the Applicable Administrative Agent to secure the Applicable Secured Obligations) or (C) England and Wales (only to the extent owned by a U.K. Loan Party) or (ii) is in transit with a common carrier from vendors and suppliers; provided that, in transit from vendors, processors and suppliers of the U.S. Loan Parties and Canadian Loan Parties may be included as Eligible Inventory despite the foregoing provision of this clause (g)(ii) so long as:

(I) such Inventory has been shipped for receipt by the applicable Loan Party within forty-five (45) days of the date of shipment, but which has not yet been delivered to or on behalf of such Loan Party;

(II) the Administrative Agent shall have received evidence of satisfactory insurance consistent with Section 5.09 hereof,

(III) if the bill of lading is non-negotiable, the Inventory must be in transit within the U.S. or Canada, and the Administrative Agent shall have received, if requested, a duly executed Collateral Access Agreement in favor of the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, from the applicable customs broker, freight forwarder or carrier for such Inventory,

(IV) if the bill of lading is negotiable, the Inventory must be in transit from outside the United States or Canada, and the Administrative Agent shall have received (1) confirmation that the bill is issued in the name of such Loan Party and consigned to the order of the Administrative Agent, and an acceptable agreement has been executed with such Loan Party’s customs broker, in which the customs broker agrees that it holds the negotiable bill as agent for the Administrative Agent and has granted the Administrative Agent access to the Inventory, (2) confirmation that the Loan Party has paid for the goods, and (3) an estimate from the Loan Party of the customs duties and customs fees associated with the Inventory in order to establish an appropriate Reserve, and

(V) the common carrier is not an Affiliate of the applicable vendor or supplier;

(h) which is located in any location leased by such Loan Party unless (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement in form and substance satisfactory to the Administrative Agent in its Permitted Discretion or (ii) a Reserve for rent, charges, and other amounts due or to become due with respect to such facility has been established by the Administrative Agent in its Permitted Discretion;

(i) which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) or customer and is not evidenced by a Document (other than bills of lading to the extent permitted pursuant to clause (g) above), unless (i) such warehouseman, bailee or customer has delivered to the Applicable Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require in its Permitted Discretion, in each case in form and substance satisfactory to the Administrative Agent or (ii) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion;

(j) which is being processed offsite by a third party at a third party location or outside processor, or is in transit to or from such third party location or outside processor (other than to the extent permitted pursuant to clause (g) above);

(k) which is a discontinued product or component thereof (other than inventory consisting of materials to be recycled);

(l) which is the subject of a consignment by such Loan Party as consignor;

(m) which is perishable;

(n) which contains or bears any intellectual property rights licensed to such Loan Party by any Person other than a Loan Party unless the Administrative Agent is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(o) which is not reflected in a current perpetual inventory report of such Loan Party (unless such Inventory is reflected in a report to the Administrative Agent as “in transit” Inventory); provided that this clause (o) shall not exclude Inventory with a book value of no more than $3,000,000 in the aggregate that has been recorded in the Loan Parties books and records and that was acquired by the Loan Parties not more than 20 days prior to the date of determination;

(p) for which reclamation or similar rights have been asserted by the seller;

(q) for which any contract relating to such Inventory of a U.K. Loan Party expressly includes retention of title in favor of the vendor or supplier thereof;

(r) which is located at any location where the aggregate value of all Eligible Inventory of the Loan Parties at such location is less than $100,000; or

(s) which the Administrative Agent otherwise determines is unacceptable in its Permitted Discretion.

“Eligible Real Estate” means real property owned by a U.S. Loan Party which is reasonably acceptable to the Administrative Agent in its Permitted Discretion and with respect to which the Administrative Agent shall have received each of the following:

(i) an appraisal report in form, scope and substance reasonably satisfactory to the Administrative Agent in its Permitted Discretion;

(ii) an environmental assessment report in form and substance reasonably satisfactory to the Administrative Agent in its Permitted Discretion;

(iii) a Mortgage encumbering such real property in favor of the Administrative Agent, for the benefit of the Lender Parties, securing the Secured Obligations, duly executed and acknowledged by each U.S. Loan Party that is the owner of or holder of any interest in such real property, and otherwise in proper form for recording in the recording office of each applicable political subdivision where such real property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof, and such financing statements and any other instruments necessary to grant a mortgage Lien as may be reasonably requested by the Administrative Agent, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent in its Permitted Discretion;

(iv) such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as may be reasonably requested by the Administrative Agent in order for the owner or holder of such real property to grant the Lien contemplated by the Mortgage with respect to such real property;

(v) an ALTA loan policy of title insurance (or marked up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of the Mortgage referred to above as a valid first priority mortgage Lien on such real property and fixtures described therein, subject only to Permitted Liens, in an amount reasonably acceptable to the Administrative Agent, which policy shall (A) be issued by the nationally recognized title company reasonably acceptable to the Administrative Agent, (B) to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Administrative Agent, (C) have been supplemented by such endorsements or affirmative coverage in the policy as shall be reasonably requested by the Administrative Agent (including, without limitation, endorsements on matters relating to aggregation of coverage amounts, usury, doing business, zoning, access, environmental Lien, contiguity, separate tax lot, first loss, last dollar, survey, variable rate, mortgage recording tax, revolving credit, waiver of arbitration, and so-called comprehensive coverage over covenants and restrictions) and (D) contain no exceptions to title other than Permitted Liens;

(vi) such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the title company to issue the title policy and endorsements referred to above;

(vii) evidence reasonably acceptable to the Administrative Agent of payment by the applicable U.S. Loan Party of all title policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgage and issuance of the title policy referred to above;

(viii) an ALTA survey of such real property that is (A) certified to the Administrative Agent and the title company issuing the title policy referred to above in a manner reasonably satisfactory to each of the Administrative Agent and such title company, (B) dated a date reasonably satisfactory to each of the Administrative Agent and such title company by an independent professional licensed land surveyor, (C) sufficient to allow such title company to delete any standard printed survey exceptions contained in the title policy referred to above and issue the “same as survey endorsement” referred to above, to the extent the same is available in the applicable jurisdiction, and (D) made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping 2011 and certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent); provided, however, no such new ALTA survey shall be required with respect to such real property to the extent that the applicable U.S. Loan Party provides the title company issuing the title policy referred to above an existing land survey together with any additional documentation required by said title company with respect thereto (including, without limitation, an “affidavit of no change”) sufficient to allow such title company to delete any standard printed survey exceptions contained in said title policy and issue the “same as survey endorsement” referred to above, to the extent the same is available in the applicable jurisdiction;

(ix) a completed Federal Emergency Management Agency “Life-of-Loan” Flood Hazard Determination, and, if any portion of any such real property is located in a Special Flood Hazard Area, a notice about Special Flood Hazard Area status and flood disaster assistance duly executed by the Borrower and the applicable Loan Party relating thereto, together with evidence of flood insurance as required by Section 4.11(a) of the U.S. Security Agreement; and

(x) favorable written opinion(s) of local counsel addressed to the Administrative Agent in form reasonably satisfactory to the Administrative Agent opining as to the due authorization, execution, delivery, and enforceability of the Mortgage encumbering such real property and such other customary real estate opinions as the Administrative Agent may reasonably require in its Permitted Discretion.

“Eligible Unbilled Accounts” means any Account due to the Loan Parties (other than an Eligible Account) arising from the sale of goods of the Loan Parties or the provision of services by the Loan Parties within the preceding 60 days:

(a) in which the goods giving rise to such Account were shipped FOB (shipping point) and in which an invoice evidencing such Account has not been and only will be sent to the Account Debtor after the Account Debtor has confirmed receipt of such goods; or

(b) representing obligations for goods sold or services rendered during a calendar month that are invoiced within 10 days following the end of such calendar month.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower or any Restricted Subsidiary resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” has the meaning assigned to such term in the U.S. Security Agreement, Canadian Security Agreement and each other Security Agreement, as applicable.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Borrower, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a U.S. Pension Plan (other than an event for which the 30-day notice period is waived); (b) the failure by any U.S. Pension Plan to satisfy any minimum funding standard (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such U.S. Pension Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any U.S. Pension Plan; (d) the incurrence by any Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any U.S. Pension Plan; (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any U.S. Pension Plan or U.S. Pension Plans or to appoint a trustee to administer any U.S. Pension Plan; (f) the incurrence by any Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any U.S. Pension Plan or Multiemployer Plan; (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Section 4245 of ERISA, in reorganization within the meaning of Section 4241 of ERISA or in endangered or critical status, within the meaning of Section 305 of ERISA; (h) a contribution failure has occurred with respect to any U.S. Pension Plan sufficient to give rise to a lien under Section 303(k) of ERISA; (i) the failure by any Borrower or any of its ERISA Affiliates to make a required contribution to any Multiemployer Plan; (j) a determination that any U.S. Pension Plan is in “at risk” status within the meaning of Section 303 of ERISA; or (k) the cessation of operations at a facility of any Borrower or any of its ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA.

“Estimated CapEx Amount” means, with respect to the Eligible Capital Expenditures of any Loan Party, the product of (i) the aggregate amount invoiced to such Loan Party by third parties representing amounts expended by such Loan Party for Eligible Capital Expenditures that were not part of the Equipment of such Loan Party that was subject to the last appraisal (other than a desktop appraisal referred to in the following proviso) received by the Administrative Agent of the Equipment of such Loan Party hereunder multiplied by (ii) a percentage established by the Administrative Agent from time to time in its Permitted Discretion based on a sampling of the invoices of the Loan Parties that is selected by the Administrative Agent, in order to exclude from the Estimated CapEx Amount, the estimated soft costs otherwise included on such invoices, including but not limited to delivery charges, taxes or cost of installation; provided that desktop appraisals of the Eligible Capital Expenditures may be requested by the Administrative Agent (which shall be in addition to the appraisals otherwise required or permitted by Section 5.10) by an appraiser reasonably satisfactory to the Administrative Agent in any calendar year where Availability is at any time less than $200,000,000 but such appraisals shall not be required more frequently than (i) once in any calendar year if Availability is less than $200,000,000 at any time during such year or (ii) once per calendar quarter if Availability is less than $125,000,000 at any time during such calendar year.

“Euro” or “€” means the single currency of the Participating Member States as constituted by the Treaty on European Union and as referred to in the legislative measures of the Participating Member States for the introduction of, changeover to, or operation of the Euro in one or more member states.

“Eurodollar,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“European Administrative Agent” means J.P. Morgan Europe Limited, in its respective capacities as administrative agent under the French Facility and the U.K. Facility, and its successors and assigns in such capacity.

“European Collateral Agent” means J.P. Morgan Europe Limited, in its capacity as the holder of a Lien on the Collateral of the French Loan Parties and U.K. Loan Parties, respectively, to secure the International Secured Obligations.

“European Issuing Bank” means, individually and collectively as the context may require, in the case of each French Letter of Credit and U.K. Letter of Credit, JPMorgan Chase Bank, N.A., and any other Lender (which shall be a French Qualifying Issuing Bank, in the case of French Letters of Credit) proposed by the Borrower Representative that has agreed to act as a European Issuing Bank and is reasonably acceptable to the Administrative Agent, each in its capacity as an issuer of U.K. Letters of Credit and French Letters of Credit hereunder, and its successors and assigns in such capacity as provided in Section 2.06(j). Each European Issuing Bank may, in its sole discretion, arrange for one or more U.K. Letters of Credit or French Letters of Credit to be issued by Affiliates of such European Issuing Bank, in which case the term “European Issuing Bank” shall include any such Affiliate with respect to U.K. Letters of Credit or French Letters of Credit issued by such Affiliate.

“European LC Collateral Account” has the meaning set forth in Section 2.06(k).

“European Union” means the region comprised of member states of the European Union pursuant to the Treaty establishing the European Community (signed in Rome on 25 March 1967) as amended by the Treaty on the European Union (signed in Maastricht on 7 February 1992).

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” means any deposit account or securities account of a Loan Party of the type described in the definition of “Excluded Accounts” in the U.S. Security Agreement.

“Excluded Subsidiary” means (a) any Restricted Subsidiary that is not a wholly owned Subsidiary of the Company, (b) except in the case of the International Secured Obligations, (i) any Foreign Subsidiary, (ii) any Domestic Subsidiary that is a disregarded entity for United States federal income tax purposes and has no material assets other than Equity Interests in one or more Foreign Subsidiaries or (iii) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary, (c) any Subsidiary that is prohibited or restricted by applicable Law from providing a Guarantee of the Applicable Guaranteed Obligations or if such Guarantee would require governmental (including regulatory) consent, approval, license or authorization, (d) any special purpose securitization vehicle (or similar entity), (e) any Restricted Subsidiary that is a not-for-profit organization, (f) any Unrestricted Subsidiary, (g) any Restricted Subsidiary that is not a Material Subsidiary, (h) any captive insurance company and (i) any other Restricted Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower Representative), the cost or other consequences (including any adverse tax consequences) of becoming a Loan Guarantor shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

“Excluded Taxes” means, with respect to an Applicable Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any Loan Document, (a) Taxes imposed on or measured by its net income (however denominated), and franchise Taxes imposed on it, in each case, by a jurisdiction as a result of such recipient being organized under the laws of, or having its principal office or applicable lending office in, such jurisdiction or as a result of any other present or former connection between such recipient and such jurisdiction (other than any connection arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, and/or enforced, any Loan Documents), (b) any branch profits Tax under Section 884(a) of the Code, or any similar Tax, imposed by any jurisdiction described in clause (a), (c) in the case of a Non-U.S. Lender (other than an assignee pursuant to a request by a U.S. Borrower under Section 2.19(b)), any U.S. federal withholding Tax imposed on amounts payable in respect of any Loans, Letters of Credit, Revolving Commitments, or LC Disbursements provided to U.S. Borrowers that is not imposed solely as a result of a Change in Tax Law occurring after such Non-U.S. Lender became a party to this Agreement, except (i) to the extent that such Non-U.S. Lender’s assignor, if any, was entitled, immediately prior to the assignment to such Non-U.S. Lender, to receive additional amounts with respect to such withholding Tax pursuant to Section 2.17 or (ii) where such Non-U.S. Lender changes its applicable lending office or takes any other action after the occurrence of such Change in Tax Law, to the extent that the additional amounts payable (if any) to such Non-U.S. Lender in respect of such withholding Tax after such change in applicable lending office or such other action do not exceed the additional amounts (if any) payable to such Non-U.S. Lender solely as a result of such Change in Tax Law, (d) with respect to any Loans, Letters of Credit, Revolving Commitments, or LC Disbursements provided to U.S. Borrowers, any United States federal withholding Tax imposed pursuant to FATCA, (e) any withholding Taxes attributable to the failure of a Lender to comply with Section 2.17(e), and (f) in the case of any amounts payable in respect of any Loans, Letters of Credit, Revolving Commitments or LC Disbursements provided to French Borrowers, any Tax Deduction on account of Tax imposed by France on any such payment if such Tax Deduction is imposed solely because the payment is made to an account opened in the name of or for the benefit of such recipient in a financial institution situated in a Non-Cooperative Jurisdiction.

“Existing ABL Credit Agreement” means the Company’s existing ABL Credit Agreement, dated as of January 25, 2007, by and among Metal Services Merger Sub Corp. (which merged into the Company, with the Company being the surviving entity in such merger), certain domestic and foreign subsidiaries party thereto, the lenders party thereto, Credit Suisse, as administrative agent and the other agents party thereto.

“Existing Debt Securities” means the 9 3/4% Senior Subordinated Debt Securities due 2015 of the Company outstanding on the Effective Date.

“Existing Term Loan Credit Agreement” means the Company’s existing Term Loan Credit Agreement, dated as of January 25, 2007, by and among Metal Services Merger Sub Corp. (which merged into the Company, with the Company being the surviving entity in such merger), certain domestic and foreign subsidiaries party thereto, the lenders party thereto, Credit Suisse, as administrative agent and collateral agent and the other agents party thereto, as amended, modified or supplemented from time to time.

“Existing Term Loans” means the “Term Loans” as defined in the Existing Term Loan Credit Agreement.

“Facility” means each of the U.S. Facility, the Canadian Facility, the French Facility and the U.K. Facility.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (and any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future treasury regulations or official interpretations thereof by any Governmental Authority (including a court).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer or treasurer of a Borrower and, in the case of a Borrower that is an International Loan Party, also means each person performing similar duties as the foregoing Persons (including any director of such International Loan Party, acting in such capacity).

“Financial Performance Covenant” has the meaning set forth in Article VII.

“Financial Support Direction” means a financial support direction issued by the Pensions Regulator under section 43 of the United Kingdom Pensions Act 2004.

“First-Tier Foreign DRE” means any Foreign DRE that is owned directly or indirectly through one or more Foreign DREs, by a U.S. Borrower or a Domestic Subsidiary.

“First-Tier Foreign Subsidiary” means any Foreign Subsidiary (other than a Foreign DRE), owned directly by one or more of the U.S. Borrowers, the Domestic Subsidiaries, or the First-Tier Foreign DREs.

“Fixed Charge Coverage Ratio” means the ratio for any Test Period of (a) EBITDA for such Test Period minus the unfinanced portion of Capital Expenditures (it being understood that Capital Expenditures financed with the proceeds of Loans shall not be deemed financed for this purpose) for such Test Period minus taxes paid in cash for such Test Period to (b) Fixed Charges for such Test Period, all calculated for the Company and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP.

“Fixed Charges” means, with reference to any period, without duplication, cash Interest Expense (including, without limitation, any interest portion of Capital Lease Obligation payments), plus scheduled principal payments on long-term Indebtedness made during such period, plus the amount of Restricted Payments made during such period (limited to (i) Restricted Payments made solely in reliance on the Payment Conditions and (ii) other Restricted Payments in excess of $10,000,000 for the applicable Test Period), all calculated for the Company and its Restricted Subsidiaries on a consolidated basis.

“Foreign DRE” means a Foreign Subsidiary that for U.S. federal income tax purposes is classified as a partnership or that is “disregarded as an entity separate from its owner” (within the meaning of Treas. Reg. § 301.7701-3), but not any such Foreign Subsidiary that has no material assets other than stock of one or more “controlled foreign corporations” (within the meaning of Section 957(a) of the Code).

“Foreign Pension Plan” means any pension plan, pension undertaking, supplemental pension, retirement savings or other retirement income plan, obligation or arrangement of any kind, other than any state social security arrangements, or, with respect to France, supplemental pension arrangements with AGIRC or ARRCO, that is not subject to U.S. or Canadian law and in respect of which any Loan Party or any of its Subsidiaries or Affiliates has any liability, obligation or contingent liability.

“Foreign Subsidiary” means each Subsidiary of the Company that is not a Domestic Subsidiary.

“France” means the French Republic.

“French Borrower” means, individually and collectively as the context may require, Tube City IMS France Sud, a société par actions simplifiée, organized under the laws of France, with a share capital of €998,200, incorporated with the Registre du commerce et des sociétés of Salon de Provence under trade number 350 150 017, with registered office located at Route d’Arles – Chemin de Sonde BP 225 13775 Fos-Sur-Mer (France), Tube City IMS France Centre, a société par actions simplifiée unipersonnelle, organized under the laws of France, with a share capital of €3,537,000, incorporated with the Registre du commerce et des sociétés of Salon de Provence under trade number 508 917 366, with registered office located at Route d’Arles – Chemin de Sonde BP 225 13775 Fos-Sur-Mer (France), and any other wholly-owned Subsidiary of the Company that is organized under the laws of France and that becomes a French Borrower under this Agreement, following the Effective Date, pursuant to the terms of Section 2.25.

“French Borrowing Base” means, at any time (without duplication) with respect to any French Borrower,

(a) prior to the Discharge of Existing Term Loan Obligations and compliance by the Company with the applicable requirements set forth in Section 4.03, $0; and

(b) following the Discharge of Existing Term Loan Obligations and compliance by the Company with the applicable requirements set forth in Section 4.03,

(i) the product of (A) 100% multiplied by (B) the Borrowing Base Cash Component in the French Borrowing Base Cash Collateral Account of such French Borrower, plus

(ii) the product of (A) 85% multiplied by (B) the Eligible Accounts of such French Borrower at such time, minus

(iii) without duplication, Reserves established by the Administrative Agent in its Permitted Discretion.

“French Borrowing Base Cash Collateral Account” means, collectively, one or more accounts of a French Borrower, as designated from time to time by written notice from the Borrower Representative to the Administrative Agent, held with financial institutions and subject to control and security in favor of the European Collateral Agent pursuant to arrangements in form and substance reasonably satisfactory to the Administrative Agent.

“French Collection Deposit Account” has the meaning assigned to such term in the French Security Agreement or any other applicable Loan Document.

“French Commitment” means, with respect to each French Revolving Lender, the commitment, if any, of such French Revolving Lender to make French Revolving Loans and French Letters of Credit and to acquire participations in French Letters of Credit and French Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such French Revolving Lender’s French Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such French Revolving Lender pursuant to Section 9.04. The initial amount of each French Revolving Lender’s French Commitment is set forth on the Revolving Commitment Schedule, or in the Assignment and Assumption pursuant to which such French Revolving Lender shall have assumed its French Commitment, as applicable. The French Commitment is in the initial aggregate amount of $20,000,000.

“French Facility” means, collectively, the French Commitment and the extensions of credit made thereunder.

“French LC Exposure” means, at any time, the sum of the Commercial LC Exposure and the Standby LC Exposure in respect of French Letters of Credit. The French LC Exposure of any French Revolving Lender at any time shall be its Applicable Percentage of the total French LC Exposure at such time. Each Lender that has a French LC Exposure (or any Affiliate or branch of any such lender acting on behalf of such lender) shall be a French Qualifying Lender.

“French Letter of Credit” means, individually and collectively as the context may require, any Letter of Credit issued under the French Facility.

“French Loans” means, individually and collectively as the context may require, the French Revolving Loans, the French Swingline Loans and the French Protective Advances.

“French Loan Party” means, individually and collectively as the context may require, each French Borrower and each other Subsidiary of a Borrower that is organized under the laws of France and that executes a Guarantor Joinder Agreement.

“French Protective Advances” has the meaning assigned to such term in Section 2.04.

“French Qualifying Issuing Bank” means (i) a credit institution (établissement de crédit) licensed by the relevant Governmental Authorities of France for the purpose of providing to customers or administering means of payment (mise à la disposition ou gestion de moyens de paiement); (ii) a credit institution (établissement de crédit) having its registered office in a member state of the European Union or in a state which is a party to the Treaty on the European Economic Area, so long as the relevant Governmental Authorities of France have been notified in advance by the relevant Governmental Authority of such state; provided, that such credit institution provides to customers in France or administers only those means of payment which it is authorized to provide or administer in the state in which is registered office is located; or (iii) a financial institution (établissement financier) having its registered office in a member state of the European Union or in a state which is a party to the Treaty on the European Economic Area, which has obtained a certificate from the relevant Governmental Authorities of such state certifying that it meets the conditions required for that purpose by such Governmental Authority, so long as the relevant Governmental Authorities of France have been notified in advance by the relevant Governmental Authority of such state; provided, that such financial institution provides to customers in France or administers only those means of payment which it is authorized to provide or administer in the state in which is registered office is located. For purposes of this definition, “notified in advance” refers to the satisfaction of the formalities required to benefit from applicable European passporting provisions (including the transmission by a local regulator to the French banking authority of a notice received from a financial institution to the effect that such institution intends to trade in France on a remote basis pursuant to the European passporting regulations).

“French Qualifying Lender” means (i) a credit institution (établissement de crédit) licensed for the purpose of carrying out credit transactions (operations de crédit) by the relevant Governmental Authorities of France; (ii) a credit institution (établissement de crédit) having its registered office in a member state of the European Union or in a state which is a party to the Treaty on the European Economic Area, so long as the relevant Governmental Authorities of France have been notified in advance by the relevant Governmental Authority of such state; provided, that such credit institution carries out in France only those credit transactions which it is authorized to carry out in the state in which is registered office is located; or (iii) a financial institution (établissement financier) having its registered office in a member state of the European Union or in a state which is a party to the Treaty on the European Economic Area, which has obtained a certificate from the relevant Governmental Authority of such state certifying that it meets the conditions required for that purpose by such Governmental Authority, so long as the relevant French authorities have been notified in advance by the relevant Governmental Authorities of such state; provided, that such financial institution carries out in France only those credit transactions which it is authorized to carry out in the state in which is registered office is located. For purposes of this definition, “notified in advance” refers to the satisfaction of the formalities required to benefit from applicable European passporting provisions (including the transmission by a local regulator to the French banking authority of a notice received from a financial institution to the effect that such institution intends to trade in France on a remote basis pursuant to the European passporting regulations).

“French Revolving Exposure” means, with respect to any French Revolving Lender at any time, the sum of (a) the outstanding principal amount of French Revolving Loans of such French Revolving Lender at such time, plus (b) an amount equal to such French Revolving Lender’s Applicable Percentage of the aggregate principal amount of the French Swingline Loans at such time, plus (c) an amount equal to such French Revolving Lender’s Applicable Percentage of the French LC Exposure at such time.

“French Revolving Lenders” means the Persons listed on the Revolving Commitment Schedule (or an Affiliate or branch of any such Person that is acting on behalf of such Person, in which case the term “French Revolving Lenders” shall include any such Affiliate or branch with respect to the French Revolving Loans made by such Affiliate or branch) as having a French Commitment and any other Person that shall acquire a French Commitment, other than any such Person that ceases to be a French Revolving Lender pursuant to an Assignment and Assumption. Each Lender that has a French Commitment (or any Affiliate or branch of any such Lender that is acting on behalf of such Lender) shall be a French Qualifying Lender.

“French Revolving Loan” means a Revolving Loan made by the French Revolving Lenders to any French Borrower or U.S. Borrower.

“French Security Agreement” means, individually and collectively as the context may require, each pledge agreement, security agreement, guarantee or other agreement that is entered into by any French Loan Party or any Person who is the holder of Equity Interests in any French Loan Party in favor of the European Collateral Agent, and any other pledge agreement, security agreement or other agreement entered into pursuant to the terms of the Loan Documents that is governed by the laws of France, securing the International Secured Obligations, in each case in form and substance satisfactory to the European Administrative Agent and entered into pursuant to the terms of this Agreement or any other Loan Document (including Section 2.25, Section 4.03 and Section 5.14), as the same may be amended, restated or otherwise modified from time to time.

“French Swingline Lender” means JPMorgan Chase Bank, N.A., Paris Branch, in its capacity as Lender of French Swingline Loans hereunder.

“French Swingline Loan” has the meaning assigned to such term in Section 2.05(d).

“Funding Accounts” means the deposit account(s) set forth in any notice of Borrowing and reasonably satisfactory to the Applicable Administrative Agent.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States, Canada or any other country, including any political subdivision of any of the foregoing (including state, provincial or local), the European Central Bank, the Council of Ministers of the European Union, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity (including any European supranational body) exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor Joinder Agreement” has the meaning assigned to such term in Section 5.12(a).

“Hazardous Materials” means any substance, material, pollutant, contaminant, chemical, waste, compound or constituent in any form, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, regulated pursuant to any Environmental Law.

“HM Revenue & Customs Double Taxation Treaty Passport Scheme” means the HM Revenue & Customs’ Double Taxation Treaty Passport scheme which became operative on 1 September 2010.

“Holdings” means TMS International Corp., a Delaware corporation.

“IFRS” means the body of pronouncements issued by the International Accounting Standards Board (IASB), including International Financial Reporting Standards and interpretations approved by the IASB, International Accounting Standards and Standing Interpretations Committee interpretations approved by the predecessor International Accounting Standards Committee and adapted for use in the European Union.

“Immaterial Subsidiary” means, at any date of determination, any Restricted Subsidiary that, at the last day of the most recently ended fiscal quarter of the Company for which financial statements have theretofore been most recently delivered pursuant to Section 5.01(a) or (b), when aggregated with each other Restricted Subsidiary as to which a specified condition in Article VII applies, accounted for less than (x) 5% of CNTA at such date and (y) less than 5% of the consolidated revenues of the Company and its Restricted Subsidiaries for the Test Period on such date.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accrued expenses and other accrued current liabilities incurred in the ordinary course of business, deferred compensation and any purchase price adjustment, earn-out or deferred payments of a similar nature), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person; provided that if recourse for the payment of such Indebtedness is limited exclusively to such property and such Person has absolutely no other personal liability with respect thereto, the amount of such Indebtedness shall equal the lesser of (A) the fair market value of such property and (B) the amount of Indebtedness so secured, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations and Synthetic Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) obligations under any liquidated earn-out and (k) all obligations of such Person in respect of Disqualified Equity Interests. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, Indebtedness shall not include (x) unsecured trade payables that are paid to banks financing vendor receivables in the ordinary course of business of the Borrowers to the extent any such trade payables are deemed to be indebtedness solely as a result of requirements under GAAP and (y) operating leases as defined under GAAP as of the Effective Date to the extent that such leases are deemed to be Indebtedness solely as a result of any change in the requirements under GAAP after the Effective Date.

“Information Memorandum” means the Confidential Information Memorandum dated July 2011 relating to the Borrowers and the Transactions and all supplements thereto.

“Insolvency Laws” means each of the Bankruptcy Code, the United Kingdom’s Insolvency Act 1986, Article 1244-1 of France’s Civil Code or Book VI (Livre VI) of France’s Commercial Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada), in each case as amended, and any other applicable state, provincial, territorial or federal bankruptcy laws, each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of any jurisdiction, including any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it and including any rules and regulations pursuant thereto.

“Intellectual Property Security Agreement” means any intellectual property security agreement referred to in the U.S. Security Agreement.

“Intercreditor Agreement” means the Lien Subordination and Intercreditor Agreement, dated as of July 25, 2007, by and among The CIT Group/Business Credit Inc., as Revolving Facility Agent, Credit Suisse, as Term Loan Agent, and the other parties thereto, as supplemented from time to time (including on the Effective Date) (the “Initial Intercreditor Agreement”) or any amendment thereto or any other intercreditor agreement entered into by the Applicable Administrative Agents on behalf of the Lender Parties following the Effective Date with the holders (or a representative of such holders) of any Indebtedness secured by any Permitted Lien on any Collateral, in each case, so long as (i) such amendment or intercreditor agreement provides that the Applicable Secured Obligations have a first priority security interest in all Collateral consisting of “Borrowing Base Collateral” at the time of such amendment or intercreditor agreement and (ii) the other terms of such amendment or intercreditor agreement are acceptable to the Administrative Agent in its Permitted Discretion.

“Interest Election Request” means a request by the Borrower Representative to convert or continue a Revolving Borrowing in accordance with Section 2.08.

“Interest Expense” means, with reference to any period, total interest expense (including that attributable to Capital Lease Obligations) of the Company and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of the Company and its Restricted Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for the Company and its Restricted Subsidiaries for such period in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any ABR Loan, Canadian Prime Rate Loan, U.K. Protective Advance, French Protective Advance, U.K. Swingline Loan or French Swingline Loan, the first day of each January, April, July and October and the Maturity Date, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar

Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, nine or twelve months or any shorter period) thereafter, as the Borrower Representative may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period; provided, further, that “Interest Period” shall also mean an interest period of one week, in the case of French Swingline Loans or U.K. Swingline Loans referred to in the penultimate sentence of Section 2.05(f). For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“International Borrowing Base Utilization” means, at any time, the sum of (i) if positive, the amount by which the total Canadian Revolving Exposure in respect of Loans and Letters of Credit for the account of the Canadian Borrowers of all Canadian Revolving Lenders exceeds the total Canadian Borrowing Base at such time plus (ii) if positive, the amount by which the total French Revolving Exposure of all French Revolving Lenders in respect of Loans and Letters of Credit for the account of each French Borrower exceeds the total French Borrowing Base of each such French Borrower at such time plus (iii) if positive, the amount by which the total U.K. Revolving Exposure of all U.K. Revolving Lenders in respect of Loans and Letters of Credit for the account of the U.K. Borrowers exceeds the total U.K. Borrowing Base at such time.

“International Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“International Loan Guarantors” means each International Loan Party.

“International Loan Parties” means, individually and collectively as the context may require, any Canadian Loan Party, U.K. Loan Party and French Loan Party.

“International Obligations” means all unpaid principal of and accrued and unpaid interest on the Canadian Loans, French Loans, U.K. Loans to the Canadian Borrowers, French Borrowers and U.K. Borrowers, respectively, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the International Loan Parties to the Lenders or to any Lender, the Administrative Agent, the Canadian Administrative Agent, the European Administrative Agent, the European Collateral Agent, any Canadian Issuing Bank, any European Issuing Bank or any indemnified party arising under the Loan Documents (including interest, costs and fees accruing during the pendency of any proceeding under any Insolvency Laws, regardless of whether allowed or allowable in such proceeding).

“International Secured Obligations” means all International Obligations, together with all (a) Banking Services Obligations of the International Loan Parties or any Foreign Subsidiaries; and (b) Swap Obligations of the International Loan Parties or any Foreign Subsidiaries owing to one or more Qualified Counterparties.

“Inventory” means, individually and collectively, “inventory” as referred to in any Security Agreement.

“Investment” has the meaning assigned to such term in Section 6.04.

“Investment Property” means “Investment Property” as defined in any applicable Security Agreement.

“IRS” means the United States Internal Revenue Service.

“Issuing Banks” means, individually and collectively as the context may require, each U.S. Issuing Bank, Canadian Issuing Bank and European Issuing Bank.

“ITA” means the Income Tax Act (Canada), as amended.

“Joining Borrower” means, individually and collectively as the context may require, a Joining Canadian Borrower, a Joining French Borrower, a Joining U.K. Borrower and/or a Joining U.S. Borrower.

“Joining Canadian Borrower” has the meaning assigned to such term in Section 2.25.

“Joining Borrower Effective Date” means, with respect to each Joining Borrower, the date on which such Joining Borrower becomes a “Borrower” under this Agreement and is entitled to make Borrowings hereunder after satisfying all of the relevant conditions set forth in Section 2.25.

“Joining French Borrower” has the meaning assigned to such term in Section 2.25.

“Joining U.K. Borrower” has the meaning assigned to such term in Section 2.25.

“Joining U.S. Borrower” has the meaning assigned to such term in Section 2.25.

“Joint Bookrunners” means, individually and collectively as the context may require, J.P. Morgan Securities LLC, Wells Fargo Capital Finance, LLC and Merrill Lynch, Pierce, Fenner & Smith, Incorporated, in their respective capacities as joint bookrunners hereunder, and each of their successors and assigns in such capacity.

“Joint Lead Arrangers” means, individually and collectively as the context may require, J.P. Morgan Securities LLC, Wells Fargo Capital Finance, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, in their capacity as joint lead arrangers, and each of their successors and assigns in such capacity.

“Landlord Lien” means any Lien of a landlord on any Borrower’s property, granted by statute.

“LC Alternative Currency” means (a) Sterling, (b) Euros or (c) any other lawful currency (other than Dollars) acceptable to the U.S. Issuing Banks (in the case of U.S. Letters of Credit) or the European Issuing Banks (in the case of French Letters of Credit or U.K. Letters of Credit) or which, in the case of this clause (c), is freely transferable and convertible into Dollars in the United States or London currency market, as applicable, and is freely available to the applicable U.S. Issuing Bank or European Issuing Bank, as applicable, in the London interbank deposit market.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit, including in respect of a time draft presented thereunder; provided that, with respect to any component of any such amount in an LC Alternative Currency under a U.S. Letter of Credit, such amount shall be the Dollar Amount thereof. The date of an LC Disbursement shall be the date of payment by the applicable Issuing Bank under a Letter of Credit or a time draft presented thereunder, as the case may be.

“LC Exposure” means, at any time, the U.S. LC Exposure, the Canadian LC Exposure, the U.K. LC Exposure and the French LC Exposure.

“Lender Parties” means, individually and collectively as the context may require, the Agents, the Lenders, the Issuing Banks and the Qualified Counterparties party to any Banking Services Agreement or Swap Agreement.

“Lenders” means, individually and collectively as the context may require, the Canadian Revolving Lenders, the U.K. Revolving Lenders, the French Revolving Lenders and the U.S. Revolving Lenders. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lenders.

“Letter of Credit” means any Commercial Letter of Credit or Standby Letter of Credit (or, if agreed by the relevant Issuing Bank, bank guarantees) issued pursuant to this Agreement. Without limiting the foregoing, Letters of Credit shall include any time draft presented under a Letter of Credit.

“Level 1 Minimum Availability Period” means any period (a) commencing on any date when Availability has been less than 10% of the total Revolving Commitment then in effect for a period of five (5) consecutive Business Days and (b) ending after Availability has been at least 10% of the total Revolving Commitment then in effect for a period of 30 consecutive days. For the avoidance of doubt, if a Level 2 Minimum Availability Period has not occurred and is continuing then a Level 1 Minimum Availability Period shall not be continuing.

“Level 2 Minimum Availability Period” means any period (a) commencing on any date when Availability has been less than 15% of the total Revolving Commitment then in effect for five (5) consecutive Business Days and (b) ending after Availability has been at least 15% of the total Revolving Commitment then in effect for a period of 10 consecutive Business Days. For the avoidance of doubt, if a Level 1 Minimum Availability Period has occurred and is continuing, a Level 2 Minimum Availability Period shall also be continuing.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent or the European Administrative Agent, as applicable, from time to time for purposes of providing quotations of interest rates applicable to deposits in the relevant currency in the London interbank market) at approximately 11:00 a.m., Local Time, on the relevant Quotation Day, as the rate for deposits in the relevant currency having a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which deposits in the relevant currency of $5,000,000 (or, in the case of a currency other than Dollars, an appropriate equivalent thereof determined by the Administrative Agent or the European Administrative Agent, as applicable) and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent or the European Administrative Agent, as applicable, in immediately available funds in the London interbank market at approximately 11:00 a.m., London time on the relevant Quotation Day.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge, or security interest (including, in the case of a French Loan Party or U.K. Loan Party, any assignment by way of security) in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities; provided, that in no event shall an operating lease be deemed to constitute a Lien.

“Line Cap” means, as of any date of determination thereof by the Administrative Agent,

(a) prior to the Discharge of Existing Term Loan Obligations, the lesser of (1) the Term Loan ABL Limit, (2) the total Revolving Commitments of all Lenders and (3) the Aggregate Borrowing Base; and

(b) after the Discharge of Existing Term Loan Obligations, an amount equal to the lesser of (1) the total Revolving Commitments of all Lenders and (2) the Aggregate Borrowing Base.

“Limitation Acts” means the United Kingdon Limitation Act 1980 and the United Kingdom Foreign Limitation Periods Act 1984.

“Loan Documents” means, individually and collectively as the context may require, this Agreement, any promissory notes issued pursuant to this Agreement, any Letters of Credit applications, the Collateral Documents, the Loan Guaranty, any Canadian Guarantee and each additional guaranty, security agreement, pledge agreement or other agreement that creates or perfects a Lien or a guarantee in favor of the Administrative Agent, European Administrative Agent or European Collateral Agent pursuant to Section 2.25, 4.03 or 5.12 or any other provision of any Loan Document, together with all other agreements, instruments, documents and certificates identified in Sections 4.01 or 4.03 or from time to time executed and delivered to, or in favor of, any Applicable Administrative Agent or any other Lender Party, and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee or partner of any Loan Party, and delivered to any Agent or any Lender Party in connection with this Agreement or the transactions contemplated thereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative. For the avoidance of doubt, the Swap Agreements and the agreements pursuant to which Banking Services are provided shall not constitute Loan Documents.

“Loan Guarantor” means the Loan Parties.

“Loan Guaranty” means Article X of this Agreement and, except as the context otherwise requires, includes a Canadian Guarantee.

“Loan Parties” means, individually and collectively as the context may require, the U.S. Loan Parties and the International Loan Parties.

“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Revolving Loans, Swingline Loans and Protective Advances.

“Local Time” means (a) local time in London, England with respect to the receipt and sending of notices by and to, and the disbursement by or payment to, the European Administrative Agent or the European Collateral Agent, any U.K. Revolving Lender, any French Revolving Lender or any European Issuing Bank; (b) local time in Chicago, Illinois, with respect to the times for (i) the determination of “Dollar Amount,” (ii) the receipt and sending of notices by and to, and the disbursement by or payment to, the Administrative Agent, any U.S. Lender or any U.S. Issuing Bank and (iii) local time in Toronto, Canada, with respect to the time for the receipt and sending of notices by and to, and the disbursement by or payment to, the Canadian Administrative Agent, any Canadian Revolving Lender or any Canadian Issuing Bank; (c) local time in London, England, with respect to the times for the determination of “LIBO Rate” and “Overnight LIBO Rate”; (d) local time at the place of determination, if such local time as of such place for determination is specified herein; and (e) in all other circumstances, New York, New York time.

“Lock Box Agreement” means, individually and collectively as the context may require, each “Lock Box Agreement” referred to in the U.S. Security Agreement.

“Loss Sharing Agreement” means the Loss Sharing Agreement, dated as of the Effective Date by and among each of the Lenders party hereto from time to time.

“Management Agreement” means the Management Agreement among MS Holdco, the Company and the Sponsor, dated as of January 25, 2007, pursuant to which the Sponsor agrees to provide certain services to MS Holdco and the Company in exchange for certain fees.

“Management Fees” means all fees and expense reimbursements payable to Sponsor or any of its controlled Affiliates pursuant to the Management Agreement.

“Management Stockholders” means the directors, management, officers or employees of Holdings who are equity investors in Holdings on the Effective Date.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01(a).

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Restricted Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under the Loan Documents to which it is a party or (c) the rights of or benefits available to the Administrative Agent, any other Agent, the Issuing Banks or the Lenders under the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Restricted Subsidiaries in an aggregate principal amount exceeding $35,000,000. For purposes of determining Material Indebtedness, the “obligations” of the Company or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means, at any date of determination, any Restricted Subsidiary that, at the last day of the most recently ended fiscal quarter of the Company for which financial statements have theretofore been most recently delivered pursuant to Section 5.01(a) or (b), accounted for more than 5% of CNTA at such date; provided that, notwithstanding the above, “Material Subsidiary” shall also include any of the Company’s Restricted Subsidiaries designated in writing to the Administrative Agent, by the Borrower Representative which the Borrower Representative shall be required to designate (and hereby undertakes to designate) to the extent necessary to ensure that the Company and all Material Subsidiaries accounted for, at the last day of the Test Period ending on the last day of the most recent fiscal period for which financial statements have theretofore been most recently delivered pursuant to Section 5.01(a) or (b) more than 90% of CNTA at such date.

“Maturity Date” means December 14, 2016 or any earlier date on which the Revolving Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof; provided that if:

(i) any Existing Term Loans are still outstanding on October 23, 2013 (the “Existing Term Loan Trigger Date”), the Maturity Date shall be automatically amended to be the Existing Term Loan Trigger Date except to the extent that prior to the repayment in full of the Existing Term Loans, the Company would be permitted to repay in full the Existing Term Loans in reliance on the Payment Conditions; provided that, if on any date after the Existing Term Loan Trigger Date and prior to repayment in full of the Existing Term Loans the Company would no longer be permitted to repay in full the Existing Term Loans in reliance on the Payment Conditions, then the Maturity Date shall be automatically amended to be such date; and

(ii) any Existing Debt Securities are outstanding on October 31, 2014 (the “Existing Debt Securities Trigger Date”), the Maturity Date shall be automatically amended to be the Existing Debt Securities Trigger Date.

“Maximum Guaranteed Amount” has the meaning assigned to such term in Section 10.01.

“Maximum Liability” has the meaning assigned to such term in Section 10.08.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, on real property of a U.S. Loan Party, including any amendment, modification or supplement thereto.

“MS Holdco” means Metal Services Holdco LLC, a Delaware limited liability company.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, for any period, the consolidated net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries, (b) the income (or deficit) of any Person (other than a Restricted Subsidiary) in which the Company or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Restricted Subsidiary in the form of dividends or similar distributions, (c) the undistributed earnings of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of

Law applicable to such Restricted Subsidiary, and (d) the cumulative effect of a change in accounting principles during such period to the extent included in Net Income. In addition, to the extent not already accounted for in Net Income in such period or any other period, Net Income shall include the amount of net proceeds received by the Company or any Restricted Subsidiary thereof from business interruption insurance and, to the extent representing reimbursement for an item that reduced consolidated net income for such period, reimbursement provisions in connection with any investment or any sale, transfer, loan or other disposition of assets permitted hereunder.

“Net Orderly Liquidation Value” means, with respect to Inventory or Equipment of any Person, the orderly liquidation value thereof, net of all costs of liquidation thereof, as determined in a manner acceptable to the Administrative Agent in its Permitted Discretion by an appraiser reasonably acceptable to the Administrative Agent and except for appraisals conducted with respect to Eligible Real Estate or while a Level 1 Minimum Availability Period is in effect, to the Borrower Representative.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event (including any underwriting, brokerage or other customary selling commissions, reasonable legal, advisory and other fees and expenses (including title and recording expenses) associated therewith), (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding) other than Borrowing Base Collateral, the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (iii) the amount of all taxes paid (or reasonably estimated to be payable) and (iv) the amount of any reserves established to fund contingent liabilities (including post-closing adjustments) reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).

“Non BA Lender” means a Canadian Revolving Lender that cannot or does not as a matter of policy accept bankers’ acceptances.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(e).

“Non-Cooperative Jurisdiction” means a non-cooperative state or territory (Etat ou territoire non coopératif) as set out in the list referred to in Article 238-OA of the French General Tax Code (Code Général des Impôts), as such list may be amended from time to time.

“Non-Excluded Taxes” means all Taxes other than Excluded Taxes and Other Taxes.

“Non-Paying Guarantor” has the meaning assigned to such term in Section 10.09.

“Non-U.S. Lender” means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligations” means, individually and collectively as the context may require, the U.S. Obligations and the International Obligations.

“Original Currency” has the meaning assigned to such term in Section 9.18.

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise, property or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan

Document, excluding, in each case, any such Tax imposed as a result of a Lender’s assignment or other transfer or grant of a participation in any Loan, Letter of Credit, Revolving Commitment or LC Disbursement or designation of a new applicable lending office or other office for receiving payments under any Loan Document (collectively, “Assignment Taxes”), but only to the extent such Assignment Taxes result from a present or former connection between the assignor and/or assignee or Lender and/or Participant and the taxing jurisdiction (other than any connection arising from such assignor, assignee, Lender or Participant having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, and/or enforced, any Loan Documents; provided that the foregoing exception shall not apply to any Assignment Taxes resulting from any action taken pursuant to a request by a Borrower under Section 2.19.

“Overnight LIBO” means, when used in reference to any Loan or Borrowing, whether such Loan or the Loan comprising such Borrowing accrues interest at a rate determined by reference to the Overnight LIBO Rate.

“Overnight LIBO Rate” means, with respect to any Overnight LIBO Borrowing or overdue amount that bears interest at the Overnight LIBO Rate pursuant to the terms of this Agreement, (a) the rate of interest per annum (rounded upwards, if necessary, to the next 1/16 of 1%) at which overnight deposits in Euros, Sterling or Dollars, as applicable, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent or the European Administrative Agent, as applicable, in the London interbank market for such currency to major banks in the London interbank market plus (b) the Mandatory Cost.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Participating Member State” means any member state of the European Communities that adopts or has adopted (and has not ceased to adopt) the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Patriot Act” has the meaning assigned to such term in Section 3.20(a).

“Payment Conditions” means, at the time of determination with respect to a specified transaction or payment, that (a) no Event Default then exists or would arise as a result of the entering into of such transaction or the making of such payment, and (b) on a Pro Forma Basis after giving effect to such transaction or payment and any incurrence or repayment of Indebtedness in connection therewith:

(i) in the case of an Investment, either (A) Availability on such date and for each day during the 30-day period immediately preceding such date is equal to or greater than 20% of the total Revolving Commitment or (B) both (I) Availability on such date and for each day during the 30-day period immediately preceding such date is equal to or greater than 15% of the total Revolving Commitment and (II) the Fixed Charge Coverage Ratio for the most recently ended Test Period for which financial statements have been delivered to the Administrative Agent is at least 1.0 to 1.0;

(ii) in the case of any prepayment of Specified Indebtedness, (A) Availability on such date and for each day during the 30-day period immediately preceding such date is equal to or greater than 15% of the total Revolving Commitment and (B) the Fixed Charge Coverage Ratio for the most recently ended Test Period for which financial statements have been delivered to the Administrative Agent is at least 1.1 to 1.0; provided that in the case of a prepayment of Existing Term Loans resulting in the Discharge of Existing Term Loan Obligations, Availability shall give proforma effect to any increase in the Line Cap resulting therefrom (including any increase in any Borrowing Base as a result of any additional Borrowing Base Collateral to the extent the Administrative Agent is satisfied in its Permitted Discretion that all requirements set forth in Section 4.03 with respect to such Borrowing Base Collateral shall be satisfied on such date after giving effect to such payment);

(iii) in the case of any Restricted Payment, (A) Availability on such date and for each day during the 30-day period immediately preceding such date is equal to or greater than 20% of the total Revolving Commitment and (B) the Fixed Charge Coverage Ratio for the most recently ended Test Period for which financial statements have been delivered to the Administrative Agent is at least 1.1 to 1.

“Paying Guarantor” has the meaning assigned to such term in Section 10.09.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Event” means (a) the whole or partial withdrawal of a Canadian Loan Party from a Canadian Pension Plan during a plan year; or (b) the filing of a notice of interest to terminate in whole or in part a Canadian Pension Plan or the treatment of a Canadian Pension Plan amendment as a termination or partial termination; or (c) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer a Canadian Pension Plan; or (d) any other event or condition which might constitute grounds for the termination of, winding up or partial termination of winding up or the appointment of trustee to administer, any Canadian Pension Plan.

“Pension Plan” means (a) any U.S. Pension Plan, (b) any Canadian Pension Plan and (c) any Foreign Pension Plan (including any Foreign Pension Plan of any French Loan Party or U.K. Loan Party).

“Pensions Regulator” means the body corporate called the Pensions Regulator established under Part I of the United Kingdom Pensions Act 2004, as amended.

“Perfection Certificate” means the Perfection Certificate, dated as of the Effective Date, and executed by the U.S. Borrowers and Canadian Borrowers and delivered to the Administrative Agent.

“Permitted Cure Security” means any Qualified Equity Interest of Holdings.

“Permitted Debt” means any Indebtedness incurred by the Company; provided that (i) such Indebtedness is not secured by any property or assets of the Borrowers or any Restricted Subsidiary, (ii) such Indebtedness does not mature prior to the date that is 91 days after the Maturity Date at the time such Indebtedness is incurred (other than customary offers to repurchase (or requirements to prepay) upon a change of control or asset sale and customary acceleration rights after an event of default) and does not have scheduled amortization in excess of 5% per annum of the original principal amount of such Indebtedness, and (iii) such Indebtedness is not guaranteed by any Restricted Subsidiary that is not a U.S. Loan Party.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in good faith and by appropriate proceedings that stay the enforcement of such claim, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(b) carriers’, warehousemen’s, mechanics’, suppliers’, landlords’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation laws, unemployment, general liability and other insurance and other social security laws or retirement benefits or similar laws or regulations;

(d) Liens granted and deposits and other investments made to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) Liens incurred to secure appeal bonds and judgment and attachment liens in respect of judgments that do not constitute an Event of Default under paragraph (k) of Article VII;

(f) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, rights of distraint, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of the Company and its Restricted Subsidiaries or to the ownership or their properties, in each case, which were not incurred in connection with Indebtedness;

(g) Liens in favor of a credit card processor arising in the ordinary course of business under any processor agreement; and

(h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

provided that, other than specifically as listed above, the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Holders” means the Sponsor and the Management Stockholders.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in (i) certificates of deposit, time deposits and eurodollar deposits, in each case maturing within 365 days and (ii) banker’s acceptances, in each case maturing within 365 days from the date of acquisition thereof, issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank which has a combined capital and surplus and undivided profits of not less than $250,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in paragraph (a) above and entered into with a financial institution satisfying the criteria described in paragraph (c) above;

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and

(f) in the case of any Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes.

“Permitted Lien” means any Lien permitted under Section 6.02.

“Person” means any natural person, corporation, limited liability company, unlimited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PPSA” means the Personal Property Security Act (Ontario), including the regulations thereto, provided that if perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder or under any other Loan Document on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in a jurisdiction in Canada other than the Province of Ontario, “PPSA” means the Personal Property Security Act or such other applicable legislation (including the Civil Code (Quebec)) in effect from time to time in such other jurisdiction in Canada for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Prime Rate” means (a) for the purpose of Dollar-denominated Loans made available to the U.S. Borrowers, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate (in the case of Chase, at its offices at 270 Park Avenue in New York City or any successor executive office), and (b) for the purpose of Dollar-denominated Loans made available to the Canadian Borrowers, the rate of interest per annum publicly announced from time to time by the Canadian Administrative Agent at its Toronto office as its U.S. base rate for Dollar-denominated commercial loans; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Priority Payables Reserve” means reserves for amounts secured by any Liens, choate or inchoate, which rank or, except in the case of amounts listed under (ii) below, are capable of ranking in priority to the Liens granted to the Administrative Agent to secure the Applicable Secured Obligations, including without limitation, in the Permitted Discretion of the Administrative Agent, (i) any such amounts due and not paid for wages, or vacation pay, amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, all amounts deducted or withheld and not paid and remitted when due under the ITA, amounts currently or past due and not paid for realty, municipal or similar taxes (to the extent impacting personal or moveable property); and (ii) all amounts due and not yet contributed, remitted or paid to or under any Canadian Pension Plan or under the Canada Pension Plan, the Pension Benefits Act (Ontario) or any similar legislation (in either case other than amounts included in the Wage Earner Protection Act).

“Pro Forma Basis” means, in connection with any calculation of compliance with any financial covenant, financial term or Availability test, the calculation thereof after giving effect on a pro forma basis to any Investment, Restricted Payment or other event occurring following the first day of the relevant Test Period (or period for which Availability is being tested) which is required to be given pro forma effect as though it had occurred on the first day of the relevant Test Period or such other period (with respect to income statement items), or the last day of the relevant Test Period or such other period (with respect to balance sheet items) and to the following: (w) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent incurred to finance a relevant transaction required to be given pro forma effect to or to refinance other outstanding Indebtedness or to finance an acquisition of a Person or business unit permitted under Section 6.04) after the first day of the relevant period as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of the relevant period, (x) the permanent repayment of any Indebtedness (other than revolving Indebtedness except to the extent accompanied by a corresponding permanent commitment reduction) after the first day of the relevant period as if such Indebtedness had been retired or redeemed on the first day of the relevant period, (y) any sale of assets consummated after the first day of the relevant period as if such sale (and the application of the proceeds therefrom) had occurred (and the proceeds therefrom had been applied) on the first day of the relevant period, and/or (z) the acquisition of a Person or business unit permitted under to Section 6.04, if any, then being consummated as well as any other acquisition of a Person or business unit consummated after the first day of the relevant period and on or prior to the date of the respective acquisition then being effected, as the case may be, with the following rules to apply in connection therewith:

(i) all Indebtedness (x) (other than revolving Indebtedness, except to the extent incurred to finance a relevant transaction required to be given pro forma effect to or to refinance other outstanding Indebtedness or to finance an acquisition of a Person or business unit permitted under Section 6.04) incurred or issued after the first day of the relevant period (whether incurred to finance an acquisition, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of the respective period and remain outstanding through the date of determination and (y) (other than revolving Indebtedness except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired or redeemed after the first day of the relevant period shall be deemed to have been retired or redeemed on the first day of the respective period and remain retired through the date of determination;

(ii) all Indebtedness assumed to be outstanding pursuant to the preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness, or (y) at the rate which would have been applicable thereto on the last day of the respective period, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); and

(iii) in making any determination of EBITDA, pro forma effect shall be given to any sale or acquisition of assets constituting a Person or business unit permitted under to Section 6.04 consummated during the periods described above, with such EBITDA to be determined as if such sale or acquisition was consummated on the first day of the relevant period, and, in the case of any acquisition, taking into account factually supportable and reasonably identifiable synergies and cost savings and expenses directly attributable to any such acquisition or other acquisition that are certified to the Applicable Administrative Agent in writing and which synergies, cost savings and expenses are in the aggregate (without duplication, but together with any other add back to EBITDA under clause (a)(i) of the definition thereof for identifiable synergies, cost savings and expenses) either (A) not, for any period, in excess of 10% of the amount of EBITDA (calculated on a Pro Forma Basis (excluding any adjustment thereto pursuant to this clause (A)) for such period, or (B) in accordance with Regulation S-X, and otherwise reasonably acceptable to the Applicable Administrative Agent, in each case, as if such cost savings or expenses were realized on the first day of the respective period.

“Proceeds of Crime Act” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended from time to time, and including all regulations thereunder.

“Projections” has the meaning assigned to such term in Section 5.01(f).

“Protective Advance” has the meaning assigned to such term in Section 2.04(a).

“Qualified Counterparty” means, with respect to any Banking Services or Swap Agreements, any counterparty thereto that, at the time such Banking Services or Swap Agreement was entered into or as of the Effective Date, was an Administrative Agent, a Joint Lead Arranger, Joint Bookrunner or a Lender or an Affiliate of an Administrative Agent, a Joint Lead Arranger, a Joint Bookrunner or a Lender.

“Qualified Equity Interests” means any Equity Interests of Holdings or the Company that are not Disqualified Equity Interests.

“Quotation Day” means, in respect of the determination of the LIBO Rate for any Interest Period for a Eurodollar Loan (a) in Sterling, the day that is the first Business Day of such Interest Period, (b) in Euro, the day that is two TARGET Days prior the first day of such Interest Period, and (c) in Dollars or Canadian Dollars, the day that is two Business Days prior to the first day of such Interest Period.

“Register” has the meaning assigned to such term in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Borrowers’ assets from information furnished by or on behalf of the Borrowers, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports shall be distributed to the Lenders by the Administrative Agent.

“Required Lenders” means, at any time, Lenders having aggregate Credit Exposure and unused Revolving Commitment representing greater than 50% of the sum of the Aggregate Credit Exposure and unused Revolving Commitment of all Lenders at such time.

“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means (i) any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, Banking Services Reserves, Priority Payables Reserves, Wage Earner Protection Act Reserves, volatility reserves, reserves for rent at locations leased by any Loan Party and for consignee’s, warehousemen’s and bailee’s charges, reserves for dilution of Accounts, reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for Swap Obligations, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un indemnified or under indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Loan Party and (ii) reserves for the prescribed part of a U.K. Loan Party’s net property that would be made available for the satisfaction of its unsecured liabilities pursuant to §176A of the United Kingdom Insolvency Act 1986, as amended, reserves with respect to liabilities of a U.K. Loan Party which constitute preferential debts pursuant to §386 of the United Kingdom’s Insolvency Act 1986, as amended, and reserves for extended or extendible retention of title over Accounts; provided, however, that (i) the Administrative Agent may not implement reserves with respect to matters which are already specifically reflected as ineligible Accounts, Inventory, Equipment or real estate and (ii) the establishment of any new reserve category and changes to the methodology for determining a reserve by the Administrative Agent shall only become effective two Business Days after the date of notice by the Administrative Agent to the Company of such establishment.

The amount of any Reserve established by the Administrative Agent shall have a reasonable relationship to the event, condition or other matter that is the basis for the Reserve as determined by the Administrative Agent in its Permitted Discretion. Upon delivery of written notice to the applicable Borrower as provided above, the Applicable Administrative Agent shall be available to discuss the proposed reserve or increase, and the Company and its Subsidiaries may take such action as may be required so that the event, condition or matter that is the basis for such reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent in the exercise of its Permitted Discretion.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings, MS Holdco, the Company or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in Holdings, MS Holdco, the Company or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Company.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary. For the avoidance of doubt, on the Effective Date, all Subsidiaries of the Company are Restricted Subsidiaries.

“Revolver Termination Date” has the meaning assigned to such term in Section 9.03(c).

“Revolving Commitment” means, with respect to each Lender, individually and collectively as the context may require, the U.S. Commitment, Canadian Commitment, U.K. Commitment and French Commitment of such Lender.

“Revolving Commitment Schedule” means the Schedule attached hereto identified as such.

“Revolving Exposure” means, individually and collectively as the context may require, the U.S. Revolving Exposure, Canadian Revolving Exposure, U.K. Revolving Exposure and French Revolving Exposure.

“Revolving Exposure Limitations” has the meaning assigned to such term in Section 2.01.

“Revolving Lender” means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitment has terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“Rome I Regulations” means Regulation (EC) No 593/2008 of the EC Regulation of 17 June 2008 on the law applicable to contractual obligations (Rome I).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Second Currency” has the meaning assigned to such term in Section 9.18.

“Secured Obligations” means, individually and collectively as the context may require, the U.S. Secured Obligations and the International Secured Obligations.

“Securities Account” means a “Securities Account” as defined in any applicable Security Agreement.

“Security Agreement” means, individually and collectively as the context may require, the U.S. Security Agreement, each Canadian Security Agreement, each U.K. Security Agreement and each French Security Agreement.

“Settlement” has the meaning assigned to such term in Section 2.05(f).

“Settlement Date” has the meaning assigned to such term in Section 2.05(f).

“Specified Foreign Restructuring” shall mean the transactions disclosed to the Administrative Agent and each of the Lenders on the Effective Date relating to the restructuring of the Company and its Subsidiaries.

“Specified Indebtedness” means the Existing Term Loans, the Existing Debt Securities, any Subordinated Indebtedness, any Indebtedness incurred pursuant to clauses (i), (j), (k), (o) or (p) of Section 6.01 and, to the extent reflecting a refinancing of any other Indebtedness described above, Indebtedness incurred pursuant to Section 6.01(f).

“Sponsor” means Onex Partners II LP and its Affiliates but does not include, however, any of its portfolio companies.

“Spot Rate” means, on any date, as determined by the Administrative Agent, the spot selling rate posted by Reuters on its website for the sale of the applicable currency for Dollars at approximately 11:00 a.m., Local Time, on such date (the “Applicable Quotation Date”); provided, that if, for any reason, no such spot rate is being quoted, the spot selling rate shall be determined by reference to such publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent, or, in the event no such service is selected, such spot selling rate shall instead be the rate reasonably determined by the Administrative Agent as the spot rate of exchange in the market where its foreign currency exchange operations in respect of the applicable currency are then being conducted, at or about 11:00 a.m., Local Time, on the Applicable Quotation Date for the purchase of the relevant currency for delivery two Business Days later.

“Standby LC Exposure” means, at any time, the sum of the Dollar Amount of (a) the aggregate undrawn amount of all outstanding Standby Letters of Credit and bank guarantees at such time plus (b) the aggregate amount of all LC Disbursements relating to Standby Letters of Credit and bank guarantees that have not yet been reimbursed by or on behalf of the Borrowers at such time.

“Standby Letter of Credit” means any Letter of Credit other than a Commercial Letter of Credit.

“Stated Amount” of each Letter of Credit shall mean, at any time, the maximum amount available to be drawn thereunder (in each case determined without regard to whether any conditions to drawing could then be met).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board or other Governmental Authority to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for Eurodollar funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute Eurodollar funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” means the lawful currency of the United Kingdom.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to the payment of the Obligations or the International Obligations, as applicable.

“Subordinated Lien” means, with respect to any Borrowing Base Collateral, a Lien that is subordinated to the Lien of the Applicable Administrative Agent securing the Applicable Secured Obligations on terms not less favorable to the Lender Parties than the terms of the Lien subordination applicable to the Existing Term Loans with respect to the Revolving Facility First Lien Collateral (as defined in the Intercreditor Agreement) pursuant to the terms of the Intercreditor Agreement.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent, or (ii) that is, as of such date, otherwise Controlled and consolidated with the parent in accordance with GAAP.

“Subsidiary” means any direct or indirect subsidiary of the Company or a Loan Party, as applicable.

“Supermajority Lenders” means, at any time, Lenders having aggregate Credit Exposure and unused Revolving Commitment representing at least 66 2/3% of the sum of the Aggregate Credit Exposure and unused Revolving Commitment of all Lenders at such time.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.

“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Swingline Exposure” means, at any time, the sum of the aggregate Dollar Amount of all outstanding Swingline Loans at such time.

“Swingline Lender” means, individually and collectively as the context may require, the U.S. Swingline Lender, the Canadian Swingline Lender, the French Swingline Lender and the U.K. Swingline Lender.

“Swingline Loan” means, individually and collectively as the context may require, each U.S. Swingline Loan, Canadian Swingline Loan, U.K. Swingline Loan and French Swingline Loan.

“Syndication Agent” means Wells FargoCapital Finance, LLC, in its capacity as Syndication Agent, and its successors and assigns in such capacity.

“Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. Federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” means, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such Person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“TARGET Day” means any day on which (i) TARGET2 is open for settlement of payments in Euro and (ii) banks are open for dealings in deposits in Euro in the London interbank market.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“Tax Deduction” means a deduction or withholding for or on account of Tax from any payment to be made by or on account of any Loan or Letter of Credit provided to a French Borrower.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan ABL Limit” means either (a) the greater of $190,000,000 and the Tranche A Borrowing Base or (b) such other maximum amount as may then be incurred pursuant to Section 6.01(b)(i) of the Existing Term Loan Credit Agreement.

“Test Period” means, on any date, the most recent four fiscal quarter period ending on or prior to such date for which financial statements were required to have been delivered pursuant to Section 5.01(a) or (b).

“Tranche A Borrowing Base” has the meaning set forth as in the Existing Term Loan Credit Agreement.

“Tranche A Borrowing Base Certificate” has the meaning set forth in the Existing Term Loan Credit Agreement.

“Tranche A Commitment” has the meaning set forth in the Existing ABL Credit Agreement.

“Transactions” means (i) the execution, delivery and performance by the Loan Parties of this Agreement and the Loan Documents, the initial borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder and (ii) the repayment in full of all amounts outstanding under the Existing ABL Credit Agreement and the termination of all commitments thereunder.

“Transaction Expenses” means any costs, fees or expenses incurred or paid by the Company or any of its Subsidiaries in connection with the Transactions.

“Treaty on European Union” means the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (signed February 7, 1992), as amended from time to time.

“Treaty on the European Economic Area” means the Treaty establishing the European Economic Area signed in Porto on 2 May 1992, as amended from time to time.

“Trigger Period” means each period commencing on the first date that Availability falls below 10% of the total Revolving Commitment then in effect and ending when Availability has been at least 10% of the total Revolving Commitment for 30 consecutive days.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate, the Canadian Prime Rate, the CDOR Rate or the Overnight LIBO Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, security interests.

“U.K. Borrower” means each of Hanson Support Services Limited, a limited company incorporated in England and Wales (registered number 00735742) whose registered office is at The Broadgate Tower 3rd Floor, 20 Primrose Street, London, EC2A 2RS, Hanson Resource Management Limited, a limited company incorporated in England and Wales (registered number 03155190) whose registered office is at The Broadgate Tower 3rd Floor, 20 Primrose Street, London, EC2A 2RS and any other wholly-owned Subsidiary of the Company that is organized under the laws of England and Wales and that becomes a Borrower under this Agreement, following the Effective Date, pursuant to the terms of Section 2.25.

“U.K. Borrowing Base” means, at any time (without duplication) (i) prior to the Discharge of U.K. Secured Obligations, $0 and (ii) from and after the Discharge of U.K. Secured Obligations and compliance by the Company with the applicable provisions of Section 4.03,

(a) the product of (A) 100% multiplied by (B) the Borrowing Base Cash Component in the U.K. Borrowing Base Cash Collateral Account,

plus

(b) the product of (A) 85% multiplied by (B) the Eligible Accounts of the U.K. Loan Parties at such time,

plus

(c) the product of (A) the Unbilled Advance Rate multiplied by (B) the Eligible Unbilled Accounts of the U.K. Loan Parties at such time;

plus

(d) the lesser of (i) the product of (A) 80% multiplied by (B) the net book value of Eligible Inventory of the U.K. Loan Parties at such time and (ii) the product of (A) 90% multiplied by (B) the Net Orderly Liquidation Value of Eligible Inventory of the U.K. Loan Parties at such time, plus

(e) subject to Section 1.06, following the Discharge of Existing Term Loan Obligations and compliance by the Company with the applicable requirements set forth in Section 4.03, the product of (A) 85% multiplied by (B) the Net Orderly Liquidation Value of Eligible Equipment of the U.K. Loan Parties at such time, located in England and Wales plus the lesser of (i) the product of (A) 80% multiplied by (B) the Estimated CapEx Amount in respect of Eligible Capital Expenditures of the U.K. Loan Parties and (ii) with respect to any Eligible Capital Expenditures with respect to which a desktop appraisal has been conducted pursuant to the proviso to the definition of “Estimated CapEx Amount,” the product of (A) 85% multiplied by (B) the Net Orderly Liquidation Value of such Eligible Capital Expenditures of the U.K. Loan Parties with respect to Equipment of the U.K. Loan Parties minus the product of (A) 100% multiplied by (B) the amortization expense attributable to the amortization of such Eligible Equipment (assuming a seven (7) year useful life of such Eligible Equipment), as determined by the most recent field examination report and appraisal received by the Administrative Agent;

minus

(f) without duplication, Reserves established by the Administrative Agent in its Permitted Discretion.

Any changes after the Effective Date in how the U.K. Borrowers value their Inventory in accordance with their historical practices prior to the Effective Date shall be subject to the approval of the Administrative Agent.

“U.K. Borrowing Base Cash Collateral Account” means, collectively, one or more accounts of the U.K. Loan Parties, as designated from time to time by written notice from the Borrower Representative to the European Administrative Agent, held with financial institutions and under the control and security of the European Administrative Agent pursuant to arrangements in form and substance reasonably satisfactory to the European Administrative Agent.

“U.K. Collection Deposit Account” has the meaning assigned to such term in the U.K. Security Agreement or any other applicable Loan Document.

“U.K. Commitment” means, with respect to each U.K. Revolving Lender, the commitment, if any, of such U.K. Revolving Lender to make U.K. Revolving Loans and to acquire participations in U.K. Letters of Credit and U.K. Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such U.K. Revolving Lender’s U.K. Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such U.K. Revolving Lender pursuant to Section 9.04. The initial amount of each U.K. Revolving Lender’s U.K. Commitment is set forth on the Revolving Commitment Schedule, or in the Assignment and Assumption pursuant to which such U.K. Revolving Lender shall have assumed its U.K. Commitment, as applicable. The U.K. Commitment is in the initial aggregate amount of $10,000,000.

“U.K. CTA” means the United Kingdom Corporation Tax Act 2009.

“U.K. DB Plan” means an occupational plan or scheme which is not a money purchase scheme (both terms as defined in the United Kingdom Pension Schemes Act 1993, as amended).

“U.K. Facility” means, collectively, the U.K. Commitment and the extensions of credit made thereunder.

“U.K. Factoring Facility” means a Business Finance Agreement dated 30 September 2005 between GE Commercial Finance Limited (No. 1030032) (formerly known as GE Capital Commercial Finance Limited and Hanson Resource Management Limited (as amended, varied, supplemented, restated or otherwise modified from time to time).

“U.K. Hire Purchase Facility” means a Hire Purchase Agreement dated 19 December 2007 between Bank of Scotland and Hanson Resource Management Limited in respect of a Scania chassis cab and DISAB Vaccum Loader (as amended, varied, supplemented, restated or otherwise modified from time to time).

“U.K. ITA” means the United Kingdom Income Tax Act 2007.

“U.K. LC Exposure” means, at any time, the sum of the Commercial LC Exposure and the Standby LC Exposure of the U.K. Borrowers. The U.K. LC Exposure of any U.K. Revolving Lender at any time shall be its Applicable Percentage of the total U.K. LC Exposure at such time.

“U.K. Letter of Credit” means, individually and collectively as the context may require, any Letter of Credit issued under the U.K. Facility.

“U.K. Loans” means, individually and collectively as the context may require, the U.K. Revolving Loans, the U.K. Swingline Loans and the U.K. Protective Advances.

“U.K. Loan Party” means, individually and collectively as the context may require, each U.K. Borrower, each Subsidiary of a U.K. Borrower that is organized under the laws of England and Wales that executes a Guarantor Joinder Agreement.

“U.K. Non-Bank Lender” means a Lender which falls within (a)(ii) of the definition of “U.K. Qualifying Lender” and gives a U.K. Tax Confirmation in the Assignment and Assumption which it executes.

“U.K. Qualifying Lender” means (a) a Lender that is beneficially entitled to interest payable to that Lender in respect of a Loan to a U.K. Borrower and is (i) a Lender (1) that is a bank (as defined for the purpose of section 879 U.K. ITA) making an advance to a U.K. Borrower under this Agreement or (2) in respect of an advance made under this Agreement to a U.K. Borrower by a person that was a bank (as defined for the purpose of section 879 U.K. ITA) at the time the advance was made, and which, in each case with respect to clause (1) or (2) above, is within the charge to United Kingdom corporation tax as regards any payment of interest made in respect of that advance; (ii) a Lender which is (1) a company resident in the U.K. for U.K. tax purposes, (2) a partnership each member of which is (A) a company so resident in the U.K. or (B) a company not so resident in the U.K. which carries on a trade in the U.K. through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the U.K. CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the U.K. CTA or (3) a company not so resident in the U.K. which carries on a trade in the U.K. through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the U.K. CTA) of that company; or (iii) a U.K. Treaty Lender or (b) a building society (as defined for the purposes of Section 880 of the U.K. ITA) making an advance to a U.K. Borrower under this Agreement.

“U.K. Revolving Exposure” means, with respect to any U.K. Revolving Lender at any time, the sum of (a) the outstanding principal amount of U.K. Revolving Loans of such U.K. Revolving Lender at such time, plus (b) an amount equal to such U.K. Revolving Lender’s Applicable Percentage of the aggregate principal amount of the U.K. Swingline Loans at such time, plus (c) an amount equal to such U.K. Revolving Lender’s Applicable Percentage of the U.K. LC Exposure at such time.

“U.K. Revolving Lenders” means the Persons listed on the Revolving Commitment Schedule (or an Affiliate or branch of any such Person that is acting on behalf of such Person, in which case the term “U.K. Revolving Lenders” shall include any such Affiliate or branch with respect to the U.K. Revolving Loans made by such Affiliate or branch) as having a U.K. Commitment and any other Person that shall acquire a U.K. Commitment, other than any such Person that ceases to be a U.K. Revolving Lender pursuant to an Assignment and Assumption

“U.K. Revolving Loan” means a Revolving Loan made by the U.K. Revolving Lenders to any U.K. Borrower or U.S. Borrower.

“U.K. Secured Obligations” means the U.K. Factoring Facility and the U.K. Hire Purchase Facility.

“U.K. Security Agreement” means, individually and collectively as the context may require, each charge, pledge agreement, security agreement, debenture, guarantee or other agreement that is entered into by any U.K. Loan Party or any Person who is the holder of Equity Interests in any U.K. Loan Party in favor of the European Collateral Agent, and any other charge, pledge agreement, security agreement, debenture, guarantee or other agreement entered into pursuant to the terms of the Loan Documents that is governed by the laws of the United Kingdom, securing the International Secured Obligations, in each case in form and substance satisfactory to the European Administrative Agent and entered into pursuant to the terms of this Agreement or any other Loan Document (including Section 2.25, Section 4.03 and Section 5.12), as the same may be amended, restated or otherwise modified from time to time.

“U.K. Swingline Lender” means J.P. Morgan Chase Bank, N.A., London Branch, in its capacity as Lender of U.K. Swingline Loans hereunder.

“U.K. Swingline Loan” has the meaning set forth in Section 2.05(c).

“U.K. Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under this Agreement is a U.K. Non-Bank Lender.

“UK Treaty Lender” means a Lender that:

(i) is treated as a resident of a jurisdiction having a double taxation agreement with the U.K. (a “Treaty”) which makes provision for full exemption from Tax imposed by the U.K. on interest; and

(ii) does not carry on business in the U.K. through a permanent establishment with which such Lender’s participation in respect of a Loan to a U.K. Borrower is effectively connected; and

(iii) meets all other conditions in the relevant Treaty for full exemption from United Kingdom taxation on interest which relate to the Lender (including its tax or other status, the manner in which or the period for which it holds any rights under this Agreement, the reasons or purposes for its acquisition of such rights and the nature of any arrangements by which it disposes of or otherwise turns to account such rights).

“Unapplied Cash” means all amounts paid by Account Debtors to the Loan Parties that are evidenced by checks that do not specifically relate to an internal invoice number of the Loan Parties and that have not been reconciled to a specific invoice number.

“Unbilled Advance Rate” means a fraction (expressed as a percentage), the numerator of which is Eligible Accounts multiplied by 85% and the denominator of which is the gross receivables of the Loan Parties less Unapplied Cash.

“United States” or “U.S.” means the United States of America.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Borrowers designated as an Unrestricted Subsidiary pursuant to Section 5.12(d) subsequent to the date hereof, and (ii) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Borrowers” means, individually and collectively as the context may require, the Company, Tube City IMS, LLC and any other wholly-owned Restricted Subsidiary of the Company that is a Domestic Subsidiary that is designated by the Company as a “U.S. Borrower” in accordance with Section 2.25.

“U.S. Borrowing Base” means, at any time (without duplication), the sum of

(a) following the Discharge of Existing Term Loan Obligations and compliance by the Company with the applicable requirements set forth in Section 4.03, the product of (A) 100% multiplied by (B) the Borrowing Base Cash Component in the U.S. Borrowing Base Cash Collateral Account,

plus

(b) the product of (A) 85% multiplied by (B) the Eligible Accounts of the U.S. Loan Parties at such time,

plus

(c) the product of (A) the Unbilled Advance Rate multiplied by (B) the Eligible Unbilled Accounts of the U.S. Loan Parties at such time;

plus

(d) the lesser of (i) the product of (A) 80% multiplied by (B) the net book value of Eligible Inventory of the U.S. Loan Parties at such time and (ii) the product of (A) 90% multiplied by (B) the Net Orderly Liquidation Value of Eligible Inventory of the U.S. Loan Parties at such time, plus

(e) subject to Section 1.06, following the Discharge of Existing Term Loan Obligations and compliance by the Company with the applicable requirements set forth in Section 4.03, the product of (A) 85% multiplied by (B) the Net Orderly Liquidation Value of Eligible Equipment of the U.S. Loan Parties, plus the lesser of (i) the product of (A) 80% multiplied by (B) the Estimated CapEx Amount in respect of Eligible Capital Expenditures of the U.S. Loan Parties and (ii) with respect to any Eligible Capital Expenditures with respect to which a desktop appraisal has been conducted pursuant to the proviso to the definition of “Estimated CapEx Amount,” the product of (A) 85% multiplied by (B) the Net Orderly Liquidation Value of such Eligible Capital Expenditures of the U.S. Loan Parties with respect to Equipment of the U.S. Loan Parties minus the product of (A) 100% multiplied by (B) the amortization expense attributable to the amortization of such Eligible Equipment (assuming a seven (7) year useful life of such Eligible Equipment), as determined by the most recent field examination report and appraisal received by the Administrative Agent, plus

(f) subject to Section 1.06, following the Discharge of Existing Term Loan Obligations and compliance by the Company with the applicable requirements in Section 4.03, the lesser of (i) $5,000,000 and (ii) an amount equal to the excess of (A) 75% of the fair market value of Eligible Real Estate of the U.S. Loan Parties at such time over (B) the amortization expense attributable to the amortization of such Eligible Real Estate (assuming a fifteen (15) year useful life of such Eligible Real Estate).

minus

(g) without duplication, Reserves established by the Administrative Agent in its Permitted Discretion.

Any changes after the Effective Date in how the Borrowers value their Inventory in accordance with their historical practices prior to the Effective Date shall be subject to the approval of the Administrative Agent.

“U.S. Borrowing Base Cash Collateral Account” means one or more accounts of the U.S. Loan Parties, as designated from time to time by written notice from the Borrower Representative to the Administrative Agent, held with financial institutions, and subject to control agreements in form and substance reasonably satisfactory to the Administrative Agent.

“U.S. Commitment” means, with respect to each U.S. Revolving Lender, the commitment, if any, of such U.S. Revolving Lender to make U.S. Revolving Loans and to acquire participations in U.S. Letters of Credit and U.S. Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such U.S. Revolving Lender’s U.S. Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such U.S. Revolving Lender pursuant to Section 9.04. The initial amount of each U.S. Revolving Lender’s U.S. Commitment is set forth on the Revolving Commitment Schedule, or in the Assignment and Assumption pursuant to which such U.S. Revolving Lender shall have assumed its U.S. Commitment, as applicable. The U.S. Commitment is in the initial aggregate amount of $300,000,000.

“U.S. Facility” means, collectively, the U.S. Commitment and the extensions of credit made thereunder.

“U.S. Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“U.S. Issuing Banks” means, individually and collectively as the context may require, in the case of each U.S. Letter of Credit, Chase and any other Lender proposed by the Borrower Representative that has agreed to act as a U.S. Issuing Bank and is reasonably acceptable to the Administrative Agent, each in its capacity as an issuer of U.S. Letters of Credit hereunder, and its successors and assigns in such capacity as provided in Section 2.06(j). Each U.S. Issuing Bank may, in its sole discretion, arrange for one or more U.S. Letters of Credit to be issued by Affiliates of such U.S. Issuing Bank, in which case the term “U.S. Issuing Bank” shall include any such Affiliate with respect to U.S. Letters of Credit issued by such Affiliate.

“U.S. LC Collateral Account” has the meaning assigned to such term in Section 2.06(k).

“U.S. LC Exposure” means, at any time, the sum of the Commercial LC Exposure and the Standby LC Exposure under the U.S. Facility. The U.S. LC Exposure of any U.S. Revolving Lender at any time shall be its Applicable Percentage of the total U.S. LC Exposure at such time.

“U.S. Lender” shall mean a Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Lender Parties” means, individually and collectively as the context may require, the Administrative Agent, the U.S. Revolving Lenders, the U.S. Issuing Banks and the other Agents.

“U.S. Letter of Credit” means any Letter of Credit or similar instrument (including a bank guarantee) acceptable to the applicable U.S. Issuing Bank issued for the purpose of providing credit support for the U.S. Borrowers.

“U.S. Loan Guarantor” means each U.S. Loan Party.

“U.S. Loan Parties” means the U.S. Borrowers, each Domestic Subsidiary that executes a Guarantor Joinder Agreement and, except for purposes of Article VI hereof, MS Holdco.

“U.S. Loans” means, individually and collectively as the context may require, the U.S. Revolving Loans, the U.S. Swingline Loans and the U.S. Protective Advances.

“U.S. Obligations” means, with respect to the U.S. Loan Parties, all unpaid principal of and accrued and unpaid interest on the Loans to the U.S. Borrowers, all LC Exposure in respect of Letters of Credit issued for the account of the U.S. Borrowers, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the U.S. Loan Parties to the Lenders or to any Lender, the Administrative Agent, any Issuing Bank or any indemnified party arising under the Loan Documents (including interest, costs and fees accruing during the pendency of any proceeding under any Insolvency Laws, regardless of whether allowed or allowable in such proceeding).

“U.S. Pension Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“U.S. Person” means a “United States person” within the meaning of Section, 7701(a)(30) of the Code.

“U.S. Protective Advance” has the meaning assigned to such term in Section 2.04(a).

“U.S. Revolving Exposure” means, with respect to any U.S. Revolving Lender at any time, the sum of (a) the outstanding principal amount of U.S. Revolving Loans of such U.S. Revolving Lender at such time, plus (b)an amount equal to such U.S. Revolving Lender’s Applicable Percentage of the aggregate principal amount of the U.S. Swingline Loans at such time, plus (c) an amount equal to such U.S. Revolving Lender’s Applicable Percentage of the U.S. LC Exposure at such time.

“U.S. Revolving Lenders” means the Persons listed on the Revolving Commitment Schedule as having a U.S. Commitment and any other Person that shall acquire a U.S. Commitment pursuant to an Assignment and Assumption, other than any such Person that ceases to be such a Person hereto pursuant to an Assignment and Assumption.

“U.S. Revolving Loan” means a Revolving Loan made to the U.S. Borrowers by the U.S. Revolving Lenders.

“U.S. Secured Obligations” means all U.S. Obligations, together with all (a) Banking Services Obligations of the U.S. Loan Parties or, except to the extent constituting International Secured Obligations, any Restricted Subsidiary of the Company; and (b) Swap Obligations of the U.S. Loan Parties or, except to the extent constituting International Secured Obligations, any Restricted Subsidiary of the Company, owing to one or more Qualified Counterparties.

“U.S. Security Agreement” means that certain Pledge and Security Agreement, dated as of the date hereof, between the U.S. Loan Parties and the Administrative Agent, and, as the context requires, any other pledge or security agreement entered into, after the Effective Date by any other U.S. Loan Party (as required by this Agreement or any other Loan Document), or any other Person, as the same may be amended, restated or otherwise modified from time to time.

“U.S. Swingline Lender” means Chase, in its capacity as lender of U.S. Swingline Loans hereunder.

“U.S. Swingline Loan” has the meaning assigned to such term in Section 2.05(a).

“USSC” means United States Steel Corporation, a Delaware corporation, and each of its Affiliates.

“VAT” means any Tax imposed by EC Directive 2006/112/EC on the Common System of value added tax, and any national legislation implementing that directive, together with any legislation supplemental thereto, and any other Tax of a similar nature imposed by any Governmental Authority and all interest, additions to tax or penalties related thereto.

“Wage Earner Protection Act Reserve” means means, on any date of determination, a reserve established from time to time in such amount as the Administrative Agent, in its discretion, determines reflects amounts that may become due under the Wage Earner Protection Program Act (Canada), as amended, with respect to the employees of any Loan Party that are employed in Canada, which would give rise to a Lien with priority under applicable law over the Lien granted by the Canadian Loan Parties in favor of the Administrative Agent (for the benefit of the International Lender Parties, securing the International Secured Obligations).

“Weekly Reporting Period” means any period during (a) which any Event of Default has occurred and is continuing or (b) that constitutes a Level 1 Minimum Availability Period.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof’ and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. For the avoidance of doubt, there shall be no concept of “double materiality” applicable in this Agreement or in any other Loan Document. A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived by the Required Lenders (or such other percentage of the Lenders as may be expressly required hereunder) pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived by the Required Lenders (or such other percentage of the Lenders as may be expressly required hereunder).

For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) “personal property” shall be deemed to include “movable property,” (b) “real property” shall be deemed to include “immovable property,” (c) “tangible property” shall be deemed to include “corporeal property,” (d) “intangible property” shall be deemed to include “incorporeal property,” (e) “security interest” and “mortgage” shall be deemed to include a “hypothec,” (f) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Quebec, (g) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (h) any “right of offset,” “right of setoff” or similar expression shall be deemed to include a “right of compensation,” (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, and (j) an “agent” shall be deemed to include a “mandatary.”

References in this Agreement, in respect of any French Loan Party, to (a) “control” includes such term as defined in articles L.233-3 I and II of France’s Commercial Code, as amended, and (b) a “subsidiary” includes any entity of which a relevant Person has direct or indirect control (as defined in Article L.233-3 I and II of France’s Commercial Code), as amended.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time and all terms of an accounting or financial nature that are used in calculating the Fixed Charge Coverage Ratio shall be construed and interpreted in accordance with GAAP, as in effect on the Effective Date unless otherwise agreed to by the Company and the Required Lenders; provided that, if after the date hereof the Borrowers migrate to IFRS or there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Borrower Representative notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of such migration to IFRS or change in GAAP or in the application thereof (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such migration to IFRS or change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such migration or change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. In the event that historical accounting practices, systems or reserves relating to the components of any Borrowing Base are modified in a manner that is adverse to the Lenders in any material respect, the Borrowers will agree to maintain such additional reserves (for purposes of computing such Borrowing Base) in respect of the components of such Borrowing Base and make such other adjustments (which may include maintaining additional reserves, modifying the advance rates or modifying the eligibility criteria for the components of such Borrowing Base) as may be requested by the Administrative Agent in its Permitted Discretion.

SECTION 1.05. Currency Translations; Change of Currency.

(a) Without limiting the other terms of this Agreement, the calculations and determinations under this Agreement of any amount in any currency other than Dollars shall be deemed to refer to the Dollar Amount thereof, as the case may be, and all certificates delivered under this Agreement shall express such calculations or determinations in Dollars or the Dollar Amount thereof, as the case may be. Each requisite currency translation shall be based on the Spot Rate and the permissibility of actions taken under Article VI shall not be affected by subsequent fluctuations in exchange rates.

(b) Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognized by the central bank of any country as the lawful currency of that country, then:

(i) any reference in the Loan Documents to, and any obligations arising under the Loan Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Administrative Agent; and

(ii) any translation from one currency or currency unit to another shall be at the official rate of exchange recognized by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Administrative Agent.

(c) If a change in any currency of a country occurs, this Agreement will, to the extent the Administrative Agent reasonably determines necessary, be amended to comply with any generally accepted conventions and market practice in the relevant interbank market and otherwise to reflect the change in currency.

SECTION 1.06. Maximum Amount of Advances Against Equipment and Real Estate. Notwithstanding anything to the contrary in the definition of “Canadian Borrowing Base,” “U.K. Borrowing Base” or “U.S. Borrowing Base” to the contrary, the maximum amount that may be included in all of the Borrowing Bases in the aggregate on account of property of the type described in clause (e) of the definition of “Canadian Borrowing Base,” clause (e) of the definition of “U.K. Borrowing Base” and clauses (e) and (f) of the definition of “U.S. Borrowing Base,” shall not at any time exceed $116,500,000 and, to the extent such amount would be exceeded without giving effect to the limitation contained in this Section 1.06, the Borrower Representative shall indicate in the applicable Borrowing Base Certificate the amounts in excess of such maximum amount to be excluded from the calculation of the Canadian Borrowing Base, U.K. Borrowing Base and/or U.S. Borrowing Base.

ARTICLE II

The Credits

SECTION 2.01. Revolving Commitment. Subject to the terms and conditions set forth herein, (a) each U.S. Revolving Lender agrees to make U.S. Revolving Loans from time to time during the Availability Period to the U.S. Borrowers in Dollars, (b) each Canadian Revolving Lender agrees to make Canadian Revolving Loans from time to time during the Availability Period to the Canadian Borrowers or the U.S. Borrowers in Canadian Dollars or Dollars (including, in the case of the Canadian Borrowers, by way of BA Drawings in accordance with Section 2.21), (c) each French Revolving Lender agrees to make French Revolving Loans from time to time during the Availability Period to the French Borrowers or the U.S. Borrowers in Euros, Sterling or Dollars and (d) each U.K. Revolving Lender agrees to make U.K. Revolving Loans from time to time during the Availability Period to the U.K. Borrowers or the U.S. Borrowers in Euros, Sterling or Dollars, if, in each case after giving effect thereto:

(i) the U.S. Revolving Exposure of any U.S. Revolving Lender would not exceed such U.S. Revolving Lender’s U.S. Commitment;

(ii) the Canadian Revolving Exposure of any Canadian Revolving Lender would not exceed such Canadian Revolving Lender’s Canadian Commitment;

(iii) the U.K. Revolving Exposure of any U.K. Revolving Lender would not exceed such U.K. Revolving Lender’s U.K. Commitment;

(iv) the French Revolving Exposure of any French Revolving Lender would not exceed such French Revolving Lender’s French Commitment;

(v) the total U.S. Revolving Exposure of all the U.S. Revolving Lenders would not exceed (A) the U.S. Borrowing Base minus (B) the sum of (x) the aggregate amount of the Canadian Revolving Exposure, French Revolving Exposure and U.K. Revolving Exposure of all Lenders, in each case, attributable to Loans and Letters of Credit to or for the account of the U.S. Borrower plus (y) the International Borrowing Base Utilization;

(vi) the total Canadian Revolving Exposure of all the Canadian Revolving Lenders in respect of Loans and Letters of Credit to, or for the account of, the Canadian Borrowers would not exceed (A) the Canadian Borrowing Base plus (B) the positive amount, if any, by which the U.S. Borrowing Base exceeds the sum of (i) the total U.S. Revolving Exposure of all the U.S. Revolving Lenders and (ii) the International Borrowing Base Utilization (other than pursuant to clause (i) of the definition thereof);

(vii) the total French Revolving Exposure of all the French Revolving Lenders in respect of Loans and Letters of Credit to, or for the account of, any French Borrower would not exceed (A) such French Borrower’s French Borrowing Base plus (B) the positive amount, if any, by which the U.S. Borrowing Base exceeds the sum of (i) the total U.S. Revolving Exposure of all the U.S. Revolving Lenders and (ii) the International Borrowing Base Utilization (other than amounts attributable to such French Borrower pursuant to clause (ii) of the definition thereof); and

(viii) the total U.K. Revolving Exposure of all the U.K. Revolving Lenders in respect of Loans and Letters of Credit to, or for the account of, the U.K. Borrowers would not exceed (A) the U.K. Borrowing Base plus (B) the positive amount, if any, by which the U.S. Borrowing Base exceeds the sum of (i) the total U.S. Revolving Exposure of all the U.S. Revolving Lenders and (ii) the International Borrowing Base Utilization (other than pursuant to clause (iii) of the definition thereof);

subject to each Applicable Administrative Agent’s authority in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.04. Within the foregoing limits and subject to the terms and conditions set forth herein, each Borrower may borrow, prepay and reborrow its Revolving Loans. The limitations on Borrowings referred to in clauses (i) through (viii) are referred to collectively as the “Revolving Exposure Limitations.”

SECTION 2.02. Loans and Borrowings.

(a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Facility and Type made by the Lenders ratably in accordance with their respective Revolving Commitment under the applicable Facility. Any Protective Advance and any Swingline Loan shall be made in accordance with the procedures respectively set forth in Sections 2.04 and 2.05.

(b) Subject to Sections 2.14 and 2.21, (i) each Borrowing of Revolving Loans that is denominated in Dollars shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower Representative may request in accordance herewith (except U.K. Revolving Loans and French Revolving Loans, which shall not be comprised of ABR Loans); (ii) each Borrowing of Revolving Loans that is denominated in Canadian Dollars shall be comprised entirely of Canadian Prime Rate Loans or, pursuant to Section 2.21, BA Drawings as the Borrower Representative may request in accordance herewith; and (iii) each Borrowing of Revolving Loans that is denominated in Sterling or Euros (other than a Swingline Loan) shall be comprised entirely of Eurodollar Loans. Each (A) U.S. Swingline Loan and Canadian Swingline Loan denominated in Dollars shall be an ABR Loan, (B) each Canadian Swingline Loan denominated in Canadian Dollars shall be a Canadian Prime Rate Loan and (C) each U.K. Swingline Loan and French Swingline Loan shall bear interest at the Overnight LIBO Rate. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement. Each lending office or branch or Affiliate of any Lender designated as provided above shall (1) be treated, for all purposes of this Agreement, in the same manner as the Lender (in the case of a new lending office or branch), or in the same manner as an assignee pursuant to Section 9.04(b) (in the case of an Affiliate), in respect of its acting as such hereunder (and, in each case, shall be entitled to all indemnities and similar provisions, and shall be subject to the limitations and requirements of such indemnities and similar provisions) and (2) in the case of any such office, branch or Affiliate extending credit to a French Borrower, satisfy the requirements of Sections 9.04(b)(ii)(D) and 9.04(b)(ii)(E).

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 (or, in the case of any currency other than Dollars, an approximate equivalent thereof as determined by the Applicable Administrative Agent in its sole discretion) and not less than $5,000,000 (or, in the case of any currency other than Dollars, an approximate equivalent thereof as determined by the Applicable Administrative Agent in its sole discretion). ABR Borrowings and Canadian Prime Rate Borrowings may be in any amount. Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 (or, in the case of any currency other than Dollars, an approximate equivalent thereof as determined by the Applicable Administrative Agent in its sole discretion) and not less than $500,000 (or, in the case of any currency other than Dollars, an approximate equivalent thereof as determined by the Applicable Administrative Agent in its sole discretion). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 16 Eurodollar Borrowings outstanding at the same time.

(d) At the commencement of each Contract Period for any BA Drawing of Canadian Revolving Loans, such Borrowing shall be in an aggregate face amount that is an integral multiple of Cdn.$1,000,000 and not less than Cdn.$5,000,000; provided that there shall not at any time be more than a total of two BA Drawings outstanding.

(e) Notwithstanding any other provision of this Agreement, neither the Borrower Representative nor any Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period or Contract Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Revolving Borrowings. To request a Borrowing, the Borrower Representative shall notify the Applicable Administrative Agent (with a copy to the Administrative Agent if other than the Applicable Administrative Agent), of such request either in writing (delivered by hand, facsimile, or via a pdf or similar file attached to an email, if such method is approved by the Applicable Administrative Agent (an “Approved Email Notice”) substantially in the form attached hereto as Exhibit G and signed by the Borrower Representative or by telephone (a) with respect to U.S. Revolving Loans, (i) in the case of a Eurodollar Borrowing, not later than noon, Local Time, three Business Days before the date of the proposed Borrowing, or (ii) in the case of an ABR Borrowing, not later than noon, Local Time, on the date of the proposed Borrowing; (b) with respect to Canadian Revolving Loans, (i) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of the proposed Borrowing, (ii) in the case of a BA Drawing, not later than 3:00 p.m., Local Time, three Business Days before the date of the proposed Borrowing, and (iii) in the case of a Canadian Prime Rate Borrowing or an ABR Borrowing, not later than 10:00 a.m., Local Time, one Business Day before the date of the proposed Borrowing; and (c) with respect to French Revolving Loans or U.K. Revolving Loans, not later than 11:00 a.m., Local Time, three Business Days before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by delivery to the Applicable Administrative Agent (with a copy to the Administrative Agent if other than the Applicable Administrative Agent), of a written Borrowing Request in a form approved by the Applicable Administrative Agent, and signed by the Borrower Representative. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:

(i) the name of the applicable Borrower;

(ii) the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) the currency of the requested Borrowing;

(v) the Facility under which such Borrowing will be made;

(vi) whether such Borrowing is to be an ABR Borrowing, a Canadian Prime Rate Borrowing, a BA Drawing or a Eurodollar Borrowing;

(vii) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(viii) in the case of a BA Drawing, the initial Contract Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Contract Period.”

If no election as to the Type of Borrowing of Revolving Loans is specified, then (A) a Borrowing of U.S. Revolving Loans or Canadian Revolving Loans requested in Dollars shall be an ABR Borrowing and (B) a Borrowing of Canadian Revolving Loans requested in Canadian Dollars shall be a Canadian Prime Rate Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing of Revolving Loans, then the Borrower Representative shall be deemed to have selected an Interest Period of one month’s duration. If no Contract Period is specified with respect to a BA Drawing, then the Borrower Representative shall be deemed to have selected a Contract Period of approximately 30 days. Promptly following receipt of a Borrowing Request in accordance with this Section, the Applicable Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Protective Advances.

(a) Subject to the limitations set forth below, each Applicable Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the sole discretion of the Applicable Administrative Agent (but, in any such case, none of them shall have absolutely any obligation to) to make (i) in the case of the Administrative Agent, Loans to the U.S. Borrowers on behalf of the U.S. Revolving Lenders (each such Loan, a “U.S. Protective Advance”), (ii) in the case of the Canadian Administrative Agent, Loans in Canadian Dollars or Dollars to the Canadian Borrowers or the U.S. Borrowers on behalf of the Canadian Revolving Lenders (each such Loan, a “Canadian Protective Advance”), (iii) in the case of the European Administrative Agent, Loans in Sterling, Euro or Dollars to the U.K. Borrowers or the U.S. Borrowers on behalf of the U.K. Revolving Lenders (each such Loan, a “U.K. Protective Advance”) and Loans in Euros, Sterling or Dollars to the French Borrowers or the U.S. Borrowers on behalf of the French Revolving Lenders (each such Loan, a “French Protective Advance” and together with the U.S. Protective Advances, the Canadian Protective Advances and the U.K. Protective Advances, the “Protective Advances”), which the Applicable Administrative Agent, in its Permitted Discretion, deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (C) to pay any other amount chargeable to or required to be paid by the applicable Borrower pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents; provided, that (1) the aggregate amount of outstanding U.S. Protective Advances shall not, at any time, exceed (x) 5% of the U.S. Borrowing Base as determined on the date of such proposed U.S. Protective Advance or (y) when added to the aggregate U.S. Revolving Exposure of all the U.S. Revolving Lenders, the U.S. Commitment, (2) the aggregate amount of outstanding Canadian Protective Advances shall not, at any time, exceed (x) 5% of the Canadian Borrowing Base as determined on the date of such proposed Canadian Protective Advance or (y) when added to the aggregate Canadian Revolving Exposure of all the Canadian Revolving Lenders, the Canadian Commitment, (3) the aggregate amount of outstanding U.K. Protective Advances shall not, at any time, exceed (x) 5% of the U.K. Borrowing Base as determined on the date of such proposed U.K. Protective Advance or (y) when added to the aggregate U.K. Revolving Exposure of all the U.K. Revolving Lenders, the U.K. Commitment, (4) the aggregate amount of outstanding French Protective Advances shall not, at any time, exceed (x) 5% of the French Borrowing Bases of the French Borrowers as determined on the date of such proposed French Protective Advance or (y) when added to the aggregate French Revolving Exposure of all the French Revolving Lenders, the French Commitment. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. All (1) U.S. Protective Advances and Canadian Protective Advances denominated in Dollars shall be ABR Borrowings, (2) all Canadian Protective Advances denominated in Canadian Dollars shall be Canadian Prime Rate Borrowings and (3) all U.K. Protective Advances and French Protective Advances shall be Overnight LIBO Borrowings. The Applicable Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon each Applicable Administrative Agent’s receipt thereof. At any time that the Revolving Exposure Limitations would be satisfied and the conditions precedent set forth in Section 4.02 have been satisfied, any Applicable Administrative Agent may request the Revolving Lenders under the applicable Facility to make a Revolving Loan, in the currency in which the applicable Protective Advance was denominated, to repay a Protective Advance. At any other time the Applicable Administrative Agent may require the Lenders to fund, in the currency in which the applicable Protective Advance was denominated, their risk participation described in Section 2.04(b).

(b) Upon the making of a Protective Advance (whether before or after the occurrence of a Default) by the Applicable Administrative Agent under any Facility, each Revolving Lender under such Facility, shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Applicable Administrative Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance, in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Applicable Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Applicable Administrative Agent in respect of such Protective Advance.

SECTION 2.05. Swingline Loans.

(a) The Administrative Agent, the U.S. Swingline Lender and the U.S. Revolving Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents with respect to the U.S. Facility, promptly after the Borrower Representative requests an ABR Borrowing under the U.S. Facility, the U.S. Swingline Lender may elect to have the terms of this Section 2.05(a) apply to such Borrowing Request by advancing, on behalf of the U.S. Revolving Lenders and in the amount requested, same day funds to the U.S. Borrowers, on the applicable borrowing date to the Funding Account(s) (each such Loan made solely by the U.S. Swingline Lender pursuant to this Section 2.05(a) is referred to in this Agreement as a “U.S. Swingline Loan”), with settlement among them as to the U.S. Swingline Loans to take place on a periodic basis as set forth in Section 2.05(f). To request a U.S. Swingline Loan, the Borrower Representative shall notify the Administrative Agent and the U.S. Swingline Lender of such request by telephone (confirmed by facsimile or an Approved Email Notice), not later than 2:00 p.m., Local Time, on the day of a proposed U.S. Swingline Loan. Each U.S. Swingline Loan shall be subject to all the terms and conditions applicable to other ABR Loans funded by the U.S. Revolving Lenders, except that all payments thereon shall be payable to the U.S. Swingline Lender solely for its own account. The U.S. Swingline Lender shall not make any U.S. Swingline Loan if, after giving effect thereto, the Borrowers would not be in compliance with the Revolving Exposure Limitations or the aggregate Dollar Amount of all Swingline Loans would exceed $30,000,000. All U.S. Swingline Loans shall be ABR Borrowings.

(b) The Canadian Administrative Agent, the Canadian Swingline Lender and the Canadian Revolving Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents with respect to the Canadian Facility, promptly after the Borrower Representative requests an ABR Borrowing or a Canadian Prime Rate Borrowing under the Canadian Facility, the Canadian Swingline Lender may elect to have the terms of this Section 2.05(b) apply to such Borrowing Request by advancing, on behalf of the Canadian Revolving Lenders and in the amount requested, same day funds to the Canadian Borrowers or the U.S. Borrowers, on the applicable Borrowing date to the Funding Account(s) (each such Loan made solely by the Canadian Swingline Lender pursuant to this Section 2.05(b) is referred to in this Agreement as a “Canadian Swingline Loan”), with settlement among them as to the Swingline Loans to take place on a periodic basis as set forth in Section 2.05(f). To request a Canadian Swingline Loan, the Borrower Representative shall notify the Canadian Administrative Agent and the Canadian Swingline Lender of such request (with a copy to the Administrative Agent) by telephone (confirmed by facsimile or an Approved Email Notice), not later than 2:00 p.m., Local Time, on the day of a proposed Canadian Swingline Loan. Each Canadian Swingline Loan shall be subject to all the terms and conditions applicable to other ABR Loans or Canadian Prime Rate Loans funded by the Canadian Revolving Lenders, except that all payments thereon shall be payable to the Canadian Swingline Lender solely for its own account. The Canadian Swingline Lender shall not make any Canadian Swingline Loan if, after giving effect thereto, the Borrowers would not be in compliance with the Revolving Exposure Limitations or the aggregate Dollar Amount of all Swingline Loans would exceed $30,000,000. All Canadian Swingline Loans shall be ABR Borrowings or Canadian Prime Rate Borrowings.

(c) The European Administrative Agent, the U.K. Swingline Lender and the U.K. Revolving Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents with respect to the U.K. Facility, promptly after the Borrower Representative requests a U.K. Swingline Loan, the U.K. Swingline Lender may elect to have the terms of this Section 2.05(c) apply to such Borrowing Request by advancing, on behalf of the U.K. Revolving Lenders, and in the amount requested, same day funds to the U.K. Borrowers or the U.S. Borrowers (as applicable), on the applicable Borrowing date to the Funding Account(s) (each such Loan made solely by the U.K. Swingline Lender pursuant to this Section 2.05(c) is referred to in this Agreement as a “U.K. Swingline Loan”), with settlement among them as to the Swingline Loans to take place on a periodic basis as set forth in Section 2.05(f). To request a U.K. Swingline Loan, the Borrower Representative shall notify the European Administrative Agent and the U.K. Swingline Lender (with a copy to the Administrative Agent) of such request by telephone (confirmed by facsimile or an Approved Email Notice), not later than 11:00 a.m., Local Time, on the day of a proposed U.K. Swingline Loan. Each U.K. Swingline Loan shall be subject to all the terms and conditions applicable to other Eurodollar Loans on behalf of the U.K. Borrowers that are funded by the U.K. Revolving Lenders, except that all payments thereon shall be payable to the U.K. Swingline Lender solely for its own account. No U.K. Swingline Lender shall make any U.K. Swingline Loan if, after giving effect thereto, the Borrowers would not be in compliance with the Revolving Exposure Limitations or the aggregate Dollar Amount of all Swingline Loans would exceed $30,000,000. All U.K. Swingline Loans shall be Overnight LIBO Borrowings.

(d) The European Administrative Agent, the French Swingline Lender and the French Revolving Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents with respect to the French Facility, promptly after the Borrower Representative requests a Swingline Loan under the French Facility, the French Swingline Lender may elect to have the terms of this Section 2.05(d) apply to such Borrowing Request by advancing, on behalf of the French Revolving Lenders, and in the amount requested, same day funds, to the French Borrowers or the U.S. Borrowers, on the applicable Borrowing date to the Funding Account(s) (each such Loan made solely by the French Swingline Lender pursuant to this Section 2.05(d) is referred to in this Agreement as a “French Swingline Loan”), with settlement among them as to the Swingline Loans to take place on a periodic basis as set forth in Section 2.05(f). To request a French Swingline Loan, the Borrower Representative shall notify the European Administrative Agent and the French Swingline Lender (with a copy to the Administrative Agent) of such request by telephone (confirmed by facsimile or an Approved Email Notice), not later than 11:00 a.m., Local Time, on the day of a proposed French Swingline Loan. Each French Swingline Loan shall be subject to all the terms and conditions applicable to other Eurodollar Loans on behalf of the French Borrowers that are funded by the French Revolving Lenders, except that all payments thereon shall be payable to the French Swingline Lender solely for its own account. No French Swingline Lender shall make any French Swingline Loan if, after giving effect thereto, the Borrowers would not be in compliance with the Revolving Exposure Limitations or the aggregate Dollar Amount of all Swingline Loans would exceed $30,000,000. All French Swingline Loans shall be Overnight LIBO Borrowings.

(e) Upon the making of a Swingline Loan (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Swingline Loan) under any Facility, each Lender under such Facility, shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the applicable Swingline Lender, without recourse or warranty, an undivided interest and participation in the applicable Swingline Loan in proportion to its Applicable Percentage. The applicable Swingline Lender may, at any time, require the applicable Lenders to fund, in the currency in which the applicable Swingline Loan was denominated, their participations. From and after the date, if any, on which any Lender is required to fund its participation in any Swingline Loan purchased hereunder, the Applicable Administrative Agent shall promptly distribute to such Lender such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Applicable Administrative Agent in respect of such Swingline Loan.

(f) Each Applicable Administrative Agent, on behalf of the U.S. Swingline Lender, the Canadian Swingline Lender, the French Swingline Lender and the U.K. Swingline Lender, as applicable, shall request settlement (a “Settlement”) with the Lenders under the applicable Facility, on at least a weekly basis or on any more frequent date that the Applicable Administrative Agent elects, by notifying the applicable Lenders of such requested Settlement by facsimile, telephone or e-mail no later than 12:00 noon, Local Time, (i) on the date of such requested Settlement (the “Settlement Date”), with regard to U.S. Swingline Loans, (ii) two Business Days prior to the Settlement Date, with regard to Canadian Swingline Loans (or on the date of such requested Settlement, if a Default or an Event of Default has occurred and is continuing), and (iii) three Business Days prior to the Settlement Date, with regard to U.K. Swingline Loans and French Swingline Loans (or on the date of such requested Settlement, if a Default or an Event of Default has occurred and is continuing). Each Revolving Lender under the applicable Facility (other than the Swingline Lenders, in the case of the Swingline Loans, which shall be deemed to have transferred its Applicable Percentage) shall transfer, in the currency in which the applicable Loan was denominated, the amount of such Lender’s Applicable Percentage of the outstanding principal amount of the applicable Swingline Loan with respect to which Settlement is requested to the Applicable Administrative Agent to an account of the Applicable Administrative Agent as it may designate, not later than 2:00 p.m., Local Time, on such Settlement Date. Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied. Such amounts transferred to the Applicable Administrative Agent shall be applied against the amounts of the applicable Swingline Lender’s Swingline Loans and, together with such Swingline Lender’s Applicable Percentage of such Swingline Loan, shall constitute Revolving Loans of such applicable Lenders (which shall be an ABR Loan, in the case of any U.S. Swingline Loan and Dollar denominated Canadian Swingline Loans, a Canadian Prime Rate Loan in the case of Canadian Dollar denominated Swingline Loans and a Eurodollar Loan in the relevant currency with an Interest Period of one week, in the case of any French Swingline Loan or U.K. Swingline Loan), and shall no longer constitute Swingline Loans. If any such amount referred to in this paragraph (f) is not transferred to the Applicable Administrative Agent by any applicable Lender on such Settlement Date, the applicable Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.07.

SECTION 2.06. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower Representative may request the issuance of Letters of Credit denominated in Dollars, an LC Alternative Currency (in the case of Commercial Letters of Credit that are U.S. Letters of Credit), Canadian Dollars (in the case of Canadian Letters of Credit) and Dollars, Sterling, Euros or an LC Alternative Currency (in the case of U.K. Letters of Credit or French Letters of Credit for its own account or for the account of another Borrower (provided that any Letter of Credit (other than a French Letter of Credit issued for the account of a French Borrower) may be for the benefit of any Restricted Subsidiary but shall continue to be for the account of the applicable Borrower), in a form reasonably acceptable to each Applicable Administrative Agent, and the applicable U.S. Issuing Bank (in the case of U.S. Letters of Credit), the applicable Canadian Issuing Bank (in the case of Canadian Letters of Credit) or the applicable European Issuing Bank (in the case of U.K. Letters of Credit or French Letters of Credit), at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrowers to, or entered into by the Borrowers with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower Representative shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank to (1) the applicable Issuing Bank and (2) the Applicable Administrative Agent, with a copy to the Administrative Agent (if other than the Applicable Administrative Agent), in each case prior to 9:00 a.m., Local Time, at least three Business Days (or such shorter period as may be acceptable to the Applicable Administrative Agent and the applicable Issuing Bank in any given instance; provided that, if requested by the Borrower Representative, each Issuing Bank shall use all commercially reasonable efforts to issue any such Letter of Credit no later than (x) in the case of a Commercial Letter of Credit, one Business Day and (y) in the case of a Standby Letter of Credit two Business Days, in each case, following receipt by such Issuing Bank of a complete and satisfactory application therefor) prior to the requested date of issuance, amendment, renewal or extension, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the Borrower for whose account such Letter of Credit is to be issued, the Facility under which such Letter of Credit is to be issued and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the currency in which such Letter of Credit will be denominated (which (w) shall be Dollars or Canadian Dollars in the case of U.S. Letters of Credit that are Standby Letters of Credit, (x) may be in any LC Alternative Currency in the case of U.S. Letters of Credit that are Commercial Letters of Credit, (y) shall be Dollars or Canadian Dollars in the case of Canadian Letters of Credit and (z) shall be Dollars, Sterling, Euros or any LC Alternative Currency in the case of U.K. Letters of Credit or French Letters of Credit), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit, which notice shall, in the case of any U.K. Letter of Credit or French Letter of Credit, attach thereto the form of Letter of Credit to be issued that has been agreed to by the European Administrative Agent and the European Issuing Bank. If requested by the applicable Issuing Bank, the applicable Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure shall not exceed $100,000,000, (ii) the Standby LC Exposure shall not exceed $40,000,000 and (iii) the Borrowers shall be in compliance with the Revolving Exposure Limitations.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business no later than the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date (it being understood that any Letter of Credit that provides for time drafts to be submitted thereunder shall have an expiry date which is in advance of such five Business Days prior to the Maturity Date by the number of days contemplated for such time drafts) unless the outstanding amount of such Letter of Credit has been cash collateralized in accordance with and in the manner set forth in Section 2.06(k).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) under any Facility and without any further action on the part of any Issuing Bank or the Revolving Lenders, each Issuing Bank hereby grants to each Revolving Lender under such Facility, and each Revolving Lender under such Facility hereby acquires from such Issuing Bank, a participation in each such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under each such Letter of Credit. In consideration and in furtherance of the foregoing, (i) with respect to each U.S. Letter of Credit, each U.S. Revolving Lender hereby absolutely and unconditionally agrees to pay in Dollars to the Administrative Agent, (ii) with respect to any Canadian Letters of Credit, each applicable Canadian Revolving Lender hereby absolutely and unconditionally promises to pay, in the same currency in which such Canadian Letter of Credit is issued to the Canadian Administrative Agent, (iii) with respect to any U.K. Letters of Credit, each U.K. Revolving Lender hereby absolutely and unconditionally promises to pay, in the same currency in which such U.K. Letter of Credit is issued or, in the case of any U.K. Letter of Credit that is issued in an LC Alternative Currency, in such LC Alternative Currency or in Dollars in an amount equal to the Dollar Amount thereof, to the European Administrative Agent and (iv) with respect to any French Letters of Credit, each French Revolving Lender hereby absolutely and unconditionally promises to pay, in the same currency in which such French Letter of Credit is issued or, in the case of any French Letter of Credit that is issued in an LC Alternative Currency, in such LC Alternative Currency or in Dollars in an amount equal to the Dollar Amount thereof, to the European Administrative Agent, in each case for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement, made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to such Borrowers for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitment, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Applicable Administrative Agent in the same currency as the applicable LC Disbursement an amount equal to such LC Disbursement not later than 2:00 p.m., Local Time, on the Business Day immediately following the Business Day that the Company receives notice of such LC Disbursement; provided, that (A) the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Borrowing or U.S. Swingline Loan (in the case of U.S. Letters of Credit), a Canadian Prime Rate Borrowing or Canadian Swingline Loan (in the case of Canadian Letters of Credit), a U.K. Swingline Loan (in the case of U.K. Letters of Credit) or a French Swingline Loan (in the case of a French Letter of Credit) in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing, Canadian Prime Rate Borrowing or Swingline Loan (or the applicable portion thereof) and (B), in relation to any payments in connection thereof made by French Borrowers, such payments shall not be made to an account opened in the name of or for the benefit of such recipient in a financial institution situated in a

Non-Cooperative Jurisdiction. If the Borrowers fail to make such payment when due, the Applicable Administrative Agent shall notify each applicable Lender of the applicable LC Disbursement, the payment then due from the applicable Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each applicable Lender shall pay to the Applicable Administrative Agent in the currency specified in Section 2.06(d) (and Section 2.07 shall apply, mutatismutandis, to the payment obligations of the Revolving Lenders), and the Applicable Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Applicable Administrative Agent, of any payment from the Borrowers pursuant to this paragraph, each of them shall distribute such payment to the applicable Issuing Bank, provided that, in relation to a French Letter of Credit, such payments by the Applicable Administrative Agent shall not be made to an account opened in the name of or for the benefit of such recipient in a financial institution situated in a Non-Cooperative Jurisdiction or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the applicable Issuing Bank, then each of them shall distribute such payment to such Revolving Lenders and the applicable Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the applicable Issuing Bank for any LC Disbursement (other than the funding of ABR Loans (in the case of U.S. Letters of Credit and Canadian Letters of Credit denominated in Dollars), Canadian Prime Rate Loans (in the case of Canadian Letters of Credit), a U.K. Swingline Loan (in the case of U.K. Letters of Credit) or a French Swingline Loan (in the case of a French Letter of Credit) as contemplated above) shall not constitute a Loan (but shall be Secured Obligations) and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.

(f) Exchange Indemnification and Increased Costs. The Borrowers shall, upon demand from any Issuing Bank or any Revolving Lender, pay to such Issuing Bank or such Revolving Lender, the amount of (i) any loss or cost or increased cost incurred by such Issuing Bank or such Revolving Lender, (ii) any reduction in any amount payable to or in the effective return on the capital to such Issuing Bank or such Revolving Lender, (iii) any currency exchange loss, in each case with respect to clauses (i), (ii) and (iii), that such Issuing Bank or such Revolving Lender sustains as a result of the Borrowers’ repayment in Dollars of any Letter of Credit that was denominated in an LC Alternative Currency or (iv) any interest or any other return, including principal, foregone by such Issuing Bank as a result of the introduction of, changeover to or operation of the Euro in any member state participating in the Euro. A certificate of the applicable Issuing Bank or Revolving Lender setting forth in reasonable detail the basis for determining such additional amount or amounts necessary to compensate such Issuing Bank or Revolving Lender shall be conclusively presumed to be correct save for manifest error.

(g) Obligations Absolute. The Borrowers’ obligations to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. No Lender Party, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by any Borrower that are caused by the applicable Issuing Bank’s failure to exercise the standard of care hereunder to be applicable when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised such standard of care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Bank shall promptly notify the Applicable Administrative Agent and the applicable Borrower by telephone (confirmed by facsimile or an Approved Email Notice) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the applicable Issuing Bank and the applicable Revolving Lenders with respect to any such LC Disbursement.

(i) Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, (i) in the case of LC Disbursements in respect of U.S. Letters of Credit or Canadian Letters of Credit made in Dollars, at the rate per annum then applicable to ABR Loans, (ii) in the case of an LC Disbursement in respect of Canadian Letters of Credit made in Canadian Dollars, at the rate per annum then applicable to Canadian Prime Rate Loans, and (iii) in the case of an LC Disbursement in respect of U.K. Letters of Credit, French Letters of Credit or any Commercial Letters of Credit that are U.S. Letters of Credit in an LC Alternative Currency, at the Overnight LIBO Rate plus the Overnight LIBO Spread as set forth in the definition of “Applicable Rate”; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(f) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.

(j) Replacement of the Issuing Banks. Any Issuing Bank may be replaced at any time by written agreement among the Borrower Representative, the Administrative Agent, the Issuing Bank to be replaced and the successor Issuing Bank, provided that, in relation to any French Letter of Credit, no assignment shall be effected to a successor Issuing Bank incorporated, domiciled, established or acting through an office in a Non-Cooperative Jurisdiction, without the prior written consent of the Company, which shall not be unreasonably withheld. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(k) Cash Collateralization. Subject to Section 2.18(b), if any Event of Default shall occur and be continuing, on the Business Day that the Borrower Representative receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph or if any of the other provisions hereof require cash collateralization (or, on the Business Day on or immediately following the maturity of the Loans if the Loans have been accelerated, without any further notice), without duplication, (i) the U.S. Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lender Parties for the purpose of securing the Secured Obligations (the “U.S. LC Collateral Account”), cash in the applicable currency and in an amount equal to 103% of the LC Exposure in respect of Letters of Credit issued for the account of the U.S. Borrowers as of such date plus accrued and unpaid fees thereon; (ii) the Canadian Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the applicable Lender Parties for the purpose of securing the applicable International Secured Obligations (the “Canadian LC Collateral Account”), cash in the applicable currency in an amount equal to

103% of the LC Exposure in respect of Letters of Credit issued for the account of the Canadian Borrowers plus accrued and unpaid fees thereon; (iii) the U.K. Borrowers shall deposit in an account with the European Collateral Agent, in the name of the European Collateral Agent for the purpose of securing the International Secured Obligations (the “European LC Collateral Account”), cash in the applicable currency in an amount equal to 103% of the LC Exposure in respect of Letters of Credit issued for the account of the U.K. Borrowers as of such date plus accrued and unpaid fees thereon and (iv) each French Borrower shall deposit in the European LC Collateral Account, cash in the applicable currency in an amount equal to 103% of the LC Exposure in respect of Letters of Credit issued for the account of such French Borrower as of such date plus accrued and unpaid fees thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in paragraph (h) or (i) of Article VII. Such deposits, (A) if made into the U.S. LC Collateral Account shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations; (B) if made into the Canadian LC Collateral Account shall be held by the Administrative Agent as collateral for the payment and performance of the International Secured Obligations; and (C) if made into the European LC Collateral Account shall be held by the European Collateral Agent as collateral for the payment and performance of the applicable International Secured Obligations. The Administrative Agent or the European Administrative Agent or the European Collateral Agent, as applicable, shall have exclusive dominion and control, including the exclusive right of withdrawal, over such accounts, and (x) the U.S. Borrowers hereby grant the Administrative Agent a security interest in the U.S. LC Collateral Account securing the Secured Obligations, (y) the Canadian Borrowers hereby grant the Administrative Agent a security interest in the Canadian LC Collateral Account securing the International Secured Obligations, (z) the U.K. Borrowers and the French Borrowers hereby grant the European Collateral Agent a security interest in the European LC Collateral Account securing the International Secured Obligations; provided, that nothing in this Section 2.06(k) shall be deemed to limit the rights of any Agent pursuant to Section 5.12. Other than any interest earned on the investment of such deposits, which investments shall be in the form of Permitted Investments made at the option and sole discretion of the Applicable Administrative Agent (in accordance with its usual and customary practices for investments of this type), and at the Borrowers’ risk and reasonable expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in each such account. Moneys in each such account shall be applied by the Applicable Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of each Borrower for the LC Exposure in respect of Letters of Credit issued for the account of such Borrower at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Required Lenders), be applied, in the case of moneys in the U.S. LC Collateral Account, to satisfy other Secured Obligations or, in the case of moneys in the Canadian LC Collateral Account or European LC Collateral Account, to satisfy other International Secured Obligations. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all such Events of Default have been cured or waived.

(l) LC Exposure Reporting. Each Issuing Bank shall, not later than 10:00 a.m., New York time, on each Business Day, notify each Applicable Administrative Agent in reasonable detail as to the amount of the LC Exposure with respect to the Letters of Credit issued by such Issuing Bank.

SECTION 2.07. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., Local Time, to the account of the Applicable Administrative Agent; provided, that Swingline Loans shall be made as provided in Section 2.05. The Applicable Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to the Funding Account(s); provided that ABR Loans, Canadian Prime Rate Loans or Swingline Loans made to finance (i) the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Applicable Administrative Agent to the applicable Issuing Bank and (ii) a Protective Advance shall be retained by the Applicable Administrative Agent and disbursed in its discretion. Loans and participations in Swingline Loans and Letters of Credit under each Facility will be funded by each Revolving Lender under such Facility pro rata in accordance with its Applicable Percentage of the Revolving Commitment under such Facility.

(b) Unless the Applicable Administrative Agent shall have received notice from any Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Applicable Administrative Agent such Lender’s share of such Borrowing, the Applicable Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if an applicable Lender has not in fact made its share of the applicable Borrowing available to the Applicable Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Applicable Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Applicable Administrative Agent at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Applicable Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans (in the case of Dollar denominated amounts), Canadian Prime Rate Loans (in the case of Canadian Dollar denominated amounts) or Swingline Loans accruing interest at the Overnight LIBO Rate (in the case of Sterling or Euro denominated amounts). If such Lender pays such amount to the Applicable Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08. Interest Elections.

(a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, (i) in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request, and (ii) in the case of BA Drawings, shall have an initial Contract Period as specified in such Borrowing Request. Thereafter, the Borrower Representative may elect to convert such Borrowing to a Borrowing of a different Type, to convert BA Drawings to Canadian Prime Rate Loans, to convert Canadian Prime Rate Loans (other than Swingline Loans) into BA Drawings or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.08. The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably (in accordance with the principal amount of the applicable Loans) among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.08 shall not apply to Swingline Loans or Protective Advances, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower Representative shall notify the Applicable Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election, subject to paragraph (f) below in the case of BA Drawings. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or an Approved Email Notice to the Applicable Administrative Agent (with a copy to the Administrative Agent if not the original recipient thereof) of a written Interest Election Request in a form approved by the Applicable Administrative Agent and signed by the Borrower Representative.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrower, the Facility and the Borrowing to which such Interest Election Request applies, the relevant currency, and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing, a Eurodollar Borrowing, a Canadian Prime Rate Borrowing or a BA Drawing;

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) if the resulting Borrowing is a BA Drawing, the Contract Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Contract Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower Representative shall be deemed to have selected an Interest Period of one month’s duration. If any such Interest Election Request requests a BA Drawing but does not specify a Contract Period, the Borrowers shall be deemed to have selected a Contract Period of 30 days.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted or continued to (i) an ABR Borrowing, in the case of a Eurodollar Borrowing of either U.S. Revolving Loans or Canadian Revolving Loans denominated in Dollars or (ii) a Eurodollar Borrowing with an Interest Period of one month, in the case of any U.K. Revolving Loans or French Revolving Loans. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing denominated in Dollars under the U.S. Facility or Canadian Facility may be converted to or continued as a Eurodollar Borrowing; (ii) no outstanding Canadian Prime Rate Loans may be converted to or continued as BA Drawings; and (iii) unless repaid, (A) each Eurodollar Borrowing of U.S. Revolving Loans or of Canadian Revolving Loans denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto, (B) each BA Drawing shall be converted to, or repaid with the proceeds of, a Canadian Prime Rate Borrowing at the end of the Contract Period applicable thereto, and (C) each Eurodollar Borrowing of U.K. Revolving Loans or French Revolving Loans shall be converted at the end of the Interest Period applicable thereto to a Eurodollar Borrowing with an Interest Period of one month (or such shorter period as may be determined by the European Administrative Agent in its discretion).

(f) At or before 12:00 noon (Local Time) three Business Days before the last day of the Contract Period of any BA Drawing, the Borrower Representative shall give to the Canadian Administrative Agent its written Interest Election Request in respect of such BA Drawing which shall specify either that the applicable Canadian Borrower intends to repay the maturing B/As on such date or to continue to issue B/As on such date to provide for the payment of the maturing B/As. If the Borrower Representative fails to deliver such timely notice with respect to a BA Drawing prior to the end of the Contract Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Contract Period such Borrowing shall be converted to Canadian Prime Rate Loans. Upon the conversion to or continuation of any Borrowing or portion thereof as a BA Drawing, the Discount Proceeds that would otherwise be payable to a Canadian Borrower by each Canadian Revolving Lender pursuant to Section 2.21(d) in respect of such new BA Drawing shall be applied against the principal amount of such Borrowing (in the case of a conversion) or the reimbursement obligation owed to such Lender in respect of such maturing B/As (in the case of a continuation) (collectively, the “maturing amounts”) and the Canadian Borrowers shall pay to the such Canadian Revolving Lender an amount equal to the excess of the maturing amounts over such Discount Proceeds.

SECTION 2.09. Termination and Reduction of Revolving Commitment; Increase in Revolving Commitment.

(a) Unless previously terminated, the Revolving Commitment shall terminate on the Maturity Date.

(b) The Borrowers may at any time terminate the Revolving Commitment in full or the Revolving Commitment under any Facility in full upon (i) the payment in full in cash of all outstanding Loans or Loans under the applicable Facility, as the case may be; (ii) the cancellation and return of all outstanding Letters of Credit or Letters of Credit under the applicable Facility, as the case may be (or alternatively and without duplication, the deposit in the U.S. LC Collateral Account, Canadian LC Collateral Account and/or European LC Collateral Account (as applicable) of cash in the relevant currency equal to 103% of the LC Exposure or LC Exposure in respect of the applicable Facility, as the case may be) or (B) with the consent of the Administrative Agent and each applicable Issuing Bank, (I) the provision of back-up standby letters of credit in the relevant currency in favor of the applicable Issuing Bank equal to 103% of each of the LC Exposure as of such date or (II) the inclusion of such Letters of Credit in a credit facility that refinances the Obligations outstanding under this Agreement); (iii) the payment in full in cash of the accrued and unpaid fees or accrued and unpaid fees in respect of the applicable Facility, as the case may be; and (iv) the payment in full in cash of all reimbursable expenses and other Obligations then due and payable, together with accrued and unpaid interest thereon.

(c) The Borrowers may from time to time reduce the Revolving Commitment under any Facility; provided that (i) each partial reduction shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (or, if less, the aggregate remaining Revolving Commitment under the applicable Facility); (ii) each reduction to the Revolving Commitment shall be applied to the Revolving Commitment under the Facility or Facilities as directed by the Company; and (iii) the Borrowers shall not reduce the Revolving Commitment under any Facility if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the Borrowers would not be in compliance with the Revolving Exposure Limitations.

(d) The Borrower Representative shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitment, in each case under paragraph (b) or (c) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Revolving Lenders of the contents thereof. Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitment delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitment shall be permanent. Each reduction of the Revolving Commitment under any Facility shall be made ratably among the Lenders in accordance with their respective Revolving Commitment under such Facility.

(e) The Borrowers shall have the right to increase the Revolving Commitment under any Facility by obtaining additional Revolving Commitments under such Facility, either from one or more of the Lenders or another lending institution; provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000, (ii) unless otherwise agreed by the Administrative Agent, the Borrower Representative, on behalf of the Borrowers, may make a maximum of five such requests, (iii) the Applicable Administrative Agent, the Issuing Banks, and the Borrower Representative shall have approved the identity of any such new Lender, such approval not to be unreasonably withheld or delayed, (iv) any such new Lender shall assume all of the rights and obligations of a “Lender” under the applicable Facility as provided hereunder and shall execute a joinder agreement to the Loss Sharing Agreement in form reasonably satisfactory to the Administrative Agent, (v) other than pricing (which shall be as agreed between the Borrowers and the Lenders providing such Revolving Commitments), any such additional Revolving Commitment shall be on the same terms as the other Revolving Commitment under the applicable Facility, provided that if the Applicable Rate (which, for purposes of this clause (e) only, shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing such additional Revolving Commitments equated to interest rate margin based on an assumed four year weighted average life) relating to such additional Revolving Commitments exceeds the Applicable Rate for the existing Revolving Commitments by more than 0.50%, the Applicable Rate relating to the existing Revolving Commitments shall be adjusted upward to be equal to the Applicable Rate relating to the additional Revolving Commitments minus 0.50%, (vi) the procedures described in Section 2.09(f) shall have been satisfied and (vii) any Lender offered or approached to provide all or a portion of such increase may elect or decline, in its sole discretion, to provide such increase.

(f) Any amendment hereto for such an increase or addition shall be in form and substance satisfactory to the Administrative Agent and shall only require the written signatures of the Administrative Agent, the Borrowers and the Lender(s) being added or increasing their Revolving Commitment, subject only to the approval of the Required Lenders if any such increase would cause the Revolving Commitment to exceed $450,000,000. As a condition precedent to such an increase, the Borrower Representative shall deliver to the Administrative Agent a certificate of each Loan Party signed by an authorized officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article III and the other Loan Documents are true and correct in all material respects, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and (B) no Default exists. On the effective date of any increase in the Revolving Commitments under any Facility, the applicable Borrowers shall repay all outstanding Revolving Loans under such Facility.

(g) Within a reasonable time after the effective date of any increase, the Administrative Agent shall, and is hereby authorized and directed to, revise the Revolving Commitment Schedule to reflect such increase and shall distribute such revised Revolving Commitment Schedule to each of the Lenders and the Borrowers, whereupon such revised Revolving Commitment Schedule shall replace the old Revolving Commitment Schedule and become part of this Agreement.

SECTION 2.10. Repayment and Amortization of Loans and B/As; Evidence of Debt.

(a) Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent, for the account of each U.S. Revolving Lender, (ii) the Canadian Administrative Agent, for the account of each Canadian Revolving Lender, (iii) the European Administrative Agent, for the account of each U.K. Revolving Lender, (iv) the European Administrative Agent, for the account of each French Revolving Lender, in the case of each of clauses (i) through (iv), the then unpaid principal amount of each Revolving Loan of such Borrower on the Maturity Date, (iv) to the Canadian Administrative Agent for the account of each Canadian Revolving Lender, the then unpaid principal amount of any BA Drawing in accordance with Section 2.21, and (v) the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by the Applicable Administrative Agent.

(b) On each Business Day during a Dominion Period and subject in all respects to the provisions of the Intercreditor Agreement, the Administrative Agent shall apply all funds credited to the Collection Deposit Accounts of the U.S. Loan Parties as of the previous Business Day (whether or not immediately available), first, to prepay any Protective Advances to the U.S. Borrowers that may be outstanding, second, to prepay the Swingline Loans of the U.S. Borrowers that may be outstanding, third, pro rata, to prepay the Revolving Loans to the U.S. Borrowers that may be outstanding (without a corresponding reduction in the Revolving Commitment) and to deposit in the U.S. LC Collateral Account cash in an amount equal to 103% of the LC Exposure in respect of Letters of Credit issued for the account of U.S. Borrowers at such time, fourth, to prepay any Protective Advances to International Borrowers that may be outstanding, fifth, to prepay any Swingline Loans to International Borrowers that may be outstanding, sixth, pro rata, to prepay any Revolving Loans to International Borrowers that may be outstanding (without a corresponding reduction in the Revolving Commitment) and to deposit in the Canadian LC Collateral Account cash in an amount equal to 103% of the Canadian LC Exposure in respect of Letters of Credit issued for the account of the Canadian Borrowers that has not been cash collateralized at such time and in the European LC Collateral Account cash in an amount equal to 103% of the European LC Exposure in respect of Letters of Credit issued for the account of the U.K. Borrowers or French Borrowers that has not been cash collateralized at such time and, seventh, as the Company may direct. The Applicable Administrative Agent shall apply all funds credited to the Canadian Collection Deposit Account, U.K. Collection Deposit Account and the French Collection Deposit Account, respectively, as of the previous Business Day (whether or not immediately available), in the order specified in subclauses fourth through seventh above.

(c) All amounts applied pursuant to any of subclauses first through sixth above in clause (b) above shall be applied pro rata as among the holders of such Obligations in accordance with their respective aggregate outstanding amounts of Obligations described in the applicable subclause.

(d) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(e) Each Applicable Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Applicable Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(f) The entries made in the accounts maintained pursuant to paragraph (e) or (f) of this Section shall be primafacie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or any Applicable Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(g) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the applicable Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if requested by such payees, to such payee and its registered assigns).

SECTION 2.11. Prepayment of Loans and B/As.

(a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (f) of this Section, except that the Borrowers shall not prepay any BA Drawings except on the last day of the Contract Period applicable thereto (subject to any mandatory prepayment requirements hereunder).

(b) In the event and on such occasion that the Borrowers are not in compliance with the Revolving Exposure Limitations, the Borrowers shall promptly prepay (or, in the case of the LC Exposure, cash collateralize) the Revolving Loans, LC Exposure and/or Swingline Loans in an aggregate amount that, after giving effect to such prepayments or cash collateralizations the Borrowers shall be in compliance with the Revolving Exposure Limitations.

(c) If the Administrative Agent determines that the outstanding Dollar Amount of all outstanding Letters of Credit issued exceeds any limitation set forth in the last sentence of Section 2.06(b), then not later than one Business Day after notice of the amount of such excess from the Administrative Agent to the Borrower Representative, the U.S. Borrowers shall deposit in the U.S. LC Collateral Account cash in an amount equal to such excess (to be held as cash collateral in accordance with Section 2.06(k)).

(d) Subject in all respects to the provisions of the Intercreditor Agreement,

(i) at any time, in the event and on each occasion that any Net Proceeds are received by or on behalf of the Company or any Restricted Subsidiary in respect of any Indebtedness not permitted to be incurred pursuant to the terms of this Agreement, the Borrowers shall, immediately after such Net Proceeds are received by the Company or any Restricted Subsidiary, prepay the Obligations as set forth in Section 2.11(f) below in an aggregate amount equal to 100% of such Net Proceeds to the extent that such Obligations are then outstanding; and

(ii) during a Level 1 Minimum Availability Period, in the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party in respect of any casualty or condemnation event with respect to any Borrowing Base Collateral or any sale or disposition of Borrowing Base Collateral outside the ordinary course of business, (i) prepay the Obligations as set forth in Section 2.11(f) below in an aggregate amount equal to 100% of such Net Proceeds to the extent that such Obligations are then outstanding and (ii) promptly deliver an updated Borrowing Base Certificate giving effect to the elimination of such assets from the applicable Borrowing Base.

(e) All such amounts pursuant to Section 2.11(d) shall be applied in the same order as specified in Section 2.10(b) (and, for the avoidance of doubt, any such application of proceeds from Collateral securing solely the International Secured Obligations shall be made solely in respect of the International Secured Obligations). If the precise amount of insurance or condemnation proceeds allocable to Inventory as compared to equipment, fixtures and real property is not otherwise determined, the allocation and application of those proceeds shall be determined by the Administrative Agent, in its Permitted Discretion.

(f) The Borrower Representative shall notify each Applicable Administrative Agent (and, in the case of prepayment of a Swingline Loan, each applicable Swingline Lender) with a copy to the Administrative Agent (if not an Applicable Administrative Agent) by telephone (confirmed by facsimile or an Approved Email Notice) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 1:30 p.m. Local Time (or, in the case of a payment under the French Facility or U.K. Facility, 10:00 a.m., Local Time), three Business Days before the date of prepayment, or (ii) in the case of any other prepayment, not later than 1:30 p.m. Local Time (or, in the case of a prepayment under the French Facility or U.K. Facility, 10:00 a.m., Local Time), on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitment as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09 (but subject to Section 2.16). Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be without premium or penalty (other than as provided in Section 2.16) in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12. Fees.

(a) The U.S. Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Commitment Fee Rate on the daily amount by which such Lender’s U.S. Commitment exceeds the amount of such Lender’s U.S. Revolving Loans and Applicable Percentage of the U.S. LC Exposure during the period from and including the Effective Date to but excluding the date on which the Lenders’ U.S. Commitment terminates. The Canadian Borrowers agree to pay to the Canadian Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Commitment Fee Rate on the daily amount by which such Lender’s Canadian Commitment exceeds the amount of such Lender’s Canadian Revolving Loans and Applicable Percentage of the Canadian LC Exposure during the period from and including the Effective Date to but excluding the date on which the Lenders’ Canadian Commitment terminates. The U.K. Borrowers agree to pay to the European Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Commitment Fee Rate on the daily amount by which such Lender’s U.K. Commitment exceeds the amount of such Lender’s U.K. Revolving Loans and Applicable Percentage of the U.K. LC Exposure during the period from and including the Effective Date to but excluding the date on which the Lenders’ U.K. Commitment terminates. The French Borrowers agree to pay to the European Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Commitment Fee Rate on the daily amount by which such Lender’s French Commitment exceeds the amount of such Lender’s French Revolving Loans and Applicable Percentage of the FrenchLC Exposure during the period from and including the Effective Date to but excluding the date on which the Lenders’ French Commitment terminates. Accrued commitment fees shall be payable in arrears on the first day of each January, April, July and October and on the date on which the Revolving Commitment terminates, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The (i) U.S. Borrowers agree to pay to the Applicable Administrative Agent for the account of each applicable Revolving Lender a letter of credit fee with respect to its participations in Letters of Credit issued for the account of the U.S. Borrowers, (ii) Canadian Borrowers agree to pay to the Canadian Administrative Agent for the account of each Canadian Revolving Lender a letter of credit fee with respect to its participation in Canadian Letters of Credit issued for the account of the Canadian Borrowers, (iii) the U.K. Borrowers agree to pay to the European Administrative Agent for the account of each U.K. Revolving Lender a letter of credit fee with respect to their respective participation in U.K. Letters of Credit issued for the account of the U.K. Borrowers and (iv) each

French Borrower agrees to pay to the European Administrative Agent for the account of each French Revolving Lender a letter of credit fee with respect to their respective participation in French Letters of Credit issued for the account of such French Borrower which, in each case, shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s applicable LC Exposure in respect of such Letters of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure in respective of such Borrowers’ Letters of Credit. In addition, each Borrower agrees to pay to the applicable Issuing Bank with respect to each Letter of Credit issued for the account of such Borrower a facing fee, which shall accrue at the rate of 1/8 of 1% on the average daily amount of the Stated Amount of such Letters of Credit during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitment and the date on which there ceases to be any LC Exposure in respect of such Letter of Credit, as well as the applicable Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any such Letter of Credit or processing of drawings thereunder. Letter of Credit fees and facing fees accrued through and including the last day of each calendar quarter shall be payable on the first day of each January, April, July and October, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitment terminates and any such fees accruing after the date on which the Revolving Commitment terminates shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All letter of credit fees and facing fees payable pursuant to this paragraph (b) shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The U.S. Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Applicable Administrative Agent (or to the applicable Issuing Bank in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest.

(a) The Loans comprising each ABR Borrowing (including each applicable Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Each (i) U.S. Protective Advance and Canadian Protective Advance denominated in Dollars shall bear interest at the Alternate Base Rate plus the Applicable Rate plus 2%; (ii) Canadian Protective Advance denominated in Canadian Dollars shall bear interest at the Canadian Prime Rate plus the Applicable Rate plus 2%; and (iii) U.K. Protective Advance and French Protective Advance shall bear interest at the Overnight LIBO Rate plus the Applicable Rate plus 2%.

(d) The Loans comprising each Canadian Prime Rate Borrowing shall bear interest at the Canadian Prime Rate plus the Applicable Rate.

(e) The U.K. Swingline Loans and the French Swingline Loans shall bear interest at the Overnight LIBO Rate plus the Applicable Rate.

(f) Notwithstanding the foregoing, (i) all past due amounts in respect of the principal of any Loans (including after any automatic acceleration of the Loans) shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section and (ii) in the case of any other past due amount outstanding hereunder, (x) if such amount is denominated in Dollars, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder (or, if no such interest rate is specified, at a rate of interest equal to 2% plus the rate otherwise applicable to ABR Loans), (y) if such amount is denominated in

Canadian Dollars, such amount shall accrue at 2% plus the rate applicable to Canadian Prime Rate Loans as provided in paragraph (d) of this Section, and (z) if such amount is denominated in Euros or Sterling, such amount shall accrue at 2% plus the rate applicable to U.K. Swingline Loans and the French Swingline Loans accruing interest at the Overnight LIBO Rate as provided in paragraph (e) of this Section 2.13, provided that interest on any such amount with respect to French Revolving Loans and French Swingline Loans extended to any French Borrower accruing as described in clause (i) above shall be compounded only in compliance with Article 1154 of the French Civil Code (as amended), provided, that such interest will remain immediately due and payable.

(g) Accrued interest on each Loan (for ABR Loans and U.K. Protective Advances, French Protective Advances, U.K. Swingline Loans and French Swingline Loans) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Revolving Commitment; provided that (i) interest accrued pursuant to paragraph (f) of this Section 2.13 shall be payable on demand; (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan or Canadian Prime Rate Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment; and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. Accrued interest shall be payable (i) to the Administrative Agent, for the account of each U.S. Revolving Lender, ratably with respect to interest on any U.S. Revolving Loan; (ii) to the Administrative Agent, with respect to interest on any U.S. Protective Advance; (iii) to the Canadian Administrative Agent, for the account of each Canadian Revolving Lender, ratably with respect to interest on any Canadian Revolving Loan; (iv) to the Canadian Administrative Agent, with respect to interest on any Canadian Protective Advance; (v) to the European Administrative Agent, for the account of each U.K. Revolving Lender, ratably with respect to interest on any U.K. Revolving Loan; (vi) to the European Administrative Agent, for the account of each French Revolving Lender, ratably with respect to interest on any French Revolving Loan, (vii) to the European Administrative Agent, with respect to interest on any U.K. Protective Advance or French Protective Advance and (viii) to the Applicable Administrative Agent, with respect to interest on any Swingline Loan, for the account of the applicable Swingline Lender.

(h) All interest hereunder shall be computed on the basis of a year of 360 days, except that the Acceptance Fee, the interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate and interest on Loans and Letters of Credit denominated in Canadian Dollars or Sterling shall be computed on the basis of a year of 365 days (or, except in the case of the Acceptance Fee, 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Canadian Prime Rate, Discount Rate, Adjusted LIBO Rate, Overnight LIBO Rate or LIBO Rate shall be determined by each Applicable Administrative Agent, and each such determination shall be conclusive absent manifest error.

(i) For purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or under any other Loan Document is to be calculated on the basis of a 360-day year or any other period of time less than a calendar year, the yearly rate of interest or fees to which the rate used in such calculation is equivalent, is the rate so used multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time.

(j) To comply with the provisions of Articles L.313-4 and R.313-1 of the French Monetary and Financial Code, as amended, and Articles L.313-1, L.313-2 and R.313-1 to R.313-5 of the French Consumer Code, as amended, any French Borrower and the French Revolving Lenders or the French Swingline Lenders, as the case may be, agree that the effective global interest rate for each of the French Loans extended to such French Borrower cannot be calculated, as of the Effective Date or the Joining Borrower Effective Date, as the case may be, relating to such French Borrower, for the duration of this Agreement; provided, that a letter which sets forth a sample calculation of interest on such French Loans shall be provided to each French Borrower by the European Administrative Agent on the date such French Borrower becomes a party hereto and prior to the making of the initial French Loan to such French Borrower. The French Borrowers, the French Revolving Lenders and the French Swingline Lenders, as the case may be, agree and acknowledge that such letter shall form an integral part of this Agreement.

(k) All interest hereunder shall be paid in the currency in which the Loan giving rise to such interest is denominated.

SECTION 2.14. Alternate Rate of Interest.

(a) If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i) the Applicable Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period for the applicable currency; or

(ii) the Applicable Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period and for such currency will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) of such currency included in such Borrowing for such Interest Period;

then the Applicable Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Applicable Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any applicable Revolving Borrowing to, or continuation of any applicable Revolving Borrowing as, a Eurodollar Borrowing of such currency shall be ineffective, and (ii) any such request for a continuation of any applicable Eurodollar Borrowing of (A) (in the event that the currency so affected is Dollars) Revolving Loans denominated in Dollars shall be deemed to be a request to convert such Borrowing to an ABR Borrowing and (B) in the event that the currency so affected is not Dollars, all Revolving Loans denominated in such affected currency shall be deemed to be a request to convert such Borrowing to an Alternate Rate Borrowing.

(b) If at any time the European Administrative Agent or any French Swingline Lender or U.K. Swingline Lender determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Overnight LIBO Rate or the Overnight LIBO Rate will not adequately and fairly reflect the cost to the European Administrative Agent or such French Swingline Lender or U.K. Swingline Lender, as applicable, of making or maintaining any U.K. Protective Advance, French Protective Advance, U.K. Swingline Loan or French Swingline Loan, then the European Administrative Agent or such French Swingline Lender or U.K. Swingline Lender, as applicable, shall give notice thereof to the Borrower Representative by telephone or facsimile as promptly as practicable thereafter and, until the European Administrative Agent or such French Swingline Lender or U.K. Swingline Lender, as applicable, notifies the Borrower Representative that the circumstances giving rise to such notice no longer exist, the U.K. Protective Advances, French Protective Advances, U.K. Swingline Loans or French Swingline Loans that accrue interest at the Overnight LIBO Rate shall be made as an Alternate Rate Borrowing.

SECTION 2.15. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement (other than any Taxes) against assets of, deposits with or for the account of, or credit extended by, any Applicable Administrative Agent, Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate or Overnight LIBO Rate) or Issuing Bank;

(ii) subject any Lender or Issuing Bank to any Tax (other than Non-Excluded Taxes or Other Taxes indemnified by Section 2.17 and any Excluded Taxes); or

(iii) impose on any Applicable Administrative Agent, Lender or Issuing Bank, or the London interbank market, any other condition affecting this Agreement, Eurodollar Loans, Protective Advances and Swingline Loans that accrue interest at the Overnight LIBO Rate, Bankers’ Acceptances or BA Equivalent Loans made by such Applicable Administrative Agent or Lender or Issuing Bank;

and the result of any of the foregoing shall be (A) to increase the cost to such Applicable Administrative Agent or Lender of making or maintaining any such Eurodollar Loan, BA Equivalent Loan, Protective Advance or Swingline Loan (or of maintaining its obligation to make any such Loan), (B) to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit, (C) to increase the cost to such Lender of participating in or of purchasing or accepting Bankers’ Acceptances or (D) to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrowers to which such credit was extended will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Applicable Administrative Agent, Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Applicable Administrative Agent’s, Lender’s or Issuing Bank’s capital or on the capital of such Applicable Administrative Agent’s, Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or Letters of Credit held by, such Applicable Administrative Agent, Lender or Issuing Bank, to a level below that which such Applicable Administrative Agent, Lender or Issuing Bank or such Applicable Administrative Agent’s, Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Applicable Administrative Agent’s, Lender’s or Issuing Bank’s policies and the policies of such Applicable Administrative Agent’s, Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time the applicable Borrower to which such Person has extended credit will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered as a result of the extensions of credit to such Borrower.

(c) A certificate of an Applicable Administrative Agent, Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Applicable Administrative Agent, Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The applicable Borrowers shall pay such Applicable Administrative Agent, Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 20 days after receipt thereof.

(d) Failure or delay on the part of any Applicable Administrative Agent, Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Applicable Administrative Agent’s, Lender’s or Issuing Bank’s right to demand such compensation; provided that no Borrower shall be required to compensate an Applicable Administrative Agent, Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Applicable Administrative Agent, Lender or Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Applicable Administrative Agent’s, Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.19, then, in any such event, the Borrower to which such Loan was made (or to be made) shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate (including the Applicable Rate) that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The applicable Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be paid free and clear of, and without any deduction or withholding on account of, any Taxes, except to the extent required by any Requirement of Law, as determined in the good faith discretion of the Person required by such Requirement of Law to withhold or deduct such Taxes (such Person, the “Applicable Withholding Agent”); provided that if any Loan Party or any other Applicable Withholding Agent shall be required by any Requirement of Law, as determined in the good faith discretion of the Applicable Withholding Agent, to deduct or withhold any Taxes from or in respect of any such payment, then (i) the applicable Loan Party shall promptly notify the Applicable Administrative Agent of such requirement; (ii) the Applicable Withholding Agent shall make such deduction or withholding and timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with such Requirement of Law; and (iii) if the Tax in question is a Non-Excluded Tax or Other Tax, the sum payable by such Loan Party shall be increased to the extent necessary so that after all required deductions or withholdings of Non-Excluded Taxes or Other Taxes have been made (including any deductions or withholdings of such Non-Excluded Taxes or Other Taxes attributable to any amounts payable under this Section 2.17) the Applicable Administrative Agent or Lender (as applicable) receives a net payment equal to the payment it would have received had no such deduction or withholding been required or made.

(b) The applicable Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The U.S. Loan Parties, Canadian Loan Parties, French Loan Parties or U.K. Loan Parties, as applicable, shall jointly and severally indemnify each applicable Lender and the Applicable Administrative Agent(each a “Tax Indemnitee”), within 10 days after written demand therefor, for the full amount of any Non-Excluded Taxes and Other Taxes payable by such Tax Indemnitee in respect of the respective Obligations of the U.S. Loan Parties, Canadian Loan Parties, French Loan Parties or U.K. Loan Parties, as applicable, including any Non-Excluded Taxes or Other Taxes imposed on or attributable to amounts payable under this Section 2.17, and any reasonable out-of-pocket expenses related thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. For the avoidance of doubt, the Canadian Loan Parties, U.K. Loan Parties and French Loan Parties will have no indemnification obligations under this subsection (c) with respect to any Non-Excluded Taxes or Other Taxes (or any expenses related thereto) payable by any Tax Indemnitee with respect to Loans, Letters of Credit, Revolving Commitments or LC Disbursements provided to U.S. Borrowers. A certificate setting forth in reasonable detail the basis and the calculation of the amount of such liability delivered by the Tax Indemnitee, or by any Applicable Administrative Agent on its own behalf or on behalf of another Tax Indemnitee, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Non-Excluded Taxes or Other Taxes by any Loan Party or other Applicable Withholding Agent to a Governmental Authority, the applicable Loan Party or other Applicable Withholding Agent (as the case may be) shall deliver to the Applicable Administrative Agent or such applicable Loan Party, respectively, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Applicable Administrative Agent or such applicable Loan Party, respectively.

(e) Each Lender shall, at such times as are reasonably requested by the applicable Borrower or the Applicable Administrative Agent, provide such Borrower and the Applicable Administrative Agent with any documentation prescribed by any Requirement of Law or reasonably requested by such Borrower or the Applicable

Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under any Loan Document. Each such Lender shall, whenever a lapse in time or change in circumstances renders any such documentation (including any specific documentation required below in this Section 2.17(e)) obsolete, expired or inaccurate in any respect, deliver promptly to the applicable Borrower and the Applicable Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable Borrower or the Applicable Administrative Agent) or promptly notify the applicable Borrower and the Applicable Administrative Agent in writing of its inability to do so.

Without limiting the generality of the foregoing:

(1) Each U.S. Lender shall deliver to the Borrower Representative and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower Representative or the Administrative Agent) two properly completed and duly signed original copies of IRS Form W-9 (or any successor forms) certifying that such U.S. Lender is exempt from U.S. federal backup withholding.

(2) Each Non-U.S. Lender shall deliver to the Borrower Representative and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A) two properly completed and duly signed original copies of IRS Form W-8BEN (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,

(B) two properly completed and duly signed original copies of IRS Form W-8ECI (or any successor forms),

(C) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (A) two properly completed and duly signed certificates substantially in the form of Exhibit F (any such certificate, a “U.S. Tax Compliance Certificate”) and (B) two properly completed and duly signed original copies of IRS Form W-8BEN (or any successor forms),

(D) to the extent a Non-U.S. Lender is not the beneficial owner (for example, where the Non-U.S. Lender is a partnership, or is a participating Lender that has transferred its beneficial ownership to a Participant), two properly completed and duly signed original copies of IRS Form W-8IMY (or any successor forms) of the Non-U.S. Lender, accompanied by a Form W-8ECI, W-8BEN, United States Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information (or any successor forms) from each beneficial owner that would be required under this Section 2.17(e) if such beneficial owner were a Lender, as applicable (provided that if the Non-U.S. Lender is a partnership and not a participating Lender, and one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Non-U.S. Lender on behalf of such beneficial owners), or

(E) two properly completed and duly signed original copies of any other form prescribed by applicable U.S. federal income tax laws as a basis for claiming a complete exemption from, or a reduction in, U.S. federal withholding tax on any payments to such Lender under the Loan Documents.

(3) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (3), “FATCA” shall include any amendment made to FATCA after the date of this Agreement.

Notwithstanding any other provision of this clause (e), no Lender shall be required to deliver any documentation that such Lender is not legally eligible to deliver.

(f) If a Tax Indemnitee determines, in its sole discretion, exercised in good faith, that it has received a refund (in cash or applied as payment of Taxes otherwise payable in cash) of any Non-Excluded Taxes or Other Taxes as to which it has received additional amounts or indemnification payments under this Section 2.17, then it shall pay over the amount of such refund to the Borrower Representative (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this Section 2.17 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Tax Indemnitee (including any Taxes imposed with respect to such refund) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower Representative, upon the request of such Tax Indemnitee, agrees to repay the amount paid over to the Borrower Representative (plus any related penalties, interest or other charges imposed by the relevant Governmental Authority) to such Tax Indemnitee in the event such Tax Indemnitee is required to repay such refund to the applicable Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will any such Tax Indemnitee be required to pay any amount to the Borrower Representative pursuant to this clause (f) if such payment would place any such Tax Indemnitee in a less favorable position (on a net after-Tax basis) than any such Tax Indemnitee would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.17(f) shall not be construed to require a Tax Indemnitee to make available its tax returns (or any other information relating to its taxes which it deems confidential) to, any Loan Party or any other Person.

(g) Any payments by any Loan Party under any Loan Document which (in whole or in part) constitute consideration for a supply for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable in connection therewith. If, in connection with any payments by any Loan Party under any Loan Document, VAT is chargeable to any Lender Party, such Loan Party shall promptly pay to each such Lender Party an amount equal to the amount of such VAT (and each such Lender Party shall promptly provide an appropriate VAT invoice to the relevant Loan Party).

(h) If VAT is or becomes chargeable on any supply made by any Lender Party (the “Supplier”) to any other Lender Party (the “Recipient”) under a Loan Document, and any party other than the Recipient (the “Subject Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.

(i) Where a Loan Document requires any party to reimburse or indemnify a Lender Party for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Lender Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(j) For the avoidance of doubt, the terms “Lender,” “Non-U.S. Lender” and “U.S. Lender” shall, for all purposes of this Section 2.17, include any applicable Swingline Lender and any applicable Issuing Bank.

(k) U.K. Borrower Provisions.

(i) Notwithstanding anything to the contrary set forth in this Section 2.17, no U.K. Borrower is required to pay additional amounts to a Lender (other than a new Lender pursuant to a request by a Borrower pursuant to section 2.19(b)) pursuant to this Section 2.17 in respect of any Tax that is required by the United Kingdom to be withheld from a payment of interest on a Loan or LC Disbursement made to the U.K. Borrower if at the time the payment falls due (i) the relevant Lender is not a U.K. Qualifying Lender and such Tax would not have been required to be withheld had such Lender been a U.K. Qualifying Lender unless the reason that such Lender is not a U.K. Qualifying Lender is a change after the date on which it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or double taxation agreement or any published practice or published concession of any relevant Governmental Authority, or (ii) the relevant Lender is a U.K. Treaty Lender and the U.K. Borrower is able to demonstrate that such Tax is required to be withheld as a result of the failure of the relevant Lender to comply with its obligations under this Section 2.17(k). Any Lender that is a Lender in respect of a Loan or LC Disbursement to the U.K. Borrower and that is not, or ceases to be, a U.K. Qualifying Lender, for whatever reason, shall promptly notify the Applicable Administrative Agent and the U.K. Borrower. In relation to all payments to be made to a U.K. Treaty Lender by the U.K. Borrower, such Lender shall cooperate, to the extent it is able to do so, with the U.K. Borrower in completing any procedural formalities necessary for the U.K. Borrower to obtain authorization to make such a payment without a deduction or withholding for or on account of U.K. Taxes including, to the extent applicable, promptly making and filing an appropriate application for relief under a double taxation agreement. If a deduction or withholding is required by law to be made from a payment made by a U.K. Borrower to a U.K. Treaty Lender but the U.K. Treaty Lender is entitled to a repayment, refund or rebate of the relevant Tax (a “Treaty Rebate”) by virtue of the relevant Treaty, the U.K. Treaty Lender shall promptly following receipt of the relevant payment claim that Treaty Rebate and shall within seven days of receiving any such Treaty Rebate pay to the U.K. Borrower concerned a sum equal to the same, less any reasonable costs or expenses incurred by the U.K. Treaty Lender in obtaining the Treaty Rebate.

(ii) Nothing in Section 2.17(k)(i) above shall require a Lender to (i) register under the HM Revenue & Customs Double Taxation Treaty Passport Scheme, (ii) apply the HM Revenue & Customs Double Taxation Treaty Passport Scheme to any Loan or LC Disbursement if it has so registered, or (iii) file treaty forms if it has included an indication to the effect that it wishes the HM Revenue & Customs Double Taxation Treaty Passport Scheme to apply to this Agreement in accordance with this Section 2.17(k).

(iii) Each Lender which becomes a party on the day on which this Agreement is entered into which holds a passport under the HM Revenue & Customs Double Taxation Treaty Passport Scheme, and which then wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Applicable Administrative Agent and without liability to any U.K. Borrower) by including its scheme reference number and its jurisdiction of tax residence opposite its name on the Revolving Commitment Schedule. Where a Lender includes such an indication on the Revolving Commitment Schedule, each U.K. Borrower shall, to the extent that that Lender is a Lender under a Loan or LC Disbursement made available to the U.K. Borrowers, file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of the date of this Agreement and shall promptly provide the Lender with a copy of that filing.

(iv) Each new Lender under an Assignment and Assumption which is a Lender that holds a passport under the HM Revenue & Customs Double Taxation Treaty Passport Scheme, and which then wishes the HM Revenue & Customs Double Taxation Treaty Passport Scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Applicable Administrative Agent and without liability to any U.K. Borrower) in the Assignment and Assumption which it executes by including its scheme reference number and its jurisdiction of tax residence in that Assignment and Assumption. Where a new Lender includes such an indication in the relevant Assignment and Assumption, each U.K. Borrower shall, to the extent that that new Lender becomes a Lender under a Loan or LC Disbursement which is made available to the U.K.

Borrowers, file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of date of the Assignment and Assumption and shall promptly provide the Lender with a copy of that filing.

(v) Each new U.K. Revolving Lender or European Issuing Bank which becomes a party to this Agreement after the date of this Agreement shall indicate, in the Assignment and Assumption which it executes, and for the benefit of the Applicable Administrative Agent and the U.K. Borrowers, which of the following categories it falls in:

(a)	not a Qualifying Lender;

(b)	a Qualifying Lender (other than a Treaty Lender); or

(c)	a Treaty Lender.

If a new U.K. Revolving Lender or European Issuing Bank fails to indicate its status in accordance with this Section 2.17(k)(v), then such U.K. Revolving Lender or European Issuing Bank, as applicable, shall be treated for the purposes of this Agreement (including by each U.K. Borrower) as if it is not a U.K. Qualifying Lender until such time as it notifies the Applicable Administrative Agent which category applies (and the Applicable Administrative Agent, upon receipt of such notification, shall inform the Borrower Representative). For the avoidance of doubt, an Assignment and Assumption shall not be invalidated by any failure of the relevant U.K. Revolving Lender or European Issuing Bank to comply with this Section 2.17(k)(v).

(l) Each French Revolving Lender and each European Issuing Bank that may issue French Letters of Credit represents that on the date hereof it is not incorporated or domiciled (or acting through an office or carrying on a trade or business (“établissement stable”) (in each case, to which the French Facility is attributable) located) in a Non-Cooperative Jurisdiction.

(m) Each Applicable Administrative Agent that is a U.S. Person shall, on or before the date on which such Agent becomes a party hereto (and from time to time thereafter upon the request of the Borrower Representative), provide the Borrower Representative with two properly completed and duly signed original copies of IRS Form W-9 (or any successor forms) certifying that such Agent is exempt from U.S. federal backup withholding. Each Applicable Administrative Agent that is not a U.S. Person shall, on or before the date on which such Agent becomes a party hereto (and from time to time thereafter upon the request of the Borrower Representative), to the extent it is legally eligible to do so, provide the Borrower Representative with two properly completed and duly signed original copies of IRS Form W-8 (or any successor forms) and any other documentation reasonably requested by the Borrower Representative certifying as to any entitlement of such Agent to an exemption from, or reduction in, any withholding Tax with respect to anyfees received on its own behalf under any Loan Document.

SECTION 2.18. Payments Generally; Allocation of Proceeds; Sharing of Set-offs.

(a) The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without set off or counterclaim. All payments (i) in respect of Loans (and interest thereon) and LC Exposure shall, except as expressly set forth herein, be made in the same currency in which such Loan was made or Letter of Credit issued, and (ii) in respect of all other amounts payable hereunder or under other Loan Documents shall be paid in Dollars. All such payments in respect of Revolving Loans and LC Exposure shall be made and allocated, pro rata in accordance with the respective unpaid principal amounts of such Loans and the LC Exposure of each Lender. Any amounts received after such time on any date may, in the discretion of each Applicable Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 10 South Dearborn Street, 22nd Floor,

Chicago, Illinois, except that (i) payments of Canadian Loans and LC Disbursements or fronting fees that are payable to any Canadian Issuing Bank, shall be made to the Canadian Administrative Agent at its offices at 200 Bay Street, Royal Bank Plaza, Floor 18, Toronto M57 2J2 Canada; (ii) payments of U.K. Revolving Loans, French Revolving Loans and LC Disbursements and fronting fees that are payable to any European Issuing Bank shall be made to the European Administrative Agent at its offices at 125 London Wall, London EC2Y 5AJ, United Kingdom, provided that, in relation to any payments in connection thereof made by French Borrowers, such payments shall not be made to an account opened in the name of or for the benefit of such recipient in a financial institution situated in a Non-Cooperative Jurisdiction; and (iii) payments to be made directly to an Issuing Bank or Swingline Lender shall be paid as expressly provided herein; provided that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and provided that, in relation to any payments in connection thereof made by French Borrowers, such payments shall not be made to an account opened in the name of or for the benefit of such recipient in a financial institution situated in a Non-Cooperative Jurisdiction. Each Applicable Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient, in like funds, promptly following receipt thereof, provided that, in relation to the French Facility, such payments by the Applicable Administrative Agent shall not be made to an account opened in the name of or for the benefit of such recipient in a financial institution situated in a Non-Cooperative Jurisdiction. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b) (i) Any proceeds of Collateral received by the Administrative Agent, Canadian Administrative Agent, European Administrative Agent or European Collateral Agent after an Event of Default has occurred and is continuing and if the Administrative Agent so elects, or the Required Lenders so direct, shall be applied ratably (based in respect of each of the following separate categories, computed independently of the other categories, on each Lender Party’s interest in the aggregate specific type of outstanding Secured Obligations described within (and only within) each specific category of Secured Obligations listed respectively below), first, to pay any fees, indemnities or expense reimbursements, including amounts then due to each Agent and each Issuing Bank from the Borrowers (other than in connection with Banking Services or Swap Obligations except to the extent of any remaining Reserve established therefor), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Banking Services or Swap Obligations except to the extent of any remaining Reserve established therefor), third, to pay interest due in respect of the Protective Advances, fourth, to pay the principal of the Protective Advances, fifth, to pay interest then due and payable on the Loans (other than the Protective Advances), sixth, to prepay principal on the Loans (other than the Protective Advances) and LC Disbursements and any amount due with respect to Banking Services or Swap Obligations to the extent of any remaining Reserve established therefor, seventh, to deposit in the U.S. LC Collateral Account, the Canadian LC Collateral Account and the European LC Collateral Account cash (as provided in Section 2.06(k)) collateral equal to 103% of the sum of the U.S. LC Exposure, Canadian LC Exposure and European LC Exposure, as the case may be, to be held as cash collateral for the Applicable Secured Obligations, eighth, to payment of any other amounts owing with respect to Banking Services and Swap Obligations, and ninth, to the payment of any other Secured Obligation due to any Lender Party by the Borrowers; provided that any amounts received on account of the Collateral of any U.S. Loan Party shall be applied, first, in the order provided above to all amounts constituting U.S. Secured Obligations and second, in the order provided above to the International Secured Obligations and (ii) any such application of proceeds from Collateral securing solely the International Secured Obligations shall be made solely in respect of International Secured Obligations. Each Applicable Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply all such proceeds and payments to any portion of the Secured Obligations.

(c) During a Dominion Period, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents by any Borrower, may be paid from the proceeds of Borrowings of such Borrower made hereunder whether made following a request by the Borrower Representative on account of such Borrower pursuant to Section 2.03 or a deemed request as provided in this Section or (following substantially contemporaneous notice to the Borrower Representative, and no Applicable Administrative Agent shall have any liability, in any event, for failing to deliver such notice) may be deducted from any deposit account of such Borrower maintained with any Applicable Administrative Agent. Each Borrower hereby irrevocably authorizes (i) each Applicable Administrative Agent to make a Borrowing for the purpose of paying each payment referred to in the preceding sentence and agrees that all such amounts charged shall constitute Loans (including Swingline Loans, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 9.03) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03, 2.04 or 2.05, as applicable and (ii) each Applicable Administrative Agent and (following substantially contemporaneous notice to the Borrower Representative, and no Applicable Administrative Agent shall have any liability, in any event, for failing to deliver such notice) to charge any deposit account of such Borrower maintained with the Applicable Administrative Agent for each payment of principal, interest and fees owing by such Borrower as it becomes due hereunder or any other amount due under the Loan Documents.

(d) If any Lender shall, by exercising any right of set off or counterclaim or otherwise except as contemplated by this Agreement, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon under any Facility than the proportion received by any other Lender under such Facility, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders under such Facility to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements under the applicable Facility; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(e) Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to any Applicable Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrowers will not make such payment, each Applicable Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to each Applicable Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to each the Applicable Administrative Agent at a rate determined by each the Applicable Administrative Agent in accordance with banking industry rules on interbank compensation or, in the case of amounts due in Dollars, the Federal Funds Effective Rate, if greater.

(f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(e), 2.21(d) or 9.03(c), then each Applicable Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Applicable Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender or Issuing Bank requests compensation under Section 2.15, or if any Loan Party is required to pay any additional amount to any Lender or Issuing Bank or any Governmental Authority for the account of any Lender or Issuing Bank pursuant to Section 2.17 or if any amount payable in respect of any Loans, Letters of Credit, Revolving Commitments or LC Disbursements provided to French Borrowers is not, or will not be (when the relevant corporate income tax is calculated), treated as a deductible charge or expense for French tax purposes for that French Borrower by reason of that amount being (x) paid or accrued to a Lender or Issuing Bank incorporated, domiciled, established or acting through an office in a Non-Cooperative Jurisdiction or (y) paid to an account opened in the name of or for the benefit of that Lender or Issuing Bank in a financial institution situated in a Non-Cooperative Jurisdiction, then such Lender or Issuing Bank shall use reasonable efforts to designate a different lending office for funding or booking its Loans or Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or Issuing Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17 or would make any amount payable in respect of any Loans, Letters of Credit, Revolving Commitments, or LC Disbursements provided to French Borrowers be treated as a deductible charge or expense for French tax purposes for that French Borrower, as the case may be, in the future and (ii) would not subject such Lender or Issuing Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or Issuing Bank and, provided, that) if in respect of French Revolving Loans or French Letters of Credit extended to or on behalf of any French Borrower, such lending office shall be a French Qualifying Lender or French Qualifying Issuing Bank, as the case may be. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (1) any Lender requests compensation under Section 2.15, (2) the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (3) any Lender becomes a Defaulting Lender, or (4) any French Revolving Lender at any time from and after the relevant Joining Borrower Effective Date for a French Borrower ceases to be a French Qualifying Lender, or (5) any amount payable in respect of any Loans, Letters of Credit, Revolving Commitments, or LC Disbursements provided to French Borrowers is not, or will not be (when the relevant corporate income tax is calculated), treated as a deductible charge or expense for French tax purposes for that French Borrower by reason of that amount being (x) paid or accrued to a Lender incorporated, domiciled, established or acting through an office in a Non-Cooperative Jurisdiction or (y) paid to an account opened in the name of or for the benefit of that Lender in a financial institution situated in a Non-Cooperative Jurisdiction, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent and the Issuing Banks, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrowers (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments and (iv) in relation to any Loans, Letters of Credit, Revolving Commitments, or LC Disbursements provided to French Borrowers, no assignment or delegation shall be effected to an assignee incorporated, domiciled, established or acting through an office in a Non-Cooperative Jurisdiction, without the prior written consent of the Company, which shall not be unreasonably withheld. No Lender shall be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

SECTION 2.20. Returned Payments. If, after receipt of any payment which is applied to the payment of all or any part of the Obligations, any Lender Party is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by such Lender Party. The provisions of this Section 2.20 shall be and remain effective notwithstanding any contrary action which may have been taken by any Lender Party in reliance upon such payment or application of proceeds. The provisions of this Section 2.20 shall survive the termination of this Agreement.

SECTION 2.21. Bankers’ Acceptances.

(a) The Canadian Borrowers may issue Bankers’ Acceptances denominated in Canadian Dollars for acceptance and purchase by the Canadian Revolving Lenders in accordance with the provisions of Section 2.01, Section 2.03 and this Section 2.21.

(b) Each Bankers’ Acceptance shall have a Contract Period of approximately 30, 60 or 90 days or such other terms as available. No Contract Period shall extend beyond the Maturity Date. If such Contract Period would otherwise end on a day that is not a Business Day, such Contract Period shall end on the next preceding day that is a Business Day.

(c) On each Borrowing date on which Bankers’ Acceptances are to be accepted, the Canadian Administrative Agent shall advise the relevant Canadian Borrower as to the Canadian Administrative Agent’s determination of the applicable Discount Rate for the Bankers’ Acceptances which any of the Canadian Revolving Lenders have agreed to purchase.

(d) Each Canadian Revolving Lender agrees to purchase a Bankers’ Acceptance accepted by it. The relevant Canadian Borrower shall sell, and such Canadian Revolving Lender shall purchase, the Bankers’ Acceptance at the applicable Discount Rate. Such Canadian Revolving Lender shall provide to the Canadian Funding Office the Discount Proceeds less the Acceptance Fee payable by the relevant Canadian Borrower with respect to such Bankers’ Acceptance. Such proceeds will then be made available to the relevant Canadian Borrower by the Canadian Administrative Agent crediting an account as directed by the relevant Canadian Borrower with the aggregate of the amounts made available to the Canadian Administrative Agent by such Canadian Revolving Lenders and in like funds as received by the Canadian Administrative Agent.

(e) Each Canadian Revolving Lender may from time to time hold, sell, rediscount or otherwise dispose of any or all Bankers’ Acceptances accepted and purchased by it.

(f) To facilitate borrowings under the Canadian Facility to the Canadian Borrowers by way of B/As, each Canadian Borrower hereby appoints each Canadian Revolving Lender as its attorney to sign and endorse on its behalf, in handwriting or by facsimile or mechanical signature as and when deemed necessary by such Canadian Revolving Lender, blank forms of B/As. In this respect, it is each Canadian Revolving Lender’s responsibility to maintain an adequate supply of blank forms of B/As for acceptance under this Agreement. Each Canadian Borrower recognizes and agrees that all B/As required to be accepted and purchased by any Canadian Revolving Lender and which are signed and/or endorsed on its behalf by a Canadian Revolving Lender shall bind such Canadian Borrower as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of such Canadian Borrower. Each Canadian Revolving Lender is hereby authorized to issue such B/As endorsed in blank in such face amounts as may be determined by such Canadian Revolving Lender; provided that the aggregate amount thereof is equal to the aggregate amount of B/As required to be accepted and purchased by such Canadian Revolving Lender. No Canadian Revolving Lender shall be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except the gross negligence or willful misconduct of such Canadian Revolving Lender or its officers, employees, agents or representatives. On request by the relevant Canadian Borrower, an Canadian Revolving Lender shall cancel all forms of B/As which have been pre-signed or pre-endorsed by or on behalf of such relevant Canadian Borrower and which are held by such Canadian Revolving Lender and have not yet been issued in accordance herewith. Each Canadian Revolving Lender shall maintain a record with respect to B/As held by it in blank hereunder, voided by it for any reason, accepted and purchased by it hereunder, and cancelled at their respective maturities. Each Canadian Revolving Lender agrees to provide such records to the relevant Canadian Borrower at such Canadian Borrower’s expense upon request.

(g) Drafts drawn by a Canadian Borrower to be accepted as Bankers’ Acceptances shall be signed by a duly authorized officer or officers of such Canadian Borrower or the Borrower Representative or by their respective attorneys, including attorneys appointed pursuant to Section 2.21(f) above. Notwithstanding that any Person whose signature appears on any Bankers’ Acceptance may no longer be an authorized signatory for such Canadian Borrower or the Borrower Representative, as applicable, at the time of issuance of a Bankers’ Acceptance, that signature shall nevertheless be valid and sufficient for all purposes as if the authority had remained in force at the time of issuance and any Bankers’ Acceptance so signed shall be binding on the relevant Canadian Borrower.

(h) The Canadian Administrative Agent, promptly following receipt of a notice of Borrowing, continuation or conversion by way of Bankers’ Acceptances, shall advise the applicable Canadian Revolving Lenders of the notice and shall advise each such Canadian Revolving Lender of the face amount of Bankers’ Acceptances to be accepted by it and the applicable Contract Period (which shall be identical for all Canadian Revolving Lenders). The aggregate face amount of Bankers’ Acceptances to be accepted by a Canadian Revolving Lender shall be determined by the Administrative Agent by reference to such Canadian Revolving Lender’s Applicable Percentage of the issue of Bankers’ Acceptances, except that, if the face amount of a Bankers’ Acceptance which would otherwise be accepted by a Canadian Revolving Lender would not be Cdn.$100,000, or a whole multiple thereof, the face amount shall be increased or reduced by the Canadian Administrative Agent in its sole discretion to Cdn.$l00,000, or the nearest whole multiple of that amount, as appropriate.

(i) Each Canadian Borrower waives presentment for payment and any other defense to payment of any amounts due to a Canadian Revolving Lender in respect of a Bankers’ Acceptance accepted and purchased by it pursuant to this Agreement which might exist solely by reason of the Bankers’ Acceptance being held, at the maturity thereof, by such Canadian Revolving Lender in its own right and each Canadian Borrower agrees not to claim any days of grace if such Canadian Revolving Lender as holder sues such Canadian Borrower on the Bankers’ Acceptance for payment of the amount payable by such Canadian Borrower thereunder. On the specified maturity date of a B/A, or the date of any prepayment thereof in accordance with this Agreement, if earlier, the relevant Canadian Borrower shall pay to such Canadian Revolving Lender that has accepted such B/A the full face amount of such B/A (or shall make provision for payment by way of conversion or continuation in accordance with Section 2.08) in full and absolute satisfaction of its obligations with respect to such B/A, and after such payment, the relevant Canadian Borrower shall have no further liability in respect of such B/A (except to the extent that any such payment is rescinded or reclaimed by operation of law or otherwise) and such Canadian Revolving Lender shall be entitled to all benefits of, and will make and otherwise be responsible for all payments due to the redeeming holder or any third parties under, such B/A.

(j) Whenever a Canadian Borrower requests a borrowing by way of Bankers’ Acceptances, each Non BA Lender shall, in lieu of accepting and purchasing any B/As, make a Loan (a “BA Equivalent Loan”) to such Canadian Borrower in the amount and for the same term as each Draft which such Lender would otherwise have been required to accept and purchase hereunder. Each such Lender will provide to the Canadian Administrative Agent the amount of Discount Proceeds of such BA Equivalent Loan for the account of the relevant Canadian Borrower in the same manner as such Lender would have provided the Discount Proceeds in respect of the Draft which such Lender would otherwise have been required to accept and purchase hereunder. Each such BA Equivalent Loan will bear interest at the same rate that would result if such Lender had accepted (and been paid an acceptance fee) and purchased (on a discounted basis) a B/A for the relevant Contract Period (it being the intention of the parties that each such BA Equivalent Loan shall have the same economic consequences for the relevant Lenders and the relevant Canadian Borrower as the B/A that such BA Equivalent Loan replaces). All such interest shall be paid in advance on the date such BA Equivalent Loan is made, and will be deducted from the principal amount of such BA Equivalent Loan in the same manner in which the discounted portion of a B/A would be deducted from the face amount of the B/A. Subject to the repayment requirements of this Agreement, on the last day of the relevant Contract Period for such BA Equivalent Loan, the relevant Canadian Borrower shall be entitled to convert each such BA Equivalent Loan into another type of Loan, or to roll over each such BA Equivalent Loan into another BA Equivalent Loan, all in accordance with the applicable provisions of this Agreement. Each Non BA Lender may, at its discretion, request in writing to the Canadian Administrative Agent and the relevant Canadian Borrower that BA Equivalent Loans made by it shall be evidenced by Discount Notes.

(k) For greater certainty, all provisions of this Agreement that are applicable to B/As shall also be applicable, mutatis mutandis, to BA Equivalent Loans, and notwithstanding any other provision of this Agreement, all references to principal amounts or any repayment or prepayment of any Loans that are applicable to B/As or BA Drawings shall be deemed to refer to the full face amount thereof in the case of B/As and to the principal amount of any portion thereof consisting of BA Equivalent Loans. As set out in the definition of “Bankers’ Acceptances,” that term includes Discount Notes and all terms of this Agreement applicable to Bankers’ Acceptances (including the provisions of Section 2.21(f) relating to their execution by the Canadian Revolving Lenders under power of attorney) shall apply equally to Discount Notes evidencing BA Equivalent Loans with such changes as may in the context be necessary. For greater certainty:

(i) the term of a Discount Note shall be the same as the Contract Period for Bankers’ Acceptances accepted and purchased on the same Borrowing date in respect of the same borrowing;

(ii) an acceptance fee will be payable in respect of a Discount Note and shall be calculated at the same rate and in the same manner as the Acceptance Fee in respect of a Bankers’ Acceptance; and

(iii) the Discount Rate applicable to a Discount Note shall be the Discount Rate applicable to Bankers’ Acceptances accepted by a Canadian Revolving Lender that is not a Schedule I Lender in accordance with the definition of “Discount Rate” on the same Borrowing date or date of continuation or conversion, as the case may be, in respect of the same borrowing for the relevant Contract Period.

(l) At the option of the relevant Canadian Borrower and any Canadian Revolving Lender, Bankers’ Acceptances under this Agreement to be accepted by such Canadian Revolving Lender may be issued in the form of depository bills for deposit with The Canadian Depository for Securities Limited pursuant to the Depository Bills and Notes Act (Canada). All depository bills so issued shall be governed by the provisions of this Section 2.21.

(m) Upon acceptance of a Bankers’ Acceptance by a Canadian Revolving Lender, the Canadian Borrowers shall pay to the Canadian Administrative Agent on behalf of such Canadian Revolving Lender a fee (the “Acceptance Fee”) calculated on the face amount of the Bankers’ Acceptance at a rate per annum equal to the Applicable Rate on the basis of the number of days in the Contract Period for such Bankers’ Acceptance. Any adjustment to the Acceptance Fee (including any adjustment as necessary to reflect the operation of Section 2.13(f)) shall be computed based on the number of days remaining in the Contract Period of such Bankers’ Acceptances from and including the effective date of any change in the Applicable Rate. Any increase in such Acceptance Fee shall be paid by the Canadian Borrowers to the Canadian Administrative Agent on behalf of the Canadian Revolving Lenders on the last day of the Contract Period of the relevant Bankers’ Acceptance. Any decrease in such Acceptance Fee shall be paid by each Canadian Revolving Lender to the relevant Canadian Borrower, through the Canadian Administrative Agent, on the last day of the Contract Period of the relevant Bankers’ Acceptance.

SECTION 2.22. Circumstances Making Bankers’ Acceptances Unavailable.

(a) If prior to the commencement of any Contract Period, (i) the Canadian Administrative Agent determines in good faith, which determination shall be conclusive and binding on the Canadian Borrowers, and notifies the Canadian Borrowers that, by reason of circumstances affecting the money market, there is no readily available market for Bankers’ Acceptances, or (ii) the Canadian Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Discount Rate or CDOR Rate, as applicable, for such Contract Period; or (iii) the Canadian Administrative Agent is advised by one or more Canadian Revolving Lenders that the Discount Rate or CDOR Rate, as applicable, for such Contract Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their portion of such BA Drawings included in such Borrowing for such Contract Period then:

(i) the right of the Canadian Borrowers to request a borrowing by way of BA Drawing shall be suspended until the Canadian Administrative Agent determines that the circumstances causing such suspension no longer exist and the Canadian Administrative Agent so notifies the Canadian Borrowers; and

(ii) any notice relating to a borrowing by way of BA Drawing which is outstanding at such time shall be deemed to be a notice requesting a borrowing by way of Canadian Prime Rate Loans (all as if it were a notice given pursuant to Section 2.03).

(b) The Administrative Agent shall promptly notify the Canadian Borrowers and the Canadian Revolving Lenders of the suspension in accordance with Section 2.22(a) of the Canadian Borrower’s right to request a borrowing by way of BA Drawing and of the termination of such suspension.

SECTION 2.23. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) the Revolving Commitment and the Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, all affected Lenders, the Supermajority Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender described in clause (A), (B) or (C) of the first proviso to Section 9.02(b) shall require the consent of such Defaulting Lender;

(c) if any Swingline Exposure or LC Exposure under any Facility under which such Lender has a Revolving Commitment exist at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of such Swingline Exposure and LC Exposure shall be reallocated among the non-Defaulting Lenders under such Facility in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Credit Exposure under such Facility plus such Defaulting Lender’s Swingline Exposure under such Facility and LC Exposure under such Facility does not exceed the total of all non-Defaulting Lenders’ Revolving Commitment under such Facility and (y) the conditions set forth in Section 4.02 are satisfied at such time; and

(ii) if the reallocation described in paragraph (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (x), first, prepay such Defaulting Lender’s Swingline Exposure under the applicable Facility (after giving effect to any partial reallocation pursuant to paragraph (i) above) and (y), second, cash collateralize such Defaulting Lender’s LC Exposure under such Facility (after giving effect to any partial reallocation pursuant to paragraph (i) above) in accordance with the procedures set forth in Sections 2.06(k) and for so long as any such LC Exposure under such Facility is outstanding;

(iii) if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to this Section 2.23(c), the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b), as the case may be, with respect to such Defaulting Lender’s LC Exposure that has been cash collateralized, as the case may be, during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders are reallocated pursuant to this Section 2.23(c), then the fees payable to the Lenders pursuant to Sections 2.12(a) and (b), as the case may be, shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; or

(v) if any Defaulting Lender’s LC Exposure under any Facility is not cash collateralized, prepaid or reallocated pursuant to this Section 2.23(c), then, without prejudice to any rights or remedies of the applicable Issuing Bank or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Revolving Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until such Defaulting Lender’s LC Exposure is cash collateralized;

(d) so long as any Lender is a Defaulting Lender under any Facility, no Swingline Lender shall be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, extend, create, incur, amend or increase any Letter of Credit under such Facility unless it is satisfied that the related exposure will be 100% covered by the Revolving Commitment of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.23(c), and participating interests in any such newly issued, extended or created Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.23(c)(i) (and Defaulting Lenders shall not participate therein); and

(e) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.18(d) but excluding Section 2.19(b)) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent: first, to the payment of any amounts owing by such Defaulting Lender to any Applicable Administrative Agent hereunder, second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the applicable Issuing Bank or Swingline Lender hereunder, third, if so determined by the Administrative Agent or requested by an Issuing Bank or Swingline Lender, to be held in such account as cash collateral for future finding obligations of the Defaulting Lender of any participating interest in any Swingline Loan or any Letter of Credit, fourth, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, fifth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or any Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, sixth, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, seventh, if so determined by the Administrative Agent and the Borrower Representative, held in such account as cash collateral for future funding obligations of the Defaulting Lender of any Loans under this Agreement, and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that (i) if such payment is (x) a prepayment of the principal amount of any Loans or reimbursement obligations in respect of LC Disbursements for which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.02 are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Lender and (ii) no payment made by any International Loan Party shall be applied to pay any U.S. Obligations pursuant to the provisions of this clause (e).

In the event that the Administrative Agent, the Borrowers, the Issuing Banks and the Swingline Lenders each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders under each applicable Facility shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment under such Facility and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) under such Facility as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

Nothing in this Section 2.23 shall limit the rights and remedies any party hereto shall have against any Defaulting Lender.

SECTION 2.24. Excess Resulting From Exchange Rate Change.

(a) At any time following one or more fluctuations in the exchange rate of the Canadian Dollar, the Euro, the Sterling or any LC Alternative Currency against the Dollar, the Borrowers would not be in compliance with the Revolving Exposure Limitations, or any other limitations hereunder based in Dollars, (i) if such excess is in an aggregate amount that is greater than or equal to $1,000,000, within two Business Days of notice thereof from the Applicable Administrative Agent, (ii) if such excess is an aggregate amount that is less than $1,000,000 and such excess continues to exist in an aggregate amount less than $1,000,000 for at least five Business Days, within two Business Days of notice thereof from the Applicable Administrative Agent, or (iii) if any Event of Default has occurred and is continuing, immediately (A) make the necessary payments or repayments to reduce the applicable Obligations to an amount necessary to eliminate such excess or (B) cash collateralize Letters of Credit in accordance with Section 2.06(k) to the extent necessary to eliminate such excess. Without in any way limiting the foregoing provisions, the Applicable Administrative Agents shall, weekly or more frequently in the Permitted Discretion of the Applicable Administrative Agents, as the case may be, make the necessary exchange rate calculations to determine whether any such excess exists on such date and advise the Borrowers if such excess exists.

(b) If one or more of the U.S. Borrowers provide cash collateral to secure obligations related to U.S. Letters of Credit that are denominated in an LC Alternative Currency (including, without limitation, pursuant to Section 2.06(k), 2.10(b) or 2.18(b)) and, as a result of fluctuations in the applicable exchange rate between Dollars and the applicable LC Alternative Currency, the Dollar Amount of cash collateral held by the Administrative Agent is less than the specified amount of cash collateral so required to be maintained by the U.S. Borrowers, the U.S. Borrowers shall, promptly following a request therefor by the Administrative Agent, deposit in the U.S. LC Collateral Account an additional Dollar Amount of cash collateral equal to such shortfall to be held as cash collateral in accordance with Section 2.06(k).

SECTION 2.25. Additional Borrowers. The Company may designate any wholly-owned Domestic Subsidiary that is a Restricted Subsidiary as a U.S. Borrower (each, a “Joining U.S. Borrower”) or any wholly-owned Subsidiary that is a Restricted Subsidiary organized under the laws of Canada or any province thereof as a Canadian Borrower (each, a “Joining Canadian Borrower”), that is a Restricted Subsidiary organized under the laws of England and Wales as a U.K. Borrower (each, a “Joining U.K. Borrower”) or any wholly-owned Subsidiary that is a Restricted Subsidiary organized under the laws of France as a French Borrower (each, a “Joining French Borrower”) in each case subject to the receipt by the Administrative Agent, in form and substance satisfactory to the Administrative Agent, of: (a) documents, certificates, proofs of required actions and other deliverable corresponding to those delivered to the Administrative Agent on the Effective Date (or required to be delivered pursuant to Section 4.03, to the extent applicable (in each case unless previously delivered, on terms reasonably satisfactory to the Administrative Agent), (b) a counterpart of the Borrower Joinder Agreement, signed on behalf of the Joining U.S. Borrower, Joining Canadian Borrower, Joining U.K. Borrower or Joining French Borrower, as applicable (or a PDF or facsimile copy thereof) and all agreements and documents required to be delivered in connection therewith, and (c) such other information, certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection therewith, including any promissory notes requested by a Lender through the Administrative Agent and written opinions of the Loan Parties’ counsel covering customary matters as may be reasonably requested by the Administrative Agent in its Permitted Discretion.

ARTICLE III

Representations and Warranties

Each Loan Party represents and warrants to the Lender Parties that:

SECTION 3.01. Organization; Powers. Each of the Loan Parties and each of the Restricted Subsidiaries is duly organized, validly existing and, unless inapplicable in the jurisdiction of its organization, in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability.

(a) The Transactions are within each Loan Party’s organizational or corporate powers and have been duly authorized by all necessary organizational or corporate actions and, if required, actions by equity holders. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and each constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, examinership, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and, with respect to any French Loan Party or U.K. Loan Party, as contemplated by Section 3.02(b) below.

(b) The choice of governing law provisions contained in this Agreement and each other Loan Document to which any French Loan Party or U.K. Loan Party, as applicable, is a party are enforceable in the jurisdictions where such French Loan Party or U.K. Loan Party, as applicable, is organized or incorporated or any Collateral of such French Loan Party or U.K. Loan Party, as applicable, is located. Any judgment obtained in connection with any Loan Document in the jurisdiction of the governing law of such Loan Document will be recognized and be enforceable in the jurisdictions where such French Loan Party or U.K. Loan Party, as applicable, is organized or any Collateral is located subject to (i) bankruptcy, insolvency, reorganization, examinership, moratorium or other laws affecting creditors’ rights generally and subject to (ii) general principles of equity, regardless of whether considered in a proceeding in equity or at law, (iii) the Rome I Regulations, (iv) in respect of a U.K. Loan Party, the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of U.K. stamp duty may be void and (v) defenses of set-off or counterclaim and other matters which are specifically set out as qualifications or reservations as to matters of law of general application in the written opinions of Loan Parties’ counsel.

(c) Subject to applicable Insolvency Laws and applicable principles of public policy, no French Loan Party or U.K. Loan Party, nor any of their property or assets has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such French Loan Party or U.K. Loan Party is organized in respect of their respective obligations under the Loan Documents or to which they or their property or assets is subject.

(d) The Loan Documents to which each French Loan Party or U.K. Loan Party is a party are in proper legal form under the laws of the jurisdiction in which each such French Loan Party or U.K. Loan Party is organized or incorporated and existing (i) for the enforcement thereof against each such French Loan Party or U.K. Loan Party under the laws of each such jurisdiction and (ii) in order to ensure the legality, validity, enforceability, priority or admissibility in evidence of such Loan Documents (provided, that, with respect such enforcement or admissibility, such documents may have to be translated into the official language of the relevant jurisdiction which may be done at the time of enforcement or admission, as applicable). It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Loan Documents to which any French Loan Party or U.K. Loan Party is a party that any such Loan Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which any such French Loan Party or U.K. Loan Party is organized or that any registration charge or stamp or similar tax be paid on or in respect of the applicable Loan Documents or any other document, except for any such filing, registration, recording, execution or notarization that is not required to be made until enforcement of the applicable Loan Document or that is explicitly set forth in Section 3.16.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) consents or approvals of, registration or filing with or any other action by, any Governmental Authority the absence of which could not reasonably be expected to result in a Material Adverse Effect and (iii) filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party or any of the Restricted Subsidiaries, (c) will not violate or result in a default under any indenture or other material agreement or instrument binding upon any Loan Party or any of the Restricted Subsidiaries or its assets, or give rise to a right under any such indenture, material agreement or instrument (other than a Loan Document) to require any payment to be made by any Loan Party or any of the Restricted Subsidiaries except for violations that could not reasonably be expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of the Restricted Subsidiaries, except Liens created pursuant to the Loan Documents and Permitted Liens.

SECTION 3.04. Financial Condition; No Material Adverse Change.

(a) The Company has heretofore furnished to the Lenders (i) historical audited consolidated income statements, balance sheets and statements of cash flow of the Company for its 2009 and 2010 fiscal years and (ii) unaudited interim consolidated income statements, balance sheets and statements of cash flow of the Company for each fiscal month and quarter ended after December 31, 2010 through the Effective Date. Such financial statements present fairly, in all material respects, the financial condition and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, consistently applied, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited consolidated income statements, balance sheets and statements of cash flows of the Company.

(b) Since December 31, 2010, no event, change or condition has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect.

SECTION 3.05. Properties.

(a) As of the Effective Date, the address of each parcel of real property that is owned by each U.S. Loan Party and each location that is leased or licensed by a U.S. Loan Party where any Inventory, Equipment, or fixtures with values over $100,000 owned by any U.S. Loan Party is located is set forth in the Perfection Certificate. Each of the Loan Parties and the Restricted Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all its real and personal property that is material to its business, free of all Liens other than Permitted Liens.

(b) Each Loan Party and each of the Restricted Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted, and the use thereof by the Loan Parties and the Restricted Subsidiaries does not infringe in any material respect upon the rights of any other Person, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.06. Litigation.

(a) Except for the Disclosed Matters, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting the Loan Parties or any of the Restricted Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

SECTION 3.07. Environmental Matters. Except for the Disclosed Matters (a) each Loan Party and each Restricted Subsidiary, and their respective operations and properties, is in compliance with all Environmental Laws, which compliance includes having obtained and being in compliance with all permits, licenses or other approval required under any Environmental Law, except for such noncompliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (b) no Loan Party nor any of the Restricted Subsidiaries has received written notice of any pending or threatened claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability, in each case, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect and (c) except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, no Loan Party nor any of the Restricted Subsidiaries has become subject to any Environmental Liability, (d) no Loan Party nor any of the Restricted Subsidiaries has treated, stored, transported, disposed of, or arranged for the treatment, transport or disposal of, any Hazardous Materials at or from any currently or formerly owned, leased or operated property in a manner that could reasonably be expected to result in a Material Adverse Effect, and (e) there are no circumstances, conditions or occurrences, including the release or threatened release of any Hazardous Material, relating to any property currently or, to the knowledge of any Loan Party or Restricted Subsidiary, formerly owned, leased or operated by any Loan Party or any Restricted Subsidiary, that could reasonably be expected to have a Material Adverse Effect.

SECTION 3.08. Compliance with Laws and Agreements. Each Loan Party and the Restricted Subsidiaries is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.09. Investment Company Status. No Loan Party nor any of the Restricted Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 and none of the U.K. Loan Parties carries on any business in the United Kingdom which requires it to be authorized by the Financial Services Authority under the U.K. Financial Services and Markets Act 2000.

SECTION 3.10. Taxes. Each Borrower and each of its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes levied or imposed upon it or otherwise due and payable (including in its capacity as a withholding agent), except (a) Taxes that are being contested in good faith by appropriate proceedings that stay the enforcement of the Tax in question and for which such Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. There are no Liens for Taxes with respect to any assets of any Borrower or its Subsidiaries (other than Permitted Encumbrances). There is no current, pending or, to the knowledge of the Borrowers, proposed Tax audit, assessment, deficiency or other claim against any Borrower or any of its Subsidiaries that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 3.11. Pension Plans.

(a) ERISA. No ERISA Event has occurred that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. Except for any failure that could not reasonably be expected to have a Material Adverse Effect, each U.S. Pension Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code. No liability that could reasonably be expected to result in a Material Adverse Effect has been incurred by the Loan Parties or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any U.S. Pension Plan or any Multiemployer Plan.

(b) Canadian Pension Plans. Each Canadian Loan Party and its Restricted Subsidiaries is in compliance with the requirements of the Pension Benefits Act (Ontario) and other federal, provincial or state laws with respect to each Canadian Pension Plan, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. No unfunded liability or solvency deficiency exists in respect of the Canadian Pension Plans which exceeds, in the aggregate, approximately $6,500,000 as determined in the most recent actuarial valuation reports filed with the applicable pension regulator in respect of such Canadian Pension Plans. Except as would not be reasonably expected to result in a Material Adverse Effect(i) no Canadian Loan Party or any of its Restricted Subsidiaries has any material withdrawal liability in connection with a Canadian Pension Plan and (ii) no Pension Event has occurred. No Lien has arisen, choate or inchoate, in respect of any Canadian Loan Party or its Restricted Subsidiaries or their property in connection with any Canadian Pension Plan (save for contribution amounts not yet due).

(c) UK Pension Plans. No Loan Party nor any of its Subsidiaries or Affiliates (i) is an employer (for the purposes of Sections 38 to 51 of the United Kingdom Pensions Act 2004) in respect to any U.K. DB Plan nor is it subject to any liability or contingent liability under Sections 75 or 75A of the United Kingdom Pensions Act 1995 or (ii) is or has at any time in the preceding six years been “connected” with or an “associate” (as those terms are used in Sections 38 and 43 of the United Kingdom Pensions Act 2004) of such an employer.

(d) Foreign Pension Plans. Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect: (i) all employer and employee contributions (including insurance premiums) required from any Loan Party or any of its Affiliates by applicable law or by the terms of any Foreign Pension Plan (including any policy held thereunder) have been made, or, if applicable, accrued in accordance with normal accounting practices; (ii) each Foreign Pension Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iii) each such Foreign Pension Plan is in compliance (A) with all material provisions of applicable law and all material applicable regulations and regulatory requirements (whether discretionary or otherwise) with respect to such Foreign Pension Plan and (B) with the terms of such Foreign Pension Plan.

SECTION 3.12. Disclosure. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the

Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, (a) the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date, and (b) it is understood and agreed that uncertainty is inherent in any forecasts or projections and no assurances can be given by the Company or the other Loan Parties of the future achievement of such performance.

SECTION 3.13. Solvency.

(a) Immediately after the consummation of the Transactions to occur on the Effective Date (after giving effect to Sections 10.08 and 10.09), (i) the fair value of the assets of the Loan Parties (on a consolidated basis), at a fair valuation, will exceed their debts and liabilities, direct, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the Loan Parties (on a consolidated basis) will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Loan Parties (on a consolidated basis) will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Loan Parties (on a consolidated basis) will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted after the Effective Date.

(b) Immediately after the consummation of the Transactions to occur on the Effective Date, with respect to each U.K. Borrower and French Borrower on the Effective Date and immediately after the consummation of the transactions to occur on the Joining Borrower Effective Date, if the additional Joining Borrower is a U.K. Borrower or French Borrower, such U.K. Borrower or French Borrower will not (A) (1) be unable to or have admitted its inability to pay its debts as they fall due, (2) be deemed to or declared to be unable to pay its debts under applicable law, (3) have suspended or threatened to suspend making payments on any of its debts or (4) by reason of actual or anticipated financial difficulties, have commenced negotiations with one or more of its creditors generally or any class of them (other than the Loan Parties) with a view to rescheduling any of its Indebtedness; or (B) have had declared a moratorium in respect of any Indebtedness.

SECTION 3.14. Insurance. A description of all insurance maintained by or on behalf of the Loan Parties as of the Effective Date is set forth in the Perfection Certificate. As of the Effective Date, all premiums in respect of such insurance have been paid. The Borrowers believe that the insurance maintained by or on behalf of the Loan Parties is customary for companies of a similar size engaged in similar businesses in similar locations.

SECTION 3.15. Capitalization and Subsidiaries. As of the Effective Date, (a) a correct and complete list of the name and relationship to the Company of each of the Company’s Subsidiaries and each joint venture, partnership or similar arrangement of the Company and its Subsidiaries and (b) the type of entity of the Company and each of the Subsidiaries, in each case, as of the Effective Date, is set forth in the Perfection Certificate. All of the issued and outstanding Equity Interests of a Subsidiary owned by any Loan Party have been duly authorized and issued and are fully paid and non-assessable (to the extent such concepts are relevant with respect to such ownership interests).

SECTION 3.16. Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral granted by the Loan Parties in favor of the Applicable Administrative Agent, securing the Applicable Secured Obligations and, for so long as UCC and PPSA financing statements, Registre des Droits Personnels et Réels Mobiliers, Deposit Account Control Agreements have been entered into, the Applicable Administrative Agent has possession or control of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Applicable Administrative Agent to the extent possession or control by the Applicable Administrative Agent is required by the Collateral Documents) and, with respect to each French Loan Party or U.K. Loan Party, such filings, actions and formalities as are required for perfection of security interests under the laws of the relevant Security Agreement and each related Collateral Document have been taken, as the case may be, with respect to such

Collateral and the foregoing have not been terminated by the Applicable Administrative Agent or otherwise amended by such Applicable Administrative Agent in a manner that adversely affects the Lien in favor of such Applicable Administrative Agent securing the Applicable Secured Obligations, such Liens constitute perfected and continuing Liens on the Collateral to the extent perfection can be obtained by taking the foregoing actions, securing the Applicable Secured Obligations, enforceable against each applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Liens to the extent any such Liens have priority over the Liens in favor of the relevant Applicable Administrative Agent pursuant to any applicable law or the Intercreditor Agreement, (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the relevant Applicable Administrative Agent has not obtained or does not maintain possession of such Collateral, in each case, to the extent permitted by the Collateral Documents and (c) subject to the terms of the Intercreditor Agreement, Liens on assets not constituting Borrowing Base Collateral.

SECTION 3.17. Employment Matters. As of the Effective Date, there are no material strikes, lockouts or slowdowns against any Loan Party or any Restricted Subsidiary pending or, to the knowledge of the Borrowers, threatened. The hours worked by and payments made to employees of the Loan Parties and the Restricted Subsidiaries have not been in material violation of the Fair Labor Standards Act, the Employee Standards Act (Ontario) or any other applicable federal, provincial, territorial, state, local or foreign law dealing with such matters. All material payments due from any Loan Party or any Restricted Subsidiary, or for which any claim may be made against any Loan Party or any Restricted Subsidiary, on account of wages, vacation pay and employee health and welfare insurance, mandatory social security contributions and other benefits, including with respect to the Canada Pension Plans, have been paid or accrued as a liability on the books of the Loan Party or such Restricted Subsidiary.

SECTION 3.18. Status as Senior Debt. The Loans and other Obligations of the Borrowers constitute senior Indebtedness of the Borrowers ranking at least pari passu in right of payment with all other Indebtedness of the Borrowers.

SECTION 3.19. Licenses and Permits. Each Loan Party and each of the Restricted Subsidiaries has all licenses, permits, authorizations, consents and approvals required by law to carry on its business as currently conducted or proposed to be conducted, except in each case, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.20. PATRIOT Act and Other Specified Laws.

(a) To the extent applicable, each Loan Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended (the “Patriot Act”), (iii) the Proceeds of Crime Act or (iv) any similar law applicable to any Loan Party. No part of the proceeds of the Loans, or Letters of Credit will be used, directly or indirectly, in violation in any material respect of the United States Foreign Corrupt Practices Act of 1977, as amended, or the Proceeds of Crime Act, or any similar law applicable to any Loan Party. No Loan Party is engaged in or has engaged in any course of conduct that could reasonably be expected to subject any of their respective properties to any Lien, seizure or other forfeiture under any criminal law, racketeer influenced and corrupt organizations law or the Proceeds of Crime Act or other similar laws. None of the Loan Parties is named on the list of Specially Designated Nationals and Blocked Persons maintained by the United States Department of Treasury Office of Foreign Assets Control.

(b) No Borrower nor any other Loan Party (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such Executive Order, or is otherwise associated with any such Person in any manner that violates such Section 2, or (iii) is a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

SECTION 3.21. Margin Regulations. No Borrower nor any other Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock” (as defined in Regulation U of the Board). None of the proceeds of any Loan or Letter of Credit will be used by the Borrowers or any Restricted Subsidiaries for the purpose of purchasing or carrying “margin stock” as defined in Regulation U of the Board or otherwise in violation of Regulations T, U or X of the Board.

SECTION 3.22. Centre of Main Interests. For the purposes of the Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings, as amended, each French Loan Party’s or U.K. Loan Party’s centre of main interests (as that term is used in Article 3(1) therein) is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(h) therein) in any other jurisdiction.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02) to the satisfaction of each Lender and, where specifically referred to below, the Administrative Agent:

(a) Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include PDF or facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies (or PDF or facsimile copies) of each Loan Document that is being executed in connection with this Agreement on the Effective Date and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.10 payable to the order of each such requesting Lender and satisfactory written opinions of the Loan Parties’ counsel, addressed to the Agents, the Issuing Banks and the Lenders.

(b) Closing Certificates; Certified Certificate of Organization; Good Standing Certificates. The Administrative Agent (or its counsel) shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or an Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members, shareholders or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) in the case of each Borrower, identify by name and title and bear the signatures of the Financial Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its bylaws or operating, management or partnership agreement, and (ii) if obtainable from the applicable jurisdiction, a long form good standing certificate or non-bankruptcy certificate for each Loan Party from its jurisdiction of organization.

(c) Officer’s Certificate. The Agents shall have received a certificate, signed by the chief financial officer of the Borrower Representative and dated the Effective Date, (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article III are true and correct in all material respects as of such date and (iii) certifying any other factual matters as may be reasonably requested by any Agent.

(d) Fees. The Administrative Agent and the Joint Bookrunners shall have received all fees required to be paid, and all expenses required to be paid for which invoices have been presented at least two (2) Business Days prior to the Effective Date.

(e) Lien Searches. The Administrative Agent shall have received the results of a recent lien search report in each of the jurisdictions where a Loan Party is organized, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Permitted Liens.

(f) Solvency. The Agent shall have received a solvency certificate in substantially the form of Exhibit H hereto from the chief financial officer of the Borrower Representative.

(g) Borrowing Base Certificates. The Agents shall have received

(i) a Borrowing Base Certificate which calculates each Borrowing Base as of a date reasonably near (but prior to) the Effective Date that is reasonably satisfactory to the Administrative Agent and evidence of compliance with the Revolving Exposure Limitations after giving pro forma effect to the Transactions that are consummated on the Effective Date;

(ii) a Tranche A Borrowing Base Certificate as of the most recent date on which such Tranche A Borrowing Base was required to be calculated in accordance with the Existing ABL Credit Agreement.

(h) Closing Availability. After giving effect to all Borrowings to be made on the Effective Date and the issuance (or deemed issuance) of any Letters of Credit on the Effective Date, Availability shall not be less than $100,000,000.

(i) Filings, Registrations and Recordings. Each document (including any UCC and PPSA financing statement, RDPRM recordation or other filings) requested by the Applicable Administrative Agent to be filed, registered or recorded in order to create by the U.S. Loan Parties and by the Canadian Loan Parties in favor of the Administrative Agent securing the Applicable Secured Obligations a perfected Lien on the Collateral described therein, shall be in proper form for filing, registration or recordation.

(j) Payoff Letter. The Company and its Subsidiaries shall have delivered to the Administrative Agent a fully executed customary pay-off letter, dated as of the Effective Date and related to the termination of the Existing ABL Credit Agreement and the Administrative Agent shall be satisfied that on the Effective Date all commitments to lend under the Existing ABL Credit Agreement and shall terminate and all amounts due and owing thereunder shall have been paid in accordance with such payoff letter.

(k) Insurance. The Agents shall have received evidence of insurance coverage in form, scope and substance evidencing compliance with the terms of Section 5.09 of this Agreement and Section 4.11 of the U.S. Security Agreement.

(l) Anti-Money Laundering Matters. The Lender Parties shall have received such information, supporting documentation and other evidence regarding the Borrowers and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Borrowers, and the transactions contemplated hereby, as may be necessary to identify each Borrower and each other Loan Party to the extent required for compliance with the Patriot Act and with AML Legislation.

The Administrative Agent shall notify the Borrowers and the Lenders as of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Each Credit Event. The obligation of (i) each Lender to make a Loan on the occasion of any Borrowing and (ii) each Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Loan Parties set forth in this Agreement shall be true and correct in all material respects on and as of the date of (i) such Borrowing or (ii) the issuance, amendment, renewal or extension of such Letter of Credit, except that such representations and warranties that relate solely to an earlier date or period shall be true and correct in all material respects as of such earlier date or for the respective period, as the case may be.

(b) At the time of and immediately after giving effect to (i) such Borrowing and (ii) the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Cure Period shall have occurred and be continuing.

(c) After giving effect to (i) such Borrowing and (ii) the issuance of such Letter of Credit, the Borrowers shall be in compliance with the Revolving Exposure Limitations.

Each (i) Borrowing and (ii) issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section 4.02.

SECTION 4.03. Conditions to Inclusion of Initial Excluded Borrowing Base Collateral in the Borrowing Bases.

(a) The Borrower Representative may, at any time following the Effective Date in its sole discretion, elect to include Eligible Equipment, Eligible Capital Expenditures, the Borrowing Base Cash Component and/or Eligible Real Estate, in each case, of the U.S. Loan Parties in the U.S. Borrowing Base subject to compliance with the applicable conditions set forth below:

(i) The Borrower Representative shall have furnished to the Administrative Agent reasonably satisfactory evidence that the Discharge of Existing Term Loan Obligations has occurred and such other evidence as the Administrative Agent may reasonably request (including, without limitation, lien search results and payoff letters) to ensure that the Administrative Agent has a perfected first priority interest in (i) in the case of Eligible Equipment and Eligible Capital Expenditures of the U.S. Loan Parties, the Equipment of the U.S. Loan Parties (other than Excluded Property as defined in the U.S. Security Agreement), (ii) in the case of the Borrowing Base Cash Component of the U.S. Loan Parties, the applicable U.S. Borrowing Base Cash Collateral Account and (iii) in the case of Eligible Real Estate, the items set forth in the definition of “Eligible Real Estate” with respect to the real property proposed to be included as Eligible Real Estate;

(ii) The Borrower Representative shall have delivered a signed certificate of a Financial Officer of the Borrower Representative to the Administrative Agent designating (i) in the case of Eligible Equipment and Eligible Capital Expenditures, all Equipment of the U.S. Loan Parties as “Borrowing Base Collateral,” (ii) in the case of the Borrowing Base Cash Component of the U.S. Loan Parties, all Deposit Accounts, Securities Accounts and Investment Property of the U.S. Loan Parties as “Borrowing Base Collateral” and (iii) in the case of Eligible Real Estate of the U.S. Loan Parties, the applicable real property of the U.S. Loan Parties to be included in Eligible Real Estate as “Borrowing Base Collateral”;

(iii) In the case of Eligible Equipment and Eligible Capital Expenditures of the U.S. Loan Parties, the Administrative Agent shall have received an appraisal with respect to the Equipment of the U.S. Loan Parties, dated as of a date no more than one year prior to such date, from an appraiser satisfactory to the Administrative Agent and a schedule showing the details of any Equipment that is subject to any purchase option in favor of any third party;

(iv) The Borrower Representative shall have furnished to the Administrative Agent such other documents and instruments as the Administrative Agent may reasonably request in its Permitted Discretion.

(b) The Borrower Representative may, at any time following the Effective Date in its sole discretion, elect to include Eligible Equipment, Eligible Capital Expenditures and/or the Borrowing Base Cash Component, in each case, of the Canadian Loan Parties in the Canadian Borrowing Base subject to compliance with the applicable conditions set forth below:

(i) The Borrower Representative shall have furnished to the Administrative Agent reasonably satisfactory evidence that the Discharge of Existing Term Loan Obligations has occurred and such other evidence as the Administrative Agent may reasonably request (including, without limitation, lien search results and payoff letters) to ensure that the Administrative Agent has a perfected first priority interest in (i) in the case of Eligible Equipment and Eligible Capital Expenditures of the Canadian Loan Parties, the Equipment of the Canadian Loan Parties (other than Excluded Property as defined in the Canadian Security Agreement) and (ii) in the case of the Borrowing Base Cash Component of the Canadian Loan Parties, the applicable Canadian Borrowing Base Cash Collateral Account;

(ii) The Borrower Representative shall have delivered a signed certificate of a Financial Officer of the Borrower Representative to the Administrative Agent designating (i) in the case of Eligible Equipment and Eligible Capital Expenditures, the Equipment of the Canadian Loan Parties as “Borrowing Base Collateral” and (ii) in the case of the Borrowing Base Cash Component of the Canadian Loan Parties, all Deposit Accounts, Securities Accounts and Investment Property of the Canadian Loan Parties as “Borrowing Base Collateral”;

(iii) In the case of Eligible Equipment and Eligible Capital Expenditures of the Canadian Loan Parties, the Administrative Agent shall have received an appraisal with respect to the Equipment of the Canadian Loan Parties, dated as of a date no more than one year prior to such date, from an appraiser satisfactory to the Administrative Agent and a schedule showing the details of any Equipment that is subject to any purchase option in favor of any third party;

(iv) The Borrower Representative shall have furnished to the Administrative Agent such other documents and instruments as the Administrative Agent may reasonably request in its Permitted Discretion.

(c) The Borrower Representative may, at any time following the Effective Date in its sole discretion, elect to include Eligible Inventory, Eligible Accounts, Eligible Equipment, Eligible Capital Expenditures and/or the Borrowing Base Cash Component, in each case, of the U.K. Loan Parties in the U.K. Borrowing Base subject to compliance with the applicable conditions set forth below:

(i) The Borrower Representative shall have furnished to the Administrative Agent reasonably satisfactory evidence that the Discharge of Existing Term Loan Obligations and Discharge of Existing U.K. Secured Obligations has occurred;

(ii) The Administrative Agent shall have conducted a field examination with respect to the U.K. Loan Parties and shall be satisfied with the results thereof;

(iii) In the case of Eligible Inventory or Eligible Equipment and Eligible Capital Expenditures of the U.K. Loan Parties, the Administrative Agent shall have received an appraisal with respect to the Inventory (in the case of Eligible Inventory) or Equipment (in the case of Eligible Equipment and Eligible Capital Expenditures) of the U.K. Loan Parties, dated as of a date no more than one year prior to such date, from an appraiser satisfactory to the Administrative Agent and a schedule showing the details of any Equipment that is subject to any purchase option in favor of any third party;

(iv) The U.K. Loan Parties shall have entered into a fixed and floating charge debenture (in form and substance satisfactory to the European Administrative Agent) and shall have provided such other documents and evidence as the Administrative Agent may reasonably request (including, without limitation, lien search results and payoff letters) to ensure that the European Collateral Agent has a perfected first priority interest in (w) in the case of Eligible Accounts of the U.K. Loan Parties, the Accounts of the U.K. Loan Parties, (x) in the case of Eligible Inventory of the U.K. Loan Parties, the Inventory of the U.K. Loan Parties, (y) in the case of Eligible Equipment and Eligible Capital Expenditures of the U.K. Loan Parties, the Equipment of the U.K. Loan Parties and (z) in the case of the Borrowing Base Cash Component of the U.K. Loan Parties, the applicable U.K. Borrowing Base Cash Collateral Account, together with a floating charge over all assets of the U.K. Loan Parties, in all cases other than over Excluded Property (such term to be based on the equivalent term defined in the U.S. Security Agreement, subject to necessary or advisable amendments to reflect English law terminology and practice (and taking into account the requirement of the European Collateral Agent to benefit from a “qualifying floating charge” over the whole or substantially the whole of each company’s property), such definition to be agreed prior to entry into such debenture;

(v) The Borrower Representative shall have delivered a signed certificate of a Financial Officer of the Borrower Representative to the Administrative Agent designating (w) in the case of Eligible Accounts, all Accounts of the U.K. Loan Parties as “Borrowing Base Collateral,” (x) in the case of Eligible Inventory, all Inventory of the U.K. Loan Parties as “Borrowing Base Collateral,” (y) in the case of Eligible Equipment and Eligible Capital Expenditures, all Equipment of the U.K. Loan Parties as “Borrowing Base Collateral” and (z) in the case of the Borrowing Base Cash Component of the U.K. Loan Parties, all Deposit Accounts, Securities Accounts and Investment Property of the U.K. Loan Parties as “Borrowing Base Collateral”;

(vi) The Borrower Representative shall have furnished to the Administrative Agent such other documents and instruments as the Administrative Agent may reasonably request in its Permitted Discretion;

(vii) Except as otherwise provided in this Agreement or any other Loan Document (including pursuant to Section 2.10(b)), each U.K. Loan Party shall have ensured that instructions have been given and/or arrangements have been made to ensure that all cash collections of such Persons are deposited (whether directly or indirectly) into collection deposit accounts only containing such cash collections of such Persons, in a manner that is satisfactory to the European Administrative Agent. Such requirements on an on-going basis will be documented in the Security Agreement referred to in paragraph (iv)above as appropriate, which document shall designate all such collection deposit accounts (for the avoidance of doubt such collection deposit accounts will not include Excluded Accounts (as defined in the U.S. Security Agreement subject to necessary amendment to reflect the appropriate English terminology)) as U.K.Collection Deposit Accounts under and for the purposes of this Agreement. Each U.K. Loan Party shall have given the European Collateral Agent sufficient access to such U.K.Collection Deposit Accounts to ensure that the provisions of Section 2.10(b) are capable of being complied with. In order to give effect to this requirement, the U.K. Loan Parties shall have served notices on, or entered into Deposit Account Control Agreements with, each account bank holding aU.K.Collection Deposit Account, requiring that account bank to follow the instructions of the European Administrative Agent if instructions are given by it.

(d) The Borrower Representative may, at any time following the Effective Date in its sole discretion, elect to include Eligible Accounts and/or the Borrowing Base Cash Component, in each case, of any French Borrowers in such French Borrower’s French Borrowing Base subject to compliance with the applicable conditions set forth below:

(i) The Borrower Representative shall have furnished to the Administrative Agent reasonably satisfactory evidence that the Discharge of Existing Term Loan Obligations has occurred;

(ii) The Administrative Agent shall have conducted a field examination with respect to the French Loan Parties and shall be satisfied with the results thereof;

(iii) The French Borrowers shall have entered into a first ranking pledge of each French Borrower’s bank accounts and a master agreement for the assignment of Accounts (under the “Dailly” law) (in each case in form and substance satisfactory to the European Administrative Agent) and shall have provided such other documents and evidence as the Administrative Agent may reasonably request (including, without limitation, lien search results and payoff letters) to ensure that the European Collateral Agent has a perfected first priority interest in (i) in the case of Eligible Accounts of a French Borrower, all such French Borrower’s Accounts and (ii) in the case of the Borrowing Base Cash Component of such French Borrower, the applicable French Borrowing Base Cash Collateral Account;

(iv) The Borrower Representative shall have delivered a signed certificate of a Financial Officer of the Borrower Representative to the Administrative Agent designating (x) in the case of Eligible Accounts, all Accounts of such French Borrower as “Borrowing Base Collateral” and (y) in the case of the Borrowing Base Cash Component of such French Borrower, all Deposit Accounts, Securities Accounts and Investment Property of such French Borrower as “Borrowing Base Collateral”;

(v) The Borrower Representative shall have furnished to the Administrative Agent such other documents and instruments as the Administrative Agent may reasonably request in its Permitted Discretion;

(vi) Except as otherwise provided in this Agreement or any other Loan Document (including pursuant to Section 2.10(b)), each French Loan Party shall have ensured that instructions have been given and/or arrangements have been made to ensure that all cash collections of such Persons are deposited (whether directly or indirectly) into collection deposit accounts only containing such cash collections of such Persons, in a manner that is satisfactory to the European Administrative Agent. Such requirements on an on-going basis will be documented in the relevant Security Agreement referred to in paragraph (iii)above as appropriate, which document shall designate all such collection deposit accounts (for the avoidance of doubt such collection deposit accounts will not include Excluded Accounts (as defined in the U.S. Security Agreement subject to necessary amendment to reflect the appropriate French terminology)) as FrenchCollection Deposit Accounts under and for the purposes of this Agreement. EachFrenchLoan Party shall have given the European Collateral Agent sufficient access to such FrenchCollection Deposit Accounts to ensure that the provisions of Section 2.10(b) are capable of being complied with. In order to give effect to this requirement, the French Loan Parties shall have served notices on, or entered into Deposit Account Control Agreements with, each account bank holding a FrenchCollection Deposit Account, requiring that account bank to follow the instructions of the European Administrative Agent if instructions are given by it.

(e) The Borrower Representative may, at any time following the initial date that any Eligible Equipment or Eligible Capital Expenditures of the Canadian Loan Parties, U.S. Loan Parties or U.K. Loan Parties are included in the Canadian Borrowing Base, U.S. Borrowing Base or U.K. Borrowing Base or any Eligible Real Estate is included in the U.S. Borrowing Base, by written notice to the Administrative Agent, make a one time election with respect to any such Borrowing Base (i.e., a total of three elections may be made: one each with respect to the Canadian Borrowing Base, the U.S. Borrowing Base and the U.K. Borrowing Base) to exclude in full all Eligible Equipment, Eligible Capital Expenditures and, in the case of the U.S. Borrowing Base, all Eligible Real Estate, from the applicable Borrowing Base; provided that such election may not be made if (i) a Default or Event of Default has occurred and is continuing or (ii) after giving effect to such exclusion (and any repayment of Loans and/or cash collateralization of Letters of Credit in connection therewith) on a Pro Forma Basis, (x) the Revolving Exposure Limitations would not be satisfied or (y) Availability would be less than 20% of the total Revolving Commitment on such date or on any day during the 30-day period immediately preceding such date. In the event that the Borrower Representative makes any such exclusion to exclude Eligible Equipment, Eligible Capital Expenditures or, if applicable, Eligible Real Estate, from any Borrowing Base, then notwithstanding anything to the contrary set forth in the definition of any such Borrowing Base, such assets shall not thereafter be included in the applicable Borrowing Base without the consent of the Supermajority Lenders.

ARTICLE V

Affirmative Covenants

Until the Revolving Commitment has expired or been terminated as provided in Section 2.09(a) or (b), as the case may be, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the Loan Parties, with the Lender Parties that:

SECTION 5.01. Financial Statements; Borrowing Base and Other Information. The Borrowers will furnish to the Administrative Agent and each Lender:

(a) within 90 days after the end of each fiscal year of the Company, its audited consolidated and unaudited consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows (or financial statements of Holdings and its consolidated subsidiaries, in lieu of such audited financial statements of the Company, together with a detailed reconciliation, reflecting such financial information for the Company and its Restricted Subsidiaries, on the one hand, and Holdings and any

Unrestricted Subsidiaries, on the other hand) as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst and Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Restricted Subsidiaries in accordance with GAAP consistently applied accompanied by any management letter prepared by said accountants;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows (or financial statements of Holdings and its consolidated subsidiaries, in lieu of such financial statements of the Company, together with a detailed reconciliation, reflecting such financial information for the Company and its Restricted Subsidiaries, on the one hand, and Holdings and any Unrestricted Subsidiaries, on the other hand) as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of the Financial Officers of the Borrower Representative as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Restricted Subsidiaries in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) within 45 days after the end of the first two fiscal months of each fiscal quarter of the Company during a Level 2 Minimum Availability Period, its consolidated balance sheet and related statements of operations and cash flows as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Restricted Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(d) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a Compliance Certificate of a Financial Officer of the Company in substantially the form of Exhibit D (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) certifying in the case of the financial statements delivered under paragraph (a) or (b), a reasonably detailed calculation of the Fixed Charge Coverage Ratio and, during any Trigger Period, demonstrating compliance with Section 6.12 and (iii) stating whether any material change in GAAP or in the application used preparation of such financial statements has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e) concurrently with any delivery of financial statements under paragraph (a) above, to the extent a Trigger Period existed in such period, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(f) as soon as available, but within 90 days after the beginning of each fiscal year of the Company, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and funds flow statement in form acceptable to the Administrative Agent) of the Company for each month of the upcoming fiscal year (the “Projections”) in form reasonably satisfactory to the Administrative Agent;

(g) (i) as soon as available, but in any event within fifteen (15) days of the end of each calendar month (or, within three (3) Business Days of the end of each calendar week (it being understood that a calendar week ends on Sunday), during any Weekly Reporting Period), each Borrowing Base Certificate which calculates the applicable Borrowing Base as of the last day of the fiscal period then ended, together with supporting information in connection therewith and any additional reports with respect to any Borrowing Base as the Administrative Agent may reasonably request; and (ii) prior to the Discharge of Existing Term Loan Obligations, the Tranche A Borrowing Base Certificate, in accordance with Section 5.01(g) of the Existing ABL Credit Agreement (regardless of whether or not the Tranche A Commitment has been terminated);

(h) as soon as available, but in any event within fifteen (15) days of the end of each fiscal month (or, in the case of clauses (h)(i)(B) and (h)(ii) below within three Business Days of the end of each calendar week, during any Weekly Reporting Period) and at such other times as may be reasonably requested by the Administrative Agent, as of the fiscal period then ended, all delivered electronically in a formatted file acceptable to the Administrative Agent:

(i) (A) a detailed aging of the Loan Parties’ Accounts (1) including all invoices’ invoice date and payment terms) and (2) reconciled to the Borrowing Base Certificate delivered as of such date prepared in a manner reasonably acceptable to the Administrative Agent, and (B) a summary aging of the Loan Parties’ Accounts specifying the name, address and balance due for each Account Debtor.

(ii) a schedule detailing the Loan Parties’ Inventory, in form satisfactory to the Administrative Agent (which shall be in a short-form format that is reasonably satisfactory to the Administrative Agent if delivered during a Weekly Reporting Period), (1) by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by class (raw material, work-in-process and finished goods), by product type and by volume on hand, which Inventory shall be valued at the lower of cost (determined in accordance with the historical practices of the Loan Parties prior to the Effective Date) or market and adjusted for Reserves as the Administrative Agent has previously indicated to the Borrower Representative are deemed by the Administrative Agent to be appropriate, (2) including a report of any variances or other results of Inventory counts performed by the Loan Parties since the last Inventory schedule (including information regarding sales or other reductions, additions, returns, credits issued by Loan Parties and complaints and claims made against the Loan Parties), and (3) reconciled to the Borrowing Base Certificate delivered as of such date;

(iii) a worksheet of calculations prepared by the Loan Parties to determine Eligible Accounts, the Borrowing Base Cash Component, Eligible Equipment, Eligible Real Estate, Eligible Capital Expenditures and Eligible Inventory, such worksheets detailing the Accounts, Equipment, Real Estate and Inventory excluded from Eligible Equipment, Eligible Real Estate, Eligible Capital Expenditures and Eligible Inventory and the reason for such exclusion;

(iv) a reconciliation of the Loan Parties’ Accounts, Equipment and Inventory between the amounts shown in the Loan Parties’ general ledger and financial statements and the reports delivered pursuant to paragraphs (i) and (ii) above;

(v) a reconciliation of the loan balance per the Loan Parties’ general ledger to the loan balance under this Agreement; and

(vi) a summary of all Swap Agreements entered into or modified since the Effective Date that have not been previously disclosed to the Administrative Agent;

(i) as soon as available, but in any event within 15 days of the end of each fiscal month (or, within three Business Days of the end of calendar week, during any Weekly Reporting Period) and at such other times as may be reasonably requested by the Administrative Agent, as of the fiscal period then ended, a schedule and aging of the Loan Parties’ accounts payable, delivered electronically in a formatted file acceptable to the Administrative Agent;

(j) promptly upon the Administrative Agent’s reasonable request, (i) an updated customer list for each Loan Party, which list shall state the customer’s name, mailing address and phone number and shall be certified as true and correct in all material respects by a Financial Officer (to the knowledge of such Financial Officer after due inquiry) of the Borrower Representative, (ii) copies of all tax returns filed by any Loan Party with the IRS, Canada Revenue Service or any applicable Governmental Authority in respect of any French Loan Party or U.K. Loan Party and (iii) copies of bills of lading for in-transit inventory;

(k) promptly upon the Administrative Agent’s request (but, in any event not more than once each calendar year), a certificate of good standing for each Loan Party from the appropriate governmental officer in its jurisdiction of incorporation, formation or organization;

(l) promptly after the same become publicly available, copies of all periodic reports, proxy statements and registration statements filed by the Company or any Restricted Subsidiary with the U.S. Securities and Exchange Commission, the Ontario Securities Commission or any Governmental Authority succeeding to any or all of the functions of said Commissions, or with any national or provincial securities exchange, or distributed by the Company to its shareholders generally, as the case may be; provided that any documents required to be delivered pursuant to this paragraph (l) shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address referenced in Section 9.01(b); or (ii) on which such documents are posted on the Company’s behalf on IntraLinks/IntraAgency or another relevant website, if any to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided further that (x) upon written request by the Administrative Agent, the Company shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (y) the Company shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents; and

(m) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Borrower or any Restricted Subsidiaries, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender, acting through the Administrative Agent, may reasonably request.

SECTION 5.02. Notices of Material Events. The Borrowers will furnish to the Administrative Agent (for delivery to each Lender) written notice of the following:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of, or any written threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings, the Company or any of its Restricted Subsidiaries which would reasonably be expected to have a Material Adverse Effect;

(c) any loss, damage or destruction to, or condemnation of, Collateral in the amount of $10,000,000 or more, whether or not covered by insurance;

(d) any and all default notices received under or with respect to any actual knowledge of a Financial Officer of any leased location or public warehouse where Collateral with a cost in excess of $10,000,000 is located (which shall be delivered within two Business Days after receipt thereof);

(e) (i) any actual knowledge of a Financial Officer of the occurrence of any ERISA Event or Pension Event, or steps taken by any Borrower or any ERISA Affiliate to terminate any U.S. Pension Plan that, alone or together with any other ERISAEvents, Pension Events and other equivalent events relating to any Pension Plan that have occurred, would reasonably be expected to have a Material Adverse Effect or (ii) receipt of a Financial Support Direction or a Contribution Notice in respect of a UK DB Plan that would reasonably be expected to have a Material Adverse Effect.

(f) as soon as possible and in any event within three Business Days of when a Financial Officer obtains actual knowledge (i) of an investigation or proposed investigation by the Pensions Regulator which may lead to the issue of a Financial Support Direction or a Contribution Notice in relation to any UK DB Plan, (ii) that any amount is due to any UK DB Plan pursuant to Section 75 or 75A of the United Kingdom Pension Act 1995, (iii) that an amount is payable under Section 75 or 75A of the United Kingdom Pension Act 1995, (in each case with respect to (i), (ii) or (iii), describing such matter or event and the action proposed to be taken with respect thereto); and (iv) any material change to the rate or basis to the employer contributions to a Foreign Pension Plan; and

(g) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower Representative setting forth in reasonable detail the nature of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. Each Loan Party will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and, except where the failure to so preserve, renew or keep in full force and effect any of the following could not reasonably be expected to result in a Material Adverse Effect, the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04. Payment of Obligations. Each Borrower will, and will cause each of its Subsidiaries to, pay or discharge all Indebtedness and all other liabilities, including all Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings that stay the enforcement of such claim and such Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to pay such liabilities could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties. Each Loan Party will, and will cause each Restricted Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and casualty and condemnation excepted, except where the failure to so keep and maintain could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06. Books and Records; Inspection Rights. Without limiting Sections 5.10 and 5.11, each Loan Party will, and will cause each Restricted Subsidiary to, (i) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (ii) subject to the limitations on field examinations and appraisals set forth in Sections 5.10 and 5.11, permit any representatives designated by any of the Applicable Administrative Agents (including employees of the Applicable Administrative Agents or any consultants, accountants, lawyers and appraisers retained by any of the Applicable Administrative Agents), upon reasonable prior notice and at reasonable times, to visit and inspect its properties, to examine and make extracts from its books and records, including environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. For purposes of this Section 5.06, it is understood and agreed that a single site visit and inspection may consist of examinations conducted at multiple relevant sites and involve one or more relevant Loan Parties and Subsidiaries and their respective assets. The Loan Parties acknowledge that the Applicable Administrative Agents may, after exercising their rights of inspection, prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ assets for internal use by the Lender Parties.

SECTION 5.07. Compliance with Laws and Contractual Obligations.

(a) Each Loan Party will, and will cause each Restricted Subsidiary to, comply with all of its contractual obligations (other than with respect to Indebtedness) and Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) In addition to and without limiting the generality of paragraph (a), each Loan Party will, and will cause each Restricted Subsidiary and ERISA Affiliate to, (i) comply with all applicable provisions of ERISA, the Code, the ITA, the Pension Benefits Act (Ontario) (or similar provincial statutes) and the regulations and published interpretations thereunder with respect to all U.S. Pension Plans and Canadian Pension Plans, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect, (ii) not take any action or fail to take action the result of which would result in a liability to the PBGC, FSCO (or similar Governmental Authority) or to a Multiemployer Plan in an amount that would reasonably be expected to have a Material Adverse Effect, (iii) not permit any unfunded liability or solvency deficiency to exist in respect of the Canadian Pension Plans in excess of, in the aggregate, $6,500,000 as determined in the most recent actuarial valuation reports filed with the applicable pension regulator in respect of such Canadian Pension Plans, and (iv) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any U.S. Pension Plan and Canadian Pension Plans concerning compliance with this covenant as may be reasonably requested by the Administrative Agent.

(c) Each Loan Party shall ensure that (A) neither it nor any of its Restricted Subsidiaries or Affiliates is or has been at any time an employer (for the purposes of Sections 38 to 51 of the United Kingdom Pensions Act 2004, as amended) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the United Kingdom Pension Schemes Act 1993, as amended) or “connected” with or an “associate” (as those terms are used in Sections 38 and 43 of the United Kingdom Pensions Act 2004, as amended) of such an employer and (B) no Person who becomes a Subsidiary or Affiliate of any Loan Party is or was formerly an employer (for the purposes of Sections 38 to 51 of the United Kingdom Pensions Act 2004, as amended) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the United Kingdom Pension Schemes Act 1993, as amended) is or was (within the six years prior to becoming a Subsidiary or Affiliate) “connected” with or an “associate” (as those terms are used in Sections 38 and 43 of the United Kingdom Pensions Act 2004, as amended) of such an employer without the Loan Party disclosing that that Person is or was an employer or “connected” with or an “associate” of an employer (“employer,” “connected” and “associated” all as defined previously in this clause) to the Administrative Agent (together with such additional information as the Administrative Agent may reasonably require) promptly upon the Loan Party becoming aware of this, and in advance of any acquisition unless the Loan Party, having made reasonable due diligence enquiries in this regard, does not become aware of this until after the acquisition.

(d) (i) each French Loan Party or U.K. Loan Party shall, and shall cause their respective Restricted Subsidiaries and Affiliates to, maintain and operate their obligations under their respective Foreign Pension Plans, if any, in all respects in conformity with the requirements of applicable law or contract; and (ii) all Foreign Pension Plans established or maintained by a Loan Party or any Restricted Subsidiary, Affiliate or ERISA Affiliate thereof shall comply with all provisions of the relevant law and employ reasonable actuarial assumptions, where relevant; and no Loan Party or any Restricted Subsidiary, Affiliate or ERISA Affiliate thereof shall have any unfunded liability in respect of any Foreign Pension Plan which is required to be funded; except, in the case of subclauses (i) and (ii), as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(e) Without limiting the previous paragraph (d), each French Loan Party or U.K. Loan Party shall: (i) ensure that, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no action or omission is taken by any French Loan Party or U.K. Loan Party in relation to a Foreign Pension Plan (including, without limitation, the termination or commencement of winding-up proceedings of any such pension scheme or any Loan Party ceasing to employ any member of such a pension scheme), which has or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect; and (ii) deliver to the Administrative Agent and the European Administrative Agent at such times as those reports are prepared in order to comply with the then current statutory or auditing requirements (as applicable either to the trustees of any relevant schemes or to a French Loan Party or U.K. Loan Party), actuarial reports in relation to all Foreign Pension Plans.

SECTION 5.08. Use of Proceeds. The proceeds of the Loans will be used only, (a) to finance the repayment of all amounts outstanding under Existing ABL Credit Agreement, (b) to pay fees and expenses in connection with the Transactions contemplated hereby, (c) to make Investments, acquisitions and Capital Expenditures (in each case subject to compliance with Article VI of this Agreement) and (d) for other general corporate purposes and working capital needs of the Borrowers. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails (x) a violation of any of the Regulations of the Board, including Regulations T, U and X or (y) a violation of applicable legislation governing financial assistance and/or capital maintenance, as set forth in Section 5.15.

SECTION 5.09. Insurance. Each Loan Party will, and will cause each Restricted Subsidiary to, maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company (or the equivalent rating with respect to markets not rated by A.M. Best Company or, in the case of insurance with respect to a Restricted Subsidiary that is not a Loan Party, insurance provided by any Governmental Authority in any jurisdiction in which such Restricted Subsidiary has operations) (a) insurance in such amounts (with no greater risk retention) and against such risks (including loss or damage by fire and loss in transit, theft, burglary, larceny, embezzlement and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations, (b) all insurance required pursuant to the Collateral Documents; provided that in the case of the French Loan Parties or U.K. Loan Parties, such insurance may be maintained with other carriers that are reasonably satisfactory to the Administrative Agent and the European Administrative Agent. The Borrowers will furnish to the Lenders, upon request of any Applicable Administrative Agent, information in reasonable detail as to the insurance so maintained.

SECTION 5.10. Appraisals. At any time that the Administrative Agent requests in its Permitted Discretion, the Borrowers will provide the Administrative Agent with appraisals or updates thereof of their Inventory and following the Discharge of Existing Term Loan Obligations and compliance by the Company with the applicable requirements of Section 4.03, Equipment (to the extent owned by a Loan Party that is eligible to have its Equipment included in any Borrowing Base at such time) and Eligible Real Estate; provided, however, that such appraisal shall be conducted by an appraiser satisfactory to the Administrative Agent and, except with respect to Eligible Real Estate or during a Level 1 Minimum Availability Period, reasonably satisfactory to the Borrower (it being understood that, with respect to Eligible Real Estate the appraiser shall be selected and engaged by the Administrative Agent), and, in each case, the appraisals shall be prepared on a basis reasonably satisfactory to the Administrative Agent, such appraisals and updates to include, without limitation, information required by applicable law and regulations; provided, however, only one such appraisal per calendar year shall be at the sole expense of the Loan Parties; provided further, however, (a) two such appraisals per calendar year for any such class of assets shall be at the sole expense of the Loan Parties if a Level 2 Minimum Availability Period, solely with respect to clause (a) of such defined term, has been in effect for a period of at least ten consecutive Business Days during such calendar year and (b) if an Event of Default has occurred during any calendar year there shall be no limitation as to number and frequency of such appraisals during such calendar year that shall be at the sole expense of the Loan Parties. The Borrowers also shall, at the sole expense of the Loan Parties, provide one appraisal per calendar year of any Eligible Real Estate during a period when a Level 2 Minimum Availability Period has been in effect for a period of at least five consecutive Business Days during such calendar year, which appraisal shall be reasonably satisfactory to the Administrative Agent in its sole discretion. For purposes of this Section 5.10, it is understood and agreed that a single appraisal may consist of examinations conducted at multiple relevant sites, both domestic and international, and involve one or more relevant Loan Parties and their assets. The Administrative Agent will conduct not less than one appraisal per calendar year of the Inventory and Equipment of the Loan Parties included in any Borrowing Base.

SECTION 5.11. Field Examinations. At any time that the Administrative Agent requests in its Permitted Discretion, the Borrowers will allow the Administrative Agent to conduct field examinations or updates thereof during normal business hours to ensure the adequacy of Collateral included in any Borrowing Base and related reporting and control systems; provided, however, only one such field examination per calendar year shall be at the sole expense of the Loan Parties; provided further, however, (a) two such field examinations per calendar year shall be at the sole expense of the Loan Parties if a Level 2 Minimum Availability Period has been in effect during such calendar year and (b) if an Event of Default has occurred during any calendar year there shall be no limitation as to number and frequency of such field examinations during such calendar year that shall be at the sole expense of the Loan Parties. For purposes of this Section 5.11, it is understood and agreed that a single field examination may consist of examinations conducted at multiple relevant sites, both domestic and international, and involve one or more relevant Loan Parties and their assets.

SECTION 5.12. Additional Collateral; Designation of Subsidiaries; Further Assurances.

(a) Subject to applicable law, each Borrower and each Subsidiary that is a U.S. Loan Party shall (i) cause each of the Domestic Subsidiaries (to the extent such entity is a Material Subsidiary), other than any Domestic Subsidiary that has no material assets other than the stock of one or more Foreign Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957(a) of the Code (“CFC Holdcos”), and each of the First-Tier Foreign DREs formed or acquired after the Effective Date in accordance with the terms of this Agreement, to become a U.S. Loan Guarantor promptly (and in any event within 45 days after the creation or acquisition thereof or after such Domestic Subsidiary ceases to be an Excluded Subsidiary) by executing the Guarantor Joinder Agreement set forth as Exhibit E-1 hereto (the “Guarantor Joinder Agreement”), whereupon it shall guarantee repayment of all the Secured Obligations. Upon execution and delivery thereof, each such Person (A) shall automatically become a U.S. Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (B) will grant Liens to the Administrative Agent (for the benefit of the Lender Parties) in order to secure repayment of all the Secured Obligations in any property of such U.S. Loan Party which constitutes Collateral under the U.S. Security Agreement and (ii) subject to the terms of the Intercreditor Agreement, deliver to the Administrative Agent the certificates, if any, representing all of the Equity Interests of such Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to any U.S. Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such U.S. Loan Party.

(b) To secure the prompt payment and performance of all the Secured Obligations, each U.S. Borrower and each Subsidiary that is a U.S. Loan Party will cause (i) 100% of the issued and outstanding Equity Interests owned thereby of each of the Domestic Subsidiaries (other than CFC Holdcos), (ii) 100% of the issued and outstanding Equity Interests owned thereby of each of the First-Tier Foreign DREs and (iii) 100% of the Equity Interests owned thereby (but in the case of Equity Interests entitled to vote, not more than 65% of the Equity Interests constituting the total combined classes of Equity Interests entitled to vote) in each First-Tier Foreign Subsidiary and CFC Holdco, to be pledged to the Administrative Agent pursuant to the terms of the U.S. Security Agreement and, subject to the terms of the Intercreditor Agreement, will deliver to the Administrative Agent the certificates, if any, representing such Equity Interests of such Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests.

(c) To secure the prompt payment and performance of all of the International Secured Obligations, subject to applicable law, (x) each Canadian Loan Party shall cause each of its Restricted Subsidiaries (other than an Excluded Subsidiary, unless, in the case of a Subsidiary that is an Excluded Subsidiary solely because it is not a Material Subsidiary, such Canadian Loan Party elects in its sole discretion to cause such Excluded Subsidiary to become a Canadian Loan Party) that is organized under the laws of Canada, any Province of Canada and (y) each other International Loan Party shall cause each of its Restricted Subsidiaries (other than an Excluded Subsidiary, unless, in the case of a Subsidiary that is an Excluded Subsidiary solely because it is not a Material Subsidiary, such International Loan Party elects in its sole discretion to cause such Excluded Subsidiary to become an International Loan Party) organized under the laws of the jurisdiction of organization of such International Loan Party to, promptly (and in any event within 45 days after the creation or acquisition thereof or after such Domestic Subsidiary ceases to be an Excluded Subsidiary), become an International Loan Guarantor by executing a Guarantor Joinder Agreement and Canadian Guarantee, as applicable and:

(i) pledge and grant a security interest in 100% of the Equity Interests in each such Subsidiary (other than Subsidiaries of the French Loan Parties) and all of its personal property and assets (other than for Subsidiaries of the French Loan Parties, which shall only pledge and grant a security interests over their relevant deposit accounts and Accounts), the foregoing to be effected (A) in the case of any such Subsidiary that is referred to in paragraph (c)(x) above, by becoming a party to an agreement in a form substantially similar to the Canadian Security Agreement and, if any of such assets is located in the Province of Quebec, the Deed of Hypothec, in each case as the foregoing are referred to in the definition of

“Canadian Security Agreement” and (B) in the case of any such Subsidiary that is referred to in paragraph (c)(y) above, by a pledge agreement or other security agreement that is in a form and substance satisfactory to the Administrative Agent; and

(ii) deliver such other documentation, make any filings and take any other actions that any Applicable Administrative Agent may reasonably require in order to perfect its first priority (or such priority as may be required pursuant to the terms of the Intercreditor Agreement) security interest in the assets referred to in the preceding paragraph (c)(ii);

(d) The Borrowers may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing, (ii) no Borrower may be designated as an Unrestricted Subsidiary, (iii) no Unrestricted Subsidiary shall own any Equity Interests in any Restricted Subsidiary, (iv) no Unrestricted Subsidiary shall hold any Indebtedness of, or any Lien on any property of, any Borrower or any Restricted Subsidiary (other than to the extent not prohibited under Article VI hereof), (v) the holder of any Indebtedness of any Unrestricted Subsidiary shall not have any recourse to any Borrower and their respective Restricted Subsidiaries with respect to such Indebtedness, (vi) no Unrestricted Subsidiary shall be a party to any transaction or arrangement with any Borrower and their respective Restricted Subsidiaries that would not be permitted by Section 6.09 and (vii) none of the Borrowers or any of their respective Restricted Subsidiaries shall have any obligation to subscribe for additional Equity Interests of any Unrestricted Subsidiary or to preserve or maintain the financial condition of any Unrestricted Subsidiary (other than to the extent not prohibited under Article VI hereof). The designation of any Subsidiary as an Unrestricted Subsidiary shall be deemed to be a Restricted Payment by the Loan Parties and their respective Restricted Subsidiaries therein at the date of designation in an amount equal to the fair market value of such Loan Parties’ or such Restricted Subsidiary’s (as applicable) investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

(e) Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Applicable Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, hypothecs, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Sections 4.01 or 4.03, as applicable), which may be required by law or which the Applicable Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents (subject to the terms of Intercreditor Agreement), all at the expense of the Loan Parties.

SECTION 5.13. Change in Nature of Business. The Borrowers shall not, and shall not permit any of the Restricted Subsidiaries to, engage in any material line of business substantially different from those lines of business conducted by the Borrowers and the Restricted Subsidiaries on the date hereof or any business reasonably related or ancillary thereto or a reasonable extension thereof.

SECTION 5.14. Transfer of Accounts of European Loan Parties; Notification of Account Debtors.

(a) At any time at the request of the European Administrative Agent in its sole discretion following the commencement of a Dominion Period and at any time any U.K. Loan Party’s Accounts or Inventory is included in the U.K. Borrowing Base or any U.K. Loan Party’s or French Loan Party’s Accounts are included in any French Borrowing Base, the U.K. Loan Parties and French Loan Parties, respectively, shall (a) either (i) immediately cause all of their U.K. Collection Deposit Accounts and/or French Collection Deposit Accounts (each, an “Existing Deposit Account”) to be transferred to the name of the European Administrative Agent or (ii) to the extent any such Existing Deposit Account cannot be transferred to the European Administrative Agent, promptly open new deposit accounts with (and, at the discretion of the European Administrative Agent, in the name of) the European Administrative Agent (such transferred to, and new accounts established with, the European Administrative Agent being “French Collection Deposit Accounts” or “UK Collection Deposit Accounts” under and for the purposes of this Agreement) and (b) if applicable, ensure that all cash collections owing to them will immediately be re-directed to those new French Collection Deposit Accounts or new UK Collection Deposit Accounts that have been established pursuant to subclause (a)(ii) and, until all cash collections have been redirected, cause all amounts on deposit in any Existing Deposit Account to be transferred to such new French Collection Deposit Account or new UK Collection Deposit Account at the end of each Business Day, provided that if any such Loan Party does not instruct such re-direction or transfer, each of them hereby authorizes the Administrative Agent to give such instructions on their behalf to the applicable Account Debtors or the applicable account bank holding such Existing Deposit Account.

(b) In addition, any time at the request of the European Administrative Agent in its sole discretion following the commencement of a Dominion Period, each U.K. Loan Party and French Borrower agrees that if any of its Account Debtors have not previously received notice of the security interest of the European Administrative Agent over its Accounts, it shall promptly give notice to such Account Debtors and if any such Loan Party does not serve such notice, each of them hereby authorizes the Administrative Agent to serve such notice on their behalf.

SECTION 5.15. Financial Assistance. Each U.K. Loan Party and French Loan Party and their respective Subsidiaries shall comply in all respects with applicable legislation governing financial assistance and/or capital maintenance, including §§ 678-679 of the United Kingdom’s Companies Act 2006 and Article L.225-216 of France’s Commercial Code, in each case as amended, or any equivalent and applicable provisions under the laws of the jurisdiction of organization of each U.K. Loan Party and French Loan Party, including in relation to the execution of the Collateral Documents of each U.K. Loan Party and French Loan Party and payments of amounts due under this Agreement.

SECTION 5.16. Borrowing Base Cash Collateral Accounts. No Borrower shall, nor shall any Borrower permit any other Person to, withdraw any amounts from a Borrowing Base Cash Collateral Account to the extent such Borrowing Base Cash Collateral Account includes any Borrowing Base Cash Component included in any then current Borrowing Base unless:

(i) the Borrower Representative has provided the Administrative Agent with at least one Business Day prior notice of such withdrawal; and

(ii) after giving effect to such withdrawal, the Revolving Exposure Limitations would not be exceeded.

ARTICLE VI

Negative Covenants

Until the Revolving Commitment has expired or been terminated as provided in Section 2.09(a) or (b), as the case may be, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the Loan Parties, with the Lender Parties that:

SECTION 6.01. Indebtedness. No Loan Party will, nor will it permit any of the Restricted Subsidiaries to, create, incur or suffer to exist any Indebtedness, except:

(a) the Secured Obligations;

(b) Indebtedness existing on the Effective Date and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness in accordance with paragraph (f) hereof,

(c) Indebtedness of any Borrower to any Restricted Subsidiary and of any Restricted Subsidiary to any Borrower or any other Restricted Subsidiary; provided that (i) Indebtedness of (x) any Restricted Subsidiary that is not a Loan Party to any Loan Party, (y) any International Loan Party to any U.S. Loan Party and (z) any French Loan Party to any other Loan Party shall, in each case, be subject to Section 6.04 and (ii) Indebtedness of (x) any Loan Party to any Restricted Subsidiary that is not a Loan Party, (y) any U.S. Loan Party to any International Loan Party and (z) any French Loan Party to any French Loan Party shall, in each case, not have any scheduled amortization prior to the Maturity Date and shall be subordinated to the Secured Obligations on terms set forth on Exhibit I or otherwise reasonably satisfactory to the Administrative Agent;

(d) Guarantees by any Borrower of Indebtedness of any Restricted Subsidiary and by any Restricted Subsidiary of Indebtedness of any Borrower or any other Restricted Subsidiary, provided that (i) Guarantees by (x) any Loan Party of Indebtedness of any Restricted Subsidiary that is not a Loan Party, (y) any U.S. Loan Party of any Indebtedness of any International Loan Party and (z) any French Loan Party of any Indebtedness of any other Loan Party shall be subject to Section 6.04 and (ii) Guarantees permitted under this paragraph (d) shall be subordinated to the Secured Obligations of the applicable Loan Party if, and on the same terms as, the Indebtedness so Guaranteed is subordinated to the Secured Obligations;

(e) Indebtedness of any Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations, Synthetic Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such fixed or capital assets or secured by a Lien on any fixed or capital assets prior to the acquisition thereof; provided that the aggregate principal amount of Indebtedness outstanding pursuant to this paragraph (e) (when aggregated with the aggregate amount of Indebtedness outstanding pursuant to paragraph (f) in respect of Indebtedness originally incurred pursuant to this paragraph (e)) shall not exceed the greater of (A) $30,000,000 and (B) 4.5% of CNTA at the time of the incurrence of such Indebtedness;

(f) Indebtedness which represents an extension, refinancing, replacement or renewal of any of the Indebtedness described in paragraphs (b), (e), (i), (j), (k), (o), (m) and (p) hereof; provided that (i) the principal amount of such Indebtedness is not increased (except to the extent used to finance accrued interest and premiums (including tender or make-whole premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (ii) in the case of Indebtedness incurred to extend, refinance, replace or renew Indebtedness originally incurred pursuant to paragraph (b) or (i), such extension, refinancing, replacement or renewal does not require any scheduled amortization of Indebtedness prior to the date that is 91 days after the Maturity Date in excess of 5% of the original principal amount of such Indebtedness, (iii) in the case of any other Indebtedness not described in clause (ii) above, such Indebtedness has a weighted average life to maturity that is at least as long as the weighted average life to maturity of the Indebtedness so extended, refinanced, replaced or renewed and (iv) except in the case of the Existing Debt Securities, if the Indebtedness that is refinanced, replaced, renewed or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, replacement, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to the refinanced, replaced, renewed, or extended Indebtedness;

(g) Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, self-insurance obligations, indemnities, letters of credit, bank guarantees, banker’s acceptances and similar investments, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(h) Indebtedness of any Borrower or any Restricted Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations, in each case provided in the ordinary course of business;

(i) Indebtedness of the Company or any Restricted Subsidiary that does not require any annual scheduled amortization payments prior to the date that is 91 days after the Maturity Date in excess of 5% of the original principal amount of such Indebtedness so long as immediately after giving effect thereto (and to any related transactions) (i) no Event of Default has occurred and is continuing and (ii) on a Pro Forma Basis the Fixed Charge Coverage Ratio would be at least 1.2 to 1.0 (or, to the extent the aggregate principal amount of all such Indebtedness outstanding pursuant to this paragraph (i), when aggregated with the aggregate principal amount of refinancing Indebtedness in respect of Indebtedness originally incurred pursuant to this paragraph (i), does not exceed $100,000,000, the Fixed Charge Coverage Ratio for such Test Period would be at least 1.0 to 1.0);

(j) Indebtedness (i) of any Person that becomes a Restricted Subsidiary after the Effective Date in connection with an acquisition permitted by Section 6.04(k) (other than working capital facilities); provided that such Indebtedness exists at the time such Person becomes a Restricted Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) incurred by the Company or a Restricted Subsidiary to finance all or a portion of the purchase price in connection with an acquisition permitted by Section 6.04(k), provided that the aggregate principal amount of Indebtedness outstanding pursuant to this clause (j)(ii) (when aggregated with the aggregate amount of Indebtedness outstanding pursuant to paragraph (f) in respect of Indebtedness originally incurred pursuant to this clause (j)(ii)) shall not exceed the greater of (A) $20,000,000 and (B) 3.0% of CNTA at the time of the incurrence of such Indebtedness;

(k) unsecured Indebtedness of the Company or any Restricted Subsidiary, provided that the aggregate principal amount of Indebtedness outstanding pursuant to this paragraph (k) (when aggregated with the aggregate amount of Indebtedness outstanding pursuant to paragraph (f) in respect of Indebtedness originally incurred pursuant to this paragraph (k)) shall not exceed the greater of (i) $30,000,000 and (ii) 4.5% of CNTA at the time of the incurrence of such Indebtedness;

(l) Indebtedness arising out of leases incurred in connection with sale and leaseback transactions permitted by Section 6.06;

(m) Indebtedness consisting of seller debt or notes, bona fide purchase price adjustments, indemnifications, earnouts or other similar obligations in connection with any acquisition of a line of business or Subsidiary permitted hereunder;

(n) Indebtedness incurred in respect of inventory financings by Foreign Subsidiaries in an aggregate principal amount outstanding pursuant to this paragraph (n) not to exceed $30,000,000 at any time;

(o) Indebtedness of the Company or any Restricted Subsidiary, provided that the aggregate principal amount of Indebtedness outstanding pursuant to this paragraph (o) (when aggregated with the aggregate amount of Indebtedness outstanding pursuant to paragraph (f) in respect of Indebtedness originally incurred pursuant to this paragraph (o)) shall not exceed the greater of (i) $50,000,000 and (ii) 5.0% of CNTA at the time of the incurrence of such Indebtedness;

(p) Indebtedness in respect of Permitted Debt not to exceed (when aggregated with the amount of refinancing Indebtedness in respect of Indebtedness originally incurred pursuant to this paragraph (p)) (i) $450,000,000 at any time outstanding and (ii) Indebtedness in respect of Permitted Debt that is subordinated to the Secured Obligations on terms set forth on Exhibit I or otherwise reasonably satisfactory to the Administrative Agent;

(q) Indebtedness of Restricted Subsidiaries that are not Loan Parties; provided that no portion of such Indebtedness shall be guaranteed by, be recourse to, or otherwise obligate a Loan Party, or subject, directly or indirectly, contingently or otherwise any property or asset of a Loan Party to a Lien;

(r) Indebtedness consisting of obligations of the Loan Parties or any Restricted Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with acquisitions or any other Investment permitted hereunder;

(s) cash management obligations of the Company and its Restricted Subsidiaries and other Indebtedness of the Loan Parties in respect of netting services, overdraft protections and similar arrangements in each case in connection with deposit accounts, in the ordinary course of business;

(t) Indebtedness of the Company and its Restricted Subsidiaries consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(u) Swap Agreements permitted in accordance with Section 6.07;

(v) Indebtedness consisting of promissory notes issued by the Company and its Restricted Subsidiaries to current or former officers, directors and employees, their respective estates, heirs, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings permitted by Section 6.08; and

(w) Indebtedness supported by a Letter of Credit or a letter of credit issued pursuant to a facility consisting of Indebtedness otherwise permitted hereunder, in a principal amount not to exceed the face amount of such letter of credit.

The accrual of interest, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.01.

For purposes of determining compliance with any Dollar denominated restriction on the incurrence of Indebtedness, the Dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that, if such Indebtedness is incurred to extend, refinance, replace or renew other Indebtedness denominated in a foreign currency, and such extension, refinancing, replacement or renewal would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the exchange rate in effect on the date of such extension, refinancing, replacement or renewal, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Indebtedness so extended, refinanced, replaced or renewed does not exceed the principal amount of such Indebtedness being extended, refinanced, replaced or renewed.

Notwithstanding the foregoing, (i) the principal amount of any Indebtedness incurred to extend, refinance, replace or renew other Indebtedness, if incurred in a different currency from the Indebtedness being extended, refinanced, replaced or renewed, shall be calculated based on the exchange rate that is in effect on the date of such extension, refinancing, replacement or renewal and (ii) Indebtedness incurred in reliance on any test limiting the amount of such Indebtedness to a percentage of CNTA may be refinanced so long as such refinancing does not increase the principal amount of such Indebtedness.

SECTION 6.02. Liens. No Loan Party will, nor will it permit any of the Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens created pursuant to any Loan Document;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of any Borrower or any Restricted Subsidiary existing on the Effective Date and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of such Borrower or Subsidiary and (ii) such Lien shall secure only those obligations which it secured on the Effective Date and extensions, renewals and replacements thereof permitted by Section 6.01(f);

(d) Liens on fixed or capital assets acquired, constructed or improved by any Borrower or any Restricted Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.01(e) and (ii) such security interests shall not apply to any other property or assets of such Borrower or Restricted Subsidiary or any other Borrower or Restricted Subsidiary other than the assets acquired, constructed or improved;

(e) any Lien existing on any property or asset (including Equity Interests of a Restricted Subsidiary) prior to the acquisition thereof by any Borrower or any Restricted Subsidiary, including or as a result of merger or consolidation with any Borrower or any Restricted Subsidiary that is permitted pursuant to Section 6.03, or existing on any property or asset of any Person that becomes a Restricted Subsidiary in an acquisition permitted by Section 6.04(k) after the date hereof prior to the time such Person becomes a Restricted Subsidiary securing Indebtedness permitted by Section 6.01(j); provided that (i) in the case of Indebtedness permitted by Section 6.01(j)(i), such Lien is not created in contemplation of or in connection with such acquisition, merger or consolidation or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of such Borrower or Restricted Subsidiary or any other Borrower or Restricted Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be and extensions, renewals and replacements thereof permitted by paragraph (f) of Section 6.01; provided further that any such Lien securing Indebtedness with respect to Borrowing Base Collateral shall be (x) subordinate to the Liens on the Borrowing Base Collateral securing the Applicable Secured Obligations and (y) subject to an Intercreditor Agreement;

(f) Liens (i) of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon, (ii) attaching to commodity trading accounts, margin accounts or other commodity brokerage accounts or brokerage accounts incurred in the ordinary course of business, or (iii) in favor of a banking institution arising as a matter of law, encumbering amounts credited to deposit or securities accounts (including the right of set-off) and which are within the general parameters customary in the banking industry;

(g) Liens arising out of sale and leaseback transactions permitted by Section 6.06 that apply only to the property disposed of;

(h) Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of any Loan Party in respect of Indebtedness owed by such Restricted Subsidiary;

(i) Liens arising from precautionary UCC or PPSA financing statements or similar state laws, including in respect of any operating lease or disposition permitted by this Agreement;

(j) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights and remedies, in each case as to deposit accounts or other funds maintained with a creditor depositary institution;

(k) Liens granted to secure payment of the Indebtedness permitted pursuant to Section 6.01(f); provided that, (i) except in the case of refinancing Indebtedness incurred to secure the Existing Debt Securities, such Liens do not apply to any assets (other than assets that were subject to Liens securing the Indebtedness being refinanced) other than Collateral that is subject to a Lien granted under a Collateral Document to secure the Secured Obligations and (ii) any such Lien securing Indebtedness with respect to Borrowing Base Collateral shall be (x) subordinate to the Liens on the Borrowing Base Collateral securing the Applicable Secured Obligations and (y) subject to an Intercreditor Agreement;

(l) Liens securing Indebtedness permitted by paragraphs (i) and/or (o) of Section 6.01;

(m) Liens not otherwise permitted by this Section 6.02 so long as (i) neither (A) the aggregate outstanding principal amount of the obligations secured thereby nor (B) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrowers and all Subsidiaries) $100,000,000 at any one time and (ii) any such Liens do not cover any Collateral;

(n) Liens on the assets of any Restricted Subsidiary that is not a Loan Party securing Indebtedness of such Restricted Subsidiary permitted by Section 6.01 and, so long as the Accounts of any French Loan Party are not included in any French Borrowing Base, Liens on the assets of the French Loan Parties securing Indebtedness of the French Loan Parties;

(o) leases and subleases (including ground leases in respect of real property on which facilities owned or leased by a Loan Party or its Restricted Subsidiaries are located) granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of a Loan Party or any of its Restricted Subsidiaries, taken as a whole, and do not secure any Indebtedness;

(p) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 6.04; provided that such Liens do not extend to any assets other than those assets that are the subject of such repurchase agreement;

(q) Liens solely on any cash earnest money deposits and cash advances made by a Loan Party or any of its Restricted Subsidiaries in connection with any letter of intent of an acquisition or purchase agreement permitted hereunder;

(r) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(s) Liens in respect of the licensing of patents, copyrights, trademarks, trade names, other indications of origin, domain names and other forms of intellectual property in the ordinary course of business;

(t) any encumbrance or restriction with respect to the Equity Interests of any joint venture or similar arrangement created pursuant to the joint venture or similar agreements with respect to such joint venture or similar arrangement;

(u) Liens securing Indebtedness incurred under Section 6.01(v) in connection with the financing of insurance premiums and applicable only to the proceeds of the applicable insurance policy;

(v) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness or (ii) relating to purchase orders and other agreements entered into with customers of a Loan Party or any of its Restricted Subsidiaries in the ordinary course of business;

(w) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $20,000,000 at any time outstanding; and

(x) Liens on the Collateral securing Swap Obligations that are not Secured Obligations.

Notwithstanding the foregoing, none of the Permitted Liens may at any time attach to any Loan Party’s Borrowing Base Collateral, other than (i) Liens created pursuant to any Loan Document, (ii) those permitted under paragraphs (a), (b) and (f) of the definition of “Permitted Encumbrances,” (iii) so long as such Liens are junior to the Liens on the Borrowing Base Collateral securing the Applicable Secured Obligations, paragraphs (c), (d), (e), (k), (l) and (x) of this Section 6.02 and (iv) other non-consensual Liens in an amount not to exceed $5,000,000.

SECTION 6.03. Fundamental Changes.

No Loan Party will, nor will it permit any of the Restricted Subsidiaries to, merge into or consolidate or amalgamate with any other Person, or permit any other Person to merge into or consolidate or amalgamate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Restricted Subsidiary of any Borrower (other than a Loan Party) may merge into or amalgamate with any Restriced Subsidiary that is not a Loan Party or any Loan Party in a transaction in which such Loan Party is the surviving corporation, (ii) (x) any French Loan Party (other than a French Borrower) may merge into or amalgamate with any Loan Party in a transaction in which the surviving entity is a Loan Party, (y) any Canadian Loan Party or U.K. Loan Party (other than a Borrower) may merge into or amalgamate with any Loan Party in a transaction in which the surviving entity is a Loan Party (other than a French Loan Party) and (z) any U.S. Loan Party (other than a U.S. Borrower) may merger into or amalgamate with any U.S. Loan Party in a transaction in which the surviving party is a U.S. Loan Party, (iii) (w) any Restricted Subsidiary (other than a Loan Party) may transfer its assets to any Restriced Subsidiary that is not a Loan Party or to any Loan Party, (x) any French Loan Party may transfer assets (other than Borrowing Base Collateral) to any Loan Party), (y)

any Canadian Loan Party or French Loan Party may transfer assets to any Loan Party (other than a French Loan Party) and (z) any U.S. Loan Party may transfer assets to any U.S. Loan Party, (iv) (w) any French Borrower may merge into or amalgamate with any French Borrower, (x) any Canadian Borrower may merge with or amalgamate with any Canadian Borrower, (y) any U.K. Borrower may merge with or amalgamate into any U.K. Borrower and (z) any U.S. Borrower may merge with any other U.S. Borrower, (v) any Restricted Subsidiary (other than a Borrower) may merge with or amalgamate into any other person if required to complete an Investment permitted by Section 6.04 or an asset sale permitted by Section 6.05, and (vi) any Restricted Subsidiary may liquidate or dissolve if the Borrower which owns such Restricted Subsidiary determines in good faith that such liquidation or dissolution is in the best interests of such Borrower and is not materially disadvantageous to the Lenders.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any of the Restricted Subsidiaries to, purchase, hold or acquire (including pursuant to any merger or amalgamation with any Person that was not a Loan Party and a wholly owned Restricted Subsidiary prior to such merger) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise) (each an “Investment”), except:

(a) Permitted Investments;

(b) Investments in existence on the Effective Date and described in Schedule 6.04 and any amendments, modifications, restatements, renewals or supplement thereof that do not involve the provision of any new consideration by any Loan Party or any Restricted Subsidiary;

(c) Investments by (i) any U.S. Loan Party in any other U.S. Loan Party, (ii) any Canadian Loan Party or U.K. Loan Party in any Loan Party other than a French Loan Party, (iii) by French Borrowers (other than any transfer of Borrowing Base Collateral of a French Borrower to any other French Loan Party) in any Loan Party and (iv) any other Investment between the Company and its Restricted Subsidiaries; provided that the aggregate amount of Investments outstanding in reliance on clause (iv) at any time (in each case determined without regard to any write-downs or write-offs) shall not exceed $25,000,000;

(d) Loans, or advances or guarantees by the Borrowers and the Subsidiaries to or on behalf of their employees in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes (i) up to a maximum of $2,000,000 in the aggregate at any one time outstanding (in each case determined without regard to any write-downs or write-offs) or (ii) in connection with such Persons’ purchase of Equity Interests of Holdings or any direct or indirect parent thereof so long as any proceeds of such purchase are contemporaneously contributed to a U.S. Loan Party;

(e) Investments consisting of extension of trade credit in the ordinary course of business, consistent with past practices;

(f) Investments in the form of Swap Agreements permitted by Section 6.07;

(g) Investments received in connection with the dispositions of assets permitted by paragraphs (e) or (g) of Section 6.05;

(h) Investments constituting deposits described in paragraphs (c) and (d) of the definition of the term “Permitted Encumbrances”;

(i) Guarantees by the Borrower or any of the Subsidiaries of leases (other than Capital Lease Obligations) or of other obligations of the Borrower or any of its Subsidiaries that do not constitute Indebtedness, in each case entered into in the ordinary course of business that is consistent with past practice;

(j) other Investments in a Person that is engaged in a similar business to the business conducted by the Borrowers and the Restricted Subsidiaries in an aggregate amount outstanding pursuant to this paragraph (j) not to exceed the greater of $25,000,000 and 3.0% of CNTA at the time such Investment is made or any amendments, modifications, restatements, renewals, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations thereof; provided that the principal amount of such Investment is not increased by such amendments, modifications, restatements, renewals, supplements, refundings, replacements or refinancings;

(k) Investments not otherwise permitted by this Section 6.04 so long as the Payment Conditions are satisfied after giving effect to each such Investment;

(l) Investments in lieu of amounts that could have been applied to make Restricted Payments pursuant to Section 6.08(a)(v);

(m) Investments pursuant to the Specified Foreign Restructuring;

(n) Investments acquired by a Loan Party or any of its Restricted Subsidiaries (i) in exchange for any other Investment or accounts receivable held by a Loan Party or any of its Restricted Subsidiaries in connection with or as a result of a bankruptcy or reorganization of the Person in which such other Investment is made or which is the obligor with respect to such accounts receivable or (ii) as a result of a foreclosure by a Loan Party or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(o) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the non-exclusive licensing or non-exclusive contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(p) Investments in the ordinary course of business consisting of endorsements for collection or deposit, prepaid expenses, utility and workers’ compensation performance and similar deposits and Article IV customary trade arrangements with customers consistent with past practices;

(q) advances of payroll payments to employees in the ordinary course of business;

(r) Investments to the extent that payment for such Investments is made solely with Equity Interests of Holdings or MS Holdco;

(s) Investments made with the proceeds (other than the Cure Amounts) of a substantially contemporaneous issuance or sale of Equity Interests of Holdings or MS Holdco, or a substantially contemporaneous contribution of cash to Holdings or MS Holdco, in each case, to the extent the net cash proceeds thereof or such cash, as applicable, shall be contributed to the Company and used by the Company or any of its Restricted Subsidiaries for such Investment;

(t) Guarantees constituting Indebtedness permitted by Section 6.01 (other than pursuant to Section 6.01(d));

(u) Investments constituting Liens and Restricted Payments permitted under Section 6.02 and 6.08, respectively; and

(v) loans and advances to Holdings or MS Holdco in lieu of (and which shall be deemed to be), and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings or MS Holdco in accordance with Section 6.08(a)(v).

SECTION 6.05. Asset Sales. No Loan Party will, nor will it permit any of the Restricted Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will any Loan Party permit any Restricted Subsidiary to issue any additional Equity Interest in such Restricted Subsidiary (other than to another Loan Parry or another Restricted Subsidiary in compliance with Section 6.04), except:

(a) the sales, transfers, leases or dispositions of assets described in Schedule 6.05;

(b) sales, transfers and dispositions of (i) Inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus Equipment or property in the ordinary course of business;

(c) sales, transfers and dispositions to any Borrower or any Subsidiary that would have been permitted as (and which shall be deemed to be) Investments under Section 6.04;

(d) sales, transfers and dispositions of accounts receivable in the ordinary course of business in connection with the compromise, settlement or collection thereof;

(e) sale and leaseback transactions permitted by Section 6.06;

(f) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Borrower or any Subsidiary, or pursuant to a sale thereof to a purchaser with such power under threat of such a taking;

(g) sales, transfers and other dispositions of assets that are not permitted by any other paragraph of this Section; provided that both immediately before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and the aggregate fair market value of all Borrowing Base Collateral sold, transferred or otherwise disposed of since the Effective Date in reliance upon this paragraph (g) shall not exceed either (i) $10,000,000 in respect of any assets that are included in the Borrowing Base Collateral sold as part of a single transaction or a series of related transactions and the Net Proceeds of all sales, transfers and other dispositions of assets included in the Borrowing Base Collateral made pursuant to this paragraph (g),(i) do not exceed $20,000,000 in any fiscal year or (ii) $125,000,000 in the aggregate after the Effective Date in respect of any other sales, transfers and other dispositions of assets included in the Borrowing Base Collateral; provided that in the case of any such sales, transfers and other dispositions of amounts included in the Borrowing Base Collateral, an amount equal to 100% of the Net Proceeds of such sales, transfers and other dispositions is applied in accordance with Section 2.11(d)(ii);

(h) Restricted Payments permitted by Section 6.08;

(i) dispositions of cash and Permitted Investments in the ordinary course of business;

(j) dispositions pursuant to the Specified Foreign Restructuring; and

(k) leases, subleases, licenses or sublicenses of real property in the ordinary course of business and in accordance with the applicable Collateral Documents;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by paragraphs (b), (c), (f), (h), (i) and (j) above) shall be made for fair value and for at least 75% (or, in the case of Borrowing Base Collateral, 100%) cash consideration or Designated Non-Cash Consideration in an aggregate amount not to exceed $20,000,000 outstanding at any time; provided further that for any sales, transfers, leases and other dispositions of assets of a Loan Party or any of its Restricted Subsidiaries constituting Borrowing Base Collateral, in respect of which Designated Non-Cash Consideration is received, Availability exceeds 25% of the total Revolving Commitment then in effect after giving effect to such sale, transfer, lease or other disposition of assets of a Loan Party or any of its Restricted Subsidiaries on a Pro Forma Basis.

SECTION 6.06. Sale and Leaseback Transactions. No Loan Party will, nor will it permit any of its Restricted Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by any Borrower or any Restricted Subsidiary up to $30,000,000.

SECTION 6.07. Swap Agreements. No Loan Party will, nor will it permit any of the Restricted Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Borrower or any Restricted Subsidiary has actual exposure (other than those in respect of Equity Interests of any Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or Investment of any Borrower or any Restricted Subsidiary.

SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness.

(a) No Loan Party will, nor will it permit any of the Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) each Borrower may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock (other than Disqualified Equity Interests), (ii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests (other than Disqualified Equity Interests not permitted by Section 6.01); provided that any dividend or distribution (x) from a U.S. Loan Party shall be to a U.S. Loan Party, (y) from a Canadian Loan Party or U.K. Loan Party shall be directly or indirectly to a Loan Party (other than a French Loan Party) and (z) from a French Borrower shall be directly or indirectly to a Loan Party, (iii) the Company may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Company and any of its Subsidiaries in an aggregate amount not to exceed $10,000,000 during any fiscal year of the Company; provided that (x) both immediately before and immediately after giving effect to each such Restricted Payment, no Default or Event of Default shall have occurred and be continuing and (y) unused amounts of such $10,000,000 from any fiscal year may be carried forward and utilized in the next fiscal year only, (iv) so long as no Default or Event of Default shall have occurred and be continuing, the Borrowers and the Restricted Subsidiaries may make other Restricted Payments that, when aggregated with the amount of Investments outstanding pursuant to Section 6.04(l), do not exceed $10,000,000, (v) so long as no Default or Event of Default shall have occurred and be continuing, the Borrowers and the Restricted Subsidiaries may make other Restricted Payments in an amount not to exceed in any fiscal year 6% of the net cash proceeds received by Holdings in its initial public offering of its common stock prior to the Effective Date, (vi) the Borrowers and the Restricted Subsidiaries may make other Restricted Payments so long as the Payment Conditions are satisfied after giving effect to such Restricted Payments, (vii) Restricted Payments to Holdings or MS Holdco to pay corporate and overhead expense attributable to the preservation of their existence (including expenses relating to Holdings’ continuing operation as a public company) or ownership of the Company and its Restricted Subsidiaries in the ordinary course of business, (viii) for any taxable period for which the Company is a member of a group filing a consolidated, combined or similar income tax return of which any direct or indirect parent of the Company is the common parent, the Company may make payments of dividends or other distributions to such direct or indirect parent, the proceeds of which will be used to pay consolidated or combined federal, state, local and/or foreign income taxes imposed on such direct or indirect parent to the extent such income taxes are attributable to the income of the Company and/or its Subsidiaries; provided, however, that (a) the amount of such payments in respect of any taxable period does not, in the aggregate, exceed the amount that the Company and/or its Subsidiaries that are members of such consolidated or combined group would have been required to pay in respect of such federal, state, local and/or foreign income taxes (as the case may be) in respect of such taxable period if the Company and/or its Subsidiaries paid such income taxes directly as a stand-alone consolidated or combined income tax group (reduced by any such taxes paid directly by the Company or any Subsidiary) and (b) the permitted payment pursuant to this clause (viii) with respect to any income of any Unrestricted Subsidiary for any taxable period shall be limited to the amount actually paid in cash with respect to such period by such Unrestricted Subsidiary to the Company or any Restricted Subsidiary for the purposes of paying such consolidated or combined income taxes, (ix) Restricted Payments to any direct or indirect parent of the Company to pay its corporate overhead and any franchise Taxes required to maintain its corporate existence, (x) Restricted Payments pursuant to the Specified Foreign Restructuring, (xi) non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants to the extent such Equity Interests represent a portion of the exercise price of such options or warrants, (xii) to the extent constituting Restricted Payments, Holdings, MS Holdco, a Loan Party and any of its Restricted Subsidiaries may

enter into and consummate transactions expressly permitted by any provision of Section 6.03 or Section 6.09 and (xiii) a Loan Party and any of its Restricted Subsidiaries may make Restricted Payments to Holdings or MS Holdco to finance any Investment permitted to be made pursuant to Section 6.04; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such investment and (B) Holdings or MS Holdco shall, immediately following the closing thereof, cause (i) all property acquired (whether assets or Equity Interests) to be contributed to such Loan Party or such Restricted Subsidiary or (ii) the merger (to the extent permitted in Section 6.03) of the Person formed or acquired into such Loan Party or such Restricted Subsidiary in order to consummate such acquisition.

(b) No Loan Party will, make or agree to pay or make, directly or indirectly, any prepayment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest of any Specified Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Specified Indebtedness, except:

(i) payment of regularly scheduled interest and principal payments as and when due in respect of any Specified Indebtedness, other than payments in respect of Subordinated Indebtedness prohibited by the subordination provisions thereof or relating thereto;

(ii) refinancings, replacements and renewals of Indebtedness to the extent permitted by Section 6.01(f);

(iii) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets (other than Borrowing Base Collateral) securing such Indebtedness;

(iv) other payments in respect of Specified Indebtedness so long as the relevant Payment Conditions are satisfied after giving effect to such payment; and

(v) payment of intercompany Indebtedness in accordance with past practices arising in connection with cash management transactions in the ordinary course of business; provided that no such payment shall be made in violation of any subordination terms applicable thereto.

SECTION 6.09. Transactions with Affiliates. No Loan Party will, nor will it permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that are at prices and on terms and conditions not less favorable to such Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Company and its Restricted Subsidiaries, (c) any loans, advances, Guarantees or other Investments with or into Persons that are Affiliates solely as a result of the fact that the Company or any Restricted Subsidiary owns Equity Interests of such Person, (d) transactions pursuant to the Management Agreement as in effect on the Effective Date and payment of reasonable and customary travel fees and expenses and other fees and expenses to the Sponsor that are approved by a majority of the disinterested directors of Holdings, (e) any Restricted Payment permitted by Section 6.08, (f) loans or advances to or guarantees on behalf of employees permitted under Section 6.04, (g) the payment of reasonable fees to directors of any Borrower or any Subsidiary who are not employees of such Borrower or Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrowers or their Subsidiaries in the ordinary course of business, (h) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and equity incentive and stock ownership plans approved by Holding’s board of directors, (i) any agreement, instrument or arrangement as in effect as of the Effective Date and set forth in Schedule 6.09, or any amendment thereto (so long as any such amendment is not disadvantageous to the Lenders in any material respect as compared to the applicable agreement as in effect on the Effective Date as reasonably determined in good faith by the Borrower), (j) the existence of, or the performance by a Loan Party or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement or its equivalent (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Effective Date and set forth in Schedule 6.09 and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Loan Party or any of its Restricted Subsidiaries

of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Effective Date shall only be permitted by this clause (j) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the Lenders in any material respect than the terms of the original agreement in effect on the Effective Date as reasonably determined in good faith by the Company and (k) Investments by the Permitted Holders in securities of the Loan Party or any of its Restricted Subsidiaries so long as (A) the Investment is being offered generally to other investors on the same or more favorable terms and (B) the Investment constitutes less than 5.0% of the proposed or outstanding issue amount of such class of securities.

SECTION 6.10. Restrictive Agreements. No Loan Party will, nor will it permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any of the Restricted Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets to secure the Secured Obligations, or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its Equity Interests or to make or repay loans or advances to any Borrower or any other Restricted Subsidiary or to Guarantee Indebtedness of any Borrower or any other Restricted Subsidiary; provided that the foregoing shall not apply to (i) restrictions and conditions imposed by law or by any Loan Document, (ii) restrictions and conditions imposed on the Loan Parties existing on the Effective Date identified on Schedule 6.10 (or any extension, renewal or refinancing thereof, or any amendment or modification thereto, that does not expand the scope of, any such restriction or condition in any material respect), (iii) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary or assets pending such sale; provided further that such restrictions and conditions apply only to the Restricted Subsidiary or such assets that is to be sold and such sale is permitted hereunder, (iv) any agreement or other instrument of a Person acquired by a Loan Party or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in connection therewith or in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; (v) secured Indebtedness otherwise permitted to be incurred pursuant to Sections 6.01 and 6.02 that limit the right of the debtor to dispose of the assets securing such Indebtedness; (vi) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; (vii) other Indebtedness and Disqualified Equity Interests of Restricted Subsidiaries permitted to be incurred after the Effective Date pursuant to Section 6.01 so long as not more restrictive than the agreements on Schedule 6.10 unless, in the case of restrictions applicable to Restricted Subsidiaries that are not Loan Parties, the Company determines in good faith such restrictions are customary for such type of financing; (viii) customary provisions in joint venture agreements that apply only to the joint venture; (ix) customary provisions contained in leases and other agreements entered into in the ordinary course of business; (x) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase or other agreement to which a Loan Party or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Loan Party or such Restricted Subsidiaries that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Loan Party or such Restricted Subsidiaries or the assets or property of any other Restricted Subsidiary, (xi) any encumbrances or restrictions on a Restricted Subsidiary’s ability to sell, lease or transfer any of its properties or assets imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (iv) through (xi); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, not materially more restrictive with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; provided, further, that with respect to contracts, instruments or obligations existing on the Effective Date, any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive with respect to such encumbrances and other restrictions than those contained in such contracts, instruments or obligations as in effect on the Effective Date; (xii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness or sale and leaseback transactions permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (xiii) clause (a) of the foregoing shall not apply to customary provisions in leases, licenses or other agreements restricting the assignment thereof.

SECTION 6.11. Amendment of Material Documents. No Loan Party will, nor will it permit any of the Subsidiaries to, amend, modify or waive any of its rights under (a) agreement relating to any Specified Indebtedness or (b) its certificate of incorporation, by-laws, operating, memorandum of association, management or partnership agreement or other organizational documents to the extent any such amendment, modification or waiver would be materially adverse to the Lenders in any respect, except in respect or Specified Indebtedness to the extent such amendment, modification or waiver would be permitted pursuant to Section 6.01(f).

SECTION 6.12. Fixed Charge Coverage Ratio. The Borrowers will not permit the Fixed Charge Coverage Ratio as at the last day of any Test Period ending immediately prior to or during the continuance of a Trigger Period to be less than 1.0 to 1.0.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) any Borrower shall fail to pay any principal of any Loan or any repayment or reimbursement obligation in respect of any LC Disbursement, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Borrower shall fail to pay any interest on any Loan or any fee or any other Obligation (other than an amount referred to in paragraph (a) of this Article) payable pursuant to this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by any Loan Party in or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to a Borrower’s existence), 5.08, 5.14, 5.15, 5.16 or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those which constitute a default under another Section of this Article), and such failure shall continue unremedied for (i) during a Weekly Reporting Period, a period of one Business Day after notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of Section 5.01(g), (h) or (i), (ii) a period of five days after such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of Section 5.01 (other than Section 5.01(g), (h) or (i) during a Weekly Reporting Period), 5.02 (other than Section 5.02(a)), 5.03, 5.06 or 5.12 of this Agreement or (iii) a period of 30 days after notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of any other Section of this Agreement;

(f) any Loan Party or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any grace period);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this paragraph (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (A) liquidation, reorganization or other relief in respect of a Borrower or other Loan Party (other than an Immaterial Subsidiary) or any Restricted Subsidiary (other than an Immaterial Subsidiary) or its debts, or of a substantial part of its assets, under any Insolvency Law now or hereafter in effect or (B) the appointment of a receiver, interim receiver, trustee, custodian, sequestrator, monitor, administrator, conservator or similar official for any Borrower or other Loan Party (other than an Immaterial Subsidiary) or any Restricted Subsidiary (other than an Immaterial Subsidiary) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) without limiting the preceding subclause (i), any corporate action, legal proceedings or other procedure or step is taken in relation to:

(A) the suspension of payments, a moratorium of any indebtedness, winding-up, liquidation, compromise, arrangement, seizure or realization of security, dissolution, administration, examinership or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any French Loan Party or U.K. Loan Party;

(B) a composition, compromise, assignment or arrangement with any creditor of any French Loan Party or U.K. Loan Party;

(C) the appointment of a liquidator, receiver, administrative receiver, interim receiver, monitor, sequestrator, conservator, administrator, examiner, compulsory manager, compulsory interim manager or other similar officer in respect of any French Loan Party or U.K. Loan Party or any of their respective material assets; or

(D) enforcement of any Lien over any material assets of any French Loan Party or U.K. Loan Party;

or any analogous procedure or step is taken with respect to any French Loan Party or U.K. Loan Party or their respective material assets in any applicable jurisdiction; or

(ii) without limiting the preceding subclause (i), any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a French Loan Party or U.K. Loan Party having an aggregate value of $2,500,000 and is not discharged within 60 days;

(i) (1) any Loan Party or any Restricted Subsidiary (other than an Immaterial Subsidiary) shall (A) voluntarily commence any proceeding or file any petition, proposal or notice of intention to file a proposal seeking liquidation, reorganization or other relief under any Insolvency Law now or hereafter in effect, (B) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Article, (C) apply for or consent to the appointment of a receiver, interim receiver, trustee, custodian, sequestrator, monitor, administrator, conservator or similar official for such Loan Party or Restricted Subsidiary (other than an Immaterial Subsidiary) or for a substantial part of its assets, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors or (F) take any action for the purpose of effecting any of the foregoing;

(i) any French Loan Party or U.K. Loan Party is unable or admits liability to pay its debts as the fall or due or is declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its material creditors or its creditors generally or any class of them(other than the Loan Parties) with a view to rescheduling any of its Indebtedness; or

(ii) a moratorium is declared in respect of any indebtedness of any French Loan Party or U.K. Loan Party; provided, that if a moratorium occurs, the end of such moratorium will not cure any Event of Default caused as a result of the declaration of such moratorium;

(j) any Loan Party or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due (as interpreted, in respect of each French Loan Party, in accordance with Article L. 621-1 of France’s Commercial Code, as amended);

(k) one or more judgments for the payment of money in an aggregate amount in excess of $35,000,000 shall be rendered against any Loan Party, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Restricted Subsidiary to enforce any such judgment or any Loan Party or any Restricted Subsidiary shall fail within 60 days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued; provided that this subclause (k) shall not apply to judgments covered by insurance for which the carrier has not denied liability under the applicable policy;

(l) (i)(A) an ERISA Event shall have occurred, (B) any Loan Party or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (C) any other event or condition shall occur or exist with respect to a U.S. Pension Plan; and in each case in paragraphs (A) through (C) above, such event or condition, together with all other such events or conditions, if any, could, in the opinion of the Required Lenders, reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect; (ii) a Pension Event shall occur which, in the Administrative Agent’s determination, constitutes grounds for the termination under any applicable law, of any Canadian Pension Plan or for the appointment by the appropriate Governmental Authority of a trustee for any Canadian Pension Plan, or if any Canadian Pension Plan shall be terminated or any such trustee shall be requested or appointed, or if a Loan Party or any of its Subsidiaries is in default with respect to payments to a Multiemployer Plan or Canadian Pension Plan resulting from their complete or partial withdrawal from such Canadian Pension Plan and any such event may reasonably be expected to have a Material Adverse Effect or any Lien arises (except for contribution amounts not yet due) in connection with any Canadian Pension Plan; or (iii) Loan Party shall have been notified that any of them has, in relation to a UK DB Plan, incurred a debt or other liability under Section 75 or 75A of the United Kingdom Pensions Act 1995, or the Pensions Regulator has issued a Contribution Notice or Financial Support Direction, or otherwise is liable to pay any other amount in respect of Foreign Pension Plans, in each case that could reasonably be expected to result in a Material Adverse Effect;

(m) a Change in Control shall occur;

(n) the Loan Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty pursuant to the Loan Documents; or any Loan Guarantor shall fail to comply with any of the terms or provisions of the Loan Guaranty; or any Loan Guarantor shall deny that it has any further liability under the Loan Guaranty, or in any such case shall give notice to such effect;

(o) any Collateral Document shall for any reason fail to create a valid and perfected first priority (subject to the Intercreditor Agreement) security interest in any Collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or any Loan Party shall fail to comply with any of the terms or provisions of any Collateral Document; or

(p) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

then, and in every such event (other than an event with respect to a Borrower described in paragraph (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower Representative, take either or both of the following actions, at the same or different times: (i) terminate the Revolving Commitment, and thereupon the Revolving Commitment shall terminate immediately and (ii) declare the Loans and other Obligations then outstanding to be due and payable in whole (or in part, in which case any Obligations not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans and other Obligations so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any Borrower described in paragraph (h) or (i) of this Article, the Revolving Commitment shall automatically terminate and the principal of the Loans and other Obligations then outstanding, together with accrued interest thereon and all fees and other Obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Upon the occurrence and the continuance of an Event of Default, each Applicable Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to it under the Loan Documents or at law or equity, including all remedies provided under the UCC, the PPSA, the Civil Code of Quebec or any other legislation.

Notwithstanding anything to the contrary contained in Article VII above, in the event that the Borrowers fail (or, but for the operation of this paragraph, would fail) to comply with the requirements of the covenant set forth in Section 6.12 (the “Financial Performance Covenant”), until the expiration of the 10th day subsequent to the date the certificate calculating the Fixed Charge Coverage Ratio is required to be delivered pursuant to Section 5.01(d) (or, in the case of the initial calculation of the Financial Performance Covenant following a Level 1 Minimum Availability Period, the 10th day subsequent to such occurrence) (such period, the “Cure Period”), Holdings shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of Holdings, and, in each case, to contribute any such cash to the capital of the Company (collectively, the “Cure Right”), and upon the receipt by the Company of such cash (the “Cure Amount”) pursuant to the exercise by Holdings of such Cure Right, the Financial Performance Covenant shall be recalculated giving effect to the following pro forma adjustments:

(i) EBITDA shall be increased, solely for the purpose of measuring the Financial Performance Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount;

(ii) if, after giving effect to the foregoing recalculations, the Borrowers shall then be in compliance with the requirements of the Financial Performance Covenant, then the Borrowers shall be deemed to have satisfied the requirements of the Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenant that had occurred shall be deemed cured for the purposes of this Agreement; and

(iii) to the extent a fiscal quarter ended for which the Financial Performance Covenant was initially recalculated as a result of a Cure Right and such fiscal quarter is included in the calculation of the Financial Performance Covenant in a subsequent fiscal quarter, the Cure Amount shall be included in EBITDA of such initial fiscal quarter.

Notwithstanding anything herein to the contrary, (i) in each four-fiscal-quarter period there shall be at least two fiscal quarters in which the Cure Right is not exercised, (ii) the Cure Right shall be exercised no more than a total of four times and (iii) for purposes of this paragraph and paragraph immediately above, the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenant.

ARTICLE VIII

The Agents

SECTION 8.01. The Applicable Administrative Agents. Each of the Lender Parties hereby irrevocably appoints each Applicable Administrative Agent as its agent hereunder and under the other Loan Documents (and each Applicable Administrative Agent accepts such appointment) and authorizes the Applicable Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Without limiting the powers of the Applicable Administrative Agent hereunder and under the other Loan Documents, each Lender Party and the Administrative Agent (in its sole capacity as the initial holder of the Bonds (as defined below)) hereby acknowledges and agrees that the Administrative Agent (or any successor thereto) shall, for the purposes of holding any security granted under the Loan Documents pursuant to the laws of the Province of Quebec to secure payment of debentures (or any similar instruments) issued by the Canadian Borrowers or any other Loan Party (which debentures as amended, restated, replaced, modified or supplemented at any time, for purposes of this Section, shall be hereinafter referred to as the “Bonds”), be the holder of an irrevocable power of attorney (“fondé de pouvoir”) (within the meaning of Article 2692 of the Civil Code of Quebec) for all present and future Lender Parties and holders of the Bonds. Each Lender Party and the Administrative Agent (solely in its capacity as the initial holder of the Bonds) hereby ratifies the appointment of and constitutes, to the extent necessary, the Administrative Agent as the holder of such irrevocable power of attorney (“fondé de pouvoir”) in order to hold hypothecs or other Liens granted by any one of the Loan Parties under the Loan Documents in the Province of Quebec to secure payment of the Bonds. Each assignee Lender Party and each assignee holder of Bonds shall be deemed to have confirmed and ratified the constitution of the Administrative Agent as the holder of such irrevocable power of attorney (“fondé de pouvoir”) by execution of the relevant agreements relating to such assignment. The Administrative Agent agrees to act in such capacity. Furthermore, the Administrative Agent hereby agrees and each of the other Lender Parties hereby appoints the Administrative Agent to act in the capacity of the holder and depositary of the Bonds on its own behalf as Administrative Agent and for and on behalf and for the benefit of all present and future Lender Parties. Each assignee Lender Party shall be deemed to have confirmed and ratified the constitution of the Administrative Agent as such holder and depositary of the Bonds by execution of the relevant agreements relating to such assignment. To the extent necessary, each Lender Party shall be deemed to confirm and ratify the appointments made under this Section by its execution of any relevant Loan Document. The execution by the Administrative Agent prior to the Effective Date of any document creating or evidencing any such hypothec or other Lien for the benefit of any of the Lender Parties is hereby ratified and confirmed.

The parties hereto expressly waive the provisions and protection of Section 32 of An Act Respecting Special Powers of Legal Persons (Quebec). The Administrative Agent may acquire and be the holder of the Bonds or other titles of indebtedness. Each of the parties hereto acknowledges and agrees that the Bonds constitute a title of indebtedness as such term is used in Article 2692 of the Civil Code of Quebec.

Each bank serving as an Applicable Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Applicable Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not an Applicable Administrative Agent hereunder.

No Applicable Administrative Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Applicable Administrative Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Applicable Administrative Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Applicable Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, no Applicable Administrative Agent shall have any duty to disclose, or shall be liable for the failure to disclose, any information relating to any Loan Party or any of the Subsidiaries that is communicated to or obtained by the bank serving as Applicable Administrative Agent or any of its Affiliates in any capacity. No Applicable Administrative Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. Each Applicable Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Applicable Administrative Agent by the Borrower Representative or a Lender Party, and no Applicable Administrative Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the adequacy, accuracy or completeness of any information (whether oral or written) set forth or in connection with any Loan Document, (v) the legality, the validity, enforceability, effectiveness, adequacy or genuineness of any Loan Document or any other agreement, instrument or document, (vi) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vii) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Applicable Administrative Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any representation, notice, request, certificate, consent, statement, instrument, document or other writing or communication believed by it to be genuine, correct and to have been authorized, signed or sent by the proper Person. Each Applicable Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made or authorized by the proper Person, and shall not incur any liability for relying thereon. Each Applicable Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Applicable Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Applicable Administrative Agent. Each Applicable Administrative Agent and any such sub-agent thereof may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Applicable Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as any Applicable Administrative Agent.

To the extent required by local law, the Loan Parties agree to reiterate the terms of the powers-of-attorney granted to the Applicable Administrative Agent pursuant to this Section 8.01 pursuant to any separate letter or document.

Subject to the appointment and acceptance of a successor Applicable Administrative Agent as provided in this paragraph, any Applicable Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower Representative. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor (which shall, (x) in the case of the Canadian Administrative Agent only, be an Affiliate of the Administrative Agent acting through a branch or an office in Canada and (y) in the case of the European Administrative Agent, be an Affiliate of the Administrative Agent that is a French Qualifying Lender and not be incorporated or domiciled (or acting through an office or establishment, in each case, through which it will perform its obligations in connection with the Loans, Letters of Credit, Revolving Commitments, or LC Disbursements provided to French Borrowers, located) in a Non-Cooperative Jurisdiction), provided that, so long as no Event of Default has occurred and is continuing, the successor Applicable Administrative Agent shall be reasonably acceptable to the Borrowers. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Applicable Administrative Agent gives notice of its resignation, then the retiring Applicable Administrative Agent may, on behalf of the Lender Parties, appoint a successor Applicable Administrative Agent, which shall be a commercial bank or an Affiliate of any such commercial bank, provided that in the case of the European Administrative Agent, it shall not be incorporated or domiciled (or acting through an office or establishment, in each case, through which it will perform its obligations in connection with the Loans, Letters of Credit, Revolving Commitments or LC Disbursements provided to French Borrowers, located) in a Non-Cooperative Jurisdiction. Upon the acceptance of its appointment as the Applicable Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges, obligations and duties of the retiring (or retired) Applicable Administrative Agent, and the retiring Applicable Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Applicable Administrative Agent, as the case may be, shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After an Applicable Administrative Agent’s resignation hereunder, as the case may be, the provisions of this Article VIII and Section 9.03 shall continue in effect for the benefit of such retiring Applicable Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as an Applicable Administrative Agent.

Each Lender, each Issuing Bank, the Administrative Agent and the Canadian Administrative Agent irrevocably appoints the European Collateral Agent to act as security trustee under and in connection with each Collateral Document entered into by any Loan Party (other than any such Collateral Document governed by the law of the United States or Canada) on the terms and conditions set forth on Schedule 8.01 and to hold the assets subject to the security created thereby on the trusts and other terms contained in such Collateral Documents. Each of the Lender Parties authorizes the European Collateral Agent to exercise the rights, remedies, powers and discretions specifically given to the European Collateral Agent under or in respect of such Collateral Documents, together with any rights incidental thereto. Nothing in this Article VIII shall require the European Collateral Agent to act as a trustee at common law or to be holding any property on trust, in any jurisdiction outside the United Kingdom which may not operate under principals of trust or where such trust would not be recognized or its effects would not be enforceable.

The Company may, on no less than 30 days’ prior notice to the European Administrative Agent, replace the European Administrative Agent by requiring the Lenders to appoint a replacement European Administrative Agent if any amount payable under Loans, Letters of Credit, Revolving Commitments or LC Disbursements provided to French Borrowers becomes not treated as a deductible charge or expense for French tax purposes for any such French Borrower by reason of that amount (i) being paid or accrued to an European Administrative Agent incorporated, domiciled, established or acting through an office situated in a Non-Cooperative Jurisdiction or (ii) paid to an account opened in the name of that European Administrative Agent in a financial institution situated in a Non-Cooperative Jurisdiction. In this case, the European Administrative Agent shall resign and a replacement European Administrative Agent shall be appointed by the Required Lenders (after consultation with the Company) within 30 days after notice of replacement was given.

The European Collateral Agent shall act as the secured party, on behalf of Lender Parties holding International Secured Obligations, with respect to all Collateral of each French Loan Party and U.K. Loan Party.

Each Lender Party hereby irrevocably appoints the European Collateral Agent to act as its agent in connection with the French Security Agreement in accordance with Article 2328-1 of the French Civil Code, as amended, and be the beneficiary of each French Security Agreement on behalf and in the name of the Lender Parties.

Each Lender Party acknowledges that it has, independently and without reliance upon any Applicable Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender Party also acknowledges that it will, independently and without reliance upon any Applicable Administrative Agent or any other Lender Party and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

The European Administrative Agent represents that on the date hereof it is not incorporated or domiciled (or acting through an office or establishment, in each case, through which it will perform its obligations in connection with the Loans, Letters of Credit, Revolving Commitments or LC Disbursements provided to French Borrowers, located) in a Non-Cooperative Jurisdiction.

SECTION 8.02. Withholding Taxes. To the extent required by any applicable laws, the Applicable Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.17, each Lender shall indemnify and hold harmless the Applicable Administrative Agent against, within 10 days after written demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Applicable Administrative Agent) incurred by or asserted against the Applicable Administrative Agent as a result of the failure of the Applicable Administrative Agent to properly withhold any Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Applicable Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Applicable Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Applicable Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Applicable Administrative Agent under this Section 8.02. The agreements in this Section 8.02 shall survive the resignation and/or replacement of the Applicable Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, the term “Lender” shall, for all purposes of this Section 8.02, include any Swingline Lender and any Issuing Bank.

SECTION 8.03. Other Agents. The Joint Bookrunners, the Joint Lead Arrangers, the Syndication Agent and the Documentation Agents shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by facsimile, in the case of any notice to the European Administrative Agent, or hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i) if to any Loan Party, to the Company at:

Tube City IMS Corporation

12 Monongahela Avenue

Glassport, PA 15045

Attention: Daniel E. Rosati

Executive Vice President &

Chief Financial Officer

Telephone No.: (412) 615-8252

Telecopy No.: (412) 675-8295

with a copy to:

Tube City IMS Corporation

12 Monongahela Avenue

Glassport, PA 15045

Attention: Treasury Departments

Telecopy No: (412) 267-5166

with a copy to

Onex Partners

161 Bay Street, Suite 4900

Toronto, Ontario M5J251

Attention: Timothy Duncanson and Manish Srivastava

Phone: (416) 362-7711

(ii) if to the Administrative Agent or the U.S. Swingline Lender, to:

JPMorgan Chase Bank, N.A.

270 Park Avenue, 44th Floor

NY1-K855

New York, NY 10017

Attention: Tube City Account Officer

Facsimile No: 1 (646) 534-2274

(iii) if to the Canadian Administrative Agent or the Canadian Swingline Lender, to:

JPMorgan Chase Bank, N.A., Toronto Branch

Royal Bank Plaza, South Tower

1800 – 200 Bay street

Toronto, ON M5J 2J2

Attention: Auggie Marchetti

Facsimile No: 416-981-2375

(iv) if to the European Administrative Agent or European Collateral Agent, to:

J.P. Morgan Europe Limited

Loans Agency 9th floor

125 London Wall

London EC2Y 5AJ

United Kingdom

Attention: Loans Agency

Facsimile: +44 20 7777 2360

(v) if to the French Swingline Lender, to:

JPMorgan Chase Bank, N.A., Paris Branch

Loans Agency 9th floor

125 London Wall

London EC2Y 5AJ

United Kingdom]

Attention: Loans Agency

Facsimile: +44 20 7777 2360

(vi) if to the U.K. Swingline Lender, to:

JPMorgan Chase Bank, N.A., London Branch

Loans Agency 9th floor

125 London Wall

London EC2Y 5AJ

United Kingdom]

Attention: Loans Agency

Facsimile: +44 20 7777 2360

(vii) if to any other Lender, any other Agent or any Issuing Bank, to it at its address or facsimile number set forth in its Administrative Questionnaire or in any other writing delivered by any such Person to the Administrative Agent.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II, to compliance notices or to Event of Default certificates delivered pursuant to Section 5.01(d) unless otherwise agreed by each Applicable Administrative Agent and the applicable Lender; provided further that notices to the European Administrative Agent must be delivered by facsimile. The Administrative Agent or the Borrower Representative (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02. Waivers; Amendments.

(a) No failure or delay by any Lender Party in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender Parties hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Lender Party may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each Applicable Administrative Agent (to the extent each is a party to such Loan Document) and each Loan Party that is a party thereto, with the consent of the Required Lenders; provided that no such agreement shall (A) increase the Revolving Commitment of any Lender without the written consent of such Lender, (B) reduce or forgive the principal amount of any Loan, LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender directly affected thereby, (C) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, postpone the scheduled date of expiration of the Revolving Commitment, without the written consent of each Lender directly affected thereby, (D) increase the advance rates set forth in the definition of “U.S. Borrowing Base,” “Canadian Borrowing Base,”“U.K. Borrowing Base” or “French Borrowing Base” without the written consent of the Administrative Agent and the Supermajority Lenders, (E) change the penultimate sentence of Section 2.08(a), the last sentence of Section 2.09(d), the third sentence of Section 2.18(a), Section 2.18(b) or Section 2.18(d) in a manner that would alter the manner or order in which payments are shared or change any provision requiring ratable funding, without the written consent of each Lender, (F) modify eligibility criteria, as such eligibility criteria are in effect on the Effective Date (including adding new categories of eligible assets or eliminating any category of the reserves), in any manner that has the effect of weakening or eliminating any applicable eligibility criteria or increasing the amounts available to be borrowed hereunder without the written consent of the Administrative Agent and the Supermajority Lenders, (G) change any of the provisions of this Section or the definition of “Required Lenders,” or “Supermajority Lenders” or any other provision of any Loan Document decreasing the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (H) release all or substantially all of the Loan Guarantors from their obligations under their respective Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender, (I) except as provided in paragraphs (c) and (d) of this Section, release all or substantially all of the Collateral, without the written consent of each Lender, (J) change Section 2.10(b) or Section 2.11(e) without the written consent of each Lender adversely affected, or (K) add additional available currencies to any Facility without the written consent of each Lender directly affected thereby; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent, Swingline Lender or Issuing Bank without the prior written consent of such Agent, Swingline Lender or Issuing Bank; provided further that the consent of only the Administrative Agent (and of no other Lender Party) shall be required to enter into any modifications to this Agreement or any other Loan Document as provided in Section 2.25 or to enter into any Intercreditor Agreement contemplated by the definition of “Intercreditor Agreement” (other than (x) amendments of the type referred to in the first and second provisos of this Section 9.02(b), which shall require the consent of each applicable Lender Party entitled to vote with respect thereto as provided therein and (y) waivers of any of the conditions set forth in Section 4.03, which shall require the consent of the Required Lenders).

(c) The Administrative Agent may also amend the Revolving Commitment Schedule to reflect assignments entered into pursuant to Section 9.04.

(d) The Lender Parties hereby irrevocably authorize each Applicable Administrative Agent, to release any Liens granted to any such Applicable Administrative Agent by any Loan Party on any Collateral (i) upon the termination in full of the Revolving Commitments under each Facility with respect to which such Loan Party is a Loan Guarantor, payment and satisfaction in full in cash of all Applicable Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender Party, (ii) constituting property being sold or disposed of (other than to another Loan Party that is required to grant a Lien in such Collateral to the Applicable Administrative Agent to secure the Applicable Secured Obligations) if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and each Applicable Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes 100% of the Equity Interest of a Subsidiary, the Administrative Agent is authorized to release any Loan Guaranty provided by such Subsidiary, (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII or as required pursuant to the terms of the Intercreditor Agreement, (v) if such Liens were granted by any Loan Party (other than any Borrower, unless in the case of a Borrower other than the Company, all Revolving Commitments under each Facility under which it was a Borrower have been terminated and all outstanding Obligations under such Facility have been paid in full) that ceases to be a Restricted Subsidiary in a transaction permitted by this Agreement or (vi) that constitutes “Excluded Property” (or any equivalent term) under any Security Agreement. Except as provided in the preceding sentence and in Section 9.02(b)(ii)(I), no Applicable Administrative Agent will release any Liens on Collateral without the prior written authorization of the Required Lenders. The Lender Parties hereby irrevocably authorize each Applicable Administrative Agent to release any Loan Guarantor from its obligation under its Loan Guaranty (other than any Borrower, unless in the case of a Borrower other than the Company, all Revolving Commitments under each Facility under which it was a Borrower have been terminated and all outstanding Obligations under such Facility have been paid in full) if such Loan Party ceases to be a Restricted Subsidiary in a transaction permitted by this Agreement. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. In connection with any termination or release pursuant to this Section, the Applicable Administrative Agent shall reasonably promptly execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release.

(e) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement or terminate the Revolving Commitments of such Non-Consenting Lender, provided that, if the Borrowers elect to replace such Non-Consenting Lender, concurrently with such replacement, (i) another bank or other entity consented to by the Borrower Representative and the Administrative Agent (such consent not to be unreasonably withheld or delayed), as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of paragraph (b) of Section 9.04, and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender; provided further that if the Borrowers elect to terminate the Revolving Commitments of such Non-Consenting Lender, concurrently with such termination, the Borrower must repay each outstanding Loan of such Non-Consenting Lender, which gave rise to the need to obtain such Non-Consenting Lender’s consent and/or cash collateralize its Applicable Percentage of such Non-Consenting Lenders LC Exposure, in accordance with Section 2.06(k).

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a) The Borrowers shall pay (i) all reasonable, out-of-pocket expenses incurred by the Agents, the Joint Lead Arrangers and their Affiliates, including the reasonable fees, charges and disbursements of a single New York counsel for the Applicable Administrative Agents and such special and local counsel as the Applicable Administrative Agents may deem appropriate in their good faith discretion, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the applicable Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent in connection with the performance of its duties pursuant to the provisions of the Loan Documents and (iv) all reasonable out-of-pocket expenses incurred by each Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of a single outside counsel, (in addition to any reasonably necessary special counsel and up to one local counsel in each applicable local jurisdiction), for the Administrative Agent, any Issuing Bank or any Lender selected by the Administrative Agent (and, in the event of a conflict, one additional counsel for the affected parties and any reasonably required special counsel and local counsel), in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section 9.03, or in connection with the Loans made and Letters of Credit issued hereunder including all such reasonable out-of pocket expenses incurred in connection with any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Borrowers under this Section include, without limiting the generality of the foregoing, costs and expenses incurred in connection with:

(i) subject to Section 5.10, appraisals and insurance reviews;

(ii) subject to Section 5.11, field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination;

(iii) taxes, fees and other charges for (A) lien and title searches and title insurance and (B) recording the Collateral Documents, filing financing statements and continuations, and other actions to perfect, protect, and continue each Applicable Administrative Agent’s Liens;

(iv) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(v) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing costs and expenses may be charged to the Borrowers as Revolving Loans or to another deposit account, all as described in Section 2.18(c).

(b) The Borrowers shall, jointly and severally, indemnify each Lender Party, and Related Party thereof (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, incremental taxes, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of any actual or prospective claim, litigation, investigation or proceeding relating to any of the following, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby (other than the Swap Agreements and the agreements pursuant to which Banking Services are provided) (but excluding any losses, liabilities, claims, damages or expenses relating to the matters referred to in Section 2.15, 2.16 and 2.17, which shall be the sole remedy in respect of the matters set forth therein), the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby (other than transactions contemplated by the Swap Agreements and the Banking Services), (ii) any Loan or any Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release or threat of release of Hazardous Materials on, at, under or from any property currently owned, leased or operated by any Borrower or any of their Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of their Subsidiaries or (iv) the failure of the Borrowers to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by the Borrowers for Taxes pursuant to Section 2.17; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, incremental taxes, liabilities or related expenses are (x) determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee, or (y) relating to disputes among Indemnitees (other than the Agents in their capacities as such and other than conduct involving a Loan Party), provided further that Holdings, the Company and the other Loan Parties shall not be required to reimburse the legal fees and expenses of more than one firm of outside counsel (in addition to any reasonably necessary special counsel and up to one local counsel in each applicable local jurisdiction) for all Indemnitees unless, in the opinion of outside counsel reasonably satisfactory to the Company, representation of all such Indemnitees would be inappropriate due to the existence of an actual or potential conflict of interest, in which case, the Company shall be required to reimburse the legal fees and expenses of one additional outside counsel (in addition to any reasonably necessary special counsel and up to one local counsel in each applicable local jurisdiction) and provided further that, notwithstanding anything herein to the contrary, the Canadian Loan Parties, U.K. Loan Parties and French Loan Parties will have no indemnification obligations under this subsection (b) with respect to any losses, claims, damages, penalties, incremental taxes, liabilities or related expenses incurred by or asserted against any Indemnitee that arise from Loans, Letters of Credit, Revolving Commitments or LC Disbursements provided to the U.S. Borrowers. For the avoidance of doubt, this Section 9.03(b) shall not apply to Taxes other than Taxes that represent losses, claims, damages, etc., in respect of a non-Tax claim.

(c) To the extent that the Borrowers fail to pay any amount required to be paid by them to any Applicable Administrative Agent, any Issuing Bank or any Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Applicable Administrative Agent, such Issuing Bank or such Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that (i) the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Applicable Administrative Agent, such Issuing Bank or Swingline Lender in its capacity as such and (ii) if (A) the Revolving Commitment has been terminated, (B) all the Secured Obligations (other than Unliquidated Obligations, Banking Services Obligations and Swap Obligations) owing to all the Lender Parties have been paid in full in cash or, in the case of Letters of Credit, cash collateralized, subject to a back-up standby letter of credit or refinanced, in each case as provided in Section 2.09(b)(ii) (the date in which the events described in clauses (A) and (B) having occurred being the “Revolver Termination Date”), and (C) one or more of the Loan Documents continue to be effective for the sole purpose of the Collateral securing the Banking Services Obligations or the Swap Obligations, each Lender that ceases to be a Lender hereunder shall have no additional liability to any Applicable Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender Party or Loan Party with respect to events or circumstances occurring after the Revolver Termination Date; provided that, notwithstanding the foregoing, each such Lender shall, for the period prior to the time it ceases to be a Lender, have all the rights and be subject to the obligations as set forth in this Agreement and in the other Loan Documents.

(d) To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section 9.03 shall be payable promptly after written demand therefor.

(f) Notwithstanding any other provision contained in this Agreement or any other Loan Document, no party to any Swap Agreement or agreement relating to Banking Services shall have any voting or consent rights under this Agreement or any other Loan Document (or any actions taken or omitted to be taken in connection therewith) in its capacity as obligee or obligor thereunder; provided that any such Person’s rights or obligations in its capacity as a Lender under this Agreement or any other Loan Document shall be unaffected as a result of it acting as a party to any Swap Agreement or agreement relating to Banking Services. No Lender Party (solely in its capacity as a Lender Party) shall have any liability or responsibility of any kind whatsoever in respect of any matters arising out of or relating to any Swap Agreement or agreement relating to Banking Services Obligations. To the extent that any Banking Services Obligations or Swap Obligations are outstanding on the Revolver Termination Date (or there are any outstanding commitments with respect thereto), this Agreement and the other Loan Documents shall continue in order to provide security in the Collateral for such Secured Obligations on such terms as may be mutually agreed upon by the Company, the Administrative Agent and parties to the Swap Agreements or agreements relating to the Banking Services.

SECTION 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower Representative, provided that no consent of the Borrower Representative shall be required for an assignment to a Lender, a successor-in-interest to a Lender pursuant to a consolidation, sale or merger or, if any Event of Default under Section 7(a), (b), (h) or (j) has occurred and is continuing, any other assignee;

(B) the Administrative Agent;

(C) the Issuing Banks; and

(D) the Swingline Lenders.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or a successor-in-interest to a Lender pursuant to a consolidation, sale or merger or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment or Loans under any Facility, the amount of the Revolving Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall, (1) in the case of the Revolving Loans of the U.S. Revolving Lenders, not be less than $5,000,000 unless each of the Borrower Representative and the Administrative Agent otherwise consent, and (2) in the case of any other Facility, not be less than $5,000,000, unless, in each case, the Borrower Representative and the Administrative Agent otherwise consent; provided, that, (x) in the case of (2), in no event shall any such assignment be in an amount less than €50,000 and (y) no consent of the Borrower Representative shall be required if an Event of Default under Section 7(a), (b), (h) or (j) has occurred and is continuing;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(C) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws;

(D) any assignee (other than an Approved Fund) shall be a French Qualifying Lender in the case of an assignment of French Commitment, French Revolving Loans or French Swingline Loans, or a French Issuing Bank in the case of an assigment of French LC Exposure;

(E) no assignment of an interest under the French Facility shall be effected to an assignee incorporated, domiciled, established or acting through an office in a Non-Cooperative Jurisdiction, without the prior written consent of the Company, which shall not be unreasonably withheld; and

(F) For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender; provided that, if such Person is not a French Qualifying Lender, such Person shall not be required to extend any FrenchRevolving Loan to any French Borrower and any transfer of the FrenchCommitment thereto shall be deemed to not have occurred in France.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers and the Lender Parties, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitment of, and principal amount (and interest amounts) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent, the Agents, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender or Issuing Bank, as the case may be, hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided, that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(d), 2.21(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, at any time, without the consent of the Borrowers, the Administrative Agent, the Issuing Banks or the Swingline Lenders, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) any such sale of participations in respect of French Commitments shall occur outside of France, (C) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (D) the Borrowers, the Agents, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (E) such sale by a Lender to a Participant shall not result in any amount payable in respect of any Loans, Letters of Credit, Revolving Commitments or LC Disbursements provided to French Borrowers to be, or to become (when the relevant corporate income tax is calculated), not treated as a deductible charge or expense for French tax purposes for that French Borrower by reason of that amount being (x) paid or accrued to a Participant incorporated, domiciled, established or acting through an office in a Non-Cooperative Jurisdiction or (y) paid to an account opened in the name of or for the benefit of that Participant in a financial institution situated in a Non-Cooperative Jurisdiction. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the limitations and requirements of such Sections and Section 2.19) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by applicable law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall (acting solely for this purpose as a non-fiduciary agent of the applicable Borrower) maintain a register on which is entered the name and address of each Participant and the principal and interest amounts of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and the parties hereto shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless such entitlement to a greater payment results from any change in any Requirement of Law or Change in Tax Law occurring after the date on which the sale of such participation takes place.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Lender Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid, or any Letter of Credit is outstanding (unless the same has been cash collateralized in accordance with Section 2.06(k)) and so long as the Revolving Commitment has not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Revolving Commitment or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or PDF transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrowers or any Loan Guarantor against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrower Representative and the Administrative Agent of such setoff or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) The Loan Documents (other than those containing a contrary express choice of law provision) and all claims, controversies or disputes (whether in tort or otherwise) relating to the Loan Documents shall be governed by and construed in accordance with the laws of the State of New York, but giving effect to federal laws applicable to national banks; provided, however, that if the laws of any jurisdiction other than the State of New York shall govern in regard to the validity, perfection or effect of perfection of any Lien or in regard to procedural matters affecting enforcement of any Liens on all or any party of the Collateral, such laws of such other jurisdictions shall continue to apply to that extent, and provided further that the appointment of the Administrative Agent as fondé de pouvoir in accordance with Section 8.01 shall be governed by the laws of Quebec.

(b) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. Federal or New York State court sitting in the Borough of Manhattan, New York in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court; provided that claims with respect to any Loan Document executed by any Canadian Loan Party and any agreements, instruments and certificates delivered in connection therewith may, as provided therein, also be tried in the courts of the Province of Ontario. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any Applicable Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES

THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Lender Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory or self-regulatory authority (in which case, except in the case of regulatory examinations, each such Person agrees to promptly notify the Borrower Representative to the extent not prohibited by law), (c) to the extent required by Requirement of Laws or by any subpoena or similar legal process (in which case each such Person agrees to promptly notify the Borrower Representative to the extent not prohibited by law), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations (and any such Person may disclose such Information to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential)), (g) with the prior written consent of the Borrower Representative, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Lender Party other than as a result of a breach of this Section by such Lender Party on a non-confidential basis from a source other than the Borrowers or their representatives which is not known by any such Person to be under a duty of confidentiality with respect to the Information or (i) subject to clause (d), in connection with a legal action related to this Agreement (in which case each Lender Party shall at the sole cost and expense of the Borrowers and if not adverse to its interests, use commercially reasonable efforts to seek confidential treatment of the Information). In addition, each Lender Party may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Lender Parties in connection with administration and management of this Agreement and the other Loan Documents. For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to any Lender Party on a non-confidential basis prior to disclosure by the Borrowers; provided that, in the case of information received from the Borrowers after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE LOAN

PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13. Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither any Issuing Bank nor Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.

SECTION 9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Patriot Act.

SECTION 9.15. Disclosure. Each Loan Party and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

SECTION 9.16. Appointment for Perfection. Each Lender Party hereby appoints each other Lender Party as its agent for the purpose of perfecting Liens granted by (a) the U.S. Loan Parties in favor of the Administrative Agent, securing the Secured Obligations, (b) the Canadian Loan Parties in favor of the Administrative Agent, securing the International Secured Obligations or (c) the French Loan Parties and U.K. Loan Parties in favor of the European Collateral Agent, securing the International Secured Obligations, as the case may be, in assets which, in accordance with Article 9 of the UCC, the PPSA, the Securities Transfer Act (Ontario) or any other applicable law can be perfected only by possession. Should any Lender Party (other than any Applicable Administrative Agent) obtain possession of any such Collateral, such Lender Party shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the relevant Applicable Administrative Agent or otherwise deal with such Collateral in accordance with the instructions of the relevant Applicable Administrative Agent.

SECTION 9.17. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.18. Judgment Currency. If for the purpose of obtaining judgment in any court it is necessary to convert an amount due hereunder in the currency in which it is due (the “Original Currency”) into another currency (the “Second Currency”), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase the Original Currency with the Second Currency at the Spot Rate on the date two Business Days preceding that on which judgment is given. Each Loan Party agrees that its obligation in respect of any Original Currency due from it hereunder shall, notwithstanding any judgment or payment in such other currency, be discharged only to the extent that, on the Business Day following the date the Administrative Agent receives payment of any sum so adjudged to be due hereunder in the Second

Currency, the Administrative Agent may, in accordance with normal banking procedures, purchase, in the New York foreign exchange market, the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased or could have been so purchased is less than the amount originally due in the Original Currency, each Loan Party agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify the Administrative Agent against such loss. The term “rate of exchange” in this Section 9.18 means the spot rate at which the Administrative Agent, in accordance with normal practices, is able on the relevant date to purchase the Original Currency with the Second Currency, and includes any premium and costs of exchange payable in connection with such purchase.

SECTION 9.19. Anti-Money Laundering Legislation.

(a) Each Borrower acknowledges that, pursuant to the Proceeds of Crime Act and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws in each relevant jurisdiction (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lender Parties may be required to obtain, verify and record information regarding the Borrowers and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Borrowers, and the transactions contemplated hereby. Each Borrower shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender Party or any prospective assignee or participant of a Lender, any Issuing Bank or any Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(b) If the Canadian Administrative Agent has ascertained the identity of any Borrower or any authorized signatories of the Borrower for the purposes of applicable AML Legislation, then the Canadian Administrative Agent:

(i) shall be deemed to have done so as an agent for each Lender Party, and this Agreement shall constitute a “written agreement” in such regard between each Lender Party and the Canadian Administrative Agent within the meaning of the applicable AML Legislation; and

(ii) shall provide to each Lender Party copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lender Parties agrees that neither the Canadian Administrative Agent nor any other Agent has any obligation to ascertain the identity of the Borrowers or any authorized signatories of the Borrowers on behalf of any Lender Party, or to confirm the completeness or accuracy of any information it obtains from any Borrower or any such authorized signatory in doing so.

SECTION 9.20. No Fiduciary Duty. Each Lender Party may have economic interests that conflict with those of any Loan Party and its Affiliates. The Loan Parties agree that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender Party, on the one hand, and any Loan Party and its Affiliates, on the other. The Loan Parties acknowledge and agree that (a) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies thereunder) are arm’s-length commercial transactions between each Lender Party, on the one hand, and each Loan Party, on the other, and (b) in connection therewith and with the process leading thereto, (i) no Lender Party has assumed an advisory or fiduciary responsibility in favor of any Loan Party and its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender Party has advised, is currently advising or will advise any Loan Party or any of its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (ii) each Lender Party is acting solely as principal and not as the agent or fiduciary of each Loan Party, its management, stockholders, creditors or any Affiliates thereof. Each Loan Party acknowledges and agrees that each Loan Party has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to the transactions contemplated by the Loan Documents and the process leading thereto. Each Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to any Borrower, in connection with the transaction contemplated by the Loan Documents or the process leading thereto.

SECTION 9.21. Waiver of Immunity. To the extent that any Loan Party has, or hereafter may be entitled to claim or may acquire, for itself, any Collateral or other assets of the Loan Parties, any immunity (whether sovereign or otherwise) from suit, jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself, any Collateral or any other assets of the Loan Parties, such Loan Party hereby waives such immunity in respect of its obligations hereunder and under any promissory notes evidencing the Loans hereunder and any other Loan Document to the fullest extent permitted by applicable law and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section 9.21 shall be effective to the fullest extent now or hereafter permitted under the Foreign Sovereign Immunities Act of 1976 (as amended, and together with any successor legislation) and are, and are intended to be, irrevocable for purposes thereof.

SECTION 9.22. Process Agent. Each International Loan Party hereby irrevocably designates and appoints the Company, in the case of any suit, action or proceeding brought in the United States as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of or in connection with this Agreement or any other Loan Document. Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to such International Loan Party in care of the Company at the Company’s address set forth in Section 9.01, and each such International Loan Party hereby irrevocably authorizes and directs the Company to accept such service on its behalf. As an alternative method of service, each International Loan Party irrevocably consents to the service of any and all process in any such action or proceeding by the mailing (by registered or certified mail, postage prepaid) of copies of such process to the Company or such International Loan Party at its address specified in Section 9.01. Each International Loan Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

SECTION 9.23. Intercreditor Agreement. REFERENCE IS MADE TO THE INTERCREDITOR AGREEMENT. EACH LENDER HEREUNDER (A) CONSENTS TO THE SUBORDINATION OF LIENS PROVIDED FOR IN THE INTERCREDITOR AGREEMENT, (B) AGREES THAT IT WILL BE BOUND BY AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND (C) AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT AND APPLICABLE ADMINISTRATIVE AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT AS REVOLVING FACILITY AGENT AND ON BEHALF OF SUCH LENDER. THE FOREGOING PROVISIONS ARE INTENDED AS AN INDUCEMENT TO THE LENDERS UNDER THE SENIOR SECURED TERM FACILITY CREDIT AGREEMENT TO EXTEND CREDIT AND SUCH LENDERS ARE INTENDED THIRD PARTY BENEFICIARIES OF SUCH PROVISIONS AND THE PROVISIONS OF THE INTERCREDITOR AGREEMENT.

ARTICLE X

Loan Guaranty of Secured Obligations

SECTION 10.01. Guaranty; Cross-Guaranty. Each U.S. Loan Guarantor hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, absolutely and unconditionally guarantees to the Lender Parties the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations (the “U.S. Guaranteed Obligations”) and each International Loan Guarantor hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, absolutely and unconditionally guarantees to the Lender Parties the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the International Secured Obligations (the “International Guaranteed Obligations”). Each Loan Guarantor further agrees that the Applicable Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced against any Loan Guarantor by or on behalf of any domestic or foreign branch or Affiliate of any Lender Party that extended any portion of the Applicable Guaranteed Obligations, provided that:

(a) the International Guaranteed Obligations of any French Loan Party to the Lender Parties shall be limited to:

(i) its payment obligations and the payment obligations of the subsidiaries of such French Loan Party under the Loan Documents for the amounts in principal and interest borrowed (directly or by way of intra group loans funded out of the proceeds of the relevant French Loans) by such French Loan Party and/or such French Loan Party’s subsidiaries; and

(ii) the payment obligations of any other International Loan Party under the Loan Documents which is not a subsidiary of that French Loan Party, up to an amount not exceeding the amounts in principal and interest borrowed (directly or by way of intra group loans funded out of the proceeds of the relevant French Loans) by that French Loan Party and/or such French Loan Party’s subsidiaries (the “Maximum Guaranteed Amount”). For the avoidance of doubt, a French Loan Party shall guarantee the obligations of any other International Loan Party (which is not a French Loan Party’s subsidiary) up to an amount equal to the Maximum Guaranteed Amount less any amount previously paid under this Section 10.01 and any payment made by a French Loan Party under this Article X in respect of the obligations of such French Loan Party shall reduce pro tanto the outstanding amount of the intra group loans due by such French Loan Party under the intra group loans referred to above and that any repayment of the intra group loans by the French Loan Party shall reduce pro tanto the amount payable under this Article X.

(b) Notwithstanding any other provision of this Section 10.01, no French Loan Party shall secure liabilities under this Agreement which would result in such French Loan Party not complying with French financial assistance rules as set out in Article L. 225-216 of the French Commercial Code and/or would constitute a misuse of corporate assets within the meaning of article L. 241-3 or L. 242-6 of the French Commercial Code or any other law or regulations having the same effect, as interpreted by French courts.

SECTION 10.02. Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require any Lender Party to sue any Borrower, any other Loan Guarantor, any other guarantor, or any other Person obligated for all or any part of the Applicable Guaranteed Obligations (with respect to such Applicable Guaranteed Obligations, each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Applicable Guaranteed Obligations.

SECTION 10.03. No Discharge or Diminishment of Loan Guaranty.

(a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Applicable Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Applicable Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other guarantor of or other person liable for any of the Applicable Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, any Lender Party, or any other Person, whether in connection herewith or in any unrelated transactions, or (v) any law or regulation of any jurisdiction or any other event affecting any term of a guaranteed obligation.

(b) The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Applicable Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Applicable Guaranteed Obligations or any part thereof.

(c) Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of any Lender Party to assert any claim or demand or to enforce any remedy with respect to all or any part of the Applicable Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Applicable Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Applicable Guaranteed Obligations or any obligations of any other guarantor of or other person liable for any of the Applicable Guaranteed Obligations; (iv) any action or failure to act by any Lender Party with respect to any collateral securing any part of the Applicable Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Applicable Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Applicable Guaranteed Obligations).

SECTION 10.04. Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Loan Guarantor or the unenforceability of all or any part of the Applicable Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower or any Loan Guarantor, other than the indefeasible payment in full in cash of the Applicable Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any Obligated Party or any other Person. The Administrative Agent may, at its election, following the occurrence of an Event of Default, foreclose on any Collateral held by it by one or more judicial or non-judicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Applicable Guaranteed Obligations, compromise or adjust any part of the Applicable Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

SECTION 10.05. Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party with respect to the Applicable Guaranteed Obligations, or any collateral therefor, until the Loan Parties and the. Loan Guarantors have fully performed all their obligations to the Lender Parties with respect to the Applicable Guaranteed Obligations and no Applicable Guaranteed Obligation is outstanding.

SECTION 10.06. Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Applicable Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of any Borrower or otherwise, each Loan Guarantor’s obligations under this Loan Guaranty with respect to that portion of the Applicable Guaranteed Obligations shall be reinstated at such time as though the payment had not been made and whether or not the Lenders Parties are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Applicable Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Applicable Guaranteed Obligations shall nonetheless be payable by the applicable Loan Guarantors forthwith on demand by the Lender Parties.

SECTION 10.07. Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Applicable Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that no Lender Party shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

SECTION 10.08. Maximum Liability. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Loan Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors or the Lender Parties, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Guarantor’s “Maximum Liability”). This Section with respect to the Maximum Liability of each Loan Guarantor is intended solely to preserve the rights of the Lender Parties to the maximum extent not subject to avoidance under applicable law, and no Loan Guarantor nor any other person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Loan Guarantor hereunder shall not be rendered voidable under applicable law. Each Loan Guarantor agrees that the Applicable Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each U.S. Loan Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Lender Parties hereunder; provided that nothing in this sentence shall be construed to increase any Loan Guarantor’s obligations hereunder beyond its Maximum Liability.

SECTION 10.09. Contribution. In the event any Loan Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Loan Guaranty with respect to the Applicable Guaranteed Obligations or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty with respect to the Applicable Guaranteed Obligations, each other Loan Guarantor that has guaranteed such Applicable Guaranteed Obligations (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor in respect of such Applicable Guaranteed Obligations. For purposes of this Article X, each Non-Paying Guarantor’s “Applicable Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrowers after the Effective Date (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Loan Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Loan Guarantor, the aggregate amount of all monies received by such Loan Guarantors from the Borrowers after the Effective Date (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Loan Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Loan Guarantor’s Maximum Liability). Each of the Loan Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations. This provision is for the benefit of both the Lender Parties and the Loan Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

SECTION 10.10. Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Lenders Parties under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

SECTION 10.11. Common Enterprise. The successful operation and condition of each of (i) the U.S. Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the U.S. Loan Parties is dependent on the successful performance and operation of each other Loan Party and (ii) the International Loan Parties is dependent on the continued successful performance of the functions of the group of the International Loan Parties as a whole and the successful operation of each of the International Loan Parties is dependent on the successful performance and operation of each other International Loan Party. Each U.S. Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) the successful operations of each of the other Loan Parties and (ii) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each International Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) the successful operations of each of the other International Loan Parties and (ii) the credit extended by the Lenders to the Canadian Borrowers,

U.K. Borrowers and French Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.

SECTION 10.12. Limitation on Liability of International Loan Parties. For the avoidance of doubt, notwithstanding anything to the contrary set forth above, no International Loan Party shall have any obligation pursuant to this Section 10.12 with respect to any portion of the Secured Obligations other than the International Secured Obligations.

ARTICLE XI

The Borrower Representative

SECTION 11.01. Appointment; Nature of Relationship. The Company is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article XI. Additionally, the Borrowers hereby appoint the Borrower Representative as their agent to receive all of the proceeds of the Loans in the Funding Account(s), at which time the Borrower Representative shall promptly disburse such Loans to the appropriate Borrower; provided that, in the case of a Revolving Loan, such amount shall not exceed such Borrower’s Availability. None of the Lender Parties or their respective officers, directors, agents or employees shall be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 11.01.

SECTION 11.02. Powers. The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders Parties to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.

SECTION 11.03. Employment of Agents. The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through its authorized officers.

SECTION 11.04. Successor Borrower Representative. Upon the prior written consent of the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative. The Administrative Agent shall give prompt written notice of such resignation to the Lender Parties.

SECTION 11.05. Execution of Loan Documents; Borrowing Base Certificates. The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Lender Parties the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including without limitation, the Borrowing Base Certificates and the Compliance Certificates. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:

[ ], a [ ] corporation [ ], a [ ] corporation

By:
Name:

In the capacity as officer for each aforenamed Borrower as set forth opposite such Borrower on the Revolving Commitment Schedule attached hereto

[SIGNATURE PAGE TO CREDIT AGREEMENT]

JPMORGAN CHASE BANK, N.A., as U.S. Revolving Lender, U.S. Issuing Bank, Administrative Agent, and U.S. Swingline Lender

By:
Name:
Title:

[SIGNATURE PAGE TO CREDIT AGREEMENT]

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Canadian Revolving Lender, Canadian Issuing Bank, Canadian Administrative Agent and Canadian Swingline Lender

By:
Name:
Title:

[SIGNATURE PAGE TO CREDIT AGREEMENT]

J.P. MORGAN EUROPE LIMITED., as European Administrative Agent and European Collateral Agent

By:
Name:
Title:

[SIGNATURE PAGE TO CREDIT AGREEMENT]

[ ],
as a Revolving Lender

By:
Name:
Title:

[SIGNATURE PAGE TO CREDIT AGREEMENT]

REVOLVING COMMITMENT SCHEDULE

Revolving Lender	U.S. Commitment	Canadian Commitment	U.K. Commitment	French Commitment	U.K. Revenue & Customs Double Taxation Treaty Passport Scheme Reference Number and jurisdiction of tax residence (Section 2.17(k)(iii)) (if applicable)
JPMorgan Chase Bank, N.A.	$62,500,000.00	—	—	—
JPMorgan Chase Bank, N.A.,Toronto Branch	—	$5,000,000.00	—	—
JPMorgan Chase Bank, N.A., London Branch	—	—	$2,500,000.00	—	013/M/0268710/DTTP
JPMorgan Chase Bank, N.A., Paris Branch	—	—	—	$5,000,000.00

Wells Fargo Bank, National Association	$62,500,000.00	—	—	—
Wells Fargo Capital Finance Corporation Canada	—	$5,000,000.00	—	—
Wells Fargo Bank International	—	—	$2,500,000.00	$5,000,000.00	012/W/035/6771/DTTP

Bank of America, N.A.	$62,500,000.00	—	$2,500,000.00	—
Bank of America, N.A. (acting through its Canadian Branch)	—	$5,000,000.00	—	—
Bank of America, N.A. (Paris Branch)				$5,000,000.00

HSBC Bank USA, N.A.	$22,500,000.00	—	$500,000.00	—	013/H/0314375/DTTP
HSBC Bank Canada	—	$2,000,000.00

Key Bank National Association	$20,000,000.00	$1,500,000.00	$1,000,000.00	$2,500,000.00

Credit Suisse AG, Cayman Islands Branch	$20,000,000.00	$1,500,000.00	$1,000,000.00	$2,500,000.00

The Huntington National Bank	$25,000,000.00

PNC Bank, N.A.	$25,000,000.00

TOTAL	$300,000,000	$20,000,000	$10,000,000	$20,000,000

Execution Version

SCHEDULE I

Borrowers and U.S. Loan Guarantors Signatory

BORROWER/LOAN GUARANTOR	SIGNATORY/NAME & TITLE

Borrower/Tube City IMS Corporation	Daniel E. Rosati, Executive Vice President and Chief Financial Officer

Borrower/Tube City IMS, LLC	Daniel E. Rosati, Executive Vice President and Chief Financial Officer

Borrower/Tube City IMS Canada Limited	Daniel E. Rosati, Vice President, Chief Financial Officer and Treasurer

Borrower/Tube City IMS France Centre S.A.S.	Thomas E. Lippard, Attorney-in-Fact

Borrower/Tube City IMS France Sud S.A.S.	Thomas E. Lippard, Attorney-in-Fact

Borrower/Hanson Resource Management Limited	Thomas E. Lippard, Director

Borrower/Hanson Support Services Limited	Thomas E. Lippard, Director

Guarantor/Metal Services Holdco LLC	Daniel E. Rosati, Executive Vice President and Chief Financial Officer of TMS International Corp., Sole Member of Metal Services Holdco LLC

Execution Version

Schedule 1.01(a)

MANDATORY COST FORMULA

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the United Kingdom’s Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the European Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each relevant Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the European Administrative Agent as a weighted average of the relevant Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each such Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the European Administrative Agent. This percentage will be certified by that Lender in its notice to the European Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all relevant Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the European Administrative Agent as follows:

(a)	in relation to a relevant Loan denominated in Sterling:

AB+C(B—D)+E x 0.01 100 -(A + C) percent per annum

(b)	in relation to a relevant Loan in any currency other than Sterling:

E x 0.01 300 percent per annum

Where:

A. is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B. is the percentage rate of interest (excluding the Applicable Rate and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in Section 2.13(f) of this Agreement) payable for the relevant Interest Period on the Loan.

C. is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest-bearing Special Deposits with the Bank of England.

D. is the percentage rate per annum payable by the Bank of England to the [European] Administrative Agent on interest-bearing Special Deposits.

Execution Version

E. is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the European Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the [European] Administrative Agent pursuant to paragraph 7 below and expressed in Sterling per £1,000,000.

5.	For the purposes of this Schedule:

(a) “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the United Kingdom’s Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b) “Facility Office” means the office or offices notified by a Lender to the [European] Administrative Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement;

(c) “Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(d) “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group

A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(e) “Reference Banks” means the principal office in London, England of JPMorgan Chase Bank, N.A., or such other bank or banks as may be designated by the European Administrative Agent in consultation with the Borrower Representative;

(f) “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules; and

(g) “Unpaid Sum” means any sum due and payable but unpaid by any Loan Party under the Loan Documents.

6. In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 percent will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7. If requested by the European Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the United Kingdom’s Financial Services Authority, supply to the European Administrative Agent, the rate of charge payable by that Reference Bank to the United Kingdom’s Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the United Kingdom’s Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds Sterling per £1,000,000 of the Tariff Base of that Reference Bank.

8. Each relevant Lender shall supply any information required by the European Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each relevant Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

Execution Version

(b)	any other information that the European Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the European Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9. The percentages of each Lender for the purpose of A and C and the rates of charge of each Reference Bank for the purpose of E shall be determined by the European Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 and on the assumption that, unless a Lender notifies the European Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10. The European Administrative Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 is true and correct in all respects.

11. The European Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the relevant Lenders on the basis of the Additional Cost Rate for each such Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8.

12. Any determination by the European Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.

13. The European Administrative Agent may from time to time, after consultation with Borrower Representative and the Lenders, determine and notify to all parties to this Agreement any amendments which are required to be made to this Schedule 1.01(a) in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the United Kingdom’s Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.

Execution Version

Schedule 3.06

Disclosed Matters—Litigation

None.

Execution Version

Schedule 3.07

Disclosed Matters—Environmental

None.

Execution Version

Schedule 6.01

Existing Indebtedness

1.	Indebtedness evidenced by the financing statements listed on Schedule 6.02.

2.	Indebtedness evidenced by the Existing Term Loan Agreement, dated January 25, 2007.

3.	Indebtedness evidenced by those certain 9 3/4% senior subordinated notes in the aggregate principal amount of $225,000,000 due February 1, 2015.

4.	Indebtedness evidenced by that certain Commercial Premium Finance Agreement, dated April 28, 2011, between First Insurance Funding Corp. and Tube City IMS Corporation relating to the financing of insurance premiums for coverage under the Company’s D&O insurance policy.

5.	Indebtedness evidenced by that certain Commercial Premium Finance Agreement, dated August 11, 2011, between First Insurance Funding Corp. and TMS International Corp. relating to the financing of insurance premiums for coverage under the Company’s strike insurance policy.

6.	Indebtedness evidenced by that certain Commercial Premium Finance Agreement, dated December 2, 2011, between First Insurance Funding Corp. and Tube City IMS Corporation relating to the financing of insurance premiums for coverage under the Company’s property insurance policy.

7.	Indebtedness evidenced by that certain loan agreement, dated May 27, 2009, between Tube City IMS France Sud S.A.S. and Caissed’Epargne Provence Alpes Corse in the principal amount of EUR 200,000.

8.	Indebtedness evidenced by that certain loan agreement, dated June 2, 2009, between Tube City IMS France Sud S.A.S. and Caissed’Epargne Provence Alpes Corse in the principal amount of EUR 100,000.

9.	Indebtedness evidenced by that certain Business Finance Agreement, dated September 30, 2009, between GE Commercial Finance Limited, Hanson Support Services Limited and Hanson Resource Management Limited, as amended by that certain Deed of Variance, dated August 20, 2009.

10.	Indebtedness evidenced by that certain Equipment Purchase Agreement, dated December 30, 2008, between Fortis Lease France and Tube City IMS France Centre S.A.S. relating to the purchase of one Liebherr 934C Litronic, contract number 44031, in the principal amount of EUR 347,000.

11.	Indebtedness evidenced by that certain Equipment Purchase Agreement, dated December 30, 2008, between Fortis Lease France and Tube City IMS France Centre S.A.S. relating to the purchase of one Liebherr 934C Litronic, contract number 44032, in the principal amount of EUR 347,000.

12.	Indebtedness evidenced by that certain Equipment Purchase Agreement, dated December 30, 2008, between Fortis Lease France and Tube City IMS France Centre S.A.S. relating to the purchase of one Liebherr 924C Litronic, contract number 44033, in the principal amount of EUR 253,500.

13.	Capital equipment leases, as set forth in the Officer’s Certificate delivered by Hanson Support Services Limited.

14.	Indebtedness evidenced by those certain intercompany notes or agreements, as set forth in Schedule 10 of the Perfection Certificate.

15.	Indebtedness evidenced by that certain Hire Purchase Agreement dated 19 December 2007 between Bank of Scotland and Hanson Resource Management Limited in respect of a Scania chassis cab and DISAB Vacuum Loader.

Execution Version

Schedule 6.02

Existing Liens

1.	Liens existing on the date hereof evidenced by UCC financing statements attached to the Perfection Certificate.

2.	Liens created pursuant to the terms of the Existing Term Loan Credit Agreement or any security agreements entered into in connection with the Existing Term Loan Credit Agreement, including the following:

i.	Pledge and Security Agreement;

ii.	Trademark Security Agreement;

iii.	Patent Security Agreement;

iv.	Copyright Security Agreement; and

v.	Debenture entered into by Hanson Resource Management Limited and CIT Group/Business Credit Inc. as collateral agent dated 25 June 2009.

3.	Liens created pursuant to the terms of by that certain Business Finance Agreement, dated September 30, 2009, among GE Commercial Finance Limited, Hanson Support Services Limited and Hanson Resource Management Limited, as amended by that certain Deed of Variance, dated August 20, 2009.

4.	Restriction set forth in Section 2.6 of that certain Scrap Handling, Slag Processing and Coil Processing Services Agreement between SSAB (successor to IPSCO Steel (Alabama) Inc.) and Tube City IMS, LLC (successor to International Mill Service, Inc. by merger and name change), dated August 1, 1999 and restated as of February 9, 2001, as amended from time to time, on the ability of Tube City IMS, LLC to grant a security interest in certain assets.

5.	Liens existing on the date hereof in connection with the terms of those certain equipment leases identified on Schedule 6.01 hereof.

6.	Liens arising as a result of equipment buy-out provisions contained within certain mill service/operating services agreements upon their termination.

7.	Liens existing on the date hereof in connection with the indebtedness evidenced by that certain loan agreement, dated May 27, 2009, between Tube City IMS France Sud S.A.S. and Caissed’Epargne Provence Alpes Corse in the principal amount of EUR 200,000.

8.	Liens existing on the date hereof in connection with the indebtedness evidenced by that certain loan agreement, dated June 2, 2009, between Tube City IMS France Sud S.A.S. and Caissed’Epargne Provence Alpes Corse in the principal amount of EUR 100,000.

9.	Liens created pursuant to the terms of the U.K. Factoring Facility, including the following:

i.	Guarantee and Debenture entered into by Hanson Resource Management Limited, Hanson Support Services Limited and GE Commercial Finance Limited (No. 1030032) dated 25 July 2003.

10.	Liens created pursuant to the terms of the U.K. Hire Purchase Facility, including the following:

i.	Debenture entered into by Hanson Resource Management Limited, Hanson Support Services Limited and Bank of Scotland dated 11 April 2005.

ii.	Legal charge entered into by Hanson Support Services Limited and Bank of Scotland dated 11 April 2005.

iii.	Guarantee entered into by Hanson Resource Management Limited, Hanson Support Services Limited and Bank of Scotland dated 11 April 2005.

Execution Version

Schedule 6.04

Existing Investments

1.	Pursuant to the Limited Liability Company Operating Agreement of MABCO Steam Company, LLC, dated as of October 31, 2001, International Mill Service, Inc. owns a 5.002% share of Class A Interest and a 5.002% share of Class B Interest in MABCO Steam Company, LLC, a Delaware limited liability company.

2.	The promissory note, dated September 15, 2005 issued by Tuner Industry and Trade Corporation to Tube City IMS, LLC, in the principal amount of $500,000.

3.	Investments evidenced by those certain intercompany notes or agreements, as set forth in Schedule 10 of the Perfection Certificate.

4.	Investments constituting interests in certain joint ventures, partnerships and similar agreements, as set forth in Schedule 1(d) of the Perfection Certificate.

5.	Equity investments in the Loan Parties and their Subsidiaries, as follows:

Current Legal Entities Owned	Jurisdiction of Formation	Authorized Shares	Number of Shares/Interests Owned Certificate No.	Record Owner

Tube City IMS Corporation	Delaware	2,500,000 shares of common stock	913,260 shares of common stock Certificate No. 52	Metal Services Holdco LLC

Tube City IMS, LLC	Delaware	N/A	100% Certificate C-3	Tube City IMS Corporation

Tube City IMS Canada Limited	Canada	Unlimited common stock Unlimited preference stock	1 share of common stock (represented by Certificate No. 6); and 15,000 shares of preference stock (represented by Certificate No. 6)	Tube City IMS, LLC

Tube City IMS Holding B.V.	The Netherlands	90,000 shares (uncertificated)	18,000 shares	Tube City IMS, LLC

Hanson Resource Management Limited	United Kingdom	275,000 Ordinary shares having a par value of one (1) British pound sterling per share	275,000 Ordinary shares having a par value of one (1) British pound sterling per share	Tube City IMS, LLC

Hanson Support Services Limited	United Kingdom	3,000 ordinary shares and 3,000 non-voting preference shares having a par value of 1 British pound sterling per share	3,000 ordinary shares and 3,000 non-voting preference shares having a par value of 1 British pound sterling per share	Hanson Resource Management Limited

Execution Version

Tube City IMS France Holding S.A.S.	France	93,030 shares having a par value of €100 each Additional 5,000 shares to be authorized on or before December 31, 2011 (uncertificated)	93,030 shares having a par value of €100 each Additional 5,000 shares to be issued on or before December 31, 2011 (Consideration therefor, Paid on Account)	Tube City IMS Holding B.V.

Tube City IMS France Sud S.A.S.	France	1,426 shares having a par value of €700 per share (uncertificated)	1,426 shares having a par value of €700 per share	Tube City IMS France Holding S.A.S.

Tube City IMS France Centre S.A.S.	France	35,370 common shares having a par value of €100 each (uncertificated)	35,370 common shares having a par value of €100 each	Tube City IMS France Holding S.A.S.

Tube City IMS Kosice s.r.o.	Slovak Republic	Paid-in capital EUR 6,639 with 5% statutory reserve fund (uncertificated)	N/A	Tube City IMS Holding B.V.

Tube City IMS Balkan d.o.o.	Republic of Serbia	Inscribed and paid capital is $5,000 (uncertificated)	N/A	Tube City IMS Holding B.V.

Tube City IMS Trinidad Limited	The Republic of Trinidad Tobago	5 ordinary shares having a par value of USD$1,000 each	5 ordinary shares having a par value of USD$1,000 each Certificate No. 1	Tube City IMS Holding B.V.

Tube City IMS Singapore Pte. Limited	Singapore	5 ordinary shares having no par value	5 ordinary shares having no par value Certificate No. 2	Tube City IMS Holding B.V.

Tube City IMS de Mexico S. de R. L. de C.V.	The Mexican United States	71,145,466 equityquotashaving a par value of MXP $1.00 each (uncertificated)	71,145,466 equityquotashaving a par value of MXP$1.00 each	Tube City IMS Holding B.V. holds 71,145,463 quotas
Tube City IMS, LLC holds 3 quotas

Execution Version

Current Legal Entities Owned	Jurisdiction of Formation	Authorized Shares	Number of Shares/ Interests Owned Certificate No.	Record Owner

Tube City IMS Servicios de Mexico S. de R. L. de C.V.	The Mexican United States	3,000 equity quotas having a par value of MXP $1.00 each (uncertificated)	3,000 equity quotas having a par value of MXP $1.00 each	Tube City IMS Holding B.V. holds 2,997 quotas
Tube City IMS, LLC
holds 3 quotas

Tube City IMS Middle East Holding W.L.L.	The Kingdom of Bahrain	5,000 nominal shares issued and outstanding (uncertificated)	3,000 nominal shares[1]	Tube City IMS Holding B.V.

Tube City IMS Gulf Holding W.L.L. (Under Formation)	The Kingdom of Bahrain	5,000 nominal shares issued and outstanding (uncertificated)	3,000 nominal shares	Tube City IMS Holding B.V.

Tube City IMS Taiwan Limited	Taiwan R.O.C.	NT 2,574,400 authorized capital (uncertificated)	NT 2,574,400 contributed and fully paid	Tube City IMS Holding B.V.

Tube City IMS DMCC	Dubai Multi Commodities Centre Free Zone – U.A.E.	200 shares at par value of AED 1,000 each	200 shares at par value of AED 1,000 each Certificate No. 6500	Tube City IMS Holding B.V.

Tube City IMS South Africa (Pty) Ltd.	South Africa	300 ordinary shares having no par value	225 ordinary shares having no par value Certificates Nos. 3, 5 and 7	Tube City IMS Holding B.V.

Tube City IMS Servicios Industriais do Brasil Ltda.	Brazil	4,282,198 quotas, each having a par value of R$1.00 (uncertificated)	4,282,198 quotas, each having a par value of R$1.00	Tube City IMS Holding B.V. holds 4,282,197 quotas
Tube City IMS Corporation holds -1- quota

Tube City IMS Belgium BVBA	Belgium	3,333 shares, without nominal value (uncertificated)	3,333 shares, without nominal value	Tube City IMS Holding B.V. (3,332 shares)
Tube City IMS, LLC (1 share)

[1]

Tube City IMS Holding B.V. and the minority shareholder have reached an agreement whereby Tube City IMS Holding B.V. and Tube City IMS DMCC will purchase all of the minority shareholder’s interest in the company.

Execution Version

Schedule 6.05

Asset Sales

1.	Sales of equipment pursuant to buy-out provisions contained within certain mill service/operating services agreements upon termination of such agreements.

Execution Version

Schedule 6.09

Transactions with Affiliates2

1.	Earn out provisions contained within that certain Stock Purchase Agreement between Tube City IMS Holding B.V. QuinQua Finance and Mr. Yves Roger, dated as of January 12, 2006, as amended from time to time.
2.	The Investor Stockholder Agreement, dated January 25, 2007, among Metal Services Acquisition Corp. (now known as TMS International Corp.), Onex Partners II LP and various stockholders of Metal Services Acquisition Corp.

[2]

The fact that any item is disclosed in this Schedule 6.09 should not be construed to mean that any transactions underlying such item is (i) not undertaken in the ordinary course of business, or (ii) undertaken on prices, terms, and conditions that are less favorable than could be obtained on an arm’s-length basis from unrelated third parties.

Execution Version

Schedule 6.10

Existing Restrictions

1.	Restrictions set forth in Section 2.6 of that certain Scrap Handling, Slag Processing and Coil Processing Services Agreement between SSAB (as successor to IPSCO Steel (Alabama) Inc.) and Tube City IMS, LLC (successor to International Mill Service, Inc. by merger and name change), dated August 1, 1999 and restated as of February 9, 2001, as amended from time to time, on the ability of Tube City IMS, LLC to grant a security interest in certain assets.

2.	Restrictions set forth in that certain Existing Term Loan Credit Agreement or any security agreements entered into in connection with the Existing Term Loan Credit Agreement, including the following:

i.	Pledge and Security Agreement;

ii.	Trademark Security Agreement;

iii.	Patent Security Agreement; and

iv.	Copyright Security Agreement.

3.	Restrictions set forth in those certain 9 3/4% senior subordinated notes in the aggregate principal amount of $225,000,000 due February 1, 2015.

4.	Restrictions set forth in that certain Business Finance Agreement, dated September 30, 2009, between GE Commercial Finance Limited, Hanson Support Services Limited and Hanson Resource Management Limited, as amended by that certain Deed of Variance, dated August 20, 2009.

5.	Restrictions set forth in that certain loan agreement, dated May 27, 2009, between Tube City IMS France Sud S.A.S. and Caissed’Epargne Provence Alpes Corse in the principal amount of EUR 200,000.

6.	Restrictions set forth in that certain loan agreement, dated June 2, 2009, between Tube City IMS France Sud S.A.S. and Caissed’Epargne Provence Alpes Corse in the principal amount of EUR 100,000.

7.	Restrictions set forth in those certain intercompany notes or agreements, as set forth in Schedule 10 of the Perfection Certificate.

Execution Version

Schedule 8.01

EUROPEAN COLLATERAL AGENT SECURITY TRUST PROVISIONS

1. DEFINITIONS

1.1 Definitions

In this Schedule:

“Administrator” means any administrator appointed to manage the affairs, business and assets of any Loan Party under the Collateral Documents.

“Facility Office” means the office or offices notified by a Lender to the European Collateral Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Losses” means losses (including loss of profit), claims, demands, actions, proceedings, damages and other payments, costs, expenses and other liabilities of any kind.

“Receiver” means any receiver, receiver and manager or administrative receiver appointed by the European Collateral Agent over all or any of the Collateral under the Collateral Documents whether solely, jointly, severally or jointly and severally with any other person and includes any substitute for any of them appointed from time to time.

Unless otherwise defined herein, capitalized terms used in this Certificate have the meanings ascribed thereto in the Credit Agreement.

2. SECURITY	TRUSTEE PROVISIONS

2.1 Role of the European Collateral Agent

The European Collateral Agent does not have any duties or obligations except for those duties and obligations expressly set out in the Loan Documents. In particular, the European Collateral Agent shall not be subject to the duty of care imposed on trustees by the Trustee Act 2000.

2.2 No fiduciary duties

The European Collateral Agent shall not be bound to account to any other Lender Party for any sum or the profit element of any sum received by it for its own account.

2.3 Business With the Loan Parties

The European Collateral Agent may accept deposits from, lend money to, invest in and generally engage in any kind of banking or other business with the Loan Parties and any Affiliate of the Loan Parties.

2.4 Discretions of the European Collateral Agent

(a) The European Collateral Agent may rely on:

(i) any representation, notice, document or other communication believed by it to be genuine, correct and appropriately authorized; and

(ii) any statement made by a director, authorized signatory or employee of any person regarding any matters which may reasonably be assumed to be within his or her knowledge or within his or her power to verify.

(b) The European Collateral Agent may assume that:

(i) no Default has occurred; and

(ii) any right vested in any other Lender Party has not been exercised.

(c) The European Collateral Agent may engage, pay for and rely on the advice or services of any attorneys, accountants, surveyors or other experts.

(d) The European Collateral Agent may act in relation to the Loan Documents through its personnel and agents.

(e) Notwithstanding that the European Collateral Agent and one or more of the other Lender Parties may from time to time be the same entity, that entity has entered into the Loan Documents in those separate capacities. However, where the Loan Documents provide for the European Collateral Agent and the other Lender Parties to provide instructions to or otherwise communicate with one or more of the others of them, then for so long as they are the same entity it will not be necessary for there to be any formal instructions or other communication, notwithstanding that the Loan Documents provide in certain cases for the same to be in writing.

(f) Except as otherwise expressly provided in the Loan Documents, the European Collateral Agent shall be and is hereby authorized to assume without enquiry, in the absence of actual notice to the contrary, that each Loan Party and the other parties to any of the Loan Documents (other than the European Collateral Agent) is duly performing and observing all the covenants and provisions contained in or arising pursuant to the Loan Documents relating to it and on its part to be performed and observed.

2.5 Required Lenders instructions

(a) Unless a contrary indication appears in a Loan Document:

(i) the European Collateral Agent shall act in accordance with any instructions given to it by the Required Lenders (or, if so instructed by the Required Lenders or in the absence of an instruction from them, refrain from acting or exercising any power, authority, discretion or other right vested in it as European Collateral Agent);

(ii) the European Collateral Agent shall not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Required Lenders; and

(iii) any instructions given by the Required Lenders will be binding on all the Lenders.

(b) The European Collateral Agent may refrain:

(i) from acting (in accordance with the instructions of the Required Lenders (or, if appropriate, the Lenders) or otherwise) until it has received such security and/or indemnity as it may require for any Losses (including any associated irrecoverable VAT) which it may incur in complying with the instructions; and

(ii) from doing anything which may in its opinion be a breach of any law or duty of confidentiality or be otherwise actionable at the suit of any person.

(c) In the absence of instructions from the Required Lenders (or, if appropriate, the Lenders), the European Collateral Agent may act (or refrain from taking action) as it considers to be in the best interest of the Required Lenders.

(d) The European Collateral Agent is not authorized to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Loan Document.

2.6 Responsibility for documentation

The European Collateral Agent is not responsible for:

(i) the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by any Lender Party, any Loan Party or any other person given in or in connection with any Loan Document; or

(ii) the legality, validity, effectiveness, adequacy or enforceability of any Loan Document or any other agreement, arrangement or other document entered into, made or executed in anticipation of or in connection with any Loan Document.

2.7 Exclusion of liability

(a) Without limiting Clause 2.7(b) below, the European Collateral Agent will not be liable for any action taken by it under or in connection with any Loan Document, unless directly caused by its gross negligence or wilful misconduct.

(b) No Loan Party or Lender Party may take any proceedings against any officer, employee or agent of the European Collateral Agent in respect of any claim it might have against the European Collateral Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Loan Document. Any officer, employee or agent of the European Collateral Agent may rely on this Clause 2.7(b).

(c) The European Collateral Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Loan Documents to be paid by the European Collateral Agent if the European Collateral Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the European Collateral Agent for that purpose.

(d) The European Collateral Agent shall not be under any obligation to insure any of the Collateral or any certificate, note, bond or other evidence in respect of any of them or to require any other person to maintain that insurance and shall not be responsible for any Losses which may be suffered as a result of the lack or inadequacy of that insurance.

(e) The European Collateral Agent shall not be responsible for any Losses occasioned to the Collateral, however caused, by any Loan Party or any other person by any act or omission on the part of any person (including any bank, broker, depository, warehouseman or other intermediary or any clearing system or the operator of it), or otherwise, unless those Losses are occasioned by the European Collateral Agent’s own gross negligence or wilful misconduct. In particular the

European Collateral Agent shall not be responsible for any Losses which may be suffered as a result of any assets comprised in the Collateral, or any deeds or documents of title to them, being uninsured or inadequately insured or being held by it or by or to the order of any custodian or by clearing organizations or their operators or by any person on behalf of the European Collateral Agent.

(f) The European Collateral Agent shall have no responsibility to any Loan Party as regards any deficiency which might arise because such Loan Party is subject to any tax in respect of the Collateral or any income or any proceeds from or of them.

(g) The European Collateral Agent shall not be liable for any failure, omission or defect in giving notice of, registering or filing, or procuring registration or filing of, or otherwise protecting or perfecting, the security constituted over the Collateral.

2.8 Indemnity to the European Collateral Agent

(a) The European Collateral Agent may, in priority to any payment to the Lenders, indemnify itself out of the Collateral in respect of, and pay and retain, all sums necessary to give effect to this indemnity and to all other indemnities given to it in the other Loan Documents in its capacity as European Collateral Agent. The European Collateral Agent shall have a Lien on the security constituted over the Collateral and the proceeds of enforcement of any Collateral Documents for all such sums.

(b) Any amount payable to the European Collateral Agent by way of fees or indemnity under any Loan Document shall include the cost of the European Collateral Agent’s management time or other resources (which will be calculated on the basis of such reasonable daily or hourly rates as the European Collateral Agent may notify to the Borrower Representative).

2.9 Additional European Collateral Agent

The European Collateral Agent may at any time appoint (and subsequently remove) any person to act as a separate security trustee or as a co-trustee jointly with it (any such person, an “Additional European Collateral Agent”):

(a) if it is necessary in performing its duties and if the European Collateral Agent considers that appointment to be in the interest of the Lender Parties; or

(b) for the purposes of complying with or confirming to any legal requirements, restrictions or conditions which the European Collateral Agent deems to be relevant; or

(c) for the purposes of obtaining or enforcing any judgment or decree in any jurisdiction,

and the European Collateral Agent will give notice to the other parties to the Loan Documents of any such appointment.

2.10 Confidentiality

(a) In acting as security trustee for the Lender Parties, the European Collateral Agent shall be regarded as acting through its syndication or agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b) If information is received by another division or department of the European Collateral Agent, it may be treated as confidential to that division or department and the European Collateral Agent shall not be deemed to have notice of it.

(c) Notwithstanding any other provision of any Loan Document to the contrary, the European Collateral Agent is not obliged to disclose to any other person:

(i) any confidential information; or

(ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

2.11 Relationship with the Lenders

The European Collateral Agent may treat each Lender as a Lender, entitled to payments under the Collateral Documents and acting through its Facility Office unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of any relevant Collateral Document.

2.12 Credit Appraisal by the Lenders

Without affecting the responsibility of each Loan Party for information supplied by it or on its behalf in connection with any Loan Document, each Lender confirms to the European Collateral Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Loan Document, including:

(a) the financial condition, status and nature of each Loan Party;

(b) the legality, validity, effectiveness, adequacy or enforceability of any Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(c) whether that Lender has recourse, and the nature and extent of that recourse, against any party or any of its respective assets under or in connection with any Loan Document, the transactions contemplated by the Loan Documents or any other agreement, arrangement or other document entered into, made or executed in anticipation of, under or in connection with any Loan Document; and

(d) the adequacy, accuracy and/or completeness of any information provided by the European Collateral Agent, any other party or any other person under or in connection with any Loan Document, the transactions contemplated by the Loan Documents or any other agreement, arrangement or other document entered into, made or executed in anticipation of, under or in connection with any Loan Document.

2.13 Security Documents

(a) The European Collateral Agent shall accept without investigation, requisition or objection whatever title any person may have to the assets which are subject to the Collateral Documents and shall not:

(i) be bound or concerned to examine or enquire into the title of any person; or

(ii) be liable for any defect or failure in the title of any person, whether that defect or failure was known to the European Collateral Agent or might have been discovered upon examination or enquiry and whether it is capable of remedy or not.

(b) Upon the appointment of any successor European Collateral Agent under Section 8.01 (The Applicable Administration Agents), the resigning European Collateral Agent shall execute and deliver any documents and do any other acts and things which may be necessary to vest in the successor European Collateral Agent all the rights vested in the resigning European Collateral Agent under the Collateral Documents.

(c) Each of the other Lender Parties authorizes the European Collateral Agent to hold each mortgage, charge or Lien created pursuant to any Collateral Document entered into with it in its sole name as security trustee for the relevant Lender Parties.

2.14 Distribution of proceeds of enforcement

(a) To the extent that the Collateral Documents provide for the net proceeds of any enforcement to be applied against the Secured Obligations or International Secured Obligations (as appropriate), the European Collateral Agent shall pay them to the Applicable Administrative Agent and such Applicable Administrative Agent shall apply them in payment of any amounts due but unpaid under the Loan Documents, if applicable in the order set out in Section [2.18(b)] of the Credit Agreement. This shall override any appropriation made by any Loan Party.

(b) The European Collateral Agent may, at its discretion, accumulate proceeds of enforcement in an interest bearing account in its own name.

2.15 No obligation to remain in possession

If the European Collateral Agent, any Receiver or any delegate takes possession of all or any of the Collateral, it may from time to time in its absolute discretion relinquish such possession.

2.16 European Collateral Agent’s obligation to account

The European Collateral Agent shall not in any circumstances (either by reason of taking possession of the Collateral or for any other reason and whether as mortgagee in possession or on any other basis):

(a) be liable to account to any Loan Party or any other person for anything except the European Collateral Agent’s own actual receipts which have not been distributed or paid to that Loan Party or the persons entitled or at the time of payment believed by the European Collateral Agent to be entitled to them; or

(b) be liable to any Loan Party or any other person for any principal, interest or Losses from or connected with any realization by the European Collateral Agent of the Collateral or from any act, default, omission or misconduct of the European Collateral Agent, its officers, employees or agents in relation to the Collateral or from any exercise or non-exercise by the European Collateral Agent of any right exercisable by it under the Collateral Agreements to which it is a party unless they shall be caused by the European Collateral Agent’s own gross negligence or willful misconduct.

2.17 Receiver’s and delegate’s obligation to account

All the provisions of Clause 2.16 shall apply in respect of the liability of any Receiver or Administrator or delegate in all respects as though every reference in Clause 2.16 to the European Collateral Agent were instead a reference to the Receiver or, as the case may be, Administrator or delegate.

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, protective advances and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

            [and is an Affiliate/Approved Fund of [identify Lender]1]2

[1]	Select as applicable.

[2]	The following must be completed by any Assignee that is a U.K. Revolving Lender:

1.	The Assignee confirms, for the benefit of the Administrative Agent and the U.K. Borrowers, that it is:

(a)     [a U.K. Qualifying Lender falling within paragraph (a)(i) or paragraph (b) of the definition of Qualifying Lender);]

(b)     [a U.K. Treaty Lender;]

(c)     [not a U.K. Qualifying Lender].

2.	[The Assignee confirms that the person beneficially entitled to interest payable to that Assignee in respect of an advance under the Agreement is either:

(a)     a company resident in the United Kingdom for United Kingdom tax purposes;

(b)     a partnership each member of which is:

(i) a company so resident in the United Kingdom; or

Footnote continued on next page.

Exhibit A

3.	Borrowers:	Tube City IMS Corporation and certain Subsidiaries of Tube City IMS Corporation.

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the Administrative Agent.

5.	Credit Agreement:	The $350,000,000 Credit Agreement dated as of December 15, 2011 among Metal Services Holdco LLC, Tube City IMS Corporation, certain subsidiaries of Tube City IMS Corporation, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent, and J.P. Morgan Europe Limited, as European Administrative Agent and European Collateral Agent and the other agents parties thereto.

Footnote continued from previous page.

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the U.K. CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the U.K. CTA; or

(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the U.K. CTA) of that company.]

3.	[The Assignee confirms (for the benefit of the Administrative Agent and the U.K. Borrowers) that it is a U.K. Treaty Lender that holds a passport under the HMRC Double Taxation Treaty Passport scheme (reference number [ ]) and is tax resident in [ ], and that interest payable to it by U.K. Borrowers is subject to full exemption from UK withholding tax and notifies the Borrowers that:

(a)	each U.K. Borrower which is a party to the Agreement as a U.K. Borrower as of the effective date of the Assignment must, to the extent that the Assignee becomes a UK Revolving Lender under the U.K. Facility which is made available to that U.K. Borrower, make an application to U.K. Revenue & Customs under form DTTP2 within 30 days of the effective date of the Assignment; and

(b)	each U.K. Borrower which becomes a U.K. Borrower after the effective date of the Assignment must, to the extent that the assignee is a U.K. Revolving Lender under the U.K. Facility which is made available to that U.K. Borrower, make an application to HM Revenue & Customs under form DTTP2 within 30 days of becoming a U.K. Borrower.]

Exhibit A

6.	Assigned Interest:

Facility	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Facility Assigned	Percentage Assigned of Total Commitment of All Lenders under each Facility[3]

[Canadian Commitment]	$	$	%

[French Commitment]	$	$	%

[U.K. Commitment]	$	$	%

[U.S. Commitment]	$	$	%

7.	Effective Date: , 20 [4]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[4]	To be inserted by Administrative Agent and which shall be the Effective Date of recordation of transfer in the register therefor.

Exhibit A

ASSIGNEE [NAME OF ASSIGNEE]

By:
Title:

Exhibit A

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

By
Title:

Consented to: [NAME OF ISSUING BANK], as Issuing Bank

By
Title:

Consented to: [NAME OF SWINGLINE LENDER], as Swingline Lender

By
Title:

Consented to: [5] TUBE CITY IMS CORPORATION, in its capacity as Borrower Representative

By
Title:

[5]

To be added for all assignments other than an assignment to a Lender, a successor-in-interest to a Lender pursuant to a consolidation, sale or merger or, if any Default or Event of Default has occurred and is continuing.

Exhibit A

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION6

1. Representations and Warranties.

1.1Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Borrower, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by (A) the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, and (B) the terms of the Loss Sharing Agreement, and shall execute a supplement thereto, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to paragraph (a), (b), or (c) of Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Lender that is not a U.S. Person, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.Payments.From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

[6]	Capitalized terms used herein, but not defined herein shall the meanings set forth in the Credit Agreement referred to in the Assignment and Assumption.

EXHIBIT B

FORM OF DISCOUNT NOTE

Cdn $                                                                                                               Date:

FOR VALUE RECEIVED, the undersigned unconditionally promises to pay on             , 20            , to or to the order of JPMorgan Chase Bank, N.A. (the “Holder”), the sum of Cdn$ with no interest thereon.

The undersigned hereby waives presentment, protest and notice of every kind and waives any defenses based upon indulgences which may be granted by the Holder to any party liable hereon and any days of grace.

This promissory note evidences a BA Equivalent Loan, as defined in the Credit Agreement, dated as of December 15, 2011, among Tube City IMS Corporation, a Delaware corporation (the “Company”), the subsidiaries of the Company from time to time party thereto as Borrowers, the Lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent for the U.S. Facility (in such capacity, the “U.S. Administrative Agent”), JPMorgan Chase Bank, N.A., Toronto Branch, as administrative agent for the Canadian Facility (the “Canadian Administrative Agent”), J.P. Morgan Europe Limited, as administrative agent for the U.K. Facility and for the French Facility (the “European Administrative Agent” and, together with the U.S. Administrative Agent and the Canadian Administrative Agent, the “Administrative Agents”) and the other agents party thereto (the “Credit Agreement”) and constitutes indebtedness to the Holder arising under the BA Equivalent Loan. Payment of this note shall be made at the offices of the Administrative Agent at 270 Park Avenue, 44th Floor, New York, NY, 10017. Capitalized terms used and not defined herein have the meanings given to them in the Credit Agreement.

[NAME OF CANADIAN BORROWER]

By:
Name: Title:

Exhibit B

EXHIBIT C

BORROWING BASE REPORT

Obligor Number:	Rpt #
Loan Number:	Date: October 31, 2011
Period Covered: October 1, 2011
October 31, 2011

Tube City IMS Corporation

($ in Thousands)

Tranche A Borrowing Base -Per TLB Agreement 31-Oct-11
	US		Canada		U.K.		France		Combined		US		Canada		Combined

A/R beginning balance	$		$		$				$		$		$		$
Sales (+)
Credit Memos (-)
Contra Adjustments ( -)
Adjustements
Net Collections
Non A/R Cash
Other

A/R Balance Per Aging
Less Unapplied Cash (-)

Adjusted A/R per Aging
Less ineligibles

Eligible A/R			$		$		$				$		$
Advance rate %		%		%		%		%		%		%		%		%

A/R Availability
Effective % of Total Gross Billed A/R		%		%						%						%

Gross Unbilled A/R
Adjustments for SAB 104/inelligibles

Adjusted Unbilled A/R
Effective % of Total Gross		%		%		%		%		%		%				%
Unbilled A/R Availability

Total A/R Availability	$		$		$		$				$		$

Inventory
Method I—80% advance rate
Total Inventory per Perpetual
Total Inventory Ineligibles
Eligible Inventory
Advance Rate		%		%		%		%		%		%				%

Available Inventory											$				$

Method II—90% NOLV
Eligible Inventory											$				$
NOLV percentage		%										%				%
NOLV per appraisal											$				$
Inventory Advance Rate—% NOLV		%		%		%				%		%				%

Inventory Availability Based on NOLV											$				$

Inventory Availability (lesser of Method I or Method II)

Elimination of UK and French Availability

Total Availability											$		$		$

Total Availability- Per Line CAP*

Less availability reserves:
Rent Reserve
Derivative Mark to Market Reserve
Canadian payroll reserve

Total availability reserves

Total Borrowing Base Availability
Revolving Commitment	$		$		$		$		$
Lesser of Borrowing Base Availability & Commitment
US Facility Revolver Outstandings
US Facility LC/Bankers' Acceptance Outstanding (as of 12/13/11)

US Revolving Exposure

Facility Revolver Outstandings (CA, UK, France)
Facility L/C Outstandings (CA, UK, France)

Total Foreign Revolving Exposure

Total Revolving Exposure

Availability (Shortfall)- US Available for Sharing

International Borrowing Base Utilization **
Total US Availability
Global Availability

*(a) prior to the Discharge of Existing Term Loan Obligations, the lesser of (A) the greater of (1) $190,000,000, and (2) the Tranche A Borrowing Base, (B) the total Revolving Commitments of all Lenders and (C) the Aggregate Borrowing Base; and

(b) after the Discharge of Existing Term Loan Obligations, an amount equal to the lesser of (1) the total Revolving Commitments of all Lenders or (2) the Aggregate Borrowing Base.

** International Borrowing Base Utilization” means, at any time, the sum of (i) if positive, the amount by which the total Canadian Revolving Exposure in respect of Loans and Letters of Credit for the account of the Canadian Borrowers of all Canadian Revolving Lenders exceeds the total Canadian Borrowing Base at such time plus (ii) if positive, the amount by which the total French Revolving Exposure of all French Revolving Lenders in respect of Loans and Letters of Credit for the account of the French Borrowers exceeds the total French Borrowing Base at such time plus (iii) if positive, the amount by which the total U.K. Revolving Exposure of all U.K. Revolving Lend-ers in respect of Loans and Letters of Credit for the account of the U.K. Borrowers exceeds the total U.K. Borrowing Base at such time.

Pursuant to, and in accordance with, the terms and provisions of that certain Credit Agreement (“Agreement”), between JPMorgan Chase Bank, N.A. (“Chase”), as administrative agent for the Lenders, the Loan

Parties and Tube City IMS Corporation. (“Borrower”), Borrower is executing and delivering to Chase this Collateral Report accompanied by supporting data (collectively referred to as the “Report”).

Borrower warrants and represents to Chase that this Report is true and correct, and is based on information contained in Borrower's own financial accounting records. Borrower, by the execution of this

Report, hereby ratifies, confirms and affirms all of the terms, conditions and provisions of the Agreement, and further certifies on this 13th day of December, 2011, that the Borrower is in compliance with said Agreement.

BORROWER NAME:	AUTHORIZED SIGNATURE:
Tube City IMS Corporation

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

[Date]

To: The Lenders party to the Credit Agreement described below

This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of December 15, 2011 (as amended, modified, renewed or extended from time to time, the “Credit Agreement”) among Tube City IMS Corporation (the “Company”) and the certain subsidiaries of the Company party thereto (collectively, the “Borrowers” and, the Company individually, the “Borrower Representative”), Metal Services Holdco, LLC, as a U.S. Loan Guarantor, the Lender Parties party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent, and J.P. Morgan Europe Limited, as European Administrative Agent and European Collateral Agent and the other agents party thereto. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES, ON BEHALF OF THE BORROWERS AND NOT IN HIS INDIVIDUAL CAPACITY, THAT:

1. I am the duly elected                 1 of the Borrower Representative;

2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Company and its Restricted Subsidiaries during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, except as set forth below, and I have no knowledge of (i) the existence of any condition or event which constitutes a Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate or (ii) [any material change in GAAP or in the application thereof that has occurred since the date of the audited financial statements referred to in Section 3.04 of the Credit Agreement] 2; and

4. [Schedule I attached hereto sets forth financial data and computations of the Fixed Charge Coverage Ratio [demonstrating compliance with the requirements of Section 6.12 of the Credit Agreement] 3, all of which data and computations are true, complete and correct as of the date of this certificate] 4.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the (i) nature of the condition or event, the period during which it has existed and the action which the Borrowers have taken, are taking, or

[1]	To be executed by a Financial Officer of the Borrower Representative. A “Financial Officer” means the chief financial officer, principal accounting officer or treasurer of the Borrower Representative.
[2]	If any such change has occurred, must specify the effect of such change on the financial statements accompanying such certificate in Schedule III.
[3]	To be added only if this certificate is being delivered during any Trigger Period.
[4]	To be added only if this certificate is being delivered with the annual or quarterly financial statements (pursuant to Sections 5.01(a) and 5.01(b) of the Credit Agreement).

Exhibit D

propose to take with respect to each such condition or event or (ii) the material change in GAAP or the application thereof and the effect of such change on the attached financial statements:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered as of the date first written above.

TUBE CITY IMS CORPORATION, as Borrower Representative

By5:
Name:
Title:

[5]	To be executed by the chief financial officer, principal accounting officer, treasurer or controller of the Borrower Representative.

SCHEDULE I

Compliance as of                     ,                     with Provisions of                    and                     of the Credit Agreement

Exhibit D

Exhibit E-1

FORM OF GUARANTOR JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of                 ,                 , 20    , is entered into between                                         , a                                     (the “New Subsidiary”) and JPMORGAN CHASE BANK, N.A. (the “Administrative Agent”) under that certain Credit Agreement, dated as of December 15, 2011 (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”) among TUBE CITY IMS CORPORATION, each other U.S. Borrower from time to time party thereto, each Loan Guarantor from time to time party thereto, each Canadian Borrower from time to time party thereto, each French Borrower from time to time party thereto, each U.K. Borrower from time to time party thereto (collectively, the “Borrowers”), the other Loan Parties party thereto, the Lender Parties party thereto, the Administrative Agent, JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Canadian Administrative Agent, and J.P. MORGAN EUROPE LIMITED, as European Administrative Agent and the other agents parties thereto. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.

The New Subsidiary and the Administrative Agent, hereby agree as follows:

1. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a Loan Party under the Credit Agreement and a “Loan Guarantor” for all purposes of the Credit Agreement and shall have all of the obligations of a Loan Party and a Loan Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, including without limitation (a) all of the representations and warranties of the Loan Parties set forth in Article III of the Credit Agreement, (b) all of the covenants set forth in Articles V and VI of the Credit Agreement and (c) all of the guaranty obligations set forth in Article X of the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary, subject to the limitations set forth in Section 10.12 of the Credit Agreement, hereby guarantees, jointly and severally with the other Loan Guarantors, to the Lender and the Lender, as provided in Article X of the Credit Agreement, the prompt payment and performance of the Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof and agrees that if any of the Guaranteed Obligations are not paid or performed in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the New Subsidiary will, jointly and severally together with the other Loan Guarantors, promptly pay and perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal. The New Subsidiary has delivered to the Lender an executed Loan Guaranty.

2. If required, the New Subsidiary is, simultaneously with the execution of this Agreement, executing and delivering such Collateral Documents (and such other documents and instruments) as reasonably requested by the Administrative Agent in accordance with the Credit Agreement.

3. The address of the New Subsidiary for purposes of Section 9.01 of the Credit Agreement is as follows:

4. The New Subsidiary hereby waives acceptance by the Administrative Agent of the guaranty by the New Subsidiary upon the execution of this Agreement by the New Subsidiary.

5. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

1

6. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

By:
Name:
Title:

2

Exhibit E-2

FORM OF BORROWER JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of                 ,                 , 20    , is entered into between                                     , a                                     (the “New Subsidiary”) and JPMORGAN CHASE BANK, N.A. (the “Administrative Agent”) under that certain Credit Agreement, dated as of December 15, 2011 (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”) among TUBE CITY IMS CORPORATION, each other U.S. Borrower from time to time party thereto, each Loan Guarantor from time to time party thereto, each Canadian Borrower from time to time party thereto, each French Borrower from time to time party thereto, each U.K. Borrower from time to time party thereto (collectively, the “Borrowers”), the other Loan Parties party thereto, the Lender Parties party thereto, the Administrative Agent, JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Canadian Administrative Agent, and J.P. MORGAN EUROPE LIMITED, as European Administrative Agent and the other agents parties thereto. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.

The New Subsidiary and the Administrative Agent, hereby agree as follows:

1. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a Loan Party under the Credit Agreement and a “Loan Guarantor” for all purposes of the Credit Agreement and shall have all of the obligations of a Loan Party and a Loan Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, including without limitation (a) all of the representations and warranties of the Loan Parties set forth in Article III of the Credit Agreement, (b) all of the covenants set forth in Articles V and VI of the Credit Agreement and (c) all of the guaranty obligations set forth in Article X of the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary, subject to the limitations set forth in Section 10.12 of the Credit Agreement, hereby guarantees, jointly and severally with the other Loan Guarantors, to the Lender and the Lender, as provided in Article X of the Credit Agreement, the prompt payment and performance of the Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof and agrees that if any of the Guaranteed Obligations are not paid or performed in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the New Subsidiary will, jointly and severally together with the other Loan Guarantors, promptly pay and perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal. The New Subsidiary has delivered to the Lender an executed Loan Guaranty.

2. If required, the New Subsidiary is, simultaneously with the execution of this Agreement, executing and delivering such Collateral Documents (and such other documents and instruments) as reasonably requested by the Administrative Agent in accordance with the Credit Agreement.

3. The address of the New Subsidiary for purposes of Section 9.01 of the Credit Agreement is as follows:

4. The New Subsidiary hereby waives acceptance by the Administrative Agent of the guaranty by the New Subsidiary upon the execution of this Agreement by the New Subsidiary.

5. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

1

6. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

By:
Name:
Title:

2

EXHIBIT F-1

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Treated As Partnerships For U.S. Federal Income Tax

Purposes)

Reference is made to that certain Credit Agreement, dated as of December 15, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Tube City IMS Corporation, a Delaware corporation (the “Borrower Representative” as defined in the Credit Agreement), each Lender from time to time party thereto (collectively, the “Lenders”), JPMorgan Chase Bank, N.A., as administrative agent for the U.S. Facility (in such capacity, the “U.S. Administrative Agent”), JPMorgan Chase Bank, N.A., Toronto Branch, as administrative agent for the Canadian Facility (the “Canadian Administrative Agent”), J.P. Morgan Europe Limited, as administrative agent for the U.K. Facility and for the French Facility (the “European Administrative Agent” and, together with the U.S. Administrative Agent and the Canadian Administrative Agent, the “Administrative Agents”) and the other agents party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.                                         (the “Foreign Lender”) is providing this certificate pursuant to Section 2.17(e) of the Credit Agreement.

The Foreign Lender hereby represents and warrants that:

1. It is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate;

2. It is not a “bank” for purposes of Section 881(c)(3)(A) of the Code;

3. It is not a 10-percent shareholder of the Borrower Representative within the meaning of Section 871(h)(3)(B) of the Code;

4. It is not a controlled foreign corporation within the meaning of Section 881(c)(3)(C) of the Code related to the Borrower Representative within the meaning of Section 864(d) of the Code; and

5. The interest payments on the Loan(s) are not effectively connected with the Foreign Lender’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower Representative with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower Representative and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower Representative and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made by the Borrower Representative or the Administrative Agent to the undersigned, or in either of the two calendar years preceding such payment.

[Signature Page Follows]

1

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the                 day of                                 , 20    .

[NAME OF FOREIGN LENDER]

By:
Name:
Title:

2

EXHIBIT F-2

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Treated As Partnerships For U.S. Federal Income Tax

Purposes)

Reference is made to that certain Credit Agreement, dated as of December 15, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Tube City IMS Corporation, a Delaware corporation (the “Borrower Representative” as defined in the Credit Agreement), each Lender from time to time party thereto (collectively, the “Lenders”), JPMorgan Chase Bank, N.A., as administrative agent for the U.S. Facility (in such capacity, the “U.S. Administrative Agent”), JPMorgan Chase Bank, N.A., Toronto Branch, as administrative agent for the Canadian Facility (the “Canadian Administrative Agent”), J.P. Morgan Europe Limited, as administrative agent for the U.K. Facility and for the French Facility (the “European Administrative Agent” and, together with the U.S. Administrative Agent and the Canadian Administrative Agent, the “Administrative Agents”) and such other agents as may be party thereto from time to time. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.                 (the “Foreign Lender”) is providing this certificate pursuant to Section 2.17(e) of the Credit Agreement.

The Foreign Lender hereby represents and warrants that:

1. It is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate;

2. Its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s));

3. Neither the Foreign Lender nor any of its direct or indirect partners/members is a “bank” for purposes of Section 881(c)(3)(A) of the Code;

4. None of its direct or indirect partners/members is a 10-percent shareholder of the Borrower Representative within the meaning of Section 871(h)(3)(B) of the Code;

5. None of its direct or indirect partners/members is a controlled foreign corporation within the meaning of Section 881(c)(3)(C) of the Code related to the Borrower Representative within the meaning of Section 864(d) of the Code; and

6. The interest payments on the Loan(s) are not effectively connected with the Foreign Lender’s or any of its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower Representative with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower Representative and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower

Representative and the Administrative Agent in writing with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payment.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the                 day of                 , 20    .

[NAME OF FOREIGN LENDER]

By:
Name:
Title:

EXHIBIT F-3

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Treated As Partnerships For U.S. Federal Income

Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of as of December 15, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Tube City IMS Corporation, a Delaware corporation (the “Borrower Representative” as defined in the Credit Agreement), each Lender from time to time party thereto (collectively, the “Lenders”), JPMorgan Chase Bank, N.A., as administrative agent for the U.S. Facility (in such capacity, the “U.S. Administrative Agent”), JPMorgan Chase Bank, N.A., Toronto Branch, as administrative agent for the Canadian Facility (the “Canadian Administrative Agent”), J.P. Morgan Europe Limited, as administrative agent for the U.K. Facility and for the French Facility (the “European Administrative Agent” and, together with the U.S. Administrative Agent and the Canadian Administrative Agent, the “Administrative Agents”) and such other agents as may be party thereto from time to time. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.                 (the “Foreign Participant”) is providing this certificate pursuant to Section 2.17(e) and Section 9.04(c) of the Credit Agreement.

The Foreign Participant hereby represents and warrants that:

1. It is the sole record and beneficial owner of the participation in respect of which it is providing this certificate;

2. It is not a “bank” for purposes of Section 881(c)(3)(A) of the Code;

3. It is not a 10-percent shareholder of the Borrower Representative within the meaning of Section 871(h)(3)(B) of the Code;

4. It is not a controlled foreign corporation within the meaning of Section 881(c)(3)(C) of the Code related to the Borrower Representative within the meaning of Section 864(d) of the Code; and

5. The interest payments with respect to such participation are not effectively connected with the Foreign Participant’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payment.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the                 day of                 , 20    .

[NAME OF FOREIGN PARTICIPANT]

By:
Name:
Title:

EXHIBIT F-4

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Treated As Partnerships For U.S. Federal Income Tax

Purposes)

Reference is made to that certain Credit Agreement, dated as of December 15, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Tube City IMS Corporation, a Delaware corporation (the “Borrower Representative” as defined in the Credit Agreement), each Lender from time to time party thereto (collectively, the “Lenders”, JPMorgan Chase Bank, N.A., as administrative agent for the U.S. Facility (in such capacity, the “U.S. Administrative Agent”), JPMorgan Chase Bank, N.A., Toronto Branch, as administrative agent for the Canadian Facility (the “Canadian Administrative Agent”), J.P. Morgan Europe Limited, as administrative agent for the U.K. Facility and for the French Facility (the “European Administrative Agent” and, together with the U.S. Administrative Agent and the Canadian Administrative Agent, the “Administrative Agents”) and such other agents as may be party thereto from time to time. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.                     (the “Foreign Participant”) is providing this certificate pursuant to Section 2.17(e) and Section 9.04(c) of the Credit Agreement.

The Foreign Participant hereby represents and warrants that:

6. It is the sole record owner of the participation in respect of which it is providing this certificate;

7. Its direct or indirect partners/members are the sole beneficial owners of such participation;

8. Neither the Foreign Participant nor any of its direct or indirect partners/members is a “bank” for purposes of Section 881(c)(3)(A) of the Code ;

9. None of its direct or indirect partners/members is a 10-percent shareholder of the Borrower Representative within the meaning of Section 871(h)(3)(B) of the Code.

10. None of its direct or indirect partners/members is a controlled foreign corporation within the meaning of Section 881(c)(3)(C) of the Code related to the Borrower Representative within the meaning of Section 864(d) of the Code; and

11. The interest payments with respect to such participation are not effectively connected with the Foreign Participant’s or any of its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payment.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the                     day of                     , 20    .

[NAME OF FOREIGN PARTICIPANT]

By:
Name:
Title:

Exhibit G

Form of Borrowing Request

[COMPANY NAME/HEADER]

(a) Borrowing Request	Date: [ ] [ ], [ ]

[JPMorgan Chase Bank, N.A., Toronto Branch

[200 Bay Street

Royal Bank Plaza, Floor 18

Toronto M57 2J2 Canada]

Attention:

Facsimile: [                ]]1

[J.P. Morgan Europe Limited

Loans Agency 9th floor

125 London Wall

London EC2Y 5AJ

United Kingdom]

Attention: Loans Agency

Facsimile: +44 20 7777 2360]2

[With a copy to:]3

JPMorgan Chase Bank, N.A.

270 Park Avenue, 44th Floor

NY1-K855

New York, NY 10017]

Attention: [Tube City] Account Officer

Facsimile No: [                ]

Re: Credit Agreement referred to below

Ladies and Gentlemen:

[1]	Add for Canadian Revolving Loans.
[2]	Add for French Revolving Loans or U.K. Revolving Loans.
[3]	Add for Canadian, French or U.K. Revolving Loans.

This Borrowing Request is furnished pursuant to Section 2.03 of that certain Credit Agreement dated as of 15, 2011 (as amended, renewed, restated, supplemented, extended or otherwise modified from time to time, the “Agreement”), among Tube City IMS Corporation, a Delaware corporation (the “Borrower Representative”), Metal Services Holdco LLC, a Delaware limited liabiltiy company, as U.S. Loan Guarantor, the other Loan Parties thereto and JPMorgan Chase Bank, N.A. as Administrative Agent, JPMorgan Chase Bank, N.A., Toronto Branch as Canadian Administrative Agent, J.P. Morgan Europe Limited, as European Administrative Agent and European Collateral Agent and the other agents party thereto. Unless otherwise defined herein, capitalized terms used in this Borrowing Request have the meanings ascribed thereto in the Agreement.

The Borrower Representative hereby represents that, as of this date, the conditions precedent set forth in Section 4.02 are satisfied.

The Borrower Representative hereby notifies the [Administrative Agent]4 [Canadian Administrative Agent]5 [European Administrative Agent]6 of its request for the following Borrowing:

(1)	The Borrowing shall be to the credit of the following Borrower:

(2)	Aggregate Amount of the Borrowing: [$] [Cdn.$] [€] [£] ; to be wired in the following amounts to the following accounts:

[$] [Cdn.$] [€] [£]             to account no.            ;

[$] [Cdn.$] [€] [£]             to account no.            ;

[$] [Cdn.$] [€] [£]             to account no.            ; and

[$] [Cdn.$] [€] [£]             to account no.

(3)	Borrowing Date of the Borrowing (must be a Business Day):

(4)	Currency of the Borrowing:

☐ US Dollars ($) ☐ Euros (€)

☐ Canadian Dollars (Cdn.$) ☐ Sterling (£)

(5)	Facility under which the Borrowing will be made:

(6)	The Borrowing shall be a7:

☐ ABR Borrowing ☐ Canadian Prime Rate Borrowing

☐ BA Drawing       ☐ Eurodollar Borrowing

(7)	If a Eurodollar Borrowing, the applicable Interest Period:

☐ One Month ☐ Six Months

[4]	Add for U.S. Revolving Loans.
[5]	Add for Canadian Revolving Loans.
[6]	Add for French Revolving Loans or U.K. Revolving Loans.
[7]	U.K. Revolving Loans and French Revolving Loans shall not be comprise ABR Loans

☐ Two Months   [☐ Nine Months]

☐ Three Months [☐ Twelve Months] 8

(8)	If a BA Drawing, the applicable Contract Period:

☐ 30 days ☐ 90 days

☐ 60 days

(A)

[8]	With the consent of each Lender

(2) TUBE CITY IMS CORPORATION, as Borrower Representative
(3)
SECTION 1.02. By:
Name:
Title:

Do not write below. For bank purposes only

__Customer’s signature(s) verified (i) (ii) Holds __CFC Used __Hold Placed/Pre-Approved __Same-day Credit/Pre-Approved	__Call-back performed

By:________________________________________

Phone Number:______________________________

Spoke to:___________________________________

Date:_______________________________________

Time:______________________________________

RECEIVED BY (Print Name/Phone (Request Only))	INITIALS	PROCESSED BY (Print name)	INITIALS

AUTHORIZED APPROVAL (Print Name)		AUTHORIZED SIGNATURE

AUTHORIZED APPROVAL (Print Name)		AUTHORIZED SIGNATURE

Exhibit H

Form of

SOLVENCY CERTIFICATE

I, the undersigned, [chief financial officer] of TUBE CITY IMS CORPORATION., a Delaware corporation (the “Company”), DO HEREBY CERTIFY on behalf of the Company and its Restricted Subsidiaries that:

1. This Certificate is furnished pursuant to Section 4.01(g) of the Credit Agreement dated as of December 15, 2011 (the “Credit Agreement”) among TUBE CITY IMS CORPORATION, a Delaware corporation (the “Borrower Representative”), METAL SERVICES HOLDCO LLC, a Delaware limited liability company, as U.S. Loan Guarantor, the Borrowers party thereto, the Lenders party thereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent, JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, N.A., as Canadian Administrative Agent, J.P. MORGAN EUROPE LIMITED, as European Administrative Agent and the other agents party thereto. Unless otherwise defined herein, capitalized terms used in this Certificate have the meanings ascribed thereto in the Credit Agreement.

2. Immediately after the consummation of the Transactions to occur on the [Effective Date] [Joining Borrower Effective Date] (after giving effect to Sections 10.08 and 10.09 of the Credit Agreement), (i) the fair value of the assets of the Loan Parties (on a consolidated basis), at a fair valuation, will exceed their debts and liabilities, direct, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the Loan Parties (on a consolidated basis) will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Loan Parties (on a consolidated basis) will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Loan Parties (on a consolidated basis) will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted after the Effective Date.

3. Immediately after the consummation of the Transactions to occur on the [Effective Date][Joining Borrower Effective Date], with respect to each U.K. Borrower and French Borrower on the Effective Date and immediately after the consummation of the transactions to occur on the Joining Borrower Effective Date, if the additional Joining Borrower is a U.K. Borrower or French Borrower, such U.K. Borrower or French Borrower will not (A) (1) be unable to or have admitted its inability to pay its debts as they fall due, (2) be deemed to or declared to be unable to pay its debts under applicable law, (3) have suspended or threatened to suspend making payments on any of its debts or (4) by reason of actual or anticipated financial difficulties, have commenced negotiations with one or more of its creditors generally or any class of them (other than the Loan Parties) with a view to rescheduling any of its Indebtedness; or (B) have had declared a moratorium in respect of any Indebtedness

[Signature Page Follows]

IN WITNESS WHEREOF, I have hereunto set my hand this [     ]th day of [             ], 2011.

TUBE CITY IMS CORPORATION, as Borrower Representative

By:
Name:
Title:	[Chief Financial Officer]

EXHIBIT I

SUBORDINATION TERMS1

SECTION 1.03. Agreement to Subordinate. The Company agrees, and each [Name of Lender] (the “Subordinated Lender”) under this [Name of Document] agrees, that all obligations in respect of principal, interest, fees and other amount owing in respect of the Indebtedness evidenced by [Name of Obligations] (collectively, the “Subordinated Obligations”) are subordinated in right of payment, to the extent and in the manner provided in this [Agreement/Note/Instrument], to the prior payment in full in cash of all Obligations under the Credit Agreement whether or not allowed in any proceeding of the type described in Section 2 below (the “Senior Indebtedness”) and that the subordination is for the benefit of and enforceable by the holders of such Senior Indebtedness (the “Senior Lenders”).

SECTION 1.04. Liquidation, Dissolution, Bankruptcy. Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property:

(i) the Senior Lenders shall be entitled to receive payment in full in cash of the Senior Indebtedness before the Senior Lenders are entitled to receive any payment or distribution of any kind or character with respect to any obligations on, or relating to, the Subordinated Obligations; and

(ii) until the Senior Indebtedness is paid in full in cash, any payment or distribution to which the Subordinated Lender would be entitled with respect to the Subordinated Obligations but for these subordination provisions shall be made to the Senior Lenders as their interests may appear.

If a distribution is made to the Subordinated Lender that, due to the subordination provisions, should not have been made to them, the Subordinated Lender shall required to hold it in trust for the Senior Lenders and pay it over to them as their interest may appear.

SECTION 1.05. Default on Senior Indebtedness of the Company. The Company shall not make any payment in respect of the Subordinated Obligations if either of the following (a “Payment Default”) occurs: (a) any Senior Indebtedness of the Company is not paid in full in cash when due; [or] (b) any other default on Senior Indebtedness of the Company occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Senior Indebtedness has been paid in full in cash[ or (c) any other default with respect to any Senior Indebtedness pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration or the expiration of any applicable grace periods)]2; provided, however, that the Company shall be entitled to pay the Subordinated Obligations without regard to the foregoing if the Company receives written notice approving such payment from all Senior Lenders with respect to which the Payment Default has occurred and is continuing.

[1]	Provisions may be contained in the instrument evidencing the Subordinated Obligations.
[2]	Only required to be included with respect to Subordinated Obligations owed to any Restricted Subsidiary pursuant to Sections 6.01(c) or (p) of the Credit Agreement.

[During the continuance of any default (other than a Payment Default) (a “Non-Payment Default”) with respect to any Senior Indebtedness pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration or the expiration of any applicable grace periods), the Company shall not make any payment in respect of the Subordinated Obligations for a period (a “Payment Blockage Period”) commencing upon the receipt by the Company of written notice (a “Blockage Notice”) of such Non-PaymentDefault from the Senior Lenders holding a majority in aggregate amount of the Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period shall end earlier if such Payment Blockage Period is terminated (1) by written notice to the Company from the Person or Persons who gave such Blockage Notice; (2) because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or (3) because such Senior Indebtedness has been repaid in full in cash.

Notwithstanding the provisions described above, unless the holders of such Senior Indebtedness or the Senior Lenders shall have accelerated the maturity of such Senior Indebtedness or a Payment Default has occurred and is continuing, the Company shall be permitted to resume paying the Subordinated Obligations after the end of such Payment Blockage Period. The Subordinated Obligations shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period irrespective of the number of Non-Payment Defaults with respect to Senior Indebtedness during such period; provided that if any Payment Blockage Notice is delivered to the Company by or on behalf of the Senior Lenders, a representative of the Senior Lenders shall be entitled to give another Payment Blockage Notice within such period. However, that in no event shall the total number of days during which any Payment Blockage Period or Periods on the notes is in effect exceed 179 days in the aggregate during any consecutive 365-day period, and there must be at least 186 days during any consecutive 365-day period during which no Payment Blockage Period is in effect. Notwithstanding the foregoing, no Non-Payment Default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to any Senior Indebtedness and that was the basis for the initiation of such Payment Blockage Period to the Company shall be, or be made, the basis for a subsequent Payment Blockage Period by the Senior Lenders unless such default has been waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants during the period after the date of delivery of such initial Blockage Notice, that, in either case, would give rise to a Non-Payment Default pursuant to any provisions under which a Non-Payment Default previously existed or was continuing shall constitute a new Non-Payment Default for this purpose). ]3

SECTION 1.06. Acceleration of Payment of Securities. If payment of the Subordinated Obligations is accelerated because of an Event of Default, the Company shall promptly notify the Senior Lenders of the acceleration; provided that any failure to give such notice shall have no effect whatsoever on these subordination provisions. If any Senior Indebtedness is outstanding, neither the Company nor any Guarantor may make any payment in respect of the Subordinated Obligations [until five Business Days after the Senior Lenders receive notice of such acceleration and, thereafter, may pay the Subordinated Obligations only if]4[unless]5 this [Name of Document] otherwise permits payment at that time.

[3]	Bracketed paragraphs may be included only in Indebtedness owing to Persons other than a Restricted Subsidiary.
[4]	Bracketed language may be included only in Indebtedness owing to Persons other than a Restricted Subsidiary.
[5]	Bracketed language to be included in Indebtedness owing to a Restricted Subsidiary pursuant to Sections 6.01(c) or (p) of the Credit Agreement

SECTION 1.07. When Distribution Must Be Paid Over. If a distribution is made to the Subordinated Lender that, because of these subordination provisions should not have been made to them, the Subordinated Lender are required to hold it in trust for the Senior Lenders and pay it over to them as their interests may appear.

SECTION 1.08. Subrogation. After all Senior Indebtedness is paid in full and until the Subordinated Obligations is paid in full, the Subordinated Lender shall be subrogated to the rights of the Senior Lenders to receive distributions applicable to such Senior Indebtedness. A distribution made under these subordination provisions to the Senior Lenders which otherwise would have been made to the Subordinated Lender is not, as between the Company and the Subordinated Lender, a payment by the Company on such Senior Indebtedness.

SECTION 1.09. Relative Rights. These subordination provisions defines the relative rights of the Subordinated Lender and the Senior Lenders. Nothing in this [Name of Document] shall impair, as between the Company and the Subordinated Lender, the obligation of the Company, which is absolute and unconditional, to pay principal of and interest on the Subordinated Obligations in accordance with their terms. The failure to make a payment pursuant to the Subordinated Obligations by reason of these subordination provisions does not prevent the occurrence of a Default, nor do these subordination provisions prevent the Subordinated Lender from exercising their available remedies upon a Default, subject to the rights of the Senior Lenders to receive distributions otherwise payable to the Subordinated Lender.

SECTION 1.10. Subordination May Not Be Impaired by Company. No right of the Senior Lenders to enforce the subordination of the Indebtedness evidenced by the Subordinated Obligations shall be impaired by any act or failure to act by the Company or by its failure to comply with these subordination provisions.

SECTION 1.11. Subordinated Lender Entitled to Rely. For the purpose of ascertaining the outstanding amount of the Senior Indebtedness, the Senior Lenders, and all other information relevant to making any payment or distribution pursuant to Section 1 through 8 hereof, the Subordinated Lender shall be entitled to rely (a) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 2 are pending, (b) upon a certificate of the liquidating trustee or agent or other Person making such payment or distribution to the Subordinated Lender, or information provided by the Senior Lenders or the Administrative Agent or (c) upon the Representatives of Senior Indebtedness of the Company for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the Senior Lenders and holders of other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to these subordination provisions.

SECTION 1.12. Reliance by the Senior Lenders on Subordination Provisions. Each Subordinated Lender acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness of the Company, whether such Senior Indebtedness was created or acquired before or after the incurrence of the Subordinated Obligations, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness and such Senior Lender shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness.